Filed by Kennedy-Wilson Holdings, Inc.
pursuant to Rule 424(b)(3) under the Securities Act of 1933
Commission File No.: 333-164926

QUARTERLY REPORT ON FORM 10-Q
On August 4, 2023, Kennedy-Wilson Holdings, Inc. filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the period ended June 30, 2023. See Appendix A to this filing.

The exhibits filed with the Quarterly Report are attached to Appendix A to this filing.

In connection with the offering (the “Offering”) of up to 20,278,690 shares of common stock and 4,993,471 warrants to purchase common stock of Kennedy-Wilson Holdings, Inc. (the “Company”) by certain selling security holders, the Company has filed with the Securities and Exchange Commission (“SEC”) a registration statement (the “Registration Statement”) on Form S-1 (No. 333-164926), as amended, which was declared effective on June 11, 2010. A prospectus, dated June 11, 2010, covering the Offering was filed with the SEC on June 11, 2010 (as supplemented from time to time, the “Prospectus”).

ANY POTENTIAL INVESTORS IN THE SECURITIES OF THE COMPANY ARE URGED TO READ THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE OFFERING.

This Prospectus Supplement and the Prospectus are required to be delivered by the selling security holders of the above-referenced securities or by certain of their transferees, pledges, donees or their successors in connection with the offer and sale of the above-referenced securities.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus and all prior prospectus supplements, and is qualified by reference to the Prospectus and all prior prospectus supplements except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus or any prior prospectus supplement.

You may obtain a copy of the Registration Statement, the Prospectus, this Prospectus Supplement and all prior prospectus supplements, as well as other filings containing information about the Company, without charge, at the SEC's Internet site (http://www.sec.gov). Copies of the Registration Statement, the Prospectus and this Prospectus Supplement can also be obtained, without charge, from the Company's corporate website at www.kennedywilson.com, or by directing a request to the Company, Attention: Investor Relations, 151 S El Camino Drive, Beverly Hills, California 90212.

In addition to the documents described above, the Company files annual, quarterly and current reports, proxy statements and other information with the SEC, which are available at the SEC's website at www.sec.gov or at the Company's website at www.kennedywilson.com.

The information contained in, or that can be accessed through, the Company's website is deemed not to be a part of this filing.

THIS FILING IS FOR INFORMATION PURPOSES ONLY AND SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES, NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH JURISDICTION.

Appendix A
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2023
Or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from              to             .
Commission file number 001-33824

Kennedy-Wilson Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	26-0508760
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
151 S El Camino Drive
Beverly Hills, CA 90212
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(310) 887-6400

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $.0001 par value	KW	NYSE
Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes   ☒    No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.
See definition of “large accelerated filer," "accelerated filer," "smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).   ☐  Yes    ☒  No
The number of shares of common stock outstanding as of August 2, 2023 was 139,390,837.

FORWARD-LOOKING STATEMENTS
Statements made by us in this report and in other reports and statements released by us that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are necessarily estimates reflecting the judgment of our senior management based on our current estimates, expectations, forecasts and projections and include comments that express our current opinions about trends and factors that may impact future operating results. Disclosures that use words such as “believe,” "may," “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect,” “project” or the negative of these, as well as similar expressions, are intended to identify forward-looking statements.
Forward-looking statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of our control, and involve known and unknown risks and uncertainties that could cause our actual results, performance or achievement, or industry results to differ materially from any future results, performance or achievements, expressed or implied by such forward-looking statements. These risks and uncertainties may include the risks and uncertainties described elsewhere in this report and other filings with the Securities and Exchange Commission (the “SEC”), including the Item 1A. “Risk Factors” section of this quarterly report on Form 10-Q and our Annual Report on Form 10-K for the year ended December 31, 2022. Any such forward-looking statements, whether made in this report or elsewhere, should be considered in the context of the various disclosures made by us about our businesses including, without limitation, the risk factors discussed in our filings with the SEC. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, changes in assumptions, or otherwise.
Non-GAAP Measures and Certain Definitions

    In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included within this report, Kennedy Wilson has provided certain information, which includes non-GAAP financial measures (including Adjusted EBITDA, Adjusted Net Income and Net Operating Income, as defined below). Such information is reconciled to its closest GAAP measure in accordance with the rules of the SEC, and such reconciliations are included within this report. These measures may contain cash and non-cash gains and expenses and gains and losses from the sale of real-estate related investments. Consolidated non-GAAP measures discussed throughout this report contain income or losses attributable to non-controlling interests. Management believes that these non-GAAP financial measures are useful to both management and Kennedy Wilson's shareholders in their analysis of the business and operating performance of the Company. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measures. Additionally, non-GAAP financial measures as presented by Kennedy Wilson may not be comparable to similarly titled measures reported by other companies.
    “Adjusted EBITDA” represents net income before interest expense, (gain) loss on early extinguishment of debt, our share of interest expense included in unconsolidated investments, depreciation and amortization, our share of depreciation and amortization included in unconsolidated investments, provision for (benefit from) income taxes, our share of taxes included in unconsolidated investments, share-based compensation expense for the Company and EBITDA attributable to noncontrolling interests. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP measures” for a reconciliation of Adjusted EBITDA to net income as reported under GAAP. Our management uses Adjusted EBITDA to analyze our business because it adjusts net income for items we believe do not accurately reflect the nature of our business going forward or that relate to non-cash compensation expense or noncontrolling interests. Such items may vary for different companies for reasons unrelated to overall operating performance. Additionally, we believe Adjusted EBITDA is useful to investors to assist them in getting a more accurate picture of our results from operations. However, Adjusted EBITDA is not a recognized measurement under GAAP and when analyzing our operating performance, readers should use Adjusted EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not remove all non-cash items (such as non-cash acquisition-related gains or expenses) or consider certain cash requirements such as tax and debt service payments. The amount shown for Adjusted EBITDA also differs from the amount calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.
    “Adjusted Net Income” represents net income (loss) before depreciation and amortization, our share of depreciation and amortization included in unconsolidated investments, share-based compensation, and excluding net income attributable to noncontrolling interests, before depreciation and amortization and preferred dividends.
i

“Cap rate” represents the net operating income of an investment for the year preceding its acquisition or disposition, as applicable, divided by the purchase or sale price, as applicable. Cap rates discussed in this report only include data from income-producing properties. We calculate cap rates based on information that is supplied to us during the acquisition diligence process. This information is not audited or reviewed by independent accountants and may be presented in a manner that is different from similar information included in our financial statements prepared in accordance with GAAP. In addition, cap rates represent historical performance and are not a guarantee of future NOI. Properties for which a cap rate is discussed may not continue to perform at that cap rate.

“Co-Investment Portfolio NOI” refers to the NOI that is generated from the properties that we have an ownership interest in and are held in our Co-Investment Portfolio business segment. Please also see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Certain Non-GAAP Measures and Reconciliations” for a reconciliation of Co-Investment Portfolio NOI to net income as reported under GAAP.
    “Consolidated Portfolio NOI” refers to the NOI that is generated from the properties that we have an ownership interest in and are held in our Consolidated Portfolio business segment. Please also see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Certain Non-GAAP Measures and Reconciliations” for a reconciliation of Consolidated Portfolio NOI to net income as reported under GAAP.
"Equity partners" refers to non-wholly-owned subsidiaries that we consolidate in our financial statements under U.S. GAAP and third-party equity providers.
"Fee Bearing Capital" represents total third-party committed or invested capital that we manage in our joint-ventures and commingled funds that entitle us to earn fees, including without limitation, asset management fees, construction management fees, acquisition and disposition fees and/or promoted interest, if applicable.
"Gross Asset Value” refers to the gross carrying value of assets, before debt, depreciation and amortization, and net of noncontrolling interests.
“KWH,” "KW," “Kennedy Wilson,” the "Company," "we," "our," or "us" refers to Kennedy-Wilson Holdings, Inc. and its wholly-owned subsidiaries. The consolidated financial statements of the Company include the results of the Company's consolidated subsidiaries.
    “KWE” refers to Kennedy Wilson Europe Real Estate Limited.
    "Net operating income" or " NOI” is a non-GAAP measure representing the income produced by a property calculated by deducting certain property expenses from property revenues. Our management uses net operating income to assess and compare the performance of our properties and to estimate their fair value. Net operating income does not include the effects of depreciation or amortization or gains or losses from the sale of properties because the effects of those items do not necessarily represent the actual change in the value of our properties resulting from our value-add initiatives or changing market conditions. Our management believes that net operating income reflects the core revenues and costs of operating our properties and is better suited to evaluate trends in occupancy and lease rates.
    "Noncontrolling interests" represents the portion of equity ownership in a consolidated subsidiary not attributable to Kennedy Wilson.
“Performance allocations” relates to allocations to the general partner, special limited partner or asset manager of Kennedy Wilson's co-investments it manages based on the cumulative performance of the fund and are subject to preferred return thresholds of the limited partners.

“Performance allocation compensation” - the compensation committee of the Company’s board of directors approved and reserved between twenty percent (20%) and thirty-five percent (35%) of any performance allocation earned by certain commingled funds and separate account investments to be allocated to certain non-NEO employees of the Company.

“Principal co-investments” consists of the Company’s share of income or loss earned on investments in which the Company can exercise significant influence but does not have control. Income from unconsolidated investments includes income from ordinary course operations of the underlying investment, gains on sale, fair value gains and losses.

"Pro-Rata" represents Kennedy Wilson's share calculated by using our proportionate economic ownership of each asset in our portfolio. Please also refer to the pro-rata financial data in our supplemental financial information.
"Real Estate Assets under Management" ("AUM") generally refers to the properties and other assets with respect to which we provide (or participate in) oversight, investment management services and other advice, and which generally consist of real estate properties or loans, and investments in joint ventures. Our AUM is principally intended to reflect the extent of our
ii

presence in the real estate market, not the basis for determining our management fees. Our AUM consists of the total estimated fair value of the real estate properties and other real estate related assets either owned by third parties, wholly-owned by us or held by joint ventures and other entities in which our sponsored funds or investment vehicles and client accounts have invested. Committed (but unfunded) capital from investors in our sponsored funds is not included in our AUM. The estimated value of development properties is included at estimated completion cost. The accuracy of estimating fair value for investments cannot be determined with precision and cannot be substantiated by comparison to quoted prices in active markets and may not be realized in a current sale or immediate settlement of the asset or liability (particularly given the ongoing macroeconomic such as, but not limited to, recent adverse developments affecting regional banks and other financial institutions, high inflation and central banks raising interest rates to curtail high inflation continue to fuel recessionary fears). Additionally, there are inherent uncertainties in any fair value measurement technique, and changes in the underlying assumptions used, including capitalization rates, discount rates, liquidity risks, and estimates of future cash flows could significantly affect the fair value measurement amounts. All valuations of real estate involve subjective judgments, and the actual market price of real estate can only be determined by negotiation between independent parties in a sales transaction.

    “Same property” refers to properties in which Kennedy Wilson has an ownership interest during the entire span of both periods being compared.  The same property information presented throughout this report is shown on a cash basis and excludes non-recurring expenses. This analysis excludes properties that are either under development or undergoing lease up as part of our asset management strategy as well as assets that are minority held. For office assets, the analysis also excludes assets that are owned and occupied by Kennedy Wilson.
iii

PART I
FINANCIAL INFORMATION

Item 1.Financial Statements (Unaudited)

Kennedy-Wilson Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in millions, except share and per share amounts)

	June 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$387.0	$439.3
Accounts receivable, net (including $15.4 and $13.9 of related party)	40.0	40.8
Real estate and acquired in place lease values (net of accumulated depreciation and amortization of $927.5 and $882.2)	4,982.0	5,188.1
Unconsolidated investments (including $2,174.7 and $2,093.7 at fair value)	2,320.9	2,238.1
Loan purchases and originations	244.1	149.4
Other assets, net	219.9	216.1
Total assets(1)	$8,193.9	$8,271.8

Liabilities
Accounts payable	$16.2	$16.2
Accrued expenses and other liabilities	642.4	658.2
Mortgage debt	2,887.0	3,018.0
KW unsecured debt	1,931.3	2,062.6
KWE unsecured bonds	516.4	506.4
Total liabilities(1)	5,993.3	6,261.4

Equity
Series A cumulative preferred Stock, $0.0001 par value, 1,000 per share liquidation preference, 1,000,000 shares authorized, 300,000 shares outstanding as of June 30, 2023 and December 31, 2022, Series B cumulative preferred Stock, $0.0001 par value, 1,000 per share liquidation preference, 1,000,000 shares authorized, 300,000 shares outstanding as of June 30, 2023 and December 31, 2022 and Series C cumulative preferred Stock, $0.0001 par value, 1,000 per share liquidation preference, 1,000,000 shares authorized, 200,000 shares outstanding as of June 30, 2023.	790.5	592.5
Common stock, $0.0001 par value per share, 200,000,000 authorized, 139,390,837 and 137,790,768 shares issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Additional paid-in capital	1,710.5	1,679.5
Retained earnings	53.4	122.1
Accumulated other comprehensive loss	(400.0)	(430.1)
Total Kennedy-Wilson Holdings, Inc. shareholders' equity	2,154.4	1,964.0
Noncontrolling interests	46.2	46.4
Total equity	2,200.6	2,010.4
Total liabilities and equity	$8,193.9	$8,271.8

(1) The assets and liabilities as of June 30, 2023 include $157.4 million (including cash held by consolidated investments of $4.7 million and real estate and acquired in place lease values, net of accumulated depreciation and amortization of $123.3 million) and $77.0 million (including investment debt of $53.8 million), respectively, from consolidated variable interest entities ("VIEs"). The assets and liabilities as of December 31, 2022 include $169.8 million (including cash held by consolidated investments of $6.1 million and real estate and acquired in place lease values, net of accumulated depreciation and amortization of $137.8 million) and $82.4 million (including investment debt of $51.2 million), respectively, from VIEs. These assets can only be used to settle obligations of the consolidated VIEs, and the liabilities do not have recourse to the Company.

See accompanying notes to consolidated financial statements.

Kennedy-Wilson Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)
(Dollars in millions, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue
Rental	$106.6	$109.3	$213.2	$213.5
Hotel	15.5	12.7	26.1	19.2
Investment management fees (includes $12.4, $11.0, $23.7, $22.3 of related party fees)	19.1	11.0	30.1	22.3
Loan	4.7	2.7	8.4	5.0
Other	0.6	0.4	0.9	0.8
Total revenue	146.5	136.1	278.7	260.8

Income (loss) from unconsolidated investments
Principal co-investments	6.3	39.4	22.7	117.6
Performance allocations	(7.7)	(8.7)	(18.4)	18.5
Total (loss) income from unconsolidated investments	(1.4)	30.7	4.3	136.1

Gain on sale of real estate, net	89.0	11.9	108.2	13.8

Expenses
Rental	38.7	36.4	75.3	72.1
Hotel	9.7	7.6	17.6	11.9
Compensation and related (including $7.3, $7.3, $14.4, $14.4 of share-based compensation)	37.0	33.8	67.6	69.9
Performance allocation compensation	(1.1)	(2.0)	0.5	9.8
General and administrative	8.7	9.4	17.1	17.3
Depreciation and amortization	40.1	43.3	79.5	86.6
Total expenses	133.1	128.5	257.6	267.6
Interest expense	(66.0)	(53.2)	(128.3)	(103.7)
Loss on early extinguishment of debt	(1.7)	(1.1)	(1.6)	(1.1)
Other income	24.3	3.6	21.3	9.4
Income (loss) before provision for income taxes	57.6	(0.5)	25.0	47.7
Provision for income taxes	(10.3)	(0.4)	(6.4)	(8.6)
Net income (loss)	47.3	(0.9)	18.6	39.1
Net loss (income) attributable to the noncontrolling interests	0.1	(0.3)	(4.1)	(0.2)
Preferred dividends	(8.4)	(7.8)	(16.3)	(13.1)
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$39.0	$(9.0)	$(1.8)	$25.8
Basic earnings (loss) per share
Earnings (loss) per share	$0.28	$(0.07)	$(0.01)	$0.19
Weighted average shares outstanding	139,389,170	136,840,417	138,674,109	136,828,876
Diluted earnings (loss) per share
Earnings (loss) per share	$0.28	$(0.07)	$(0.01)	$0.19
Weighted average shares outstanding	139,545,944	136,840,417	138,674,109	137,115,950
Dividends declared per common share	$0.24	$0.24	$0.48	$0.48

See accompanying notes to consolidated financial statements.

Kennedy-Wilson Holdings, Inc.
Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)
(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Net income (loss)	$47.3	$(0.9)	$18.6	$39.1
Other comprehensive income (loss), net of tax:
Unrealized foreign currency translation gain (loss)	11.7	(60.3)	25.8	(88.3)
Unrealized foreign currency derivative contracts gain	6.4	21.8	5.2	30.1
Unrealized gain on interest rate swaps	—	0.9	—	3.9
Total other comprehensive income (loss) for the period	18.1	(37.6)	31.0	(54.3)

Comprehensive income (loss)	65.4	(38.5)	49.6	(15.2)
Comprehensive loss (income) attributable to noncontrolling interests	—	1.4	(5.0)	2.2
Comprehensive income (loss) attributable to Kennedy-Wilson Holdings, Inc.	$65.4	$(37.1)	$44.6	$(13.0)

See accompanying notes to consolidated financial statements.

Kennedy-Wilson Holdings, Inc.
Consolidated Statements of Equity
(Unaudited)
(Dollars in millions, except share amounts)
Three Months Ended June 30, 2023

	Preferred Stock		Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interests
	Shares	Amount	Shares	Amount					Total
Balance at March 31, 2023	600,000	$592.5	139,344,238	$—	$1,702.5	$47.9	$(418.0)	$46.5	$1,971.4
Preferred stock issuance costs, net of issuance costs	200,000	198.0	—	—	—	—	—	—	198.0
Issuance of common stock	—	—	46,599	—	0.7	—	—	—	0.7
Share-based compensation	—	—	—	—	7.3	—	—	—	7.3
Other comprehensive income:
Unrealized foreign currency translation gain, net of tax	—	—	—	—	—	—	11.6	0.1	11.7
Unrealized foreign currency derivative contract gain, net of tax	—	—	—	—	—	—	6.4	—	6.4
Common stock dividends	—	—	—	—	—	(33.5)	—	—	(33.5)
Preferred stock dividends	—	—	—	—	—	(8.4)	—	—	(8.4)
Net income (loss)	—	—	—	—	—	47.4	—	(0.1)	47.3
Contributions from noncontrolling interests	—	—	—	—	—	—	—	0.8	0.8
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(1.1)	(1.1)
Balance at June 30, 2023	800,000	$790.5	139,390,837	$—	$1,710.5	$53.4	$(400.0)	$46.2	$2,200.6

Kennedy-Wilson Holdings, Inc.
Consolidated Statements of Equity
(Unaudited)
(Dollars in millions, except share amounts)
Three Months Ended June 30, 2022

	Preferred Stock		Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interests
	Shares	Amount	Shares	Amount					Total
Balance at March 31, 2022	600,000	$593.1	137,790,768	$—	$1,658.4	$191.6	$(405.6)	$25.7	$2,063.2
Preferred stock issuance	—	0.1	—	—	—	—	—	—	0.1
At-the-market equity offering program costs	—	—	—	—	(0.4)	—	—	—	(0.4)
Share-based compensation	—	—	—	—	7.3	—	—	—	7.3
Other comprehensive (loss) income:
Unrealized foreign currency translation loss, net of tax	—	—	—	—	—	—	(58.6)	(1.7)	(60.3)
Unrealized foreign currency derivative contract gain, net of tax	—	—	—	—	—	—	21.8	—	21.8
Unrealized gain on interest rate swaps, net of tax	—	—	—	—	—	—	0.9	—	0.9
Common stock dividends	—	—	—	—	—	(33.4)	—	—	(33.4)
Preferred stock dividends	—	—	—	—	—	(7.8)	—	—	(7.8)
Net loss (income)	—	—	—	—	—	(1.2)	—	0.3	(0.9)
Contributions from noncontrolling interests	—	—	—	—	—	—	—	0.8	0.8
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(0.9)	(0.9)
Balance at June 30, 2022	600,000	$593.2	137,790,768	$—	$1,665.3	$149.2	$(441.5)	$24.2	$1,990.4

Kennedy-Wilson Holdings, Inc.
Consolidated Statements of Equity
(Unaudited)
(Dollars in millions, except share amounts)
Six Months Ended June 30, 2023

	Preferred Stock		Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interests
	Shares	Amount	Shares	Amount					Total
Balance at December 31, 2022	600,000	$592.5	137,790,768	$—	$1,679.5	$122.1	$(430.1)	$46.4	$2,010.4
Preferred stock issuance, net issuance costs	200,000	198.0	—	—	—	—	—	—	198.0
Issuance of common stock	—	—	1,690,743	—	30.0	—	—	—	30.0
Restricted stock grants (RSG)	—	—	955,756	—	—	—	—	—	—
Shares retired due to RSG vesting	—	—	(1,046,430)	—	(13.4)	—	—	—	(13.4)
Share-based compensation	—	—	—	—	14.4	—	—	—	14.4
Other comprehensive income:
Unrealized foreign currency translation gain, net of tax	—	—	—	—	—	—	24.9	0.9	25.8
Unrealized foreign currency derivative contract gain, net of tax	—	—	—	—	—	—	5.2	—	5.2
Common stock dividends	—	—	—	—	—	(66.9)	—	—	(66.9)
Preferred stock dividends	—	—	—	—	—	(16.3)	—	—	(16.3)
Net income	—	—	—	—	—	14.5	—	4.1	18.6
Contributions from noncontrolling interests	—	—	—	—	—	—	—	0.9	0.9
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(6.1)	(6.1)
Balance at June 30, 2023	800,000	$790.5	139,390,837	$—	$1,710.5	$53.4	$(400.0)	$46.2	$2,200.6

Kennedy-Wilson Holdings, Inc.
Consolidated Statements of Equity
(Unaudited)
(Dollars in millions, except share amounts)
Six Months Ended June 30, 2022

	Preferred Stock		Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interests
(Dollars in millions, except share amounts)	Shares	Amount	Shares	Amount					Total
Balance at December 31, 2021	300,000	$295.2	137,955,479	$—	$1,679.6	$192.4	$(389.6)	$26.3	$1,803.9
Preferred stock issuance, net of issuance costs	300,000	298.0	—	—	—	—	—	—	298.0
At-the-market equity offering program costs	—	—	—	—	(0.4)	—	—	—	(0.4)
Restricted stock grants (RSG)	—	—	1,221,362	—	—	—	—	—	—
Shares retired due to RSG vesting	—	—	(796,756)	—	(18.6)	—	—	—	(18.6)
Shares retired due to common stock repurchase program	—	—	(589,317)	—	(9.7)	(2.8)	—	—	(12.5)
Share-based compensation	—	—	—	—	14.4	—	—	—	14.4
Other comprehensive income:
Unrealized foreign currency translation loss, net of tax	—	—	—	—	—	—	(85.9)	(2.4)	(88.3)
Unrealized foreign currency derivative contract gain, net of tax	—	—	—	—	—	—	30.1	—	30.1
Unrealized gain on interest rate swaps, net of tax	—	—	—	—	—	—	3.9	—	3.9
Common stock dividends	—	—	—	—	—	(66.2)	—	—	(66.2)
Preferred stock dividends	—	—	—	—	—	(13.1)	—	—	(13.1)
Net income	—	—	—	—	—	38.9	—	0.2	39.1
Contributions from noncontrolling interests	—	—	—	—	—	—	—	1.4	1.4
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(1.3)	(1.3)
Balance at June 30, 2022	600,000	$593.2	137,790,768	$—	$1,665.3	$149.2	$(441.5)	$24.2	$1,990.4

See accompanying notes to consolidated financial statements.

Kennedy-Wilson Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in millions)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income	$18.6	$39.1
Adjustments to reconcile net income to net cash used in operating activities:
Gain on sale of real estate, net	(108.2)	(13.8)
Depreciation and amortization	79.5	86.6
Above/below market and straight-line rent amortization	(3.3)	(3.7)
Uncollectible lease income	3.0	4.3
Accretion of discount on loans	(0.2)	—
Benefit from deferred income taxes	(0.3)	(0.7)
Amortization of deferred loan costs	4.4	4.2
Amortization of discount and accretion of premium on issuance of the senior notes and mortgage debt	3.5	(0.7)
Unrealized net gain on derivatives	(21.5)	(13.2)
Income from unconsolidated investments	(4.3)	(136.1)
Operating distributions from unconsolidated investments	35.2	38.6
Deferred compensation	7.3	16.5
Share-based compensation	14.4	14.4
Change in assets and liabilities:
Accounts receivable	(2.5)	(11.1)
Other assets	(1.8)	(17.9)
Accounts payable, accrued expenses and other liabilities	(26.1)	(28.0)
Net cash used in operating activities	(2.3)	(21.5)
Cash flows from investing activities:
Proceeds from collection of loans	11.9	12.6
Issuance and acquisition of loans, net of discounts	(106.3)	(24.6)
Net proceeds from sale of consolidated real estate	174.1	122.5
Purchases of real estate	—	(355.0)
Capital expenditures to real estate	(93.5)	(59.7)
Proceeds from on settlement of derivative contracts	4.7	14.1
Purchases of derivative contracts	(3.4)	—
Distributions from unconsolidated investments	46.5	78.7
Contributions to unconsolidated investments	(93.8)	(264.0)
Net cash used in investing activities	(59.8)	(475.4)
Cash flows from financing activities:
Issuance of preferred stock, net of issuance costs	198.0	298.0
Borrowings under line of credit	50.0	425.0
Repayment of line of credit	(185.0)	(250.0)
Borrowings under mortgage debt	336.0	176.8
Repayment of mortgage debt	(319.9)	(78.7)
Payment of debt issuance costs	(0.6)	(2.1)
Repurchase and retirement of common stock	(13.4)	(31.1)
Proceeds from issuance of common stock, net of issuance costs	30.0	(0.4)
Common dividends paid	(69.1)	(68.9)
Preferred dividends paid	(15.7)	(8.6)
Contributions from noncontrolling interests	0.9	1.4
Distributions to noncontrolling interests	(6.1)	(1.3)
Net cash provided by financing activities	5.1	460.1
Effect of currency exchange rate changes on cash and cash equivalents	4.7	(27.4)
Net change in cash and cash equivalents(1)	(52.3)	(64.2)
Cash and cash equivalents, beginning of period	439.3	524.8
Cash and cash equivalents, end of period	$387.0	$460.6
(1) See discussion of non-cash effects in the supplemental cash flow information.
See accompanying notes to consolidated financial statements.

Kennedy-Wilson Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

Supplemental cash flow information:

	Six Months Ended June 30,
(Dollars in millions)	2023	2022
Cash paid for:
Interest(1)(2)	$112.0	$96.4
Income taxes	11.4	7.4

Cash received from consolidated and unconsolidated asset sales and loan repayments, net	182.2	128.5

(1) $1.3 million and $1.7 million attributable to noncontrolling interests for the six months ended June 30, 2023 and 2022, respectively.
(2) Excludes $2.4 million and $1.8 million of capitalized interest for the six months ended June 30, 2023 and 2022, respectively.

    As of June 30, 2023 and December 31, 2022 the Company had $52.8 million and $21.4 million, respectively, of restricted cash, which is included in cash and cash equivalents, that primarily relates to lender reserves associated with consolidated mortgages that we hold on properties and reserves held on loans in the newly acquired Construction Loan Portfolio (as defined herein) on behalf of the borrowers under such loans. These reserves typically relate to interest, tax, insurance and future capital expenditures at the properties and on our loan investments.

Supplemental disclosure of non-cash investing and financing activities:

	Six Months Ended June 30,
(Dollars in millions)	2023	2022

Accrued capital expenditures	$6.3	$7.8
Common dividends declared but not paid on common stock	33.5	33.4
Preferred dividends declared but not paid on preferred stock	7.2	7.8

During the six months ended June 30, 2023, the Company sold a 49% interest in two previously wholly-owned market -rate multifamily properties into an existing joint venture platform managed by the Company (see gain on sale of real estate in Note 3 for further description of the transaction) and retained a noncontrolling 51% interest in such properties which was treated as a non-cash activity with the remaining share of real estate, mortgage loan and other balance sheet items being removed from the consolidated balance sheet with an increase of $33.4 million to unconsolidated investments.

The Company also sold a previously wholly-owned multifamily property into its Vintage Housing Holdings ("VHH") platform, with the Company retaining an interest in the property through its investment in VHH. The transaction was treated as a non-cash activity with the remaining share of real estate, mortgage loan and other balance sheet items being removed from the consolidated balance sheet with an increase of $16.8 million to unconsolidated investments.

See accompanying notes to consolidated financial statements.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

NOTE 1—BASIS OF PRESENTATION
Kennedy-Wilson Holdings, Inc. (“KWH,” NYSE: KW), a Delaware corporation and its wholly owned and consolidated subsidiaries (collectively the "Company" or "Kennedy Wilson"), is a global real estate investment company. The Company owns, operates, and invests in real estate and real estate-related assets (including loans secured by real estate) both on its own and through its investment management platform. The Company primarily focuses on multifamily and office properties as well as industrial and debt investments in its Investment Management business in the Western United States, United Kingdom and Ireland. The Company's operations are defined by two business segments; its Consolidated Portfolio and Co-Investment Portfolio. Investment activities in the Consolidated Portfolio involve ownership of multifamily units, office, retail space and one hotel. The Co-Investment Portfolio segment consists of investments the Company makes with partners in which it receives (i) fees (including, without limitation, asset management fees and construction management fees), (ii) performance allocations that it earns on its fee bearing capital, and (iii) distributions and profits from its ownership interest in the underlying operations of its co-investments.
    Kennedy Wilson's unaudited interim consolidated financial statements have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") may have been condensed or omitted pursuant to SEC rules and regulations, although the Company believes that the disclosures are adequate to make their presentation not misleading. In the Company's opinion, all adjustments, consisting of only normal and recurring items, necessary for a fair presentation of the results of operations for the three and six months ended June 30, 2023 and 2022 have been included. The results of operations for these periods are not necessarily indicative of results that might be expected for the full year ending December 31, 2023. For further information, your attention is directed to the footnote disclosures found in the Company's Annual Report on Form 10-K for the year ended December 31, 2022. Throughout these unaudited interim consolidated financial statements “Kennedy Wilson” is referenced, which is defined as the Company and its subsidiaries that are consolidated in its financial statements under U.S. GAAP.  All intercompany balances and transactions have been eliminated in consolidation.
     In addition, throughout these unaudited interim consolidated financial statements, “equity partners” is referred to, which is defined as both the non-wholly owned subsidiaries that are consolidated in the Company's financial statements under U.S. GAAP and third-party equity partners.
    Kennedy Wilson evaluates its relationships with other entities to identify whether they are variable interest entities ("VIEs") as defined in the Accounting Standards Codification ("ASC") Subtopic 810-10, Consolidation, as amended by Accounting Standards Update ("ASU") 2015-02, Consolidation (Topic 810) - Amendments to the Consolidation Analysis, and to assess whether it is the primary beneficiary of such entities. If the determination is made that Kennedy Wilson is the primary beneficiary, then that entity is included in the consolidated financial statements in accordance with the ASC Subtopic 810-10.
    The preparation of the accompanying consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosure about contingent assets and liabilities, and reported amounts of revenues and expenses. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.
NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS
    REVENUE RECOGNITION — Revenue consists of rental and hotel income, management fees, leasing and commission fees, loan interest income and sales of real estate. ASC Topic 606, Revenue from Contracts with Customers, is a five step model to recognize revenue from customer contracts. The model identifies the contract, any separate performance obligations in the contract, determines the transaction price, allocates the transaction price and recognizes revenue when the performance obligations are satisfied. Management has concluded that, with the exception of performance allocations, the nature of the Company's revenue streams is such that the requirements are generally satisfied at the time that the fee becomes receivable.
    Rental income from operating leases is generally recognized on a straight-line basis over the terms of the leases in accordance with ASC Topic 842, Leases. Hotel income is earned when rooms are occupied or goods and services have been

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
delivered or rendered. Sales of real estate are recognized when title to the real property passes to the buyer and there is no continuing involvement in the real property.
    Investment management fees are earned from limited partners of funds, co-investments, or separate accounts and are generally based on a fixed percentage of committed capital or net asset value. The Company provides investment management on investments it also has an ownership interest in. Fees earned on consolidated properties are eliminated in consolidation and fees on unconsolidated investments are eliminated for the portion that relate to the Company's ownership interest.
    Investment management fees include acquisition, arrangement and disposition fees. Acquisition, arrangement and disposition fees are earned for identifying and closing investments on behalf of investors and are based on a fixed percentage of the acquisition or disposition price, as applicable. Acquisition and disposition fees are recognized upon the successful completion of an acquisition or disposition after all required services have been performed.
Property services fees are earned from the Company's auction sales and marketing business. In the case of auction and real estate sales commissions, the revenue is generally recognized when escrow closes. In accordance with the guidelines established for Reporting Revenue Gross as a Principal versus Net as an Agent in the ASC Topic 606, Kennedy Wilson records commission revenues and expenses on a gross basis. Of the criteria listed in ASC Topic 606, Kennedy Wilson is the primary obligor in the transaction, does not have inventory risk, performs all or part of the service, has credit risk, and has wide latitude in establishing the price of services rendered and discretion in selection of agents and determination of service specifications.
Interest income from investments in performing loans which Kennedy Wilson originates or acquires are recognized at the stated interest rate plus any amortization of premiums/discounts or fees earned on the loans. Interest income from investments in loans acquired at a discount are recognized using the effective interest method. When a loan or loans are acquired with deteriorated credit quality primarily for the rewards of collateral ownership, such loans are accounted for as loans until Kennedy Wilson is in possession of the collateral. However, accrual of income is not recorded during the conversion period under ASC Subtopic 310-30-25, Receivables - Loans and Debt Securities Acquired with Deteriorated Credit Quality. Income is recognized to the extent that cash is received from the loan.
    Sales of real estate are recognized when title to the real property passes to the buyer and there is no continuing involvement in the real property. Under ASC Subtopic 610-20, Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets, the Company recognizes the entire gain attributed to contributions of real estate properties to unconsolidated entities.
    REAL ESTATE ACQUISITIONS—The purchase price of acquired properties is recorded to land, buildings and building improvements and intangible lease value (value of above-market and below-market leases, acquired in-place lease values, and tenant relationships, if any). The ownership of the other interest holders in consolidated subsidiaries is reflected as noncontrolling interests. Real estate is recorded based on cumulative costs incurred and allocated based on relative fair value. Acquisition fees and expenses associated with the acquisition of properties determined to be business combinations are expensed as incurred. Acquisition fees and expenses associated with transactions determined to be asset acquisitions are capitalized as part of the real estate acquired.
    The valuations of real estate are based on management estimates of the real estate assets using income and market approaches. The indebtedness securing the real estate is valued, in part, based on third party valuations and management estimates also using an income approach.
    UNCONSOLIDATED INVESTMENTS — Kennedy Wilson has a number of joint venture interests that were formed to acquire, manage, and/or sell real estate or real estate related investments. Investments in unconsolidated investments are accounted for under the equity method of accounting as Kennedy Wilson can exercise significant influence, but does not have the ability to control the unconsolidated investment. An investment in an unconsolidated investment is recorded at its initial investment and is increased or decreased by Kennedy Wilson’s share of income or loss, contributions, distributions and foreign currency movements. A decline in the value of an unconsolidated investment that is other than temporary is recognized when evidence indicates that such a decline has occurred in accordance with ASC Topic 323, Investments - Equity Method and Joint Ventures.
Kennedy Wilson elected the fair value option for 71 investments in unconsolidated investment entities ("FV Option" investments). Due to the nature of these investments, Kennedy Wilson elected to record these investments at fair value in order to report the change in value in the underlying investments in the results of our current operations.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
    Additionally, Kennedy Wilson records its investments in commingled funds it manages and sponsors (the "Funds") that are investment companies under ASC Topic 946, Financial Services - Investment Companies, based upon the net assets that would be allocated to its interests in the Funds assuming the Funds were to liquidate their investments at fair value as of the reporting date. Thus, the Funds reflect their investments at fair value, with unrealized gains and losses resulting from changes in fair value reflected in their earnings.
Performance allocations or carried interest are allocated to the general partner, special limited partner or asset manager of Kennedy Wilson's real estate funds based on the cumulative performance of the fund and are subject to preferred return thresholds of the limited partners. At the end of each reporting period, Kennedy Wilson calculates the performance allocation that would be due as if the fair value of the underlying investments were realized as of such date, irrespective of whether such amounts have been realized. As the fair value of underlying investments varies between reporting periods, it is necessary to make adjustments to amounts recorded as performance allocation to reflect either (a) positive performance resulting in an increase in the performance allocation to the general partner or asset manager or (b) negative performance that would cause the amount due to Kennedy Wilson to be less than the amount previously recorded as income from unconsolidated investments, resulting in a negative adjustment to performance allocations to the general partner or asset manager. As of June 30, 2023, the Company has $123.2 million of accrued performance allocations recorded to unconsolidated investments that are subject to future adjustments based on the underlying performance of investments.
    The Company has concluded that performance allocations to the Company, based on cumulative performance to-date, represent carried interests. For equity method investments, these allocations are included as a component of the income reported from the underlying equity method investee and for equity method investments where the fair value option has been elected, these allocations are included in the determination of fair value under ASC Topic 820, Fair Value Measurement.
Performance allocation compensation is recorded in the same period that the related performance allocations are recorded and can be reversed during periods when there is a reversal of performance allocations that were previously recorded. As of June 30, 2023, the Company has $37.6 million of accrued performance allocation compensation recorded to accrued expenses and other liabilities that are subject to future adjustments based on the underlying performance of investments.

    FAIR VALUE MEASUREMENTS — Kennedy Wilson accounts for fair value measurements of financial assets and financial liabilities and for fair value measurements of non-financial items that are recorded or disclosed at fair value in the financial statements on a recurring basis under the provisions of ASC Topic 820. ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When estimating fair value in the absence of an orderly transaction between market participants, valuations of real estate are based on management estimates of the real estate assets using income and market approaches. The indebtedness securing the real estate and the investments in debt securities are valued, in part, based on third party valuations and management estimates also using an income approach. The use of different market assumptions or estimation methodologies may have a material impact on the estimated fair value amounts.
    FAIR VALUE OF FINANCIAL INSTRUMENTS — The estimated fair value of financial instruments is determined using available market information and appropriate valuation methodologies. Considerable judgment, is necessary, however, to interpret market data and develop the related estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments. The use of different market assumptions or estimation methodologies may have a material impact on the estimated fair value amounts.

    FOREIGN CURRENCIES — The financial statements of Kennedy Wilson's subsidiaries located outside the United States are measured using the local currency as this is their functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date, and income and expenses are translated at the average monthly rate. The foreign currencies include the euro and the British pound sterling. Cumulative translation adjustments, to the extent not included in cumulative net income, are included in the consolidated statement of equity as a component of accumulated other comprehensive income.
    Investment level debt is generally incurred in local currencies. Fluctuations in foreign exchanges rates may have a significant impact on the results of the Company's operations. In order to manage currency fluctuations, Kennedy Wilson entered into currency derivative contracts to manage its exposure to currency fluctuations between its functional currency (U.S. dollar) and the functional currency (euro and the British pound) of certain of its wholly-owned and consolidated subsidiaries.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
KWE has also entered into currency derivative contracts to manage its exposure to euro to British pound currency fluctuations. See Note 5 for a more detailed discussion of Kennedy Wilson's currency derivative contracts.
LONG-LIVED ASSETS — Kennedy Wilson reviews its long-lived assets (excluding goodwill) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with ASC Subtopic 360-10, Impairment of Long-Lived Assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. If certain criteria are met, assets to be disposed of are presented separately in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of the assets to be disposed of are classified as held for sale and would be presented separately in the appropriate asset and liability sections of the balance sheet.
    RECENT ACCOUNTING PRONOUNCEMENTS
    For information regarding accounting standards that the Company adopted during the periods presented, see note 2 of the notes to the consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2022. The Company did not adopt any new accounting standards during the six months ended June 30, 2023.
    The FASB did not issue any other ASUs during the first six months of 2023 that the Company expects to be applicable and have a material impact on the Company's financial position or results of operations.
RECLASSIFICATIONS—Certain balances included in prior year's financial statements have been reclassified to conform to the current year's presentation.
NOTE 3—REAL ESTATE AND IN-PLACE LEASE VALUE
    The following table summarizes Kennedy Wilson's investment in consolidated real estate properties at June 30, 2023 and December 31, 2022:

	June 30,	December 31,
(Dollars in millions)	2023	2022
Land	$1,309.5	$1,319.2
Buildings	3,802.5	3,961.9
Building improvements	502.0	494.2
In-place lease values	295.5	295.0
	5,909.5	6,070.3
Less accumulated depreciation and amortization	(927.5)	(882.2)
Real estate and acquired in place lease values, net of accumulated depreciation and amortization	$4,982.0	$5,188.1
    Real property, including land, buildings, and building improvements are included in real estate and are generally stated at cost. Buildings and building improvements are depreciated on a straight-line method over their estimated lives not to exceed 40 years. Acquired in-place lease values are recorded at their estimated fair value and depreciated over their respective weighted-average lease term which was 6.8 years at June 30, 2023.
    Consolidated Acquisitions
The purchase of property is recorded to land, buildings, building improvements, and intangible lease value (including the value of above-market and below-market leases, acquired in-place lease values, and tenant relationships, if any) based on their respective estimated relative fair values. The purchase price generally approximates the fair value of the properties as acquisitions are transacted with willing third-party sellers.
During the six months ended June 30, 2023, Kennedy Wilson did not acquire any consolidated properties.
    Gain on Sale of Real Estate, Net

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
During the six months ended June 30, 2023, Kennedy Wilson recognized gains on sale of real estate, net of $108.2 million. These gains were primarily due to (i) the Company's sale of a 49% of its equity interest in two previously wholly-owned market-rate multifamily properties into an existing joint venture platform managed by the Company and retained a noncontrolling 51% interest in such properties, which resulted in a gain on sale of real estate of $79.5 million; (ii) the sale of a Western United States property to VHH, pursuant to which the Company retains an interest in the asset through its ownership interest in VHH, which resulted in a gain of $15.1 million; and (iii) the remainder of gain on sale of real estate relates to the sale of non-core retail and residential properties in the Western United States and the United Kingdom. The gain on sale of real estate, net include an impairment loss of $10.6 million relating to non-core office and retail buildings in the United Kingdom and Ireland that were marketed for sale during such period.
During the six months ended June 30, 2022, Kennedy Wilson recognized gains on sale of real estate, net of $13.8 million which includes impairment loss of $5.0 million relating to non-core office and retail buildings in the United Kingdom that are being marketed for sale.
    Leases
    The Company leases its operating properties to customers under agreements that are classified as operating leases. The total minimum lease payments provided for under the leases are recognized on a straight-line basis over the lease term unless circumstances indicate revenue should be recognized on a cash basis. The majority of the Company's rental expenses, including common area maintenance and real estate taxes and insurance on commercial properties, are recovered from the Company's tenants. The Company records amounts reimbursed by customers in the period that the applicable expenses are incurred, which is generally ratably throughout the term of the lease. The reimbursements are recognized in rental income in the consolidated statements of operations as the Company is the primary obligor with respect to purchasing and selecting goods and services from third-party vendors and bearing the associated credit risk.
    The following table summarizes the minimum lease payments due from the Company's customers on leases with lease periods greater than one year at June 30, 2023:

(Dollars in millions)	Minimum
Rental Revenues(1)
2023 (remainder)	$124.8
2024	136.1
2025	122.8
2026	103.7
2027	82.3
Thereafter	265.6
Total	$835.3
(1) These amounts do not reflect future rental revenues from the renewal or replacement of existing leases, rental increases that are not fixed and exclude reimbursements of rental expenses.
    NOTE 4—UNCONSOLIDATED INVESTMENTS
    Kennedy Wilson has a number of joint venture interests including commingled funds and separate accounts, generally ranging from 5% to 50%, that were formed to acquire, manage, develop, service and/or sell real estate. Kennedy Wilson has significant influence over these entities, but not control. Accordingly, these investments are accounted for under the equity method.
Joint Venture and Fund Holdings
The following table details Kennedy Wilson's investments in joint ventures by investment type and geographic location as of June 30, 2023:

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

(Dollars in millions)	Multifamily	Commercial	Hotel	Funds	Residential and Other	Total
Western U.S.	$893.0	$84.0	$245.6	$119.1	$157.9	$1,499.6
Ireland	397.6	190.2	—	6.3	—	594.1
United Kingdom	—	150.3	—	47.7	29.2	227.2
Total	$1,290.6	$424.5	$245.6	$173.1	$187.1	$2,320.9
    The following table details Kennedy Wilson's investments in joint ventures by investment type and geographic location as of December 31, 2022:

(Dollars in millions)	Multifamily	Commercial	Hotel	Funds	Residential and Other	Total
Western U.S.	$857.6	$89.2	$195.9	$158.3	$169.1	$1,470.1
Ireland	378.1	176.7	—	8.0	—	562.8
United Kingdom	—	138.7	—	36.3	30.2	205.2
Total	$1,235.7	$404.6	$195.9	$202.6	$199.3	$2,238.1
    During the six months ended June 30, 2023, the change in unconsolidated investments primarily relates to $95.0 million of contributions to new and existing unconsolidated investments primarily for capital calls for development at Kona Village Resort and Cooper's Cross, $81.7 million of distributions from unconsolidated investments, $4.3 million of income from unconsolidated investments (which includes fair value movements), $49.8 million of non-cash contributions to two recapitalized multifamily investments into a separate account platform and one multifamily property into VHH, and a $15.3 million decrease related to other items, which primarily related to foreign exchange movements. Please see below for additional details.
    As of June 30, 2023 and December 31, 2022, $2,174.7 million and $2,093.7 million, respectively, of unconsolidated investments were accounted for under fair value. See Note 5 for more detail.
    Distributions from Joint Ventures
    The following table details cash distributions by investment type and geographic location for the six months ended June 30, 2023:

	Multifamily		Commercial		Funds		Residential and Other		Total
(Dollars in millions)	Operating	Investing	Operating	Investing	Operating	Investing	Operating	Investing	Operating	Investing
Western U.S.	$17.8	$28.3	$4.5	$—	$3.9	$4.1	$0.7	$3.0	$26.9	$35.4
Ireland	4.2	—	3.7	—	—	11.1	—	—	7.9	11.1
United Kingdom	—	—	—	—	—	—	0.4	—	0.4	—
Total	$22.0	$28.3	$8.2	$—	$3.9	$15.2	$1.1	$3.0	$35.2	$46.5
    Investing distributions resulted primarily from the sale of retail units, one multifamily property in Fund VI and one investment in Europe Fund II as well as resyndications and refinancing proceeds at VHH. Operating distributions resulted from operating cash flow generated by the joint venture investments that have been distributed to the Company.
Income (loss) from Unconsolidated Investments
    The following table presents income (loss) from unconsolidated investments recorded by Kennedy Wilson during the three and six months ended June 30, 2023 and 2022:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2023	2022	2023	2022
Income from unconsolidated investments - operating performance	$21.4	$23.5	$35.4	$45.1
(Loss) income from unconsolidated investments - fair value	(15.1)	15.9	(12.7)	72.5
(Loss) income from unconsolidated investments - performance allocations	(7.7)	(8.7)	(18.4)	18.5
	$(1.4)	$30.7	$4.3	$136.1

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
    During the six months ended June 30, 2023, the Company recorded fair value decreases with respect to: (i) office properties in our commingled funds due to cap rate expansion, which also led to the Company recording a decrease of the accrued performance allocations with respect to such funds as discussed below; (ii) certain market rate multifamily properties in the Western United States and Ireland due to increased interest rates leading to cap rate expansion; (iii) the write off of a $5 million investment in a social impact real estate fund manager and slight decrease in value in the Company's investment in the Zonda business from Meyers Research after our sale of that business in 2018 due to decrease in operations. These fair value decreases were offset by (i) fair value increases with respect to the Company's investment in VHH due to the conversion of the status of one of VHH’s largest properties from development to operating and gains associated with the conversion of the loan secured by such property from a floating rate construction loan to a long-term fixed rate (which was set in 2019) mortgage, the resyndication of a property and the sale of retail units at one of the properties; (ii) recorded fair value increases on certain of our development projects located in Dublin, Ireland as we are near completion on such projects; and (iii) foreign exchange movements, net of any foreign exchange hedges as the euro and pound sterling strengthened against the dollar.

During the six months ended June 30, 2023, the Company recorded an $18.4 million decrease in the accrual for performance allocations primarily related to the fair value decreases that the Company recorded with respect to two of our Western United States commingled funds as described above. The Company also had some reductions in performance allocations on market rate multifamily separate account platforms in the Western United States and Ireland. These decreases were offset by an increase in performance allocations on our European commingled fund due to the increase in value associated with certain investments held by such fund. There is no performance allocation structure with respect to our investment in VHH.

During the six months ended June 30, 2022, the Company recorded a slight reduction in real estate fair values, including the impact of foreign currency exchange rates. Such decreases, however, were offset by the fair value gains that the Company recorded on its fixed rate mortgages that were secured by certain properties that have substantially lower rates than the current market rates.

During the six months ended June 30, 2022, the Company recorded an $18.5 million increase in the accrual for performance allocations relating to its commingled funds and separate account investments. The increase in the accrual is primarily due to fair value gains on Western United States multifamily assets and European industrial assets. This was offset by performance allocation decreases due to fair value decreases on certain office properties in commingled funds.

Vintage Housing Holdings
    As of June 30, 2023 and December 31, 2022, the carrying value of the Company's investment in VHH was $290.5 million and $272.3 million, respectively. The increase in the six months ended June 30, 2023 related to resyndications, refinancing distributions and retail parcel sales at one property. Prior period fair value gains primarily relate to resyndications, in which VHH dissolves an existing partnership and recapitalizes into a new partnership with tax exempt bonds and tax credits that are sold to a new tax credit partner and, in many cases, yields cash back to VHH. Upon resyndication, VHH retains a GP interest in the partnership and receives various future streams of cash flows including: development fees, asset management fees, other GP management fees and distributions from operations.
Capital Commitments
    As of June 30, 2023, Kennedy Wilson had unfulfilled capital commitments totaling $241.0 million to eight of its unconsolidated joint ventures, including $74.7 million relating to four closed-end funds managed by Kennedy Wilson, under the respective operating agreements. The Company may be called upon to contribute additional capital to joint ventures in satisfaction of such capital commitment obligations.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
NOTE 5—FAIR VALUE MEASUREMENTS AND THE FAIR VALUE OPTION
    The following table presents fair value measurements (including items that are required to be measured at fair value and items for which the fair value option has been elected) as of June 30, 2023:

(Dollars in millions)	Level 1	Level 2	Level 3	Total
Unconsolidated investments	$—	$—	$2,174.7	$2,174.7
Net currency derivative contracts	—	(13.6)	—	(13.6)
Total	$—	$(13.6)	$2,174.7	$2,161.1
    The following table presents fair value measurements (including items that are required to be measured at fair value and items for which the fair value option has been elected) as of December 31, 2022:

(Dollars in millions)	Level 1	Level 2	Level 3	Total
Unconsolidated investments	$—	$—	$2,093.7	$2,093.7
Net currency derivative contracts	—	7.0	—	7.0
Total	$—	$7.0	$2,093.7	$2,100.7
Unconsolidated Investments
    Kennedy Wilson elected to use the fair value option for 71 unconsolidated investments to more accurately reflect the timing of the value created in the underlying investments and report those results in current operations. Kennedy Wilson's investment balance in the FV Option investments was $2,013.1 million and $1,891.1 million at June 30, 2023 and December 31, 2022, respectively, which is included in unconsolidated investments in the accompanying balance sheets.
    Additionally, Kennedy Wilson records its investments in the Funds based upon the net assets that would be allocated to its interests in the Funds, assuming the Funds were to liquidate their investments at fair value as of the reporting date. Kennedy Wilson’s investment balance in the Funds was $161.6 million and $202.6 million at June 30, 2023 and December 31, 2022, respectively, which is included in unconsolidated investments in the accompanying consolidated balance sheets. As of June 30, 2023, Kennedy Wilson had unfunded capital commitments to the Funds in the amount of $74.7 million. See Note 4 for more information on the fluctuations for these investments.
    In estimating fair value of real estate held by the Funds and the 71 FV Option investments, the Company considers significant unobservable inputs to be the capitalization and discount rates.
The following table presents changes in Level 3 investments in Funds and FV Options for the three and six months ended June 30, 2023 and 2022:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2023	2022	2023	2022
Beginning balance	$2,125.5	$2,012.5	$2,093.7	$1,794.8
Unrealized and realized gains	41.7	66.9	98.3	182.6
Unrealized and realized losses	(50.7)	(21.6)	(107.1)	(37.9)
Contributions	42.6	109.8	93.3	257.7
Distributions	(42.4)	(75.3)	(72.5)	(95.7)
Foreign Exchange	7.9	(57.5)	19.2	(67.2)
Other	50.1	0.7	49.8	1.2
Ending Balance	$2,174.7	$2,035.5	$2,174.7	$2,035.5
The Other balance for the three and six months ended June 30, 2023 primarily consists of non-cash contributions relating to two recapitalized multifamily investments into a separate account platform and one multifamily property into VHH. See notes to cash flow statement and Note 3 for further discussion regarding the sale of equity interests in these properties and subsequent deconsolidation of these investments into unconsolidated investments.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
Unobservable Inputs for Real Estate
In determining estimated fair market values, the Company utilizes two approaches to value real estate, a discounted cash flow analysis and direct capitalization approach.
Discounted cash flow models estimate future cash flows from a buyer's perspective (including terminal values) and compute a present value using a market discount rate. The holding period in the analysis is typically ten years. This is consistent with how market participants often estimate values in connection with buying real estate but these holding periods can be shorter depending on the life of the structure an investment is held within. The cash flows include a projection of the net sales proceeds at the end of the holding period, computed using a market reversionary capitalization rate.
Under the direct capitalization approach, the Company applies a market derived capitalization rate to current and future income streams with appropriate adjustments for tenant vacancies or rent-free periods. These capitalization rates and future income streams are derived from comparable property and leasing transactions and are considered to be key inputs in the valuation. Other factors that are taken into consideration include tenancy details, planning, building and environmental factors that might affect the property.
The Company also utilizes valuations from independent real estate appraisal firms on some of its investments ("appraised valuations"), with certain investment structures requiring appraised valuations periodically (typically annually). All appraised valuations are reviewed and approved by the Company.
The value of the Company’s investment in VHH is determined through several approaches including a discounted cash flow analysis on a partnership-by-partnership basis that factors in the distinct economic splits between VHH and its tax credit partners (where applicable). This methodology assumes ordinary distributions and future sale of the underlying property after the tax credit period has expired. The average cap rates assumed at sale range from 5.00% - 7.50% with discount rates ranging from 7.25% - 9.75%. Additionally, the value of our investment in VHH is also corroborated through applying multiples to VHH’s various streams of annual cash flows using public company peer multiples for recurring free cash flow (ordinary distributions) and promote (paid developer fees) and total cash flow. During the six months ended June 30, 2023, the various valuation methodologies produced results that are within a 5% range of each other.
The accuracy of estimating fair value for investments cannot be determined with precision and cannot be substantiated by comparison to quoted prices in active markets and may not be realized in a current sale or immediate settlement of the asset or liability. Additionally, there are inherent uncertainties in any fair value measurement technique, and changes in the underlying assumptions used, including capitalization rates, discount rates, liquidity risks, and estimates of future cash flows could significantly affect the fair value measurement amounts. All valuations of real estate involve subjective judgments, and the actual market price of real estate can only be determined by negotiation between independent parties in a sales transaction.
The table below describes the range of unobservable inputs for real estate assets as of June 30, 2023:

Estimated Rates Used for
		Capitalization Rates	Discount Rates
Multifamily	Income approach - discounted cash flow	5.00% —7.50%	7.30% — 9.80%
	Income approach - direct capitalization	4.10% — 5.70%	N/A
Office	Income approach - discounted cash flow	5.20% — 7.50%	7.50% — 9.30%
	Income approach - direct capitalization	4.30% — 8.70%	N/A
Industrial	Income approach - discounted cash flow	5.00% — 6.30%	6.30% — 7.80%
	Income approach - direct capitalization	3.90% — 8.10%	N/A
Retail	Income approach - discounted cash flow	6.50%	8.30%
Hotel	Income approach - discounted cash flow	6.00%	8.30%
    In valuing indebtedness, the Company considers significant inputs such as the term of the debt, value of collateral, credit quality of investment entities and market interest rates and spreads as well as market loan-to-value ratios relative to the Company's debt instruments. The credit spreads used by Kennedy Wilson for these types of investments range from 1.38% to 7.25%.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
    There is no active secondary market for the Company's development projects and no readily available market value given the uncertainty of the amount and timing of future cash flows. Accordingly, its determination of fair value of its development projects requires judgment and extensive use of estimates. Therefore, the Company typically uses investment cost as the estimated fair value until future cash flows become more predictable. Additionally, the fair value of its development projects may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that the Company may ultimately realize. If the Company were required to liquidate an investment in a forced or liquidation sale, it could realize significantly less than the value at which the Company have recorded it. In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the unrealized gains or losses reflected in the currently assigned valuations.
Ongoing macroeconomic conditions, such as, but not limited to, high inflation, ongoing issues affecting regional banks and other financial institutions, central banks raising interest rates to curtail high inflation, currency fluctuations and the ongoing military conflict between Russia and Ukraine and international sanctions against Russia, continue to fuel recessionary fears and create volatility in our business results and operations. Any prolonged downturn in the financial markets or a recession, either globally or locally in the United States or in other countries in which we conduct business, could impact the fair value of investments held by the Company. As a result of the rapid development, fluidity and uncertainty surrounding these situations, the Company expects that information with respect to fair value measurement may change, potentially significantly, going forward and may not be indicative of the actual impact on its business, operations, cash flows and financial condition for the six months ended June 30, 2023 and future periods.
Currency Derivative Contracts
    Kennedy Wilson uses foreign currency derivative contracts such as forward contracts and options to manage its foreign currency risk exposure against the effects of a portion of its certain non-U.S. dollar denominated currency net investments. Foreign currency options are valued using a variant of the Black-Scholes model tailored for currency derivatives and the foreign currency forward contracts are valued based on the difference between the contract rate and the forward rate at maturity of the underlying currency applied to the notional value in the underlying currency discounted at a market rate for similar risks. Although the Company has determined that the majority of the inputs used to value its currency derivative contracts fall within Level 2 of the fair value hierarchy, the counterparty risk adjustments associated with the currency derivative contracts utilize Level 3 inputs. However, as of June 30, 2023, Kennedy Wilson assessed the significance of the impact of the counterparty valuation adjustments on the overall valuation of its derivative positions and determined that the counterparty valuation adjustments are not significant to the overall valuation of its derivative. As a result, the Company has determined that its derivative valuation in its entirety be classified in Level 2 of the fair value hierarchy.
     Changes in fair value are recorded in other comprehensive income (loss) in the accompanying consolidated statements of comprehensive income as the portion of the currency forward and option contracts used to hedge currency exposure of its certain consolidated subsidiaries qualifies as a net investment hedge under ASC Topic 815, Derivatives and Hedging. Changes in fair value on hedges associated with investments that are held at fair value are recorded through principal co-investments within income from unconsolidated investments. The Company has elected to amortize the spot to forward difference ("forward points") to interest expense over the contractual life of the hedges. On hedges associated with fair value investments the forward point amortization to interest expense is recorded as a component of principal co-investments.
    The fair value of the currency derivative contracts held as of June 30, 2023 and December 31, 2022 are reported in other assets for hedge assets and included in accrued expenses and other liabilities for hedge liabilities on the accompanying consolidated balance sheet.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
    The table below details the currency derivative contracts Kennedy Wilson held as of June 30, 2023 and the activity during the six months ended June 30, 2023.

(Dollars, Euros and British Pound Sterling in millions)			June 30, 2023		Six Months Ended June 30, 2023
Currency Hedged	Underlying Currency	Notional	Hedge Assets	Hedge Liabilities	OCI (Losses) Gains		Income Statement Losses	Interest Expense	Cash Paid
Outstanding
EUR	USD	€287.5	$3.6	$15.7	$(0.2)		$(6.5)	$2.0	$—
EUR(1)	GBP	€40.0	—	1.0	(1.8)		—	—	—
EUR(1)(2)	GBP	€475.0	—	—	16.8		—	—	—
GBP	USD	£515.0	18.3	18.8	(15.2)		(1.9)	0.9	—
Total Outstanding			21.9	35.5	(0.4)		(8.4)	2.9	—

Settled
GBP	USD		—	—	2.5		—	0.1	0.7
Total Settled			—	—	2.5		—	0.1	0.7
Total			$21.9	$35.5	$2.1	(3)	$(8.4)	$3.0	$0.7
(1) Hedge is held by KWE on its wholly-owned subsidiaries.
(2) Relates to KWE's Euro Medium Term Note. See discussion in Note 10.
(3) Excludes deferred tax benefit of $3.1 million.

    The gains recorded through other comprehensive income (loss) will remain in accumulated other comprehensive income (loss) until the underlying investments that they were hedging are substantially liquidated by Kennedy Wilson.
The currency derivative contracts discussed above are offset by foreign currency translation of the Company's foreign net assets. For the six months ended June 30, 2023, Kennedy Wilson had a gross foreign currency translation gain on its net assets of $26.5 million. As of June 30, 2023, the Company has hedged 93% of the net asset carrying value of its euro denominated investments and 91% of the net asset carrying value of its GBP denominated investments. See Note 11 for a complete discussion on other comprehensive income including currency derivative contracts and foreign currency translations.

Interest Rate Swaps and Caps

    The Company has interest rate swaps and caps to hedge its exposure to rising interest rates. Changes in the value of interest rate swaps and caps that are undesignated are recorded to other income and had fair value gains of $20.5 million for the six months ended June 30, 2023. Some of the Company's unconsolidated investments have interest rate caps which resulted in a $1.7 million gain recorded in principal co-investments. Changes in the value of interest rate swaps that are designated to specific investments have fair value movements recorded to other comprehensive income and had fair value gains was $5.1 million for the six months ended June 30, 2022. Changes in the value of interest rate swaps and caps that are undesignated are recorded to other income and had fair value gains of $11.0 million for six months ended June 30, 2022. Some of the Company's unconsolidated investments have interest rate caps, which resulted in a $3.9 million gain through principal co-investments.
Fair Value of Financial Instruments
    The carrying amounts of cash and cash equivalents, accounts receivable including related party receivables, accounts payable, accrued expenses and other liabilities, accrued salaries and benefits, and deferred and accrued income taxes approximate fair value due to their short-term maturities. The carrying value of loans (excluding related party loans as they are presumed not to be an arm’s length transaction) approximates fair value as the terms are similar to loans with similar characteristics available in the market.
    Debt liabilities are accounted for at face value plus net unamortized debt premiums and any fair value adjustments as part of business combinations. The fair value as of June 30, 2023 and December 31, 2022 for the mortgage debt, Kennedy

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
Wilson unsecured debt, and KWE unsecured bonds were estimated to be approximately $4.7 billion and $5.0 billion, respectively, based on a comparison of the yield that would be required in a current transaction, taking into consideration the risk of the underlying collateral and the Company's credit risk to the current yield of a similar security, compared to their carrying value of $5.3 billion and $5.6 billion at June 30, 2023 and December 31, 2022, respectively. The inputs used to value the Company's mortgage debt, Kennedy Wilson unsecured debt, and KWE unsecured bonds are based on observable inputs for similar assets and quoted prices in markets that are not active and are therefore determined to be Level 2 inputs.
NOTE 6—LOANS
The global debt platform consists of two groups: construction lending platform, which was established with the acquisition of the Construction Loan Portfolio from Pacific Western Bank in the second quarter of 2023 (as detailed below) and our bridge loan platform.
During the second quarter of 2023, the Company and affiliates of Fairfax Financial Holdings Limited (collectively, "Fairfax"), its equity partner, acquired a $3.8 billion construction loan portfolio from Pacific Western Bank (the "Construction Loan Portfolio"). The Company’s investment in the Construction Loan Portfolio was 5% of the purchase price and the future funding obligations. The $3.8 billion represents the gross commitment amount that has a current outstanding balance of $1.9 billion (Kennedy Wilson share of $96.4 million) net of a 4.5% discount on gross commitment amounts. As of June 30, 2023, we had unfulfilled capital commitments totaling $100.5 million to our loan portfolio.
The Company has loan purchases and originations of $244.1 million and $149.4 million at June 30, 2023 and December 31, 2022. For the three and six months ended June 30, 2023 the Company had loan income of $4.7 million and $8.4 million, respectively, and for the three and six months ended June 30, 2022 it had loan income of $2.7 million and $5.0 million, respectively.
NOTE 7—OTHER ASSETS
    Other assets consist of the following:

(Dollars in millions)	June 30, 2023	December 31, 2022
Interest rate caps and swaps	$58.5	$41.0
Straight line rent receivable	45.6	42.2
Goodwill	23.9	23.9
Hedge assets	21.9	34.3
Right of use asset, net	12.2	12.2
Deferred taxes, net	11.3	9.4
Leasing commissions, net of accumulated amortization of $12.7 and $11.1 at June 30, 2023 and December 31, 2022, respectively	10.8	9.4
Prepaid expenses	10.6	12.7
Furniture and equipment net of accumulated depreciation of $29.4 and $29.4 at June 30, 2023 and December 31, 2022, respectively	9.0	13.4
Above-market leases, net of accumulated amortization of $52.6 and $53.0 at June 30, 2023 and December 31, 2022, respectively	3.2	3.9
Other	12.9	13.7
Other Assets	$219.9	$216.1

Right of use asset, net

    The Company, as a lessee, has three office leases and three ground leases, which qualify as operating leases, with remaining lease terms of 2 to 236 years. The payments associated with office space leases have been discounted using the Company's incremental borrowing rate which is based on collateralized interest rates in the market and risk profile of the associated lease. For ground leases the rate implicit in the lease was used to determine the right of use asset.

    The following table summarizes the fixed, future minimum rental payments, excluding variable costs, which are discounted to calculate the right of use asset and related lease liability for its operating leases in which we are the lessee:

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

(Dollars in millions)	Minimum
Rental Payments
2023 (remainder)	$0.7
2024	1.1
2025	1.5
2026	1.4
2027	1.4
Thereafter	35.4
Total undiscounted rental payments	41.5
Less imputed interest	(29.3)
Right of use asset, net	$12.2

NOTE 8—MORTGAGE DEBT
    The following table details mortgage debt secured by Kennedy Wilson's consolidated properties as of June 30, 2023 and December 31, 2022:

(Dollars in millions)		Carrying amount of mortgage debt as of (1)
Mortgage Debt by Product Type	Region	June 30, 2023	December 31, 2022
Multifamily(1)	Western U.S.	$1,659.4	$1,692.9
Commercial(1)	United Kingdom	558.0	637.4
Commercial(1)	Ireland	378.2	370.7
Commercial	Western U.S.	268.7	296.6
Commercial	Spain	37.5	36.9
Mortgage debt (excluding loan fees)(1)		2,901.8	3,034.5
Unamortized loan fees		(14.8)	(16.5)
Total Mortgage Debt		$2,887.0	$3,018.0
(1) The mortgage debt balances include unamortized debt premiums. Debt premiums represent the difference between the fair value of debt and the principal value of debt assumed in various acquisitions and are amortized as an increase of interest expense for discounts and a reduction of interest expense for premiums over the remaining term of the related debt in a manner that approximates the effective interest method. The unamortized loan premium as of June 30, 2023 and December 31, 2022 was $0.8 million and $0.6 million, respectively.
    The Company's mortgage debt had a weighted average interest rate of 4.94% per annum as of June 30, 2023 and 4.12% as of December 31, 2022. Including the impact of the interest rate hedging strategy deployed by the Company through the use of interest rate caps and swaps, the weighted average effective interest rate is 4.1% as of June 30, 2023 and December 31, 2022 including the effect of interest rate hedges. Additionally, the Company has recorded fair value movements and interest expense savings as the value of the interest rate caps and swaps have increased with rising interest rates. See Interest Rate Caps and Swaps in Note 5 for more detail. As of June 30, 2023, 61% of Kennedy Wilson's property level debt was fixed rate, 38% was floating rate with interest caps and swaps and 1% was floating rate without interest caps and swaps, compared to 65% of Kennedy Wilson's consolidated property level debt was fixed rate, 27% was floating rate with interest caps and swaps and 8% was floating rate without interest caps and swaps, as of December 31, 2022. The weighted average strike price on caps and maturity of Kennedy Wilson's variable rate mortgage debt is 2.37% and approximately 1.7 years, respectively, as of June 30, 2023.
Mortgage Loan Transactions and Maturities
    During the six months ended June 30, 2023, the Company had five loans that were refinanced with new loans.
    The aggregate maturities of mortgage loans including amortization and the effects of any extension options as of June 30, 2023 are as follows:

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

(Dollars in millions)	Aggregate Maturities
2023 (remainder)	$143.7
2024	186.8
2025	303.5
2026	529.8
2027	382.6
Thereafter	1,356.2
2,902.6
Unamortized debt premium	(0.8)
Unamortized loan fees	(14.8)
Total Mortgage Debt	$2,887.0
    As of June 30, 2023, the Company was in compliance with all financial mortgage debt covenants.
NOTE 9—KW UNSECURED DEBT
    The following table details KW unsecured debt as of June 30, 2023 and December 31, 2022:

(Dollars in millions)	June 30, 2023	December 31, 2022
Credit facility	$149.1	$282.0
Senior notes(1):
2029 Notes	601.6	601.7
2030 Notes	600.0	600.0
2031 Notes	601.7	601.8
KW unsecured debt	1,952.4	2,085.5
Unamortized loan fees	(21.1)	(22.9)
Total KW Unsecured Debt	$1,931.3	$2,062.6
(1) The senior notes balances include unamortized debt premiums. Debt premiums represent the difference between the fair value of debt and the principal value of debt issued and is amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The unamortized debt premium as of June 30, 2023 and December 31, 2022 was $3.3 million and $3.5 million, respectively.

Borrowings Under Credit Facilities
    On March 25, 2020, the Kennedy-Wilson, Inc., a wholly-owned subsidiary of the Company (the "Borrower"), the Company and certain of the Company's subsidiaries entered into that certain Second Amended and Restated Credit Agreement (the "Credit Agreement", and the $500 million revolving line of credit thereunder, the "Second A&R Facility") with Bank of America, N.A., as administrative agent, and the lenders and letter of credit issuers party thereto. On June 12, 2023, the Borrower, the Company, and certain of the Company’s subsidiaries entered into the Second Amendment to Second Amended and Restated Credit Agreement (the “Second Amendment”) to the Second A&R Facility. Pursuant to the terms of the Second Amendment, the LIBOR-based interest rate applicable to borrowings under the Second A&R Facility was replaced with a SOFR-based interest rate, subject to adjustment as specified in the Second Amendment. Loans under the Second A&R Facility bear interest at a rate equal to Daily SOFR or Term SOFR plus an applicable rate between 1.75% and 2.50%, depending on the consolidated leverage ratio as of the applicable measurement date. The Second A&R Facility has a maturity date of March 25, 2024. Subject to certain conditions precedent and at the Borrower's option, the maturity date of the Second A&R Facility may be extended by one year.
    The Second A&R Facility has certain covenants as set forth in the Credit Agreement that, among other things, limit the Company and certain of its subsidiaries’ ability to incur additional indebtedness, pay dividends or make distributions to stockholders, repurchase capital stock or debt, make investments, sell assets or subsidiary stock, create or permit liens, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers. The Credit Agreement requires the Company to maintain (i) a maximum consolidated leverage ratio (as defined in the Credit Agreement) of not greater than 65%, measured as of the last day of each fiscal quarter, (ii) a minimum fixed charge coverage ratio (as defined in the Credit Agreement) of not less than 1.70 to 1.00, measured as of the last day of each fiscal quarter for the period of four full fiscal quarters then ended, (iii) a minimum consolidated tangible net worth equal to or greater

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
than the sum of $1,700,000,000 plus an amount equal to fifty percent (50%) of net equity proceeds received by the Company after the date of the most recent financial statements that are available as of March 25, 2020, measured as of the last day of each fiscal quarter, (iv) a maximum recourse leverage ratio (as defined in the Credit Agreement) of not greater than an amount equal to consolidated tangible net worth as of the measurement date multiplied by 1.5, measured as of the last day of each fiscal quarter, (v) a maximum secured recourse leverage ratio (as defined in the Credit Agreement) of not greater than an amount equal to 3.5% of consolidated total asset value (as defined in the Credit Agreement) and $299,000,000, (vi) a maximum adjusted secured leverage ratio (as defined in the Credit Agreement) of not greater than 55%, measured as of the last day of each fiscal quarter, and (vii) liquidity (as defined in the Credit Agreement) of at least $75.0 million. As of June 30, 2023, the Company was in compliance with these covenants.
    As of June 30, 2023, the Second A&R Facility had $149.1 million outstanding with $350.9 million available to be drawn.
    The average outstanding borrowings under the Second A&R Facility was $262.4 million during the six months ended June 30, 2023.
Senior Notes
On February 11, 2021, Kennedy-Wilson, Inc. ("KWI"), as issuer, issued $500.0 million aggregate principal amount of 4.750% senior notes due 2029 (the “2029 notes”) and $500.0 million aggregate principal amount of 5.000% senior notes due 2031 (the “2031 notes” and, together with the 2029 notes, the “initial notes”). On March 15, 2021, KWI issued an additional $100 million aggregate principal of the 2029 notes and an additional $100 million of the 2031 notes. These additional notes were issued as "additional notes" under the indentures pursuant to which KWI previously issued 2029 notes and the 2031 notes. On August 23, 2021, KWI issued $600.0 million aggregate principal amount of 4.750% senior notes due 2030 (the "2030 notes"). The notes are senior, unsecured obligations of KWI and are guaranteed by Kennedy-Wilson Holdings, Inc. and certain subsidiaries of KWI.

The notes accrue interest at a rate of 4.750% (in the case of the 2029 notes), 4.750% (in the case of the 2030 notes) and 5.000% (in the case of the 2031 notes) per annum, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2021 for the 2029 notes and 2031 notes and March 1, 2022 for the 2030 notes. The notes will mature on March 1, 2029 (in the case of the 2029 notes), February 1, 2030 (in case of 2030 notes) and March 1, 2031 (in the case of the 2031 notes), in each case unless earlier repurchased or redeemed. At any time prior to March 1, 2024 (in the case of the 2029 notes), September 1, 2024 (in the case of the 2030 notes) or March 1, 2026 (in the case of the 2031 notes), KWI may redeem the notes of the applicable series, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time on or after March 1, 2024 (in the case of the 2029 notes), September 1, 2024 (in the case of the 2030 notes) or March 1, 2026 (in the case of the 2031 notes), KWI may redeem the notes of the applicable series, in whole or in part, at specified redemption prices set forth in the indenture governing the notes of the applicable series, plus accrued and unpaid interest, if any, to the redemption date. In addition, prior to March 1, 2024 (for 2029 notes and 2031 notes) and September 1, 2024 (for 2030 notes), KWI may redeem up to 40% of the notes of either series from the proceeds of certain equity offerings. No sinking fund will be provided for the notes. Upon the occurrence of certain change of control or termination of trading events, holders of the notes may require KWI to repurchase their notes for cash equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.
The indentures governing the 2031 notes, 2030 notes, and 2029 notes contain various restrictive covenants, including, among others, limitations on the Company's ability and the ability of certain of the Company's subsidiaries to incur or guarantee additional indebtedness, make restricted payments, pay dividends or make any other distributions from restricted subsidiaries, redeem or repurchase capital stock, sell assets or subsidiary stocks, engage in transactions with affiliates, create or permit liens, enter into sale/leaseback transactions, and enter into consolidations or mergers. The indenture governing the 2031 notes, 2030 notes, and 2029 notes limit the ability of KWI and its restricted subsidiaries to incur additional indebtedness if, on the date of such incurrence and after giving effect to the new indebtedness, the maximum balance sheet leverage ratio (as defined in the indenture) is greater than 1.50 to 1.00, subject to certain exceptions. As of June 30, 2023, the maximum balance sheet leverage ratio was 0.98 to 1.00. See Note 15 for the guarantor and non-guarantor financial statements.
    As of June 30, 2023, the Company was in compliance with all financial covenants.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
NOTE 10—KWE UNSECURED BONDS
    The following table details KWE unsecured bonds as of June 30, 2023 and December 31, 2022:

(Dollars in millions)	June 30, 2023	December 31, 2022
KWE Euro Medium Term Note Programme(1)	$517.1	$507.1
Unamortized loan fees	(0.7)	(0.7)
Total KWE Unsecured Bonds	$516.4	$506.4
(1) The KWE unsecured bonds balances include unamortized debt discounts. Debt discounts represent the difference between the fair value of debt at issuance and the principal value of debt and are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The net unamortized discount as of June 30, 2023 and December 31, 2022 was $1.2 million and $1.5 million, respectively.
    As of June 30, 2023, KWE has senior unsecured notes for an aggregate principal amount of approximately $518.3 million (based on June 30, 2023 rates) (€475 million) (the "KWE Notes"). The KWE Notes were issued at a discount and have a carrying value of $517.1 million, with an annual fixed coupon of 3.25% and mature in 2025.  As KWE invested proceeds from the KWE Notes to fund equity investments in euro denominated assets, KWE designated the KWE Notes as net investment hedges under ASC Topic 815. Subsequent fluctuations in foreign currency rates that impact the carrying value of the KWE Notes are recorded to accumulated other comprehensive income. During the six months ended June 30, 2023, Kennedy Wilson recorded a gain of $16.8 million in other comprehensive income due to the weakening of the euro against the GBP during the period.
    The trust deed that governs the bonds contains various restrictive covenants for KWE, including, among others, limitations on KWE’s and its material subsidiaries’ ability to provide certain negative pledges. The trust deed limits the ability of KWE and its subsidiaries to incur additional indebtedness if, on the date of such incurrence and after giving effect to the incurrence of the new indebtedness, (1) KWE’s consolidated net indebtedness (as defined in the trust deed) would exceed 60% of KWE’s total assets (as calculated pursuant to the terms of the trust deed); and (2) KWE’s consolidated secured indebtedness (as defined in the trust deed) would exceed 50% of KWE’s total assets (as calculated pursuant to the terms of the trust deed). The trust deed also requires KWE, as of each reporting date, to maintain an interest coverage ratio (as defined in the trust deed) of at least 1.50 to 1.00 and have unencumbered assets of no less than 125% of its unsecured indebtedness (as defined in the trust deed).
As of June 30, 2023, KWE was in compliance with these covenants.
NOTE 11—EQUITY
Preferred Stock
On June 16, 2023, the Company announced the issuance of its $200 million perpetual preferred stock to Fairfax. Under the terms of the agreement, Fairfax purchased $200 million in cumulative perpetual preferred stock carrying a 6.00% annual dividend rate and 7-year warrants for approximately 12.3 million common shares with an initial exercise price of $16.21 per share.
On March 8, 2022, the Company announced the issuance of its $300 million perpetual preferred stock to Fairfax. Under the terms of the agreement, Fairfax purchased $300 million in cumulative perpetual preferred stock carrying a 4.75% annual dividend rate and 7-year warrants for approximately 13.0 million common shares with an initial exercise price of $23.00 per share.

The preferred stock described above is callable by Kennedy Wilson at any time. The cumulative perpetual preferred stock is treated as permanent equity in accordance with ASC Topic 480, Distinguishing Liabilities from Equity.

At-the-Market Equity Offering Program

In May 2022, the Company established an at-the-market equity offering program (the “ATM Program”) pursuant to which it may issue and sell shares of the Company’s common stock having an aggregate gross sales price of up to $200.0 million in amounts and at times as the Company determines from time to time. During the six months ended June 30, 2023, the Company issued 1,690,743 shares for $30.0 million under its ATM Program.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
The Company has no obligation to sell any of such shares under its ATM Program. Actual sales will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of its common stock, the Company's determination of the appropriate sources of funding for the Company, and potential uses of funding available.

Dividend Distributions

Kennedy Wilson declared and paid the following cash distributions on its preferred and common stock:

	Six Months Ended June 30, 2023		Six Months Ended June 30, 2022
(Dollars in millions)	Declared	Paid	Declared	Paid
Preferred Stock	$16.3	$15.7	$13.1	$8.6
Common Stock(1)	66.9	69.1	66.2	68.9
(1) The difference between declared and paid is the amount accrued on the consolidated balance sheets.
    Share-based Compensation
    During the six months ended June 30, 2023 and 2022, Kennedy Wilson recognized $14.4 million for both periods, of compensation expense related to the amortization of grant date fair values of restricted stock grants.
Common Stock Repurchase Program
    On November 4, 2020, the Company's board of directors authorized an expansion of its existing $250.0 million share repurchase plan to $500 million. Repurchases under the program may be made in the open market, in privately negotiated transactions, through the net settlement of the Company’s restricted stock grants or otherwise, with the amount and timing of repurchases dependent on market conditions and subject to the company’s discretion.
    During the six months ended June 30, 2023, Kennedy Wilson did not repurchase any shares under the stock repurchase program. During the six months ended June 30, 2022, Kennedy Wilson repurchased and retired 589,317 shares on the open market for $12.5 million under the previous stock repurchase program.
    Generally, upon vesting, the restricted stock granted to employees is net share-settled such that the Company will withhold shares with value equivalent to the employees’ minimum statutory obligation for the applicable income and other employment taxes, and remit the cash to the appropriate taxing authorities. The restricted shares that vested during six months ended June 30, 2023 and 2022 were net-share settled. The total shares withheld during the six months ended June 30, 2023 and 2022 were 1,046,430 shares and 796,756 shares, respectively. During the six months ended June 30, 2023 and 2022, total payments for the employees’ tax obligations to the taxing authorities for the shares which were net-share settled were $13.4 million and $18.6 million, respectively. These activities are reflected as a financing activity within Kennedy Wilson's consolidated statements of cash flows.
    Accumulated Other Comprehensive (Loss) Income
    The following table summarizes the changes in each component of accumulated other comprehensive loss, net of taxes from December 31, 2022 to June 30, 2023:

(Dollars in millions)	Foreign Currency Translation	Currency Derivative Contracts	Interest Rate Swaps	Total Accumulated Other Comprehensive Loss(1)
Balance at December 31, 2022	$(156.9)	$82.0	$3.2	$(71.7)
Unrealized gains, arising during the period	26.5	2.1	—	28.6
Deferred taxes on unrealized (gains) losses, arising during the period	(0.7)	3.1	—	2.4
Noncontrolling interests	(0.9)	—	—	(0.9)
Balance at June 30, 2023	$(132.0)	$87.2	$3.2	$(41.6)
(1) Excludes $358.4 million of inception to date accumulated other comprehensive losses associated with noncontrolling interest holders of KWE that the Company was required to record as part of the KWE Transaction in October 2017.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
NOTE 12—EARNINGS PER SHARE
Basic earnings (loss) per share is computed by dividing net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share is computed after adjusting the numerator and denominator of the basic earnings per share computation for the effects of all potentially dilutive common shares. The dilutive effect of non-vested stock issued under share‑based compensation plans is computed using the treasury stock method. The dilutive effect of the cumulative preferred stock is computed using the if‑converted method.
     The following is a summary of the elements used in calculating basic and diluted income (loss) per share for the three and six months ended June 30, 2023 and 2022:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, except share and per share amounts)	2023	2022	2023	2022
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$39.0	$(9.0)	$(1.8)	$25.8

Weighted average shares outstanding for basic	139,389,170	136,840,417	138,674,109	136,828,876
Basic earnings (loss) per basic share	$0.28	$(0.07)	$(0.01)	$0.19
Weighted average shares outstanding for diluted(1)	139,545,944	136,840,417	138,674,109	137,115,950
Diluted earnings (loss) per diluted share	$0.28	$(0.07)	$(0.01)	$0.19
(1)For the three months ended June 30, 2023 and 2022, a total of 41,616,847 and 28,615,806 potentially dilutive securities, respectively, have not been included in the diluted weighted average shares as they are anti-dilutive. For the six months ended June 30, 2023 and 2022, a total of 41,894,133 and 28,444,127 potentially dilutive securities, respectively, have not been included in the diluted weighted average shares as they are anti-dilutive.
NOTE 13—SEGMENT INFORMATION
Segment Presentation
    The Company evaluates its reportable segments in accordance with the guidance of ASC Topic 280, Segment Reporting, which aligns with how the business is being run and evaluated by the chief operating decision makers.
Segments
    The Company's operations are defined by two business segments: its Consolidated investment portfolio (the "Consolidated Portfolio") and its Co-Investment Portfolio:
•Consolidated Portfolio consists of the investments that the Company has made in real estate and real estate-related assets and consolidates on its balance sheet. The Company typically wholly-owns the assets in its Consolidated Portfolio.
•Co-Investment Portfolio consists of (i) the co-investments that the Company has made in real estate and real estate-related assets, including loans secured by real estate, through the commingled funds and joint ventures that it manages; and (ii) the fees (including, without limitation, asset management fees and construction management fees); and (iii) performance allocations that it earns on its fee bearing capital. The Company typically owns a 5-50% ownership interest in the assets in its Co-Investment Portfolio.
    In addition to the Company's two primary business segments the Company's Corporate segment includes, among other things, corporate overhead and the Company's auction group.
Consolidated Portfolio
     Consolidated Portfolio is a permanent capital vehicle focused on maximizing property cash flow. These assets are primarily wholly-owned and tend to have longer hold periods and the Company targets investments with accretive asset management opportunities. The Company typically focuses on office and multifamily assets in the Western United States and commercial assets in the United Kingdom and Ireland within this segment.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
Co-Investment Portfolio
     Co-Investment Portfolio segment consists of investments the Company makes with partners in which it receives (i) the fees (including, without limitation, asset management fees and construction management fees); (ii) performance allocations that it earns on its fee bearing capital; and (iii) distributions and profits from its ownership interest in the underlying operations of its co-investments. The Company utilizes different platforms in the Co-Investment Portfolio segment depending on the asset and risk return profiles.
The following tables summarize income activity by segment and corporate for the three and six months ended June 30, 2023 and 2022 and balance sheet data as of June 30, 2023 and December 31, 2022:

	Three Months Ended June 30, 2023

(Dollars in millions)	Consolidated	Co-Investments	Corporate	Total
Revenue
Rental	$106.6	$—	$—	$106.6
Hotel	15.5	—	—	15.5
Investment management fees	—	19.1	—	19.1
Loans	—	4.7	—	4.7
Other	—	—	0.6	0.6
Total revenue	122.1	23.8	0.6	146.5

Income (loss) from unconsolidated investments
Principal co-investments	—	6.3	—	6.3
Performance allocations	—	(7.7)	—	(7.7)
(Loss) income from unconsolidated investments	—	(1.4)	—	(1.4)

Gain on sale of real estate, net	89.0	—	—	89.0

Expenses
Rental	38.7	—	—	38.7
Hotel	9.7	—	—	9.7
Compensation and related	13.4	10.1	13.5	37.0
Performance allocation compensation	—	(1.1)	—	(1.1)
General and administrative	4.3	2.5	1.9	8.7
Depreciation and amortization	40.1	—	—	40.1
Total expenses	106.2	11.5	15.4	133.1
Interest expense	(41.0)	—	(25.0)	(66.0)
Loss on extinguishment of debt	(1.7)	—	—	(1.7)
Other income	13.0	—	11.3	24.3
Provision for income taxes	(6.2)	—	(4.1)	(10.3)
Net income (loss)	69.0	10.9	(32.6)	47.3
Net loss attributable to noncontrolling interests	0.1	—	—	0.1
Preferred dividends	—	—	(8.4)	(8.4)
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$69.1	$10.9	$(41.0)	$39.0

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

	Six Months Ended June 30, 2023

(Dollars in millions)	Consolidated	Co-Investments	Corporate	Total
Revenue
Rental	$213.2	$—	$—	$213.2
Hotel	26.1	—	—	26.1
Investment management fees	—	30.1	—	30.1
Loans	—	8.4	—	8.4
Other	—	—	0.9	0.9
Total revenue	239.3	38.5	0.9	278.7

Income (loss) from unconsolidated investments
Principal co-investments	—	22.7	—	22.7
Performance allocations	—	(18.4)	—	(18.4)
Income from unconsolidated investments	—	4.3	—	4.3

Gain on sale of real estate, net	108.2	—	—	108.2

Expenses
Rental	75.3	—	—	75.3
Hotel	17.6	—	—	17.6
Compensation and related	23.2	18.5	25.9	67.6
Performance allocation compensation	—	0.5	—	0.5
General and administrative	7.9	5.7	3.5	17.1
Depreciation and amortization	79.5	—	—	79.5
Total expenses	203.5	24.7	29.4	257.6
Interest expense	(78.2)	—	(50.1)	(128.3)
Loss on extinguishment of debt	(1.6)	—	—	(1.6)
Other income	12.0	—	9.3	21.3
(Provision for) benefit from income taxes	(8.0)	—	1.6	(6.4)
Net income (loss)	68.2	18.1	(67.7)	18.6
Net income attributable to noncontrolling interests	(4.1)	—	—	(4.1)
Preferred dividends	—	—	(16.3)	(16.3)
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$64.1	$18.1	$(84.0)	$(1.8)

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

	Three Months Ended June 30, 2022

(Dollars in millions)	Consolidated	Co-Investments	Corporate	Total
Revenue
Rental	$109.3	$—	$—	$109.3
Hotel	12.7	—	—	12.7
Investment management fees	—	11.0	—	11.0
Loans	—	2.7	—	2.7
Other	—	—	0.4	0.4
Total revenue	122.0	13.7	0.4	136.1

Income (loss) from unconsolidated investments
Principal co-investments	—	39.4	—	39.4
Performance allocations	—	(8.7)	—	(8.7)
Income from unconsolidated investments	—	30.7	—	30.7

Gain on sale of real estate, net	11.9	—	—	11.9

Expenses
Rental	36.4	—	—	36.4
Hotel	7.6	—	—	7.6
Compensation and related	9.8	10.9	13.1	33.8
Performance allocation compensation	—	(2.0)	—	(2.0)
General and administrative	3.6	3.9	1.9	9.4
Depreciation and amortization	43.3	—	—	43.3
Total expenses	100.7	12.8	15.0	128.5
Interest expense	(30.7)	—	(22.5)	(53.2)
Loss on extinguishment	(1.1)	—	—	(1.1)
Other income	2.8	—	0.8	3.6
(Provision for) benefit from income taxes	(8.5)	—	8.1	(0.4)
Net (loss) income	(4.3)	31.6	(28.2)	(0.9)
Net income attributable to noncontrolling interests	(0.3)	—	—	(0.3)
Preferred dividends	—	—	(7.8)	(7.8)
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(4.6)	$31.6	$(36.0)	$(9.0)

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

	Six Months Ended June 30, 2022

(Dollars in millions)	Consolidated	Co-Investments	Corporate	Total
Revenue
Rental	$213.5	$—	$—	$213.5
Hotel	19.2	—	—	19.2
Investment management fees	—	22.3	—	22.3
Loans	—	5.0	—	5.0
Other	—	—	0.8	0.8
Total revenue	232.7	27.3	0.8	260.8

Income from unconsolidated investments
Principal co-investments	—	117.6	—	117.6
Performance allocations	—	18.5	—	18.5
Income from unconsolidated investments	—	136.1	—	136.1

Gain on sale of real estate, net	13.8	—	—	13.8

Expenses
Rental	72.1	—	—	72.1
Hotel	11.9	—	—	11.9
Compensation and related	18.0	25.3	26.6	69.9
Performance allocation compensation	—	9.8	—	9.8
General and administrative	6.1	7.6	3.6	17.3
Depreciation and amortization	86.6	—	—	86.6
Total expenses	194.7	42.7	30.2	267.6
Interest expense	(59.7)	—	(44.0)	(103.7)
Loss on extinguishment of debt	(1.1)	—	—	(1.1)
Other income	5.9	—	3.5	9.4
(Provision for) benefit from income taxes	(10.4)	—	1.8	(8.6)
Net (loss) income	(13.5)	120.7	(68.1)	39.1
Net income attributable to noncontrolling interests	(0.2)	—	—	(0.2)
Preferred dividends	—	—	(13.1)	(13.1)
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(13.7)	$120.7	$(81.2)	$25.8

(Dollars in millions)	June 30, 2023	December 31, 2022
Total assets
Consolidated	$5,338.6	$5,684.1
Co-investment	2,565.0	2,387.5
Corporate	290.3	200.2
Total assets	$8,193.9	$8,271.8

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
NOTE 14—INCOME TAXES
    The Company derives a significant portion of its income from the rental and sale of real property. As a result, a substantial portion of its foreign earnings is subject to U.S. taxation under certain provisions of the Internal Revenue Code of 1986, as amended ("IRC"), applicable to controlled foreign corporations (known as the "Subpart F rules"). In determining the quarterly provisions for income taxes, the Company calculates income tax expense based on actual year-to-date income and statutory tax rates. The year-to-date income tax expense reflects the impact of foreign operations and income allocated to noncontrolling interests which is generally not subject to corporate tax.
    During the six months ended June 30, 2023, the Company generated pre-tax book income of $25.0 million related to its global operations and recorded a tax expense of $6.4 million. The tax expense for the period is above the US statutory tax rate. Significant items impacting the quarterly tax provision include: tax charges associated with non-deductible executive compensation under IRC Section 162(m) and non-deductible interest expense in the United Kingdom. During this period, the Company's net deferred tax asset (and associated valuation allowance) related to its excess tax basis in legacy UK real estate assets decreased as a result of KWE realizing higher tax losses than book losses on the disposition of real estate and from book unrealized foreign currency gains and fair value gains not recognized for tax.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)
NOTE 15—GUARANTOR AND NON-GUARANTOR FINANCIAL STATEMENTS
    The following consolidating financial information and condensed consolidating financial information include:
    (1) Condensed consolidating balance sheets as of June 30, 2023 and December 31, 2022; consolidating statements of operations for the three and six months ended June 30, 2023 and 2022, of (a) Kennedy-Wilson Holdings, Inc., as the parent, (b) Kennedy-Wilson, Inc., as the subsidiary issuer, (c) the guarantor subsidiaries, (d) the non-guarantor subsidiaries and (e) Kennedy-Wilson Holdings, Inc. on a consolidated basis; and
    (2) Elimination of entries necessary to consolidate Kennedy-Wilson Holdings, Inc., as the parent, with Kennedy-Wilson, Inc. and its guarantor and non-guarantor subsidiaries.
    Kennedy Wilson owns 100% of all of the guarantor subsidiaries, and, as a result, in accordance with Rule 3-10(d) of Regulation S-X promulgated by the SEC, no separate financial statements are required for these subsidiaries as of and for the three and six months ended June 30, 2023 or 2022.

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

CONDENSED CONSOLIDATING BALANCE SHEET AS OF JUNE 30, 2023 (Dollars in millions)

	Parent	Kennedy-Wilson, Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Elimination	Consolidated Total
Assets
Cash and cash equivalents	$—	$175.6	$82.6	$128.8	$—	$387.0
Accounts receivable	—	0.5	20.4	19.1	—	40.0
Real estate and acquired in place lease values, net of accumulated depreciation and amortization	—	—	1,466.1	3,515.9	—	4,982.0
Unconsolidated investments	—	14.5	693.2	1,613.2	—	2,320.9
Investments in and advances to consolidated subsidiaries	2,197.8	4,247.3	2,803.5	—	(9,248.6)	—
Loan purchases and originations	—	4.7	207.4	32.0	—	244.1
Other assets	—	78.2	50.4	91.3	—	219.9
Total assets	$2,197.8	$4,520.8	$5,323.6	$5,400.3	$(9,248.6)	$8,193.9

Liabilities and equity
Liabilities
Accounts payable	$—	$0.3	$2.0	$13.9	$—	$16.2
Accrued expenses and other liabilities	43.4	391.4	81.1	126.5	—	642.4
Mortgage debt	—	—	993.2	1,893.8	—	2,887.0
KW unsecured debt	—	1,931.3	—	—	—	1,931.3
KWE unsecured bonds	—	—	—	516.4	—	516.4
Total liabilities	43.4	2,323.0	1,076.3	2,550.6	—	5,993.3

Equity
Kennedy-Wilson Holdings, Inc. shareholders' equity	2,154.4	2,197.8	4,247.3	2,803.5	(9,248.6)	2,154.4
Noncontrolling interests	—	—	—	46.2	—	46.2
Total equity	2,154.4	2,197.8	4,247.3	2,849.7	(9,248.6)	2,200.6
Total liabilities and equity	$2,197.8	$4,520.8	$5,323.6	$5,400.3	$(9,248.6)	$8,193.9

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

CONDENSED CONSOLIDATING BALANCE SHEET AS OF DECEMBER 31, 2022 (Dollars in millions)

	Parent	Kennedy-Wilson, Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Elimination	Consolidated Total
Assets
Cash and cash equivalents	$—	$91.5	$59.6	$288.2	$—	$439.3
Accounts receivable	—	0.1	18.2	22.5	—	40.8
Real estate and acquired in place lease values, net of accumulated depreciation and amortization	—	—	1,656.8	3,531.3	—	5,188.1
Unconsolidated investments	—	15.9	698.6	1,523.6	—	2,238.1
Investments in and advances to consolidated subsidiaries	2,009.0	4,289.3	2,850.0	—	(9,148.3)	—
Loan purchases and originations	—	5.8	111.6	32.0	—	149.4
Other assets	—	85.7	50.5	79.9	—	216.1
Total assets	$2,009.0	$4,488.3	$5,445.3	$5,477.5	$(9,148.3)	$8,271.8

Liabilities
Accounts payable	$—	$0.5	$4.0	$11.7	$—	16.2
Accrued expense and other liabilities	45.0	416.2	76.5	120.5	—	658.2
Mortgage debt	—	—	1,075.5	1,942.5	—	3,018.0
KW unsecured debt	—	2,062.6	—	—	—	2,062.6
KWE unsecured bonds		—	—	506.4	—	506.4
Total liabilities	45.0	2,479.3	1,156.0	2,581.1	—	6,261.4

Equity
Kennedy-Wilson Holdings, Inc. shareholders' equity	1,964.0	2,009.0	4,289.3	2,850.0	(9,148.3)	1,964.0
Noncontrolling interests	—	—	—	46.4	—	46.4
Total equity	1,964.0	2,009.0	4,289.3	2,896.4	(9,148.3)	2,010.4
Total liabilities and equity	$2,009.0	$4,488.3	$5,445.3	$5,477.5	$(9,148.3)	$8,271.8

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

CONSOLIDATING STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 2023 (Dollars in millions)

	Parent	Kennedy-Wilson, Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Elimination	Consolidated Total
Total revenue	$—	$—	$63.7	$82.8	$—	$146.5

Total (loss) income from unconsolidated subsidiaries	—	(0.1)	(19.1)	17.8	—	(1.4)

Gain (loss) on sale of real estate, net	—	—	94.5	(5.5)	—	89.0

Total expenses	7.3	25.0	42.2	58.6	—	133.1

Income from consolidated subsidiaries	54.5	97.4	15.0	—	(166.9)	—
Interest expense	—	(24.9)	(12.6)	(28.5)	—	(66.0)
Loss on early extinguishment of debt	—	—	(1.5)	(0.2)	—	(1.7)
Other income (loss)	0.1	11.3	(0.2)	13.1	—	24.3
Income before provision for income taxes	47.3	58.7	97.6	20.9	(166.9)	57.6
Provision for income taxes	—	(4.2)	(0.2)	(5.9)	—	(10.3)
Net income	47.3	54.5	97.4	15.0	(166.9)	47.3
Net loss attributable to the noncontrolling interests	—	—	—	0.1	—	0.1
Preferred dividends	(8.4)	—	—	—	—	(8.4)
Net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$38.9	$54.5	$97.4	$15.1	$(166.9)	$39.0

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

CONSOLIDATING STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2023 (Dollars in millions)

	Parent	Kennedy-Wilson, Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Elimination	Consolidated Total
Total revenue	$—	$0.1	$120.1	$158.5	$—	$278.7

Total (loss) income from unconsolidated subsidiaries	—	(0.1)	(46.0)	50.4	—	4.3

Gain on sale of real estate, net	—	—	98.2	10.0	—	108.2

Total expenses	14.9	42.0	86.2	114.5	—	257.6

Income from consolidated subsidiaries	33.3	114.7	52.5	—	(200.5)	—
Interest expense	—	(50.1)	(23.4)	(54.8)	—	(128.3)
(Loss) gain on early extinguishment of debt	—	—	(2.0)	0.4	—	(1.6)
Other income	0.2	9.2	0.7	11.2	—	21.3
Income before benefit from (provision for) income taxes	18.6	31.8	113.9	61.2	(200.5)	25.0
Benefit from (provision for) income taxes	—	1.5	0.8	(8.7)	—	(6.4)
Net income	18.6	33.3	114.7	52.5	(200.5)	18.6
Net income attributable to the noncontrolling interests	—	—	—	(4.1)	—	(4.1)
Preferred dividends	(16.3)	—	—	—	—	(16.3)
Net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$2.3	$33.3	$114.7	$48.4	$(200.5)	$(1.8)

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

CONSOLIDATING STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 2022 (Dollars in millions)

	Parent	Kennedy-Wilson, Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Elimination	Consolidated Total
Total revenue	$—	$0.1	$55.7	$80.3	$—	$136.1

Total income from unconsolidated investments	—	(1.3)	5.5	26.5	—	30.7

Gain on sale of real estate, net	—	—	11.4	0.5	—	11.9

Total expenses	7.4	21.9	45.3	53.9	—	128.5

Income from consolidated subsidiaries	6.4	42.9	31.4	—	(80.7)	—
Interest expense	—	(22.3)	(10.4)	(20.5)	—	(53.2)
Loss on early extinguishment of debt	—	—	(1.1)	—	—	(1.1)
Other income (loss)	—	0.9	(0.4)	3.1	—	3.6
(Loss) income before benefit from (provision for) income taxes	(1.0)	(1.6)	46.8	36.0	(80.7)	(0.5)
Benefit from (provision for) income taxes	—	8.1	(3.9)	(4.6)	—	(0.4)
Net (loss) income	(1.0)	6.5	42.9	31.4	(80.7)	(0.9)
Net income attributable to the noncontrolling interests	—	—	—	(0.3)	—	(0.3)
Preferred dividends	(7.8)	—	—	—	—	(7.8)
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(8.8)	$6.5	$42.9	$31.1	$(80.7)	$(9.0)

Kennedy-Wilson Holdings, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

CONSOLIDATING STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (Dollars in millions)

	Parent	Kennedy-Wilson, Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Elimination	Consolidated Total
Total revenue	$—	$0.1	$109.5	$151.2	$—	$260.8

Total income from unconsolidated investments	—	0.7	14.0	121.4	—	136.1

Gain on sale of real estate, net	—	—	11.4	2.4	—	13.8

Total expenses	14.5	44.4	98.1	110.6	—	267.6

Income from consolidated subsidiaries	53.5	135.7	127.4	—	(316.6)	—
Interest expense	—	(44.0)	(20.1)	(39.6)	—	(103.7)
Loss on early extinguishment of debt	—	—	(1.1)	—	—	(1.1)
Other income (loss)	—	3.7	(0.7)	6.4	—	9.4
Income before benefit from (provision for) income taxes	39.0	51.8	142.3	131.2	(316.6)	47.7
Benefit from (provision for) income taxes	—	1.8	(6.6)	(3.8)	—	(8.6)
Net income	39.0	53.6	135.7	127.4	(316.6)	39.1
Net income attributable to the noncontrolling interests	—	—	—	(0.2)	—	(0.2)
Preferred dividends	(13.1)	—	—	—	—	(13.1)
Net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$25.9	$53.6	$135.7	$127.2	$(316.6)	$25.8

Item 2.Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of our financial condition and results of operations contains forward-looking statements within the meaning of the federal securities laws. See the discussion under the heading “Forward-looking Statements” elsewhere in this report. Unless specifically noted otherwise, as used throughout this Management’s Discussion and Analysis section, “we,” “our,” "us," "the Company" or “Kennedy Wilson” refers to Kennedy-Wilson Holdings, Inc. and its wholly-owned subsidiaries. “Equity partners” refers to third-party equity providers and non-wholly-owned subsidiaries that we consolidate in our financial statements under U.S. GAAP. Please refer to “Non-GAAP Measures and Certain Definitions” for definitions of certain terms used throughout this Management’s Discussion and Analysis Section.

Quarter to Date and Year to Date Highlights
•For the three months ended June 30, 2023, we had net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders of $39.0 million as compared to net loss attributable to Kennedy-Wilson Holdings, Inc. common shareholders of $9.0 million for the same period in 2022. For the three months ended June 30, 2023 we had Adjusted EBITDA of $195.1 million as compared to $118.4 million for the same period in 2022. The increase is due to higher gains on sale of real estate, net, the arrangement fee received on the Construction Loan Portfolio, and higher NOI on Shelbourne Hotel (as detailed in discussions below). Additionally, during the period, the Company’s share of interest expense was higher due to changes in the contractual interest rates of its indebtedness. However, this was offset by increases in the fair value of the Company’s interest rate derivatives (which are recognized in other income) that the Company put in place pursuant to its interest rate management policy to hedge against the risks associated with increases in interest rates. Through the securing of hedges pursuant to such policy, the effective interest rate of the Company’s share of indebtedness is 4.3%, which reflects an approximate 60 basis point savings over contractual interest rates.

•For the six months ended June 30, 2023, we had net loss attributable to Kennedy-Wilson Holdings, Inc. common shareholders of $1.8 million as compared to net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders of $25.8 million for the same period in 2022. For the six months ended June 30, 2023 we had Adjusted EBITDA of $286.0 million as compared to $278.5 million for the same period in 2022. The decrease in net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders is primarily due to a decreases in fair values and performance allocations (which is slightly offset by higher gains on sale of real estate, net for the six months ended June 30, 2023) and preferred dividends due to the issuance of preferred stock. These decreases were offset by increases in interest income and arrangement fee and recurring fees earned on our debt platform as detailed below and higher levels of NOI generated from the Shelbourne Hotel as compared to the same period in 2022 (given the higher volume of travel post COVID-19 pandemic). Additionally, during the period, the Company’s share of interest expense was higher due to changes in the contractual interest rates of its indebtedness. This was partially offset by increases in the fair value of the Company’s interest rate derivatives (which are recognized in other income) put in place to hedge against the risks associated with increases in interest rates. See above with respect to a discussion regarding the Company’s interest rate management policy and the effective interest rate of the Company’s share of debt.

•On our Co-Investment portfolio we had $35.4 million of realized operating results and recorded fair value losses and unrealized performance allocation declines (aggregate of $31.1 million) during the six months ended June 30, 2023 as compared to $45.1 million of realized operating performance and $91.0 million of fair value gains and unrealized performance allocation increases during the same period in 2022. We had fair value losses and promote write downs relating to office properties and market rate multifamily properties in the Western United States and Ireland due to cap rate expansion. The fair value losses were offset by fair value gains that we recorded with respect to: (i) the assets in our VHH platform; (ii) certain European development projects as such projects move closer to being completed; and (iii) foreign exchange movements, net of any foreign exchange hedges. Operating results declined due to higher interest costs and lower sales volume at Kohanaiki, compared to the same period in 2022.

•During the second quarter of 2023, the Company and affiliates of Fairfax Financial Holdings Limited (collectively, "Fairfax"), its equity partner, acquired a $3.8 billion construction loan portfolio from Pacific Western Bank (the "Construction Loan Portfolio"). The Company’s investment in the Construction Loan Portfolio was 5% of the purchase price and the future funding obligations. The $3.8 billion represents the gross commitment amount that has a current outstanding balance of $1.9 billion (KW share of $96.4 million) net of a 4.5% discount on gross commitment amounts. The Construction Loan Portfolio is comprised of floating-rate construction loans that carry a weighted-average interest rate of approximately 8.6%, with approximately 80% of the portfolio secured by high-quality multifamily and student housing properties and the remainder including mainly industrial, hotel, and life science assets. The Company also recognized a $7.3 million arrangement fee in investment management fees for arranging the structuring and closing of this transaction during the quarter. As this fee related to the transaction closing and was paid by the seller and not from the borrowers in the underlying loans, we recognized the full fee during the six months ended June 30, 2023. In addition, the Company will earn customary asset management fees from its equity partner going forward for these loans. Subsequent to the quarter, the Company and Fairfax acquired an additional $357.4 million of construction loans in the same economic structure from Pacific Western Bank and the Company will recognize an additional $0.5 million arrangement fee during the third quarter of 2023 in connection with such closings. As part of the acquisition of the Construction Loan Portfolio, approximately 40 employees from Pacific Western Bank that originated and managed the loans in the Construction Loan Portfolio will become Kennedy Wilson employees during the third quarter of 2023.

•During the second quarter of 2023, the Company announced the issuance of $200 million aggregate liquidation preference of perpetual preferred equity of the Company's preferred stock (the "Series C Preferred Stock") to Fairfax. Under the terms of the agreement, Fairfax purchased $200 million aggregate liquidation preference of cumulative perpetual preferred stock, which accrues cumulative cash dividends at a rate of 6.00% per annum, and 7-year warrants for approximately 12.3 million common shares with an initial exercise price of $16.21 per share. The preferred stock is callable by Kennedy Wilson at any time. The convertible perpetual preferred stock is presented as permanent equity.
Company Overview

We own, operate and develop high-quality real estate across growing markets in the Western United States, the United Kingdom and Ireland with the objective of generating strong long-term risk-adjusted returns for our shareholders and partners. For the six months ended June 30, 2023, our 224 employees managed a total of $25.1 billion of Real Estate Assets Under Management ("AUM"), which includes 37,362 multifamily units (including 4,814 units under lease up or in process of being developed), 11.5 million office square feet, 10.6 million industrial square feet and 3.7 million retail square feet (including 1.3 million square feet under lease up or in process of being developed), and $2.8 billion of development and residential and other. As of June 30, 2023, the $22.3 billion of operating properties within our AUM produced total revenue of $768.9 million (KW's share of which was $363.3 million) for the six months ended June 30, 2023 compared to $19.8 billion of operating properties with total revenue of $698.6 million (KW's share of which was $342.6 million) during the same period in 2022. Our global team, located in offices throughout the United States, the United Kingdom, Ireland and Spain, also managed the consummation of $17.7 million of gross acquisitions and $2.1 billion of loan investments (KW's ownership interest of 20% and 5%, respectively) and $507.9 million of gross dispositions and $155.5 million of loan repayments (KW's ownership interest of 65% and 6%) during the six months ended June 30, 2023.

Our global real estate portfolio is primarily comprised of multifamily communities (59%), commercial properties (37%) and hotel and other properties (4%) based upon our share of NOI. The Western United States represents 62% of our portfolio, with a focus on the Mountain West region, our largest global region which includes our investments in Idaho, Utah, Nevada, Arizona, and New Mexico. We also invest in the Pacific Northwest, including the state of Washington, and Northern and Southern California. In Europe, our portfolio is focused in the United Kingdom (17%) and Ireland (19%). NOI amounts above exclude estimated NOI from our development properties which will increase our NOI as construction is completed and they are leased up. Please refer to the Development and Redevelopment section for more detail on the development pipeline and status of projects.

Our business is comprised of two segments.

Our Consolidated Portfolio (as defined below) includes primarily wholly-owned multifamily communities, office and retail properties, and one hotel. Our ownership interests in such consolidated properties make up our Consolidated Portfolio ("Consolidated Portfolio") business segment as discussed in detail throughout this report.
    In addition to investing our shareholder's capital, we invest capital on behalf of our partners in real estate and real estate related assets through our Co-Investment Portfolio ("Co-Investment Portfolio"). This fee-bearing capital represents total third-party committed or invested capital that we manage in our joint ventures and commingled funds that entitle us to earn fees, including without limitation, asset management fees, construction management fees, acquisition and disposition fees and/or promoted interest, if applicable. As of June 30, 2023, our fee-bearing capital was $7.9 billion and we recognized $30.1 million in base investment management fees and a write down of $18.4 million of performance allocations (allocated amounts to us on co-investments we managed based on the cumulative performance of the underlying investment) during the six months ended June 30, 2023. We generally invest our own capital alongside our equity partners in these joint ventures and commingled funds that we manage.
The table below details key metrics of the Consolidated and Co-Investment portfolios as of June 30, 2023:

	Consolidated	Co-Investments
AUM (billions)(1)	$11.0	$14.1
Multifamily units - market rate(1)	10,392	15,151
Multifamily units - affordable(1)	—	11,819
Office feet square feet (millions)(1)	4.7	6.8
Industrial square feet (millions)(1)	—	10.6
Retail square feet (millions)(1)	2.2	1.5
Hotels(1)	1	1
Real estate debt - 100% (billions)	$—	$4.6
Real estate debt - KW share (millions)	$—	$259.9
(1)Includes amounts for properties that are stabilized, under development and unstabilized.
In addition to our income-producing real estate, we engage in development, redevelopment and value add initiatives through which we enhance cash flows or reposition assets to increase value. See additional details in the section titled Development and Redevelopment below.
Our interests in the investments described above and the fees that we earn from such vehicles make up our Co-Investment Portfolio segment.
Investment Approach
    The following is our investment approach:
•Identify countries and markets with an attractive investment landscape
•Establish operating platforms in our target markets
•Develop local intelligence and create and maintain long-lasting relationships, primarily with financial institutions and the brokerage community
•Leverage relationships and local knowledge to drive proprietary investment opportunities with a focus on off-market transactions that we expect will result in above average cash flows and returns over the long term
•Acquire high quality assets, either on our own or through investment management platform with strategic partners
•Reposition assets to enhance cash flows post-acquisition
•Explore development opportunities or acquire development assets that fit within our overall investment strategy
•Continuously evaluate and selectively harvest asset and entity value through strategic realizations using both the public and private markets
    In order to help the user of the financial statements understand our company, we have included certain five-year selected financial data. The following table shows selected financial items for the three and six months ended June 30, 2023 dating back to 2019.

	Three Months Ended June 30,
($ in millions, except fee bearing capital and AUM which $ in billions)	2023	2022	2021	2020	2019
GAAP
Revenues	$146.5	$136.1	$108.4	$107.1	$143.7
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	39.0	(9.0)	215.4	(42.1)	50.8
Basic income (loss) per share of common stock	0.28	(0.07)	1.55	(0.30)	0.36
Diluted income (loss) per share of common stock	0.28	(0.07)	1.53	(0.30)	0.36
Dividends declared per share of common stock	0.24	0.24	0.22	0.22	0.21
Non-GAAP(1)
Consolidated NOI	$71.7	$76.3	$60.6	$63.4	$82.9
% change	(6.0)%	25.9%	(4.4)%	(23.5)%	—%
JV NOI	$41.7	$39.8	$27.0	$22.8	$19.5
% change	4.8%	47.4%	18.4%	16.9%	—%
Adjusted EBITDA	$195.1	$118.4	$410.2	$72.8	$187.4
% change	64.8%	(71.1)%	463.5%	(61.2)%	—%
Adjusted Net Income	$86.0	$41.4	$264.6	$12.0	$105.1
Adjusted Net Income percentage change	107.7%	(84.4)%	2,105.0%	(88.6)%	—%
Fee-bearing capital	$7.9	$5.3	$4.5	$3.5	$2.4
% change	49.1%	17.8%	28.6%	45.8%	—%
AUM	$25.1	$22.6	$18.5	$18.9	$16.4
% change	11.1%	22.2%	(2.1)%	15.2%	—%

	Six Months Ended June 30,
($ in millions, except fee bearing capital and AUM which $ in billions)	2023	2022	2021	2020	2019
GAAP
Revenues	$278.7	$260.8	$207.8	$230.4	$284.4
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	(1.8)	25.8	209.8	(52.0)	45.5
Basic (loss) income per share of common stock	(0.01)	0.19	1.51	(0.37)	0.33
Diluted (loss) income per share of common stock	(0.01)	0.19	1.50	(0.37)	0.33
Dividends declared per share of common stock	0.48	0.48	0.44	0.44	0.42
Non-GAAP(1)
Consolidated NOI	$142.5	$145.7	$113.8	$133.7	$154.9
% change	(2.2)%	28.0%	(14.9)%	(13.7)%	—%
JV NOI	$83.2	$78.5	$53.4	$52.7	$36.0
% change	6.0%	47.0%	1.3%	46.4%	—%
Adjusted EBITDA	$286.0	$278.5	$537.8	$184.8	$307.5
% change	2.7%	(48.2)%	191.0%	(39.9)%	—%
Adjusted Net Income	91.3	126.8	311.6	56.8	158.9
Adjusted Net Income percentage change	(28)%	(59)%	449%	(64)%	—%
Fee-bearing capital	$7.9	$5.3	$4.5	$3.5	$2.4
% change	49.1%	17.8%	28.6%	45.8%	—%
AUM	$25.1	$22.6	$18.5	$18.9	$16.4
% change	11.1%	22.2%	(2.1)%	15.2%	—%
(1) Please refer to "Certain Non-GAAP Measures and Reconciliations" for a reconciliation of certain non-GAAP items to U.S. GAAP.

The following tables show selected financial items as of June 30, 2023 and as of December 31, 2022 through 2019:

	June 30,	December 31,
(in millions)	2023	2022	2021	2020	2019
Cash and cash equivalents	$387.0	$439.3	$524.8	$965.1	$573.9
Total assets	8,193.9	8,271.8	7,876.5	7,329.0	7,304.5
Mortgage debt	2,887.0	3,018.0	2,959.8	2,589.8	2,641.0
KW unsecured debt	1,931.3	2,062.6	1,852.3	1,332.2	1,131.7
KWE unsecured bonds	516.4	506.4	622.8	1,172.5	1,274.2
Kennedy Wilson equity	2,154.4	1,964.0	1,777.6	1,644.5	1,678.7
Noncontrolling interests	46.2	46.4	26.3	28.2	40.5
Total equity	2,200.6	2,010.4	1,803.9	1,672.7	1,719.2
Common shares outstanding	139.3	137.8	138.0	141.4	142.3

The following table shows the historical U.S. federal income tax treatment of Company’s common stock dividend for the years ended December 31, 2022 through 2018:

	December 31,
	2022	2021	2020	2019	2018
Taxable Dividend	37.81%	—%	27.14%	10.53%	23.43%
Non-Taxable Return of Capital	62.19%	100.00%	72.86%	89.47%	76.57%
Total	100.00%	100.00%	100.00%	100.00%	100.00%
Business Segments
    As briefly described above, our operations are defined by two business segments: our Consolidated Portfolio and our Co-Investment Portfolio.
•Our Consolidated Portfolio consists of the investments in real estate and real estate-related assets that we have made and consolidate on our balance sheet.  We typically wholly-own the assets in our Consolidated Portfolio.
•Our Co-Investment Portfolio consists of (i) the co-investments in real estate and real estate-related assets, including loans secured by real estate, that we have made through the commingled funds and joint ventures that we manage; (ii) fees (including, without limitation, asset management fees and construction management fees); and (iii) performance allocations that we earn on our fee bearing capital. We typically have a 5% to 50% ownership interest in the assets in our Co-Investment Portfolio. We have a weighted average ownership in our Co-Investment Portfolio assets of 41% as of June 30, 2023.
    In addition to our two primary business segments, our Corporate segment includes, among other things, our corporate overhead and our auction group.
Consolidated Portfolio
    Our Consolidated Portfolio is a permanent capital vehicle focused on maximizing property cash flow. These assets are primarily wholly-owned and tend to have longer hold periods and we target investments with accretive asset management opportunities. We typically focus on office and multifamily assets in the Western United States and office and retail assets in the United Kingdom and Ireland within this segment.
    The table below represents a summarized balance sheet of our Consolidated Portfolio which is held at historical depreciated cost as of June 30, 2023 and December 31, 2022:

($ in millions)	June 30, 2023	December 31, 2022
Cash(1)	$171.1	$316.7
Real estate	4,982.0	5,188.1
Accounts receivable and other assets	141.1	135.1
Total Assets	$5,294.2	$5,639.9

Accounts payable, accrued expenses and other liabilities	156.4	156.6
Mortgage debt	2,887.0	3,018.0
KWE bonds	516.4	506.4
Total Liabilities	3,559.8	3,681.0

Equity	$1,734.4	$1,958.9
(1)Excludes $215.9 million and $122.5 million as of June 30, 2023 and December 31, 2022 of corporate non-property level cash.
Co-Investment Portfolio
    We utilize different platforms in the Co-Investment Portfolio segment depending on the asset and risk return profiles.
    The table below represents our share of the carrying value (primarily at fair value) of the balance sheet of our Co-Investment Portfolio as of June 30, 2023 and December 31, 2022:

($ in millions)	June 30, 2023	December 31, 2022
Cash	$113.8	$86.9
Real estate	4,599.9	4,319.1
Loans	255.1	158.7
Accounts receivable and other assets	280.6	298.0
Total Assets	$5,249.4	$4,862.7

Accounts payable and accrued expenses	103.4	88.0
Mortgage debt	2,581.0	2,387.2
Total Liabilities	2,684.4	2,475.2

Equity	$2,565.0	$2,387.5
    Separate accounts
    We have several equity partners for whom we act as the general partner and receive investment management fees and performance allocations, including asset management, acquisition, disposition, financing, construction management, and other fees. In addition to acting as the asset manager and general partner of those joint ventures, we are also a co-investor in these properties. Our separate account platforms have defined investment parameters such as asset types, leverage and return profiles and expected hold periods. As of June 30, 2023, our weighted average ownership interest in the various joint ventures that we manage was 45%.
Commingled funds
    We currently have investments in four closed end funds that we manage and receive investment management fees. We focus on sourcing investors in the U.S., Europe and Middle East and investments in the U.S. and Europe with respect to our commingled funds. Each of our funds have, among other things, defined investment guidelines, investment hold periods and target returns. Currently our three U.S. based funds focus on value-add properties that have an expected hold period of 5 to 7 years. Our European fund focuses on value add commercial properties in the United Kingdom, Ireland and Spain that also have expected hold periods of 5 to 7 years. As of June 30, 2023, our weighted average ownership interest in the commingled funds that we manage was 13%.

VHH
     Through our Vintage Housing Holdings ("VHH") partnership we acquire and develop income and age restricted properties. See a detailed discussion of this business in the Multifamily section below.
    Investment Types
    The following are the product types we invest in through our Consolidated Portfolio and Co-Investment Portfolio segments:
    Multifamily
    We pursue multifamily acquisition opportunities where we can unlock and enhance asset value through a myriad of strategies, including institutional management, asset renovation and rehabilitation, repositioning and creative recapitalization. We focus primarily on apartment communities in supply-constrained, infill markets.
Our global multifamily portfolio has 37,362 units as of June 30, 2023, consisting of 32,548 stabilized units and 4,814 units that are undergoing lease up or are in the process of being developed.
    As of June 30, 2023, we hold ownership interests in 147 assets that include 10,392 consolidated market rate multifamily apartment units, 15,151 market rate units within our Co-Investment Portfolio and 11,819 affordable units in our VHH platform. Our largest Western United States multifamily regions are the Mountain West region (Idaho, Utah, Montana, Colorado, Arizona, New Mexico and Nevada) and the Pacific Northwest (primarily the greater Seattle area and Portland, Oregon). The remainder of the Western United States portfolio is located in Northern and Southern California. In Ireland we focus on Dublin city center and the suburbs of the city.
    Our asset management strategy entails installing strong property management teams to drive leasing activity and upkeep of the properties. We also add amenities designed to promote health and wellness, celebrate local and cultural events and enhance the lives of residents living in our communities. We also incorporate spaces for rest and socialization across our global multifamily portfolio, including clubhouses, fitness centers, business suites, outdoor play areas, pools and dog parks. Lastly, we utilize real-time market data and artificial intelligence based applications to ensure we are attaining current market rents.
Multifamily - Affordable Housing
Through our VHH platform we focus on affordable units based on income and in some cases age restrictions. With homes reserved for residents that make 50% to 60% of the area’s median income, VHH provides an affordable long-term solution for qualifying working families and active senior citizens, coupled with modern amenities that are a hallmark of our traditional multifamily portfolio. Fundamental to VHH’s success is a shared commitment to delivering quality affordable homes and building communities that enrich residents’ lives, including providing programs such as social support groups, after-school programs, transportation assistance, computer training, and wellness classes.

We hold an approximate 50% interest in VHH which acts as the general partner (developer/asset manager) of 56 affordable housing projects totaling 11,819 units (including 13 investments held without a tax credit investor (“tax credit limited partner”), and 43 investments held with a tax credit limited partner). Included in the portfolio are 9,630 operating units and 2,189 units that are under development or lease up. When we acquired VHH in 2015, the portfolio consisted a total of 5,485 units. These units are included in our multifamily unit count discussed throughout this report.

With respect to the assets that are held with tax credit limited partners ("LPs"), VHH generally sells 99.9% of the legal ownership interest in the applicable asset to the tax credit LPs, in exchange for cash that is used to build and/or rehabilitate the property. Although legal ownership interests in these assets are sold to the tax credit LPs, VHH continues to receive a majority of the cash flow generated from these assets through deferred developer fees and other fee arrangements and profits splits agreed to between VHH and the tax credit LPs (a structure which is commonly used by peer companies with similar businesses). This results in VHH maintaining on average 75% of the economic ownership interests in the assets throughout the portfolio.

During the six months ended June 30, 2023, we received $5.6 million of proceeds from VHH from recurring monthly distributions. On a trailing 12-month basis, we have received $23.5 million of proceeds from VHH, including $10.6 million from recurring monthly distributions, $2.8 million from paid developer fees at conversion and $10.1 million from sales and refinancings.

Further, on properties where tax credits are sold, VHH typically utilizes tax-exempt bond financing to help finance its partnership investments. Typical financing includes a bridge to permanent financing solution, where a floating rate option is utilized during the construction and lease-up period and a permanent loan with a fixed rate locked at the time of closing becomes effective upon conversion/stabilization. The typical term for these loan facilities is 17 years.

We acquired our ownership interest in VHH in 2015 for approximately $80.0 million. As of June 30, 2023 we have contributed an additional $142.8 million into VHH and have received $301.9 million in cash distributions. VHH is an unconsolidated investment that we account for using the fair value option which had a carrying value of $290.5 million as of June 30, 2023. Since our acquisition in 2015, we have recorded $293.8 million worth of fair value gains on our investment in VHH, including $25.3 million during the six months ended June 30, 2023.

The value of our investment in VHH is determined through several approaches including a discounted cash flow analysis on a partnership-by-partnership basis that factors in the distinct economic splits between VHH and its tax credit partners (where applicable). This methodology assumes ordinary distributions and future sale of the underlying property after the tax credit period has expired. The average cap rates assumed at sale range from 5.00% - 7.50% with discount rates ranging from 7.25% - 9.75%. Additionally, the value of our investment in VHH is also corroborated through applying multiples to VHH’s various streams of annual cash flows using public company peer multiples for recurring free cash flow (ordinary distributions) and promote (paid developer fees) and total cash flow. During the six months ended June 30, 2023, the various valuation methodologies produced results that are within a 5% range.
    Commercial
    Our investment approach for office acquisition criteria differs across our various investment platforms. For our Consolidated Portfolio we look to invest in large high-quality properties with high replacement costs. In our separate account portfolios our partners have certain characteristics whether it be location, financing (unencumbered properties) or hold period. The commingled funds typically look for opportunities that have a value-add component that can benefit from our asset management expertise. After acquisition, the properties are generally repositioned to enhance market value.
Our industrial portfolio consists mainly of last mile distribution centers located in the United Kingdom, Ireland and the Mountain West and Northern California regions of the United States.
    Our retail portfolio has different characteristics based on the geographic markets where the properties are located. In Europe, we have a mixture of high street retail, suburban shopping centers and leisure assets which are mainly located in the United Kingdom as well as Dublin and Madrid. In our Western United States retail portfolio, we invest in shopping centers that are generally grocery anchored.
    As of June 30, 2023, we hold investments in 56 office properties totaling over 11.5 million square feet, 111 industrial properties totaling 10.6 million square feet and 28 retail properties totaling 3.7 million square feet predominately in the United Kingdom and Ireland, with additional investments in the Pacific Northwest, Southern California, Spain and Italy. Our Consolidated portfolio held over 4.7 million square feet of office space and 2.2 million square feet of retail space. Our Co-Investment Portfolio has 6.8 million square feet of office space, 10.6 million square feet of industrial space and 1.5 million square feet of retail space.
    Development and Redevelopment
    We have a number of development, redevelopment and entitlement projects that are underway or in the planning stages. Unlike the residential projects that are held for sale and described in Residential and Other section below, these initiatives may ultimately result in income-producing assets. As of June 30, 2023, we have 2,220 multifamily units and 0.4 million commercial rentable square feet we are actively developing. If these projects are brought to completion, our estimated share of the total capitalization of these projects would be approximately $803.0 million (approximately 76% of which has already been funded), which we expect would be funded through our existing equity, third party equity, project sales, tax credit financing and secured debt financing.  This represents total capital over the life of the projects and is not a representation of peak capital and it does not take into account any distributions over the course of the investment. We and our equity partners are under no obligation to complete these projects and may dispose of any such assets after adding value through the entitlement process. Please also see the section titled “Liquidity and Capital Resources - Development and redevelopment” section for additional detail on these investments.
    Real Estate Debt
     We have a global debt platform with multiple partners that has a total current capacity of $10 billion. Our global debt platform, which includes partners across insurance and sovereign wealth funds, invests across the entire real estate debt capital structure in the United States, United Kingdom and Europe and targets loans secured by high-quality real estate located in such jurisdictions. In our role as asset manager, we earn customary fees for managing the platform. Currently, our global debt platform investments have been made without the use of any leverage and are invested through our Co-Investment Portfolio.
The global debt platform consists of two groups: construction lending platform which was established with the acquisition of the Construction Loan Portfolio from Pacific Western Bank in the second quarter of 2023 and our bridge loan platform. The construction lending platform consists of variable rate loans that are predominantly secured by high-quality multifamily and student housing properties with the remainder consisting of industrial, hotel, and life science assets. Construction loans typically finance from 50% to 60% of the cost to construct the underlying properties. The terms are generally three years with short-term, performance-based extension options. Interest typically accrues into principal balance with principal and interest being paid at maturity. The bridge loan portfolio consists of variable rate loans are generally three-year with one or two 12 month extension options. Our bridge loans are secured by multifamily, office, retail, industrial and hotel assets in the Western United States or United Kingdom. We also invest in certain mezzanine loans that are fixed rate and tend to have maturities of 5 to 10 years and are secured by office or multifamily properties in the Western United States.
    As of June 30, 2023, we held interests in 100 loans, 89% that have floating interest rates, located in the United States and the United Kingdom, with an average interest rate to Kennedy Wilson of 10.2% per annum and an unpaid principal balance ("UPB") of $4.6 billion of real estate debt (of which our share was a UPB of $259.9 million). Some of our loans contain additional funding commitments that will increase our loan balances if they are utilized. As of June 30, 2023, we had unfulfilled capital commitments totaling $100.5 million to our loan portfolio. In addition to interest income (which includes origination, exit and extension fees), we also earn customary asset management fees from our partners for managing these loan investments.
    Our current loan portfolio is focused on performing loans. However, if market conditions deteriorate, we may stop accruing for interest income if loans become non-performing and account for loans on a cash basis. We will explore all options of recouping our loan investments including pursuing taking title of collateral securing loans. We also expect more opportunities to arise in acquiring loan portfolios at a discount from their contractual balance due as a result of market conditions. Such loans are underwritten by us based on the value of the underlying real estate collateral. Due to the discounted purchase price for such loans, we seek, and are generally able to, accomplish near term realization of the loan in a cash settlement or by obtaining title to the property.
Hotel
    We originally acquired debt interests in each of the hotels in our Consolidated and Co-Investment portfolios and were able to utilize these debt positions to take ownership of the real estate. These properties are examples of how we are able to leverage different platforms within the Company to add value to properties and shareholders.
As of June 30, 2023, we owned one consolidated operating hotel, the iconic Shelbourne Hotel, which consists of 265 hotel rooms located in Dublin, Ireland. Additionally, in our Co-Investment Portfolio, we have a five-star Rosewood flagged Kona Village Resort development that consists of 150 rooms in Kona, Hawaii, which opened in July 2023.
    Residential and Other
    In certain cases, we may pursue for-sale housing acquisition opportunities, including land for entitlements, finished lots, urban infill housing sites and partially finished and finished housing projects. On certain income-producing acquisitions, there are adjacent land parcels for which we may pursue entitlement activities or, in some cases, development or re-development opportunities.
    This group also includes our investment in liquid non-real estate investments which include investment funds that hold marketable securities and private equity investments.
    As of June 30, 2023, we held 12 investments that are primarily comprised of 1,070 acres located in Hawaii and the Western United States and are primarily invested through our Co-Investment Portfolio. As of June 30, 2023, these investments had a gross asset value of $193.7 million. These investments are in various stages of completion, ranging from securing the proper entitlements on land positions to sales of units/lots.

    Fair Value Investments

    As of June 30, 2023, $2.2 billion or 94% of our investments in our Co-Investment Portfolio (27% of total assets) were held at estimated fair value. As of June 30, 2023, there were cumulative fair value gains on investments held of $511.0 million, which comprises 23% of the $2.2 billion carrying value of fair value unconsolidated investments that are currently held. Our investment in VHH accounts for $293.8 million of the $511.0 million cumulative fair value gains. See discussion of VHH above for more detail.   Fair value changes consist of changes in the underlying value of properties and associated mortgage debt as well as foreign currency fluctuations (net of any direct hedges) for non-dollar denominated investments. During the six months ended June 30, 2023, we recorded $12.7 million and $18.4 million, respectively, of net fair value losses and write downs of performance allocations on Co-Investment portfolio investments.

    In determining estimated fair market values, the Company utilizes two approaches to value real estate, a discounted cash flow analysis and direct capitalization approach.

Discounted cash flow models estimate future cash flows from a buyer's perspective (including terminal values) and compute a present value using a market discount rate. The holding period in the analysis is typically ten years. Although the ten year holding period is consistent with how market participants often estimate values in connection with buying real estate, these holding periods can be shorter depending on the life of the structure an investment is held within. The cash flows include a projection of the net sales proceeds at the end of the holding period, computed using a market reversionary capitalization rate.

Under the direct capitalization approach, the Company applies a market derived capitalization rate to current and future income streams with appropriate adjustments for tenant vacancies or rent-free periods. These capitalization rates and future income streams are derived from comparable property and leasing transactions and are considered to be key inputs in the valuation. Other factors that are taken into consideration include tenancy details, planning, building and environmental factors that might affect the property.

The Company also utilizes valuations from independent real estate appraisal firms on some of its investments ("appraised valuations"), with certain investment structures periodically (typically annually) requiring appraised valuations. All appraised valuations are reviewed and approved by the Company.
The value of the Company’s investment in VHH is determined through several approaches including a discounted cash flow analysis on a partnership-by-partnership basis that factors in the distinct economic splits between VHH and its tax credit partners (where applicable). This methodology assumes ordinary distributions and future sale of the underlying property after the tax credit period has expired. The average cap rates assumed at sale range from 5.00% - 7.50% with discount rates ranging from 7.25% - 9.75%. Additionally, the value of our investment in VHH is also corroborated through applying multiples to VHH’s various streams of annual cash flows using public company peer multiples for recurring free cash flow (ordinary distributions) and promote (paid developer fees) and total cash flow. During the six months ended June 30, 2023, the various valuation methodologies produced results that are within a 5% range.

The accuracy of estimating fair value for investments cannot be determined with precision and cannot be substantiated by comparison to quoted prices in active markets and may not be realized in a current sale or immediate settlement of the asset or liability. Additionally, there are inherent uncertainties in any fair value measurement technique, and changes in the underlying assumptions used, including capitalization rates, discount rates, liquidity risks, and estimates of future cash flows could significantly affect the fair value measurement amounts. All valuations of real estate involve subjective judgments, and the actual market price of real estate can only be determined by negotiation between independent parties in a sales transaction.

Estimated Rates Used for
		Capitalization Rates	Discount Rates
Multifamily	Income approach - discounted cash flow	5.00% —7.50%	7.30% — 9.80%
	Income approach - direct capitalization	4.10% — 5.70%	N/A
Office	Income approach - discounted cash flow	5.20% — 7.50%	7.50% — 9.30%
	Income approach - direct capitalization	4.30% — 8.70%	N/A
Industrial	Income approach - discounted cash flow	5.00% — 6.30%	6.30% — 7.80%
	Income approach - direct capitalization	3.90% — 8.10%	N/A
Retail	Income approach - discounted cash flow	6.50%	8.30%
Hotel	Income approach - discounted cash flow	6.00%	8.30%

    In valuing indebtedness, we consider significant inputs such as the term of the debt, value of collateral, credit quality of investment entities and market interest rates and spreads as well as market loan-to-value ratios relative to the Company's debt instruments. The credit spreads used by Kennedy Wilson for these types of investments range from 1.38% to 7.25%.

    There is no active secondary market for our development projects and no readily available market value given the uncertainty of the amount and timing of future cash flows. Accordingly, our determination of fair value of our development projects requires judgment and extensive use of estimates. Therefore, we typically use investment cost as the estimated fair value until future cash flows become more predictable. Additionally, the fair value of our development projects may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that we may ultimately realize. If we were required to liquidate an investment in a forced or liquidation sale, we could realize significantly less than the value at which we have recorded it. In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized or incurred on these investments to be different than the unrealized gains or losses reflected in the currently assigned valuations.
Ongoing macroeconomic conditions, such as, but not limited to, high inflation, central banks raising interest rates to curtail high inflation, banks ability and willingness to lend, currency fluctuations and the ongoing military conflict between Russia and Ukraine and international sanctions against Russia, continue to fuel recessionary fears and create volatility in our business results and operations. Any prolonged downturn in the financial markets or a recession, either globally or locally in the United States or in other countries in which we conduct business, could impact the fair value of investments held by the Company. As a result of the rapid development, fluidity and uncertainty surrounding these situations, the Company expects that information with respect to fair value measurement may change, potentially significantly, going forward and may not be indicative of the actual impact on our business, operations, cash flows and financial condition for the six months ended June 30, 2023 and future periods.
Real Estate Assets Under Management (AUM)
    AUM generally refers to the properties and other assets with respect to which we provide (or participate in) oversight, investment management services and other advice, and which generally consist of real estate properties or loans, and investments in joint ventures. Our AUM is principally intended to reflect the extent of our presence in the real estate market, not the basis for determining our management fees. Our AUM consists of the total estimated fair value of the real estate properties and other real estate related assets either owned by third parties, wholly-owned by us or held by joint ventures and other entities in which our sponsored funds or investment vehicles and client accounts have invested. Committed (but unfunded) capital from investors in our sponsored funds is not included in our AUM. The estimated value of development properties is included at estimated completion cost.
    The table below details the changes in the Company's AUM for the six months ended June 30, 2023:

(in millions)	December 31, 2022	Increases	Decreases	June 30, 2023
AUM	$23,028.4	$3,293.8	$(1,222.4)	$25,099.8
    AUM increased 9.0% to approximately $25.1 billion as of June 30, 2023. The increase is due to acquisition of the Construction Loan Portfolio from Pacific Western Bank, capital expenditures on development projects and fair value gains on European development projects and VHH portfolio. These increases were offset by the sale of non-core residential and retail assets in the Western United States and retail assets in the United Kingdom as well as a couple sales in our comingled funds that had completed their business plans. We also had fair value declines primarily on market rate multifamily apartments, office and retail assets in our global portfolio.
The accuracy of estimating fair value for investments cannot be determined with precision and cannot be substantiated by comparison to quoted prices in active markets and may not be realized in a current sale or immediate settlement of the asset or liability (particularly given the ongoing macroeconomic conditions such as, but not limited to, recent adverse developments affecting regional banks and other financial institutions, high inflation and central banks raising interest rates to curtail high inflation which continues to fuel recessionary fears). Additionally, there are inherent uncertainties in any fair value measurement technique, and changes in the underlying assumptions used, including capitalization rates, discount rates, liquidity risks, and estimates of future cash flows could significantly affect the fair value measurement amounts. All valuations of real estate involve subjective judgments, and the actual market price of real estate can only be determined by negotiation between independent parties in a sales transaction.
Foreign Currency and Currency Derivative Instruments

Please refer to item 3. Quantitative and Qualitative Disclosures About Market Risk for our discussion regarding foreign currency and currency derivative instruments.
Kennedy Wilson Consolidated Financial Results: Three Months Ended June 30, 2023 Compared to the Three Months Ended June 30, 2022

	Three Months Ended June 30, 2023
(Dollars in millions)	Consolidated	Co-Invest	Corporate	Total
Revenue
Rental	$106.6	$—	$—	$106.6
Hotel	15.5	—	—	15.5
Investment management fees	—	19.1	—	19.1
Loans	—	4.7	—	4.7
Other	—	—	0.6	0.6
Total revenue	122.1	23.8	0.6	146.5
Income (loss) from unconsolidated investments
Principal co-investments	—	6.3	—	6.3
Performance allocations	—	(7.7)	—	(7.7)
(Loss) income from unconsolidated investments	—	(1.4)	—	(1.4)

Gain on sale of real estate, net	89.0	—	—	89.0

Expenses
Rental	38.7	—	—	38.7
Hotel	9.7	—	—	9.7
Compensation and related	13.4	10.1	13.5	37.0
Performance allocation compensation	—	(1.1)	—	(1.1)
General and administrative	4.3	2.5	1.9	8.7
Depreciation and amortization	40.1	—	—	40.1
Total expenses	106.2	11.5	15.4	133.1
Interest expense	(41.0)	—	(25.0)	(66.0)
Loss on early extinguishment of debt	(1.7)	—	—	(1.7)
Other income	13.0	—	11.3	24.3
Provision for income taxes	(6.2)	—	(4.1)	(10.3)
Net income (loss)	69.0	10.9	(32.6)	47.3
Net loss attributable to the noncontrolling interests	0.1	—	—	0.1
Preferred dividends	—	—	(8.4)	(8.4)
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	69.1	10.9	(41.0)	39.0
Add back (less):
Interest expense	41.0	—	25.0	66.0
Loss on early extinguishment of debt	1.7	—	—	1.7
Kennedy Wilson's share of interest expense included in unconsolidated investments	—	23.3	—	23.3
Depreciation and amortization	40.1	—	—	40.1
Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments	—	0.8	—	0.8
Provision for income taxes	6.2	—	4.1	10.3
Kennedy Wilson's share of taxes included in unconsolidated investments	—	—	—	—
Fees eliminated in consolidation	(0.1)	0.1	—	—
EBITDA adjustments attributable to noncontrolling interests	(1.8)	—	—	(1.8)
Preferred dividends	—	—	8.4	8.4
Share-based compensation	—	—	7.3	7.3
Adjusted EBITDA(1)	$156.2	$35.1	$3.8	$195.1
(1) See "Non-GAAP Measures and Certain Definitions" section for definitions and discussion of Adjusted EBITDA.

	Three Months Ended June 30, 2022
(Dollars in millions)	Consolidated	Co-Invest	Corporate	Total

Revenue
Rental	$109.3	$—	$—	$109.3
Hotel	12.7	—	—	12.7
Investment management fees	—	11.0	—	11.0
Loans	—	2.7	—	2.7
Other	—	—	0.4	0.4
Total revenue	122.0	13.7	0.4	136.1
Income (loss) from unconsolidated investments
Principal co-investments	—	39.4	—	39.4
Performance allocations	—	(8.7)	—	(8.7)
Income from unconsolidated investments	—	30.7	—	30.7

Gain on sale of real estate, net	11.9	—	—	11.9

Expenses
Rental	36.4	—	—	36.4
Hotel	7.6	—	—	7.6
Compensation and related	9.8	10.9	13.1	33.8
Performance allocation compensation	—	(2.0)	—	(2.0)
General and administrative	3.6	3.9	1.9	9.4
Depreciation expense	43.3	—	—	43.3
Total expenses	100.7	12.8	15.0	128.5
Interest expense	(30.7)	—	(22.5)	(53.2)
Loss on early extinguishment of debt	(1.1)	—	—	(1.1)
Other income	2.8	—	0.8	3.6
(Provision for) benefit from income taxes	(8.5)	—	8.1	(0.4)
Net (loss) income	(4.3)	31.6	(28.2)	(0.9)
Net income attributable to the noncontrolling interests	(0.3)	—	—	(0.3)
Preferred dividends	—	—	(7.8)	(7.8)
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	(4.6)	31.6	(36.0)	(9.0)
Add back (less):
Interest expense	30.7	—	22.5	53.2
Loss on early extinguishment of debt	1.1	—	—	1.1
Kennedy Wilson's share of interest expense included in unconsolidated investments	—	15.1	—	15.1
Depreciation and amortization	43.3	—	—	43.3
Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments	—	0.9	—	0.9
Provision for (benefit from) income taxes	8.5	—	(8.1)	0.4
Fees eliminated in consolidation	(0.1)	0.1	—	—
EBITDA adjustments attributable to noncontrolling interests	(1.7)	—	—	(1.7)
Preferred dividends	—	—	7.8	7.8
Share-based compensation	—	—	7.3	7.3
Adjusted EBITDA(1)	$77.2	$47.7	$(6.5)	$118.4
(1) See "Non-GAAP Measures and Certain Definitions" section for definitions and discussion of Adjusted EBITDA

Financial Highlights

    GAAP net income to common shareholders was $39.0 million and a loss of $9.0 million for the three months ended June 30, 2023 and 2022, respectively.
    Adjusted EBITDA was $195.1 million and $118.4 million for the three months ended June 30, 2023 and 2022, respectively.

The increase in GAAP net income to common shareholders and Adjusted EBITDA is primarily due to (i) higher gains on sale (ii) the arrangement fee received from Pacific Western Bank as part of the Construction Loan Portfolio acquisition. These amounts that contributed to the increase in GAAP net income and Adjusted EBITDA were offset by lower fair value gains on our Co-Investment Portfolio in the three months ended June 30, 2023 as compared to the three months ended June 30, 2022. Additionally, during the period, the Company’s share of interest expense was higher due to changes in the contractual interest rates of its indebtedness. However, this was offset by increases in the fair value of the Company’s interest rate derivatives (which are recognized in other income) that the Company put in place pursuant to its interest rate management policy to hedge against the risks associated with increases in interest rates. Through the securing of hedges pursuant to such policy, the effective interest rate of the Company’s share of indebtedness is 4.3%, which reflects an approximate 60 basis point savings over contractual interest rates. Please see "Co-Investment Portfolio Segment" below for a discussion of the fair value movements during the current and prior periods.
    Operational Highlights
    Same store property highlights for the three months ended June 30, 2023 include:
•For our 16,767 same property multifamily units for the three months ended June 30, 2023 as compared to the prior period:
◦occupancy decreased slightly to 93.1% from 94.1%
◦net operating income increased by 1.8%
◦total revenues increased by 2.9%
•For 4.5 million square feet of same property office real estate for the three months ended June 30, 2023 as compared to the prior period:
◦occupancy increased to 94.6% from 93.5%
◦net operating income decreased by 2.2%
◦total revenues decreased by 0.9%
•Investment Transactions
◦Consolidated Portfolio:
▪sold (i) a 49% interest in two previously wholly-owned market-rate multifamily properties totaling 790 units for a gross valuation of $228 million ($112 million at the Company’s share) into an existing joint venture platform managed by the Company and (ii) a previously wholly-owned 293-unit multifamily asset into our VHH platform for a gross valuation of $49 million. These sales generated net gains of approximately $95 million for the Company. The Company also made progress on its non-core asset sale program by selling four UK retail assets and one office asset in Italy for a total sales price of $16 million which resulted in a net loss of approximately $1 million.
◦Co-Investment Portfolio:
▪acquired the Construction Loan Portfolio as described above.
▪(i) sold $54 million in industrial and other assets held by funds and joint ventures (the Company’s share of which was $16 million); and (ii) was repaid a total of $155 million in loan repayments (the Company's share of which was $10 million).
    Foreign Exchange - Results of Operations
    A significant portion of our investments are located outside of the United States and denominated in foreign currencies. In order to reduce the impact of foreign currency exchange rates we hedge some of our exposure. However, we typically do not hedge future operations or cash flows and, therefore, changes in foreign currency rates will have an impact on our results of operations. We have included the table below to illustrate the impact these fluctuations have had on our revenues, net income and Adjusted EBITDA by applying the relevant exchange rates for the prior period. Please refer to the Currency Risk - Foreign Currencies section in Item 3 for a discussion of risks relating to foreign currency and our hedging strategy and the "Other Comprehensive Income" section below for a discussion of the balance sheet impact of foreign currency movements on our results of operations.

	Three Months Ended June 30, 2023
(dollars in millions)	Consolidated		Co-Investment		Total
Revenues	$1.9	1%	$0.1	—%	$2.0	1%
Net (loss) income	(0.8)	(2)%	(0.2)	(1)%	(1.0)	(3)%
Adjusted EBITDA	0.5	—%	(0.1)	—%	0.4	—%

	Three Months Ended June 30, 2022
(dollars in millions)	Consolidated		Co-Investment		Total
Revenues	$(4.1)	(3)%	$(0.2)	—%	$(4.3)	(3)%
Net (loss) income	(0.3)	3%	(12.7)	141%	(13.0)	144%
Adjusted EBITDA	(3.2)	(3)%	(13.1)	(11)%	(16.3)	(14)%
Consolidated Portfolio Segment
    Rental income was $106.6 million for the three months ended June 30, 2023 as compared to $109.3 million for the same period in 2022. The $2.7 million decrease is primarily due to the sale of non-core retail assets in the Western United States with funds from those sales being reinvested into Co-Investment Portfolio investments. Additionally, we had a $1.3 million reduction to rental income for the three months ended June 30, 2023, as we assessed the full collection of these rents as improbable, compared to $2.5 million for the same period in 2022. This reduction was offset by the cash collection of $0.9 million we received during the three months ended June 30, 2023 and $2.9 million we received during the three months ended June 30, 2022, respectively, on previously reserved receivables which increased rental income. The cash collections were primarily from governmental assistance programs for multifamily properties and collections of past due receivables at retail properties.
    Hotel income was $15.5 million for the three months ended June 30, 2023 as compared to $12.7 million for the same period in 2022. The $2.8 million increase is primarily due to increased travel to Dublin, Ireland, leading to higher occupancy and average daily rate ("ADR") at the Shelbourne Hotel during the three months ended June 30, 2023.
Gain on sale of real estate, net was $89.0 million for the three months ended June 30, 2023 as compared to $11.9 million during the same period in 2022. The gain recognized during the three months ended June 30, 2023 relates to sale of equity interests in three Western United States multifamily properties into various Co-Investment platforms which triggered deconsolidation as described above. The gain on sale of real estate, net includes an impairment loss of $4.4 million on non-core retail assets that are being marketed for sale in Ireland and the United Kingdom. The gain recognized during the three months ended June 30, 2022 relates to non-core retail assets in the United Kingdom and Western United States which includes impairment loss of $5.0 million relating to non-core office and retail buildings in the United Kingdom that are being marketed for sale.
    Rental expenses increased to $38.7 million for the three months ended June 30, 2023 as compared to $36.4 million for the three months ended June 30, 2022. The increase is due to higher expenses on European office and retail properties.
    Hotel expenses increased to $9.7 million for the three months ended June 30, 2023 as compared to $7.6 million for the three months ended June 30, 2022 primarily due to increased level of activity at the Shelbourne Hotel during 2023 as described above.
Depreciation and amortization decreased to $40.1 million during the three months ended June 30, 2023 as compared to $43.3 million for the same period in 2022. The decrease is primarily due to the full amortization of lease related intangibles on an office property in the Western United States. Due to the full amortization in the fourth quarter 2022 there is no activity in the three months ended June 30, 2023.
    Interest expense was $41.0 million for the three months ended June 30, 2023 as compared to $30.7 million for the same period in 2022. The increase is primarily due to increased levels of consolidated property debt as well as increases in market interest rates. These increases were offset by increases in the value of undesignated interest rate derivatives recorded to other income that are discussed below. The Company views interest expense net of the impact of interest rate derivatives as part of its interest rate risk analysis.
Loss on early extinguishment of debt was $1.7 million for the three months ended June 30, 2023 as compared to $1.1 million for the three months ended June 30, 2022. Both periods activity relate to prepayment penalties and the write off of loan fees on mortgage loans that were refinanced.
Other income was $13.0 million for the three months ended June 30, 2023 as compared to other income of $2.8 million for the three months ended June 30, 2022. We recorded mark to market fair value gains of $13.2 million on undesignated interest rate caps and swap contracts associated with consolidated investments held in the current period primarily at KWE. This was driven by increases in the forward curve rates. We entered into these undesignated contracts to hedge against rising interest rates. Other income for the three months ended June 30, 2022 was due to mark to market fair value gains on the Company's corporate undesignated interest rate caps and swap contracts.
    Co-Investment Portfolio Segment
Investment Management
     We receive asset management fees for managing assets on behalf of our partners on our Co-Investment Portfolio assets. During the three months ended June 30, 2023, we had fees recorded through revenues of $19.1 million as compared to $11.0 million for the same period in 2022. During the three months ended June 30, 2023, the increase primarily related to a $7.3 million arrangement fee that was earned from Pacific Western Bank for facilitating the one-time Construction Loan Portfolio closing. We also had higher base management fees as a result of having more assets under management ("AUM") in our Co-Investment Portfolio mainly from the growth of in our global debt platform and Western United States multifamily separate accounts. Performance fees are recorded as part of income from unconsolidated investments and discussed below.
Loans and other income increased to $4.7 million during the three months ended June 30, 2023 as compared to $2.7 million for the same period in 2022. These amounts represent interest income on our share of loan investments within our global real estate debt platform and the increase is due to the growth of the platform and rising interest rates as the majority of our loans in our debt platform are floating rate loans.
Co-investment operations
    In addition to our management of investments in the Co-Investment Portfolio, we have ownership interests in the properties that sit within our Co-Investment Portfolio. The table below represents a breakout of the amounts within income from unconsolidated investments which represents our share of underlying property investments in the Co-Investment Portfolio assets for the three months ended June 30, 2023 and the three months ended June 30, 2022:

	Three Months Ended June 30,
	2023	2022
Revenue
Rental	$61.5	$55.9
Sale of real estate	10.5	27.1
Total revenue	72.0	83.0

Fair value/other adjustments	(16.2)	14.6
Performance allocations	(7.7)	(8.7)

Expenses
Rental	19.8	16.1
Cost of real estate sold	5.8	22.7
Depreciation and amortization	0.8	0.9
Total expenses	26.4	39.7

Interest expense	(23.1)	(15.2)
Other loss	—	(3.3)
(Loss) income from unconsolidated investments	$(1.4)	$30.7
The decrease in income from unconsolidated investments is primarily due to the following:

During the three months ended June 30, 2023, we recorded fair value decreases with respect to: (i) office properties in our commingled funds due to cap rate expansion which also led to us recording a decrease of the accrued performance allocations with respect to such funds as discussed below; (ii) certain market rate multifamily properties in the Western United States and Ireland; (iii) the write off of a $5 million investment in a social impact real estate fund manager. These fair value decreases were offset by the following: (i) recorded fair value increases with respect to our investment in VHH (our affordable rate multifamily platform) due to gains from the resyndication of a property and the sale of retail units at one of its properties; (ii) recorded fair value increases on certain of our development projects located in Dublin, Ireland as we are near completion in such projects; and (iii) fair value increases on interest rate derivatives held by our Co-Investment properties as forward interest rates rose.

During the three months ended June 30, 2023, we recorded a $7.7 million decrease in the accrual for performance allocations primarily related to the fair value decreases that we recorded with respect to two of our Western United States commingled funds as described above. We also had reductions in performance allocations on market rate multifamily separate account platforms in the Western United States and Ireland. These decreases were offset by an increase in performance allocations on our European commingled fund due to the increase in value associated with an investment held by such fund. There is no performance allocation structure with respect to our investment in VHH.

During the three months ended June 30, 2022, we recorded a slight reduction in real estate fair values, including the impact of foreign currency exchange rates. Such decreases, however, were more than offset by the fair value gains that we recorded on our fixed rate mortgages that are secured by certain properties, primarily related to having long term fixed rate debt that is at substantially lower rates than the current market rates as a result of higher base rates and spreads in today's financing market.

During the three months ended June 30, 2022, we recorded a $8.7 million decrease in the accrual for performance fees relating to our commingled funds and separate account investments as a result of the reduction of fair value gains and performance allocations that we accrued during prior periods primarily from a separate account multifamily investment in the Las Vegas market.

Expenses
Co-Investment Portfolio expenses decreased to $11.5 million for the three months ended June 30, 2023 as compared to $12.8 million for the same period in 2022. The decrease compared to the prior period was primarily due to a lower allocation of corporate expenses to the Co-Investment Portfolio segment in the current period due to lower fair value gains in the Co-Investment Portfolio and higher gains on sale in the Consolidated Portfolio.
    Corporate
Expenses increased to $15.4 million for the three months ended June 30, 2023 as compared to $15.0 million for the three months ended June 30, 2022 due to higher discretionary bonus compensation expense for the three months ended June 30, 2023.
    Interest expense was $25.0 million for the three months ended June 30, 2023 as compared to $22.5 million for the same period in 2022. For the three months ended June 30, 2023, we had higher corporate debt balances outstanding due to higher average outstanding balance drawn on the line of credit. Additionally, the interest rate on our line of credit was higher for the three months ended June 30, 2023 as compared to the same period in 2022 as the line has a variable interest rate which also contributed to the increase in interest expense. The interest expense increase was offset by increases in the value of interest rate derivatives as discussed below.
Other income increased to $11.3 million for the three months ended June 30, 2023 as compared to other income of $0.8 million for the same period in 2022. We recorded mark to market fair value gains on interest rate caps and swaps that the Company bought to hedge its variable rate interest rate exposure during three months ended June 30, 2023.

Our income tax expense was $10.3 million for the three months ended June 30, 2023 as compared to income tax expense of $0.4 million for the same period in 2022. The increase in income tax expense is primarily attributable to a $58.1 million increase in worldwide pre-tax book income in 2023 as compared to the same period in the prior year. Our effective tax rate for the three months ended June 30, 2023 was 17.9% as compared to an effective tax rate of 80.0% for the same period in 2022. Significant items impacting the quarterly tax provision include: tax charges associated with non-deductible executive compensation under IRC Section 162(m) and non-deductible interest expense in the United Kingdom, offset by tax benefits from the partial release of the valuation allowance against our deferred tax assets associated with our excess tax basis in our investment in KWE. During the three months ended June 30, 2023, the deferred tax asset (and associated valuation allowance) related to our investment in KWE decreased as a result of KWE realizing higher tax losses than book losses on the disposition of real estate and book unrealized foreign currency gains and fair value gains not recognized for tax. The effective tax rate for 2022 exceeded the statutory tax rate due to non-deductible executive compensation in the United States and non-deductible interest expense in the United Kingdom.
    Other Comprehensive Income (Loss)
The two major components that drive the change in other comprehensive income are the change in foreign currency rates and the gain or loss of any associated foreign currency hedges. Please refer to the Currency Risk - Foreign Currencies section in Item 3 for a discussion of our risks relating to foreign currency and our hedging strategy. Below is a table that details the activity for the three months ended June 30, 2023 and 2022.

	Three Months Ended June 30,
(Dollars in millions)	2023	2022
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$39.0	$(9.0)
Unrealized foreign currency translation gains (losses), net of noncontrolling interests and tax	11.6	(58.6)
Unrealized foreign currency derivative contract gains, net of noncontrolling interests and tax	6.4	21.9
Unrealized gain on interest rate swaps	—	0.9
Comprehensive income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$57.0	$(44.8)

The main currencies that we have exposure to are the euro and pound sterling. The table below represents the change in rates over the three months ended June 30, 2023 and 2022 as compared to the U.S. Dollar:

	Three Months Ended June 30,
	2023	2022
Euro	0.6%	(5.1)%
GBP	3.0%	(7.0)%

Comprehensive income (loss), net of taxes and noncontrolling interests, for the three months ended June 30, 2023 and 2022 was income of $57.0 million and loss of $44.8 million, respectively.  The Company experienced net unrealized gains on foreign currency through other comprehensive income for the period due to the euro and the GBP strengthening against the U.S. Dollar. Unrealized hedge gains were driven by hedges that KWE holds on its euro denominated investments as the euro weakened against the GBP. These hedge gains were offset by losses on hedges that the Company has on its GBP denominated investments. In the prior period, the Company also had interest rate swap contracts to swap some of its variable rate loans to fixed rate terms which resulted in unrealized gains on interest rate swaps from anticipation of further interest rate hikes. For the three months ended June 30, 2023, the Company has not designated any of its interest rate swaps and changes in fair value have gone through other income as opposed to other comprehensive income.

Kennedy Wilson Consolidated Financial Results: Six Months Ended June 30, 2023 Compared to the Six Months Ended June 30, 2022

	Six Months Ended June 30, 2023
(Dollars in millions)	Consolidated	Co-Invest	Corporate	Total
Revenue
Rental	$213.2	$—	$—	$213.2
Hotel	26.1	—	—	26.1
Investment management fees	—	30.1	—	30.1
Loans	—	8.4	—	8.4
Other	—	—	0.9	0.9
Total revenue	239.3	38.5	0.9	278.7
Income (loss) from unconsolidated investments
Principal co-investments	—	22.7	—	22.7
Performance allocations	—	(18.4)	—	(18.4)
Income from unconsolidated investments	—	4.3	—	4.3

Gain on sale of real estate, net	108.2	—	—	108.2

Expenses
Rental	75.3	—	—	75.3
Hotel	17.6	—	—	17.6
Compensation and related	23.2	18.5	25.9	67.6
Performance allocation compensation	—	0.5	—	0.5
General and administrative	7.9	5.7	3.5	17.1
Depreciation and amortization	79.5	—	—	79.5
Total expenses	203.5	24.7	29.4	257.6
Interest expense	(78.2)	—	(50.1)	(128.3)
Loss on early extinguishment of debt	(1.6)	—	—	(1.6)
Other income	12.0	—	9.3	21.3
Provision for income taxes	(8.0)	—	1.6	(6.4)
Net income (loss)	68.2	18.1	(67.7)	18.6
Net income attributable to the noncontrolling interests	(4.1)	—	—	(4.1)
Preferred dividends	—	—	(16.3)	(16.3)
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	64.1	18.1	(84.0)	(1.8)
Add back (less):
Interest expense	78.2	—	50.1	128.3
Loss on early extinguishment of debt	1.6	—	—	1.6
Kennedy Wilson's share of interest expense included in unconsolidated investments	—	43.1	—	43.1
Depreciation and amortization	79.5	—	—	79.5
Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments	—	1.6	—	1.6
Provision for income taxes	8.0	—	(1.6)	6.4
Kennedy Wilson's share of taxes included in unconsolidated investments	—	0.2	—	0.2
Fees eliminated in consolidation	(0.2)	0.2	—	—
EBITDA adjustments attributable to noncontrolling interests	(3.6)	—	—	(3.6)
Preferred dividends	—	—	16.3	16.3
Share-based compensation	—	—	14.4	14.4
Adjusted EBITDA(1)	$227.6	$63.2	$(4.8)	$286.0
(1) See "Non-GAAP Measures and Certain Definitions" section for definitions and discussion of Adjusted EBITDA.

	Six Months Ended June 30, 2022
(Dollars in millions)	Consolidated	Co-Invest	Corporate	Total

Revenue
Rental	$213.5	$—	$—	$213.5
Hotel	19.2	—	—	19.2
Investment management fees	—	22.3	—	22.3
Loans	—	5.0	—	5.0
Other	—	—	0.8	0.8
Total revenue	232.7	27.3	0.8	260.8
Income from unconsolidated investments
Principal co-investments	—	117.6	—	117.6
Performance allocations	—	18.5	—	18.5
Income from unconsolidated investments	—	136.1	—	136.1

Gain on sale of real estate, net	13.8	—	—	13.8

Expenses
Rental	72.1	—	—	72.1
Hotel	11.9	—	—	11.9
Compensation and related	18.0	25.3	26.6	69.9
Performance allocation compensation	—	9.8	—	9.8
General and administrative	6.1	7.6	3.6	17.3
Depreciation expense	86.6	—	—	86.6
Total expenses	194.7	42.7	30.2	267.6
Interest expense	(59.7)	—	(44.0)	(103.7)
Loss on early extinguishment of debt	(1.1)	—	—	(1.1)
Other income	5.9	—	3.5	9.4
(Provision for) benefit from income taxes	(10.4)	—	1.8	(8.6)
Net (loss) income	(13.5)	120.7	(68.1)	39.1
Net loss attributable to the noncontrolling interests	(0.2)	—	—	(0.2)
Preferred dividends	—	—	(13.1)	(13.1)
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	(13.7)	120.7	(81.2)	25.8
Add back (less):
Interest expense	59.7	—	44.0	103.7
Loss on early extinguishment of debt	1.1	—	—	1.1
Kennedy Wilson's share of interest expense included in unconsolidated investments	—	26.4	—	26.4
Depreciation and amortization	86.6	—	—	86.6
Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments	—	2.0	—	2.0
Provision for (benefit from) income taxes	10.4	—	(1.8)	8.6
Fees eliminated in consolidation	(0.2)	0.2	—	—
EBITDA adjustments attributable to noncontrolling interests	(3.2)	—	—	(3.2)
Preferred dividends	—	—	13.1	13.1
Share-based compensation	—	—	14.4	14.4
Adjusted EBITDA(1)	$140.7	$149.3	$(11.5)	$278.5
(1) See "Non-GAAP Measures and Certain Definitions" section for definitions and discussion of Adjusted EBITDA

Financial Highlights

    GAAP net (loss) income to common shareholders was a loss of $1.8 million and income of $25.8 million for the six months ended June 30, 2023 and 2022, respectively.
    Adjusted EBITDA was $286.0 million and $278.5 million for the six months ended June 30, 2023 and 2022, respectively.

    The decrease in net income attributable to Kennedy-Wilson Holdings, Inc. common shareholders is primarily due to a decrease in fair values and performance allocations (which is slightly offset by higher gains on sale of real estate, net for the six months ended June 30, 2023) and higher preferred dividends due to the issuance of preferred stock. Adjusted EBITDA for the six months ended June 30, 2023 increased as compared to the same period in 2022 due to increases in interest income and fees earned on our debt platform as detailed below. Higher levels of net operating income generated from the Shelbourne Hotel as compared to the same period in 2022 (given the higher volume of travel post pandemic) contributed to the increase in Adjusted EBITDA. Additionally, during the period, the Company’s share of interest expense was higher due to changes in the contractual interest rates of its indebtedness. However, this was offset by increases in the fair value of the Company’s interest rate derivatives (which are recognized in other income) that the Company put in place pursuant to its interest rate management policy to hedge against the risks associated with increases in interest rates. Through the securing of hedges pursuant to such policy, the effective interest rate of the Company’s share of indebtedness is 4.3%, which reflects an approximate 60 basis point savings over contractual interest rates.
    Operational Highlights
    Same store property highlights for the six months ended June 30, 2023 include:
•For our 15,862 same property multifamily units for the six months ended June 30, 2023 as compared to the prior period:
◦occupancy decreased to 93.5% from 94.4%
◦net operating income increased by 3.4%
◦total revenues increased by 4.5%
•For 4.3 million square feet of same property office real estate for the six months ended June 30, 2023 as compared to the prior period:
◦occupancy increased to 94.5% from 93.4%
◦net operating income increased by 2.1%
◦total revenues increased by 1.8%
•Investment Transactions
◦Consolidated Portfolio:
▪sold (i) a 49% interest in two previously wholly-owned market-rate multifamily properties totaling 790 units for a gross valuation of $228 million ($112 million at the Company’s share) into an existing joint venture platform managed by the Company and (ii) a previously wholly-owned 293-unit multifamily asset into our VHH platform for a gross valuation of $49 million. These sales generated net gains of approximately $95 million for the Company. The Company also made progress on its non-core asset sale program by selling ten UK retail assets, one retail asset in Southern California, one office asset in Italy and Ireland, and one residential and other asset in Hawaii for a total sales price of $135 million which resulted in net gain of approximately $24 million.
◦Co-Investment Portfolio:
▪acquired the Construction Loan Portfolio as described above.
▪(i) sold $132 million in industrial and other assets held by funds and joint ventures (the Company’s share of which was 13%); and (ii) was repaid a total of $9.8 million in loan investments previously held by the Company.
    Foreign Exchange - Results of Operations
    A significant portion of our investments are located outside of the United States and denominated in foreign currencies. In order to reduce the impact of foreign currency exchange rates we hedge some of our exposure. However we typically do not hedge future operations or cash flows and, therefore, changes in foreign currency rates will have an impact on our results of operations. We have included the table below to illustrate the impact these fluctuations have had on our revenues, net income and Adjusted EBITDA by applying the relevant exchange rates for the prior period. Please refer to the Currency Risk - Foreign

Currencies section in Item 3 for a discussion of risks relating to foreign currency and our hedging strategy and the "Other Comprehensive Income" section below for a discussion of the balance sheet impact of foreign currency movements on our results of operations.

	Six Months Ended June 30, 2023
(dollars in millions)	Consolidated		Co-Investment		Total
Revenues	$2.1	1%	$—	—%	$2.1	1%
Net (loss) income	(2.5)	(139)%	4.6	256%	2.1	117%
Adjusted EBITDA	(1.0)	—%	4.8	1%	3.8	1%

	Six Months Ended June 30, 2022
(dollars in millions)	Consolidated		Co-Investment		Total
Revenues	$(4.5)	(2)%	$(0.3)	—%	$(4.8)	(2)%
Net (loss) income	(0.8)	(3)%	(22.8)	(88)%	(23.6)	(91)%
Adjusted EBITDA	(3.9)	(1)%	(23.2)	(8)%	(27.1)	(9)%
    Consolidated Portfolio Segment
    Rental income was flat with $213.2 million for the six months ended June 30, 2023 as compared to $213.5 million for the same period in 2022. The $0.3 million decrease is primarily due to asset sales primarily from non-core assets in Europe and Western United States. These decreases have been offset by the acquisition of multifamily properties in the Western United States in the second quarter of 2022 and the lease up of multifamily properties in the Western United States that completed development.
    Hotel income was $26.1 million for the six months ended June 30, 2023 as compared to $19.2 million for the same period in 2022. The $6.9 million increase is primarily due to increased travel to Dublin, Ireland leading to higher occupancy and ADRs at the Shelbourne Hotel during the six months ended June 30, 2023 as compared to the same period of the prior year.
Gain on sale of real estate, net was $108.2 million for the six months ended June 30, 2023 compared to $13.8 million during the same period in 2022. The gain recognized during the six months ended June 30, 2023 relates to the sale of equity interests in three Western United States multifamily properties into various co-investment platforms which triggered deconsolidation as described above and the sale of non-core retail assets in the United Kingdom and Western United States and a residential investment in the Western United States. These gains are net of $10.6 million of impairments relating to retail assets in the United Kingdom, Ireland and the Western United States that have been identified for sale later this year. The gains recognized during the six months ended June 30, 2022 relates to non-core retail assets in the United Kingdom and Western United States.
    Rental expenses increased to $75.3 million for the six months ended June 30, 2023 as compared to $72.1 million for the six months ended June 30, 2022. The increase is due to new acquisitions of multifamily properties in the Western United States as discussed above and inflationary increases on items like payroll and utilities.
    Hotel expenses increased to $17.6 million for the six months ended June 30, 2023 as compared to $11.9 million for the six months ended June 30, 2022 primarily due to increased level of activity at the Shelbourne Hotel during 2023 as described above.
    Compensation expense increased to $23.2 million for the six months ended June 30, 2023 as compared to $18.0 million for the six months ended June 30, 2022 as a result of higher gains on sale of real estate, net for the six months ended June 30, 2023 compared to the prior period, which drove a higher discretionary compensation accrual.
General and administrative expenses were $7.9 million for the six months ended June 30, 2023 as compared to $6.1 million for the six months ended June 30, 2022. Similar to compensation expense discussed above there was a higher allocation of corporate expenses to the Consolidated segment in the current period due to higher gains on sale and lower fair value gains in the Co-Investment Portfolio.
Depreciation and amortization decreased to $79.5 million during the six months ended June 30, 2023 as compared to $86.6 million for the six months ended June 30, 2022 as a result of full amortization of lease intangible assets relating to office acquisitions in prior years.
    Interest expense was $78.2 million for the six months ended June 30, 2023 as compared to $59.7 million for the same period in 2022. The increase is due to increased levels of consolidated property level debt as well as increases in market interest rates. The increase was offset by $4.0 million that we received on interest rate derivative contracts that paid out during the period and increases in fair value of interest rate derivatives recorded to other income which is discussed below.

Other income was $12.0 million for six months ended June 30, 2023 as compared to $5.9 million for the six months ended June 30, 2022. We had mark to market fair value gains of $11.4 million on the Company's undesignated interest rate caps and swap contracts. We have entered into these undesignated contracts to hedge against rising interest rates. The value of the contracts have increased due to increases in forward interest rates. Other income for the six months ended June 30, 2022 was due to mark to market fair value gains on the Company's corporate undesignated interest rate caps and swap contracts.
Co-Investment Portfolio Segment
Investment Management
    We receive asset management fees for managing assets on behalf of our partners on our Co-Investment Portfolio assets. During the six months ended June 30, 2023, we had fees recorded through revenues of $30.1 million as compared to $22.3 million from the same period in 2022. During the six months ended June 30, 2023, the increase primarily related to a $7.3 million arrangement fee that was earned from Pacific Western Bank for facilitating the Construction Loan Portfolio closing. We also had higher base management fees as a result of having more AUM in our Co-Investment Portfolio mainly from growth of our global debt platform and Western United States multifamily separate accounts. Performance fees are recorded as part of income from unconsolidated investments and discussed below. Performance fees are recorded as part of income from unconsolidated investments as discussed below.
Loans and other income increased to $8.4 million during the six months ended June 30, 2023 as compared to $5.0 million for the same period in 2022. These amounts represent interest income on our share of loan investments within our global real estate debt platform and the increase is due to the growth of the platform and rising interest rates as the majority of our loans in our debt platform are floating rate loans.
Co-Investment Operations
    In addition to our management of investments in the Co-Investment Portfolio, we have ownership interests in the properties that sit within our Co-Investment Portfolio. The table below represents a breakout of the amounts within income from unconsolidated investments which represents our share of underlying property investments in the Co-Investment Portfolio assets for the six months ended June 30, 2023 and the six months ended June 30, 2022:

	Six Months Ended June 30,
	2023	2022
Revenue
Rental	$121.7	$110.1
Sale of real estate	10.5	35.1
Total revenue	132.2	145.2

Fair value/other adjustments	(14.8)	70.2
Performance allocations	(18.4)	18.5

Expenses
Rental	38.5	31.6
Cost of real estate sold	5.8	28.4
Depreciation and amortization	1.6	2.0
Total expenses	45.9	62.0

Interest expense	(43.0)	(26.5)
Other loss	(5.6)	(9.3)
Provision for income taxes	(0.2)	—
Income from unconsolidated investments	$4.3	$136.1

The decrease in income from unconsolidated investments is primarily due to the following:

During the six months ended June 30, 2023, we recorded fair value decreases with respect to: (i) office properties in our commingled funds due to cap rate expansion which also led to us recording a decrease of the accrued performance allocations with respect to such funds as discussed below; (ii) certain market rate multifamily properties in the Western United States and Ireland because of increased interest rates leading to cap rate expansion; (iii) the write off of a $5 million investment in a social impact real estate fund manager and write down of our investment in Zonda due to decrease in operations. These fair value decreases were offset by (i) fair value increases with respect to our investment in VHH (our affordable rate multifamily platform) due to gains on the conversion of the status of one of VHH’s largest properties from development to operating. Gains associated with the conversion of the loan secured by such property from a floating rate construction loan to a long-term fixed rate mortgage (the rate of which was set in 2019) and the resyndication of a property and the sale of retail units at one of its properties; (ii) recorded fair value increases on certain of our development projects located in Dublin, Ireland as we are near completion in such projects; and (iii) foreign exchange movements, net of any foreign exchange hedges as the euro and pound sterling strengthened against the dollar.

During the six months ended June 30, 2023, we recorded a $18.4 million decrease in the accrual for performance allocations primarily related to the fair value decreases that we recorded with respect to two of our Western United States commingled funds as described above. We also had reductions in performance allocations on market rate multifamily separate account platforms in the Western United States and Ireland. These decreases were offset by an increase in performance allocations on our European commingled fund due to the increase in value associated with an investment held by such fund. There is no performance allocation structure relating to our investment in VHH.

During the six months ended June 30, 2022, we recorded a slight reduction in real estate fair values, including the impact of foreign currency exchange rates. Such decreases, however, were more than offset by the fair value gains that we recorded on our fixed rate mortgages that are secured by certain properties, primarily related to having long term fixed rate debt that is at substantially lower rates than the current market rates as a result of higher base rates and spreads in today's financing market.

During the six months ended June 30, 2022, we recorded a $18.5 million increase in the accrual for performance allocations relating to our commingled funds and separate account investments. The increase in the accrual is primarily due to fair value gains on Western United States multifamily assets and European industrial assets. This was offset by performance allocation decreases due to fair value decreases on certain office properties in commingled funds.
Expenses
Co-Investment Portfolio expenses decreased to $24.7 million for the six months ended June 30, 2023 as compared to $42.7 million during the prior period. The decrease compared to the prior period was primarily due to the Co-Investment segment had lower compensation allocated in the current period as it had significantly lower fair value gains and performance allocations in the current year as compared to the prior period.
    Corporate
Expenses decreased to $29.4 million for the six months ended June 30, 2023 as compared to $30.2 million for the six months ended June 30, 2022 due to lower discretionary bonus compensation expense for the six months ended June 30, 2023.
    Interest expense was $50.1 million for the six months ended June 30, 2023 as compared to $44.0 million for the same period in 2022. For the six months ended June 30, 2023 we had higher corporate debt balances outstanding due to higher average balance drawn on the line of credit. Additionally, the interest rate of our line of credit was higher for the six months ended June 30, 2023 as compared to the same period in 2022 which also contributed to the increase in interest expense.
Other income increased to $9.3 million for the six months ended June 30, 2023 as compared to $3.5 million for the same period in 2022. We recorded mark to market fair value gains on interest rate caps that the Company bought to hedge its variable rate interest rate exposure during six months ended June 30, 2023.

Our income tax expense was $6.4 million for the six months ended June 30, 2023 as compared to income tax expense of $8.6 million for the same period in 2022. The decrease in income tax expense is primarily attributable to a $22.7 million decrease in worldwide pre-tax book income in 2023 as compared to the same period in the prior year. Our effective tax rate for the six months ended June 30, 2023 was 25.7% as compared to an effective tax rate of 18.0% for the same period in 2022. Significant items impacting the quarterly tax provision include: tax charges associated with non-deductible executive compensation under IRC Section 162(m) and non-deductible interest expense in the United Kingdom. During the six months ended June 30, 2023, the deferred tax asset (and associated valuation allowance) related to our investment in KWE decreased as a result of KWE realizing higher tax losses than book losses on the disposition of real estate and from book unrealized foreign currency gains and fair value gains not recognized for tax. The effective tax rate for 2023 is above the statutory tax rate due to tax expense recorded for non-deductible executive compensation in the United States and non-deductible interest expense in the United Kingdom.

    Other Comprehensive Income
The two major components that drive the change in other comprehensive income are the change in foreign currency rates and the gain or loss of any associated foreign currency hedges. Please refer to the Currency Risk - Foreign Currencies section in Item 3 for a discussion of our risks relating to foreign currency and our hedging strategy. Below is a table that details the activity for the six months ended June 30, 2023 and 2022.

	Six Months Ended June 30,
(Dollars in millions)	2023	2022
Net (loss) income attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$(1.8)	$25.8
Unrealized foreign currency translation gains (losses), net of noncontrolling interests and tax	24.9	(85.9)
Unrealized foreign currency derivative contract gain, net of noncontrolling interests and tax	5.2	30.1
Unrealized gain on interest rate swaps	—	3.9
Comprehensive income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	$28.3	$(26.1)

The main currencies that we have exposure to are the euro and pound sterling. The table below represents the change in rates over the six months ended June 30, 2023 and 2022 as compared to the U.S. Dollar:

	Six Months Ended June 30,
	2023	2022
Euro	1.9%	(7.9)%
GBP	5.0%	(10.0)%

Comprehensive income (loss), net of taxes and noncontrolling interests, for the six months ended June 30, 2023 and 2022 was income of $28.3 million and loss of $26.1 million, respectively.  The Company experienced net unrealized gains on foreign currency through other comprehensive income for the period due to the euro and the GBP strengthening against the U.S. Dollar. Unrealized hedge gains were driven by hedges that KWE holds on its euro denominated investments as the euro weakened against the GBP. These hedge gains were offset by losses on hedges that the Company has on its GBP denominated investments. In the prior period, the Company also had interest rate swap contracts to swap some of its variable rate loans to fixed rate terms which resulted in unrealized gains on interest rate swaps from anticipation of further interest rate hikes. For the six months ended June 30, 2023, the Company has not designated any of its interest rate swaps and changes in fair value have gone through other income as opposed to other comprehensive income.
Liquidity and Capital Resources
    Our liquidity and capital resources requirements include acquisitions of real estate and real estate related assets, funding development projects, loan draws (particularly on our construction loan business), capital expenditures for consolidated real estate and unconsolidated investments, working capital needs, interest and principal payments on our debt and dividends to our common and preferred shareholders. We finance these activities with internally generated funds through general operations including rental income, asset sales, borrowings under our revolving line of credit, sales of equity (common and preferred) and debt securities and cash out refinancings to the extent they are available and fit within our overall portfolio leverage strategy. Our investments in real estate are typically financed with equity from our balance sheet, third party equity and mortgage loans secured by that real estate. These mortgage loans are generally nonrecourse in that, in the event of default, recourse will be limited to the mortgaged property serving as collateral, subject to limited customary exceptions. In some cases, we guarantee a portion of the loan related to a consolidated property or an unconsolidated investment, usually until some condition, such as completion of construction or leasing or certain net operating income criteria, has been met. We do not expect these guarantees to materially affect liquidity or capital resources. Please refer to the section titled "Off Balance Sheet Arrangements" for further information.

    Our short-term liquidity requirements primarily consist of operating expenses and other expenditures associated with our properties and loan investments, dividend payments to our common and preferred shareholders, interest on our unsecured corporate debt, development, redevelopment and capital expenditures and, potentially, share repurchases and acquisitions. We currently expect to meet our short-term liquidity requirements through our existing cash and cash equivalents plus capital generated from our investments, and sales of real estate as well as availability on our current revolving lines of credit. Our need to raise funds from time to time to meet our capital requirements will depend on many factors, including the success and pace of the implementation of our strategy for strategic and accretive growth where appropriate. Additionally, we may opportunistically seek to raise capital (equity or debt) when we believe market conditions are favorable and when consistent with our growth and financing strategies. We may also seek third party financing to the extent that we engage in additional strategic investments, including in order to raise capital necessary to execute potential development or redevelopment strategies or acquire real estate, note portfolios, or other real estate related companies or real estate related securities. Similarly, we may from time to time seek to refinance our existing indebtedness opportunistically in order to reduce our overall cost of debt capital or optimize the maturity schedule of our outstanding indebtedness, or for other strategic reasons. Also, in May 2022, we established an at-the-market ("ATM Program") pursuant to which we may issue and sell shares of the Company’s common stock having an aggregate gross sales price of up to $200.0 million in amounts and at times as the Company determines from time to time. During the six months ended June 30, 2023, the Company issued 1.7 million shares at a weighted average price of $18.07 per share for gross proceeds of $30.0 million under our ATM Program. The Company has no obligation to sell any of such shares under its ATM Program. Actual sales will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of its common stock, the Company's determination of the appropriate sources of funding for the Company, and potential uses of funding available.

As of June 30, 2023, we and our consolidated subsidiaries had $387.0 million ($117.6 million of which is in foreign currencies of the EUR or the GBP) of consolidated cash (as shown on our consolidated balance sheet), our share of cash held at unconsolidated Co-Investment Portfolio assets of $113.8 million and had $350.9 million of availability under our revolving credit facility ($149.1 million outstanding as of June 30, 2023). As of June 30, 2023, we have $52.8 million of restricted cash, which is included in cash and cash equivalents, that primarily relates to lender reserves associated with consolidated mortgages that we hold on properties and reserves held on loans in the newly acquired Construction Loan Portfolio. These reserves typically relate to interest, tax, insurance and future capital expenditures at the properties or on our loan investments.
    Additionally, we are subject to withholding taxes to the extent we repatriate cash from certain of our foreign subsidiaries. Under the KWE Notes covenants we have to maintain certain interest coverage and leverage ratios to remain in compliance (see "Indebtedness and Related Covenants" for more detail on KWE Notes). Due to these covenants, we evaluate the tax and covenant implications before we distribute cash, which could impact the availability of funds at the corporate level.
As discussed throughout this report, ongoing macroeconomic conditions, such as, but not limited to, ongoing issues affecting regional and other financial institutions, high inflation and central banks raising interest rates to curtail high inflation continue to fuel recessionary fears and create volatility in our business results and operations, including our ability to access the capital markets at desired terms or at all. In addition to such market conditions, Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services (“S&P”), a division of The McGraw-Hill Companies, Inc., rate our outstanding debt. These ratings are based on a variety of factors, including our current leverage and transactional activity. In October of 2022, S&P placed us on negative CreditWatch due to a slowdown in investment transaction activity leading to elevated leverage and in February 2023, S&P downgraded us to ‘BB’ from ‘BB+’ and maintained their negative CreditWatch. Additionally, S&P downgraded the KWE Notes to ‘BB+’ from ‘BBB-’ and the KWI Notes to ‘BB-’ from ‘BB’. These ratings and downgrades thereof may impact our ability to access the debt market in the future at desired terms or at all. Please also see Part I. Item 1A. Risk Factors.
Development and Redevelopment
    Kennedy Wilson has a number of market rate development, redevelopment and entitlement projects that are underway or are in the planning stages.  These initiatives, if completed, will result in market-rate income producing assets. As of June 30, 2023, we had 2,220 multifamily units and 0.4 million commercial rentable square feet we are actively developing. If these projects were brought to completion, our share of the total cost is estimated to be approximately $803 million, which we expect would be funded through our existing equity, third party equity, project sales and secured debt financing.  This represents total capital over the life of the projects and is not a representation of peak equity and does not take into account any distributions over the course of the investment. As of June 30, 2023, we had incurred $612 million of costs to date and expect to spend an additional $219 million to develop to completion or complete the entitlement process on these projects. Of the $219 million of remaining costs to complete, we currently expect $48 million of it to be funded through cash from us over the life of the projects and the remaining to be financed with proceeds from investment level borrowings. These costs are generally financed by cash from our balance sheet, capital provided by partners (if applicable), cash flow from the investment and construction loans. Cost overrun risks are reduced by detailed architectural plans, guaranteed, or fixed price contracts and supervision by expert Company executives and personnel. When completed, the construction loans are generally replaced by long-term mortgage financing. When development projects are completed they typically move into our unstabilized category as they undergo lease up post-completion.
    In addition to the market rate development and redevelopment projects described above, we have 2,189 affordable and/or age-restricted multifamily units within our VHH platform that we are currently developing or are in the process of stabilizing. We expect to have no cash equity basis in these projects at completion due to the use of property level debt and proceeds from the sale of tax credits. If these projects are brought to completion, we expect to receive $20.7 million in cash from paid developer fees and proceeds from the sale of tax credits.

    The figures described in the two preceding paragraphs and in the table below are budgeted costs and are subject to change. There is no certainty that we will develop or redevelop any or all of these potential projects, and we and our equity partners are under no obligation to complete these projects and may dispose of any such assets after adding value through the entitlement process.  As these are budgeted figures and are subject to change (increase or decrease) due to a number of factors (some of which are beyond our control, including, but not limited to, substantial inflationary pressures), including, that these projects are being developed under construction management contracts with the general contractors and therefore we and our equity partners could be called upon to contribute additional capital in the event that actual costs exceed budgeted costs. The scope of these projects may also change. The estimated costs and amounts of cash to complete projects reflected in the table below represent management's current expectations and the total costs incurred to date include the land costs of these projects.
    The table below describes the market rate development or redevelopment projects that the Company is undergoing or considering, and excludes the affordable and/or age-restricted multifamily units that it is developing in its VHH platform and its residential investments.

					If Completed				Current
Location	Type	Investment	Status	Est. Completion Date(1)	Est. Stabilization Date	Commercial Sq. Ft.	MF Units / Hotel Rooms	KW Est. Total Cost(4)	KW Costs Incurred(5)	KW Est. Costs to Complete(2)
Ireland(3)	Multifamily	Coopers Cross(6)	Under Construction	2023	2024	—	471	$131	$123	$8
Ireland(3)	Multifamily	Grange(6)	Under Construction	2023	2024	7,000	287	76	70	6
Nor. California	Multifamily	38° North Phase II(5)	Under Construction	2023	2024	—	172	73	45	28
Ireland(3)	Office	Coopers Cross(6)	Under Construction	2023	2025	395,000	—	163	138	25
Mountain West	Multifamily	Dovetail(5)	Under Construction	2024	2024	—	240	56	46	10
Mountain West	Multifamily	Oxbow(6)	Under Construction	2024	2024	—	268	41	32	9
Pacific Northwest	Multifamily	Two10(5)	Under Construction	2024	2024	—	210	60	30	30
Nor. California	Multifamily	38° North Phase III(5)	Under Construction	2024	2024	—	30	13	1	12
Ireland(3)	Mixed-Use	The Cornerstone(6)	Under Construction	2024	2025	20,000	232	70	53	17
So. California	Multifamily	University Glen Phase II(5)	Under Construction	2024	2025	—	310	120	46	74
So. California	Multifamily	Gateway @ The Oaks(5)	In Planning	TBD	TBD	—	TBD	TBD	10	TBD
Pacific Northwest	Multifamily	Bend(6)	In Planning	TBD	TBD	—	TBD	TBD	18	TBD
	Total					422,000	2,220	$803	$612	$219
Note: The table above excludes minority-interest development projects and one development project where the scope is still being explored
(1) The actual completion date for projects is subject to several factors, many of which are not within our control. Accordingly, the projects identified may not be completed when expected, or at all.
(2)    Figures shown in this column are an estimate of KW's remaining costs to develop to completion or to complete the entitlement process, as applicable, as of June 30, 2023. Total remaining costs may be financed with third-party cash contributions, proceeds from projected sales, and/or debt financing. Kennedy Wilson expects to fund $48 million of its share of remaining costs to complete with cash. These figures are budgeted costs and are subject to change. There is no guarantee that the Company will be able to secure the project-level debt financing that is assumed in the figures above.  If the Company is unable to secure such financing, the amount of capital that the Company will have to invest to complete the projects above may significantly increase. KW cost to complete differs from KW share total capitalization as the latter includes costs that have already been incurred to date while the former relates to future estimated costs.
(3) Estimated foreign exchange rates are €1.00 = $1.09 USD, and £1.00 = $1.27 USD, related to NOI.
(4) Includes land costs.
(5) Included in Consolidated Portfolio segment
(6) Included in Co-Investment Portfolio segment

Unstabilized and Value Add Capital Expenditure Programs

    We currently have seven assets that comprise 0.9 million commercial square feet and 150 hotel rooms that are currently unstabilized and are undergoing various stages of lease up, value add or development. In order to stabilize these assets, we project our share of the costs to complete to be $45.7 million. The cost to complete this work and the time frame described is subject to many uncertainties that are beyond our control, and the actual costs may be significantly higher than the estimates shown below.

    The table below describes assets that are currently unstabilized.

Property	Segment	Location	Type	KW Ownership %	# of Assets	Commercial Sq. Ft.	Hotel Rooms	Leased %	KW Est. Costs to Complete(1)

The Oaks	Consolidated	Southern California	Office	100%	1	357,000	—	83	$5.5
The Heights Building 4	Co-Investment	United Kingdom(2)	Office	51%	1	80,000	—	40	—
Kona Village	Co-Investment	Hawaii	Hotel	50%	1	—	150	—	15.1
Stockley Park	Consolidated	United Kingdom(2)	Office	100%	1	54,000	—	—	—
Hamilton Landing H4 & H7	Consolidated	Northern California	Office	100%	1	118,000	—	34	7.3
Various	Consolidated	United Kingdom(2)	Office	100%	2	281,000	—	34	17.8
		Total Lease-Up			7	890,000	150	52%	$45.7
Note: The table above excludes minority-held investments and two wholly-owned assets expected to sell, totaling 405 multifamily units and 0.8 million commercial sq. ft
(1)    Figures shown in this column are an estimate of KW's remaining costs to develop to completion or to complete the entitlement process, as applicable, as of June 30, 2023. Total remaining costs may be financed with third-party cash contributions, proceeds from projected sales, and/or debt financing. These figures are budgeted costs and are subject to change. There is no guarantee that the Company will be able to secure the project-level debt financing that is assumed in the figures above.  If the Company is unable to secure such financing, the amount of capital that the Company will have to invest to complete the projects above may significantly increase.
(2) Estimated foreign exchange rates are €1.00 = $1.09 USD, and £1.00 = $1.27 USD related to NOI.

    In addition to our development, redevelopment and stabilization initiatives we regularly implement a value-add approach to our consolidated and unconsolidated investments which includes rehabbing properties and adding or updating property amenities.  The capital required to implement these value-add initiatives is typically funded with capital calls, refinancing or supplemental financings at the property level.  We are not required to make these investments, but they are a key driver in our ability to increase net operating income at our properties post-acquisition.
Other Items
    On March 20, 2018, our Board of Directors approved the repurchase of up to $250 million of our common stock. Repurchases under the program may be made in the open market, in privately negotiated transactions, through the net settlement of our restricted stock grants or otherwise, with the amount and timing of repurchases dependent on market conditions and subject to the company’s discretion. The program does not obligate us to repurchase any specific number of shares and, subject to compliance with applicable laws, may be suspended or terminated at any time without prior notice. On November 3, 2020, the Company's board of directors authorized an expansion of its existing $250 million share repurchase plan to $500 million. As of June 30, 2023, we had $131.4 million remaining under the current plan for stock repurchases. Please also see "Unregistered Sales of Equity Securities and Use of Proceeds" section in Item 2.
The Company maintains a deferred compensation program for certain employees of the Company (the “Deferred Compensation Program”). The named executive officers of the Company are not participants of the Deferred Compensation Program. The compensation committee of the Company’s board of directors approves an amount annually to be allocated to certain employees of the Company in the United States and in Europe. The amount allocated to each employee vests ratably over a three-year vesting period, subject to continued employment with the Company. Prior to 2022, half of the allocated amount was tied specifically to the performance and value of the Company’s common stock at the time of each vesting (“Bonus Units”). Beginning 2022, the entire amount allocated to each employee consisted of Bonus Units. Under the Deferred Compensation Program, at the time of each vesting, the employees receive an amount equal to either the dividend yield of the Company’s common stock or the actual amount of dividends paid on the Company common stock (in the case of Bonus Units) during the immediately preceding year on the amount that is subject to such vesting. During the six months ended June 30, 2023 and 2022 the Company recorded $5.3 million and $5.0 million, respectively, under the Deferred Compensation Program.
As discussed throughout this report, the Company also maintains a performance allocation sharing program for certain employees of the Company (the “Performance Allocation Sharing Program”). The named executive officers of the Company are not participants of the Performance Allocation Sharing Program. The compensation committee of the Company’s board of directors approved, reserved and authorized executive management to issue up to thirty-five percent (35%) of any performance allocations earned by certain commingled funds and separate account investments to be allocated to certain non-NEO employees of the Company. Sixty percent of the award to each employee vests ratably over four years and the remaining forty percent vest upon the consummation of a liquidity event of the investment whereby the Company actually receives cash performance allocations from its partner. The full performance allocation earned by the Company will be recorded to income from unconsolidated investments and the amount allocated to employees is recorded as performance allocation compensation. During the six months ended June 30, 2023 and 2022, the Company recorded $0.5 million and $9.8 million, respectively related to this program.

The Company also recently implemented a global employee co-investment program (the “Co-Investment Program”). The named executive officers are not participants of the Co-Investment Program. Under the Co-Investment Program, certain employees are provided the opportunity to invest alongside the Company in its investments (in all future investments and certain recently acquired transactions). The amount of funds that the employees, as a group, can invest in the Company’s investments is capped at 1.5% of the Company’s equity. Participants in the Co-Investment Program will make commitments to the program every year. Generally (with certain exceptions), participants in the Co-Investment Program will invest in every investment made by the Company (investments that such employee has an active role in acquiring and managing) in the applicable year.
Cash Flows
    The following table summarizes the cash provided by or used in our operating, investing and financing activities for the six months ended June 30, 2023 and 2022.

	Six Months Ended June 30,
(Dollars in millions)	2023	2022
Net cash used in operating activities	$(2.3)	$(21.5)
Net cash used in investing activities	(59.8)	(475.4)
Net cash provided by financing activities	5.1	460.1
Operating
Our cash flows from operating activities are primarily dependent upon operations from consolidated properties, the operating distributions and fees from our Co-Investment Platform net of operating expenses, general and administrative costs, compensation and interest expense payments.  Net cash flows used in operating activities totaled $2.3 million and $21.5 million for the six months ended June 30, 2023 and 2022, respectively. The change was due to the timing of collections on receivables as well as payment of items like insurance and leasing commissions. We also received a $7.3 million fee for the arrangement of the Construction Loan Portfolio in the six months ended June 30, 2023.
Investing
    Our cash flows from investing activities are generally comprised of cash used to fund property acquisitions, investments in co-investments, capital expenditures, purchases and originations of loans secured by real estate, as well as cash received from property sales and sales from our co-investments. Net cash used in investing activities totaled $59.8 million for the six months ended June 30, 2023. We received $174.1 million from the sale of equity interests in three multifamily properties in the Western United States to equity partners and from non-core retail assets in the United Kingdom and Western United States . We received $46.5 million in investing distributions from our co-investments primarily from resyndications and refinancings at VHH and the sale of assets in our commingled funds primarily in the United Kingdom. The acquisition for the Loan Portfolio from Pacific Western Bank, loan draws and our share of new loans issued as part of our bridge debt platform totaled $106.3 million. We received $11.9 million of proceeds from repayments on loans issued. We spent $93.5 million on capital expenditures on consolidated assets, our development properties and value add additions to our operating properties. We also contributed $93.8 million to unconsolidated investments that were primarily used to fund our share of capital calls on Kona Village and new acquisitions made within our European Industrial platform.
    Net cash used in investing activities totaled $475.4 million for the six months ended June 30, 2022. We received $122.5 million from the sale of non-core retail assets in the United Kingdom and Western United States. We received $78.7 million in investing distributions from our co-investments primarily from the sale of assets within our comingled funds and financing distributions from multifamily properties in Ireland. Our share of new loans issued as part of our global debt platform were $24.6 million and we received $12.6 million of proceeds from repayments on loans issued. During the six months ended June 30, 2022 we acquired $355.0 million of consolidated real estate assets including Waverly Gate an office building in Scotland and three multifamily properties in the Mountain West. We spent $59.7 million on capital expenditures on consolidated assets, our development properties and value add additions to our operating properties. We also contributed $264.0 million to unconsolidated investments that were primarily used to fund our share of capital calls on Kona Village and new acquisitions made within our European Industrial platform, commingled funds and Western United States multifamily separate accounts.
Financing
Our net cash related to financing activities are generally impacted by capital-raising activities net of dividends and distributions paid to common and preferred shareholders and noncontrolling interests as well as financing activities for consolidated real estate investments.  Net cash provided by financing activities totaled $5.1 million for the six months ended June 30, 2023. We received $198.0 million of net proceeds from the issuance of preferred stock and warrants to Fairfax as described above. The Company received net proceeds of $30.0 million from the issuance of common shares under its ATM program. We drew $50.0 million on our revolving line of credit and repaid $185.0 million on our revolving line of credit during the six months ended June 30, 2023. Kennedy Wilson received proceeds of $336.0 million from mortgage loans to finance and refinance consolidated property acquisitions. These proceeds were offset by the repayment of $319.9 million of mortgage debt. During the six months ended June 30, 2023, we paid common dividends of $69.1 million and preferred dividends of $15.7 million and we repurchased $13.4 million of our common stock under our share repurchase plan.
    Net cash provided by financing activities totaled $460.1 million for the six months ended June 30, 2022. The Company received net proceeds of $298.0 million from the issuance of its cumulative perpetual preferred stock and warrants to Fairfax. We drew $425.0 million on our revolving line of credit and repaid $250.0 million on our revolving line of credit during the six months ended June 30, 2022. Kennedy Wilson received proceeds of $176.8 million from mortgage loans to finance and refinance consolidated property acquisitions. These proceeds were offset by the repayment of $78.7 million of mortgage debt. During the six months ended June 30, 2022, we paid common dividends of $68.9 million and preferred dividends of $8.6 million and we repurchased $31.1 million of our common stock under our share repurchase plan.
Contractual Obligations and Commercial Commitments
    At June 30, 2023, Kennedy Wilson's contractual cash obligations, including debt, operating leases and ground leases, included the following:

	Payments Due by Period(9)
(Dollars in millions)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Contractual Obligations(6)
Borrowings:(1) (4)
Mortgage Debt(2) (4)	$2,902.5	$143.6	$1,020.1	$622.6	$1,116.2
Senior notes(3) (4)	1,800.0	—	—	—	1,800.0
Credit Facility(4)	149.1	—	149.1	—	—
KWE Unsecured bonds(4) (5)	518.3	—	518.3	—	—
Total borrowings	5,369.9	143.6	1,687.5	622.6	2,916.2
Operating leases	10.9	0.6	2.2	2.3	5.8
Ground leases(8)	30.8	0.1	0.5	0.5	29.7
Total contractual cash obligations(7)	$5,411.6	$144.3	$1,690.2	$625.4	$2,951.7
(1) Figures do not include scheduled interest payments. Assuming each debt obligation is held until maturity, we estimate that we will make the following interest payments: Less than 1 year - $81.6 million; 1-3 years - $398.7 million; 4-5 years - $117.8 million; After 5 years - $123.5 million. The interest payments on variable rate debt have been calculated using the interest rate in effect at June 30, 2023.
(2) Excludes $0.8 million of net unamortized debt discount on mortgage debt.
(3) Excludes $3.3 million of net unamortized debt premium on senior notes.
(4) Excludes $36.5 million of unamortized loan fees.
(5) Excludes $1.2 million net unamortized discount on KWE unsecured bonds
(6) Kennedy Wilson's share of contractual obligations, (excluding amounts that are attributable to noncontrolling interests), including debt and operating leases, consisted of the following: Less than 1 year - $0.7 million; 1-3 years - $2.7 million; 4-5 years - $2.8 million; After 5 years - $35.5 million.
(7) Table above excludes $241.0 million unfulfilled capital commitments to our unconsolidated and fund investments and $100.5 million to our loan investments.
(8) Ground leases on consolidated assets. Amounts are undiscounted and have leases that expire as far out as 2258.
(9) Principal debt payments include the effect of extension options.
Indebtedness and Related Covenants
    The following describes certain indebtedness and related covenants.
    KWI Notes
On February 11, 2021, Kennedy-Wilson, Inc. ("KWI"), issued $500.0 million aggregate principal amount of 4.750% senior notes due 2029 (the “2029 Notes”) and $500.0 million aggregate principal amount of 5.000% senior notes due 2031 (the “2031 Notes” and, together with the 2029 Notes, the “initial notes”). On March 15, 2021, KWI issued an additional $100 million aggregate principal of the 2029 Notes and an additional $100 million of the 2031 Notes. These additional notes were issued as "additional notes" under the indentures pursuant to which KWI previously issued 2029 Notes and the 2031 Notes. On August 23, 2021, KWI issued $600.0 million aggregate principal amount of 4.750% senior notes due 2030 (the "2030 Notes", together with the 2029 Notes, the 2031 notes and the additional notes, the "notes"). The notes are senior, unsecured obligations of KWI and are guaranteed by Kennedy-Wilson Holdings, Inc. and certain subsidiaries of KWI.

The notes accrue interest at a rate of 4.750% (in the case of the 2029 Notes), 4.750% (in the case of the 2030 Notes) and 5.000% (in the case of the 2031 Notes) per annum, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2021 for the 2029 Notes and 2031 Notes and March 1, 2022 for the 2030 Notes. The notes will mature on March 1, 2029 (in the case of the 2029 Notes), February 1, 2030 (in case of 2030 Notes) and March 1, 2031 (in the case of the 2031 Notes), in each case unless earlier repurchased or redeemed. At any time prior to March 1, 2024 (in the case of the 2029 Notes), September 1, 2024 (in the case of the 2030 Notes) or March 1, 2026 (in the case of the 2031 Notes), KWI may redeem the notes of the applicable series, in whole or in part, at a redemption price equal to 100% of their principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date. At any time and from time to time on or after March 1, 2024 (in the case of the 2029 Notes), September 1, 2024 (in the case of the 2030 Notes) or March 1, 2026 (in the case of the 2031 Notes), KWI may redeem the notes of the applicable series, in whole or in part, at specified redemption prices set forth in the indenture governing the notes of the applicable series, plus accrued and unpaid interest, if any, to the redemption date. In addition, prior to March 1, 2024 (for 2029 Notes and 2031 Notes) and September 1, 2024 (for 2030 Notes), KWI may redeem up to 40% of the notes of either series from the proceeds of certain equity offerings. No sinking fund will be provided for the notes. Upon the occurrence of certain change of control or termination of trading events, holders of the notes may require KWI to repurchase their notes for cash equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date. The amount of the 2029 Notes, 2030 Notes and 2031 Notes included in the Company's consolidated balance sheets was $601.6 million, $600.0 million and $601.7 million at June 30, 2023.
    KWE Notes
    As of June 30, 2023, KWE has notes outstanding ("KWE Notes") of $518.3 million (based on June 30, 2023 rates), have an annual fixed coupon of 3.25% and mature in 2025. The KWE Notes are subject to the restrictive covenants discussed below.
    Borrowings Under Line of Credit

    On March 25, 2020, the Company, through a wholly-owned subsidiary, extended its existing $500 million revolving line of credit ("Second A&R Facility"). The Second A&R Facility has a maturity date of March 25, 2024. Subject to certain conditions precedent and at Kennedy-Wilson, Inc.’s (the "Borrower") option, the maturity date of the Second A&R Facility may be extended by one year.

    The Company has $149.1 million outstanding on the Second A&R Facility with $350.9 million available to be drawn as of June 30, 2023.
    Debt Covenants
    The Second A&R Facility and the indentures governing the notes contain numerous restrictive covenants that, among other things, limit the Company and certain of its subsidiaries' ability to incur additional indebtedness, pay dividends or make distributions to stockholders, repurchase capital stock or debt, make investments, sell assets or subsidiary stock, create or permit liens, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers.
    The Second A&R Facility has certain covenants as set forth in that certain Second Amended and Restated Credit Agreement, dated as of March 25, 2020 (the "Credit Agreement") that, among other things (including the limitations set forth in the preceding paragraph) requires the Company to maintain (i) a maximum consolidated leverage ratio (as defined in the Credit Agreement) of not greater than 65%, measured as of the last day of each fiscal quarter, (ii) a minimum fixed charge coverage ratio (as defined in the Credit Agreement) of not less than 1.70 to 1.00, measured as of the last day of each fiscal quarter for the period of four full fiscal quarters then ended, (iii) a minimum consolidated tangible net worth equal to or greater than the sum of $1,700,000,000 plus an amount equal to fifty percent (50%) of net equity proceeds received by the Company after the date of the most recent financial statements that are available as of the March 25, 2020, measured as of the last day of each fiscal quarter, (iv) a maximum recourse leverage ratio (as defined in the Credit Agreement) of not greater than an amount equal to consolidated tangible net worth as of the measurement date multiplied by 1.5, measured as of the last day of each fiscal quarter, (v) a maximum secured recourse leverage ratio (as defined in the Credit Agreement) of not greater than an amount equal to 3.5% of consolidated total asset value (as defined in the Credit Agreement) and $299,000,000, (vi) a maximum adjusted secured leverage ratio (as defined in the Credit Agreement) of not greater than 55%, measured as of the last day of each fiscal quarter, and (vii) liquidity (as defined in the Credit Agreement) of at least $75.0 million. As of June 30, 2023, the Company was in compliance with these financial covenants. The obligations of Kennedy-Wilson, Inc. pursuant to the Credit Agreement are guaranteed by the Company and certain wholly-owned subsidiaries of the Company.
    The indentures governing the notes limit Kennedy-Wilson, Inc.'s ability to incur additional indebtedness if, on the date of such incurrence and after giving effect to the new indebtedness, Kennedy-Wilson, Inc.'s maximum balance sheet leverage ratio (as defined in the indenture) is greater than 1.50 to 1.00. This ratio is measured at the time of incurrence of additional indebtedness.
    The KWE Notes require KWE to maintain (i) consolidated net indebtedness (as defined in the trust deed for the notes) of no more than 60% of the total asset value; (ii) consolidated secured indebtedness (less cash and cash equivalents) of no more than 50% of total asset value; (iii) an interest coverage ratio of at least 1.5 to 1.0, and (iv) unencumbered assets of no less than 125% of the unsecured indebtedness (less cash & cash equivalents). The covenants associated with KWE Notes are not an obligation of KWH and these amounts are presented as a component of our investment debt as it is an unsecured obligation relating to an underlying investment of ours. As of June 30, 2023, the Company was in compliance with these covenants.

    In addition, loan agreements that govern the Company's property-level non-recourse financings that are secured by its properties may contain operational and financial covenants, including but not limited to, debt yield related covenants and debt service coverage ratio covenants and, with respect to mortgages secured by certain properties in Europe, loan-to-value ratio covenants. Property-level non-recourse financings with such loan-to-value covenants require that the underlying properties are valued on a periodic basis (at least annually).  The failure by the Company to comply with such covenants and/or secure waivers from lenders could result in defaults under these instruments.  In addition, if the Company defaults under a mortgage loan and/or such loan is accelerated by the lender, it may automatically be in default under any of its property and corporate unsecured loans that contain cross-default and/or cross-acceleration provisions.  Please also see Part I. Item 1A "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022, as supplemented by the risk factors disclosed in Item 1A. of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.
    As of June 30, 2023, the Company was in compliance with all covenant calculations.
Off-Balance Sheet Arrangements
    We have provided guarantees from time to time associated with loans secured by consolidated assets. As of June 30, 2023, the maximum potential amount of future payments (undiscounted) we could be required to make under the guarantees was $139.9 million. The guarantees expire through 2031 and our performance under the guarantees would be required to the extent there is a shortfall upon liquidation between the principal amount of the loan and the net sale proceeds of the applicable properties. If we were to become obligated to perform on these guarantees, it could have an adverse effect on our financial condition.
    As of June 30, 2023, we had unfulfilled capital commitments totaling $241.0 million to our joint venture investments and $100.5 million to our loan portfolio. In addition to the unfunded capital commitments on our joint venture investments, we had $77.9 million of equity commitments relating to consolidated and unconsolidated development projects. As we identify investment opportunities in the future, we may be called upon to contribute additional capital to unconsolidated investments in satisfaction of our capital commitment obligations.
    Please refer to our Annual Report on Form 10-K for the year ended December 31, 2022 for discussion of our non-recourse carve-out guarantees arrangements, as there have been no material changes to that disclosure.
Certain Non-GAAP Measures and Reconciliations
    The table below is a reconciliation of Non-GAAP measures to their most comparable GAAP measures, for amounts relating to the three and six months ended June 30, 2023 dated back through 2019.

	Three Months Ended June 30,
(dollars in millions)	2023	2022	2021	2020	2019
Net income (loss)	$47.3	$(0.9)	$221.2	$(39.1)	$141.2
Non-GAAP Adjustments
Add back:
Interest expense	66.0	53.2	44.5	50.4	55.7
Loss on early extinguishment of debt	1.7	1.1	23.8	1.3	—
Kennedy Wilson's share of interest expense included in unconsolidated investments	23.3	15.1	8.9	9.1	7.4
Depreciation and amortization	40.1	43.3	41.7	45.3	46.2
Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments	0.8	0.9	1.4	1.8	2.2
Provision for (benefit from) from income taxes	10.3	0.4	64.9	(3.2)	20.9
Share-based compensation	7.3	7.3	7.3	8.3	7.2
EBITDA attributable to noncontrolling interests	(1.7)	(2.0)	(3.5)	(1.1)	(93.4)
Adjusted EBITDA(1)	$195.1	$118.4	$410.2	$72.8	$187.4
(1) See "Non-GAAP Measures and Certain Definitions" for definitions and discussion of Adjusted EBITDA.

	Six Months Ended June 30,
(dollars in millions)	2023	2022	2021	2020	2019
Net income (loss)	$18.6	$39.1	$219.6	$(45.0)	$142.8
Non-GAAP Adjustments
Add back:
Interest expense	128.3	103.7	96.1	99.2	111.0
Loss on early extinguishment of debt	1.6	1.1	38.6	1.3	—
Kennedy Wilson's share of interest expense included in unconsolidated investments	43.1	26.4	16.8	17.2	15.9
Depreciation and amortization	79.5	86.6	86.1	90.8	95.3
Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments	1.6	2.0	3.1	3.5	4.3
Provision for income taxes	6.4	8.6	67.6	2.5	24.9
Kennedy Wilson's share of taxes included in unconsolidated investments	0.2	—	—	1.1	—
Share-based compensation	14.4	14.4	15.0	16.9	17.6
EBITDA attributable to noncontrolling interests	(7.7)	(3.4)	(5.1)	(2.7)	(104.3)
Adjusted EBITDA(1)	$286.0	$278.5	$537.8	$184.8	$307.5
(1) See "Non-GAAP Measures and Certain Definitions" for definitions and discussion of Adjusted EBITDA.

	Three Months Ended June 30,
(dollars in millions)	2023	2022	2021	2020	2019
Net income (loss)	$47.3	$(0.9)	$221.2	$(39.1)	$141.2
Non-GAAP adjustments:
Add back:
Depreciation and amortization	40.1	43.3	41.7	45.3	46.2
Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments	0.8	0.9	1.4	1.8	2.2
Share-based compensation	7.3	7.3	7.3	8.3	7.2
Preferred dividends	(8.4)	(7.8)	(4.3)	(4.3)	—
Net income attributable to the noncontrolling interests, before depreciation and amortization	(1.1)	(1.4)	(2.7)	—	(91.7)
Adjusted Net Income(1)	$86.0	$41.4	$264.6	$12.0	$105.1
(1) See "Non-GAAP Measures and Certain Definitions" for definitions and discussion of Adjusted EBITDA.

	Six Months Ended June 30,
(dollars in millions)	2023	2022	2021	2020	2019
Net income (loss)	$18.6	$39.1	$219.6	$(45.0)	$142.8
Non-GAAP adjustments:
Add back:
Depreciation and amortization	79.5	86.6	86.1	90.8	95.3
Kennedy Wilson's share of depreciation and amortization included in unconsolidated investments	1.6	2.0	3.1	3.5	4.3
Share-based compensation	14.4	14.4	15.0	16.9	17.6
Preferred dividends	(16.3)	(13.1)	(8.6)	(8.6)	—
Net income attributable to the noncontrolling interests, before depreciation and amortization	(6.5)	(2.2)	(3.6)	(0.8)	(101.1)
Adjusted Net Income(1)	$91.3	$126.8	$311.6	$56.8	$158.9
(1)  See "Non-GAAP Measures and Certain Definitions" for definitions and discussion of Adjusted Net Income.

Net Operating Income

2023	QTD		YTD
	Consolidated Portfolio	Co-Investment Portfolio	Consolidated Portfolio	Co-Investment Portfolio
Net income (loss)	$47.3	$(1.4)	$18.6	$4.3
Add: Provision for income taxes	10.3	—	6.4	0.2
Less: Income from unconsolidated investments	1.4	—	(4.3)	—
Less: Gain on sale of real estate, net	(89.0)	—	(108.2)	—
Add: Interest expense	66.0	23.1	128.3	43.0
Add: Loss on early extinguishment of debt	1.7	—	1.6	—
Less: Other (income) loss	(24.3)	—	(21.3)	5.6
Less: Sale of real estate	—	(10.5)	—	(10.5)
Less: Investment management and property services	(19.7)	7.7	(31.0)	18.4
Less: Loans	(4.7)	—	(8.4)	—
Add: Cost of real estate sold	—	5.8	—	5.8
Add: Compensation and related	29.7	—	53.2	—
Add: Share-based compensation	7.3	—	14.4	—
Add: Performance allocation expense	(1.1)	—	0.5	—
Add: General and administrative	8.7	—	17.1	—
Add: Depreciation and amortization	40.1	0.8	79.5	1.6
Less: Fair value adjustments	—	16.2	—	14.8
Less: NCI adjustments	(2.0)	—	(3.9)	—
Net Operating Income	$71.7	$41.7	$142.5	$83.2

2022	QTD		YTD
	Consolidated Portfolio	Co-Investment Portfolio	Consolidated Portfolio	Co-Investment Portfolio
Net (loss) income	$(0.9)	$30.7	$39.1	$136.1
Add: Provision for income taxes	0.4	—	8.6	—
Less: Income from unconsolidated investments	(30.7)	—	(136.1)	—
Less: Gain on sale of real estate, net	(11.9)	—	(13.8)	—
Add: Interest expense	53.2	15.2	103.7	26.5
Add: Loss on early extinguishment of debt	1.1	—	1.1	—
Less: Other (income) loss	(3.6)	3.3	(9.4)	9.3
Less: Sale of real estate	—	(27.1)	—	(35.1)
Less: Loans	(2.7)	—	(5.0)	—
Less: Investment management and property services	(11.4)	8.7	(23.1)	(18.5)
Add: Cost of real estate sold	—	22.7	—	28.4
Add: Compensation and related	26.5	—	55.5	—
Add: Share-based compensation	7.3	—	14.4	—
Add: Performance allocation expense	(2.0)	—	9.8	—
Add: General and administrative	9.4	—	17.3	—
Add: Depreciation and amortization	43.3	0.9	86.6	2.0
Less: Fair value adjustments	—	(14.6)	—	(70.2)
Less: NCI adjustments	(1.7)	—	(3.0)	—
Net Operating Income	$76.3	$39.8	$145.7	$78.5

2021	QTD		YTD
	Consolidated Portfolio	Co-Investment Portfolio	Consolidated Portfolio	Co-Investment Portfolio
Net income	$221.2	$52.4	$219.6	$70.8
Add: Provision for income taxes	64.9	—	67.6	—
Less: Income from unconsolidated investments	(52.4)	—	(70.8)	—
Less: Gain on sale of real estate, net	(328.5)	3.1	(402.0)	3.1
Add: Interest expense	44.5	8.8	96.1	16.7
Add: Loss on early extinguishment of debt	23.8	—	38.6	—
Add: Other loss	0.7	—	4.0	7.5
Less: Sale of real estate	—	2.6	—	(19.1)
Less: Loans	(2.2)	(0.5)	(3.8)	—
Less: Investment management and property services	(9.3)	(16.1)	(17.4)	(15.7)
Add: Cost of real estate sold	—	1.1	—	17.0
Add: Compensation and related	41.1	—	68.0	—
Add: Share-based compensation	7.3	—	15.0	—
Add: Performance allocation expense	0.2	—	0.3	—
Add: General and administrative	9.0	—	15.8	—
Add: Depreciation and amortization	41.7	1.5	86.1	3.3
Less: Fair value adjustments	—	(25.9)	—	(30.2)
Less: NCI adjustments	(1.4)	—	(3.3)	—
Net Operating Income	$60.6	$27.0	$113.8	$53.4

2020	QTD		YTD
	Consolidated Portfolio	Co-Investment Portfolio	Consolidated Portfolio	Co-Investment Portfolio
Net (loss) income	$(39.1)	$19.2	$(45.0)	$30.1
Add: (Benefit from income taxes) provision for income taxes	(3.2)	—	2.5	1.0
Less: Income from unconsolidated investments	(19.2)	—	(30.1)	—
Less: (Gain) loss on sale of real estate, net	0.5	—	(43.7)	0.6
Add: Interest expense	50.4	9.0	99.2	17.3
Add: Loss on early extinguishment of debt	1.3	—	1.3	—
Add: Other loss	1.5	1.8	2.2	4.8
Less: Sale of real estate	—	(0.8)	—	(2.8)
Less: Loans	(0.2)	—	(0.2)	—
Less: Investment management and property services	(7.9)	0.2	(16.3)	1.2
Add: Cost of real estate sold	—	1.3	—	3.8
Add: Compensation and related	19.0	—	41.7	—
Add: Share-based compensation	8.3	—	16.9	—
Add: Performance allocation expense	0.1	—	0.2	—
Add: General and administrative	8.0	—	17.5	—
Add: Depreciation and amortization	45.3	1.7	90.8	3.4
Less: Fair value adjustments	—	(9.6)	—	(6.7)
Less: NCI adjustments	(1.4)	—	(3.3)	—
Net Operating Income	$63.4	$22.8	$133.7	$52.7

2019	QTD		YTD
	Consolidated Portfolio	Co-Investment Portfolio	Consolidated Portfolio	Co-Investment Portfolio
Net income	$141.2	$5.9	$142.8	$47.6
Add: Provision for income taxes	20.9	—	24.9	—
Less: Income from unconsolidated investments	(5.9)	—	(47.6)	—
Less: Gain on sale of real estate, net	(211.2)	—	(246.1)	(2.4)
Add: Interest expense	55.7	7.7	111.0	16.3
Add: Other (income) loss	(0.1)	5.1	4.2	2.2
Less: Sale of real estate	—	(10.0)	(1.1)	(15.4)
Less: Investment management and property services	(8.9)	(5.2)	(17.7)	(7.4)
Add: Cost of real estate sold	—	8.2	1.2	14.2
Add: Compensation and related	29.8	—	54.7	—
Add: Share-based compensation	7.2	—	17.6	—
Add: General and administrative	10.9	—	21.8	—
Add: Depreciation and amortization	46.2	2.2	95.3	4.3
Less: Fair value adjustments	—	5.6	—	(23.4)
Less: NCI adjustments	(2.9)	—	(6.1)	—
Net Operating Income	$82.9	$19.5	$154.9	$36.0

	June 30, 2023
($ in millions)	Consolidated	Co-Investment	Corporate	Total
Cash(1)	$171.1	$—	$215.9	$387.0
Real estate	4,982.0	—	—	4,982.0
Unconsolidated Investments	—	2,320.9	—	2,320.9
Loan purchases and originations	—	244.1	—	244.1
Accounts receivable and other assets	141.1	—	118.8	259.9
Total Assets	$5,294.2	$2,565.0	$334.7	$8,193.9

Accounts payable and accrued expenses	156.4	—	502.2	658.6
Mortgage debt	2,887.0	—	—	2,887.0
KW unsecured debt	—	—	1,931.3	1,931.3
KWE bonds	516.4	—	—	516.4
Total Liabilities	3,559.8	—	2,433.5	5,993.3

Equity	1,734.4	2,565.0	(2,098.8)	2,200.6
Total liabilities and equity	$5,294.2	$2,565.0	$334.7	$8,193.9

	December 31, 2022
($ in millions)	Consolidated	Co-Investment	Corporate	Total
Cash(1)	$316.7	$—	$122.6	$439.3
Real estate	5,188.1	—	—	5,188.1
Unconsolidated Investments	—	2,238.1	—	2,238.1
Loan purchases and originations	—	149.4	—	149.4
Accounts receivable and other assets	135.1	—	121.8	256.9
Total Assets	$5,639.9	$2,387.5	$244.4	$8,271.8

Accounts payable and accrued expenses	156.6	—	517.8	674.4
Mortgage debt	3,018.0	—	—	3,018.0
KW unsecured debt	—	—	2,062.6	2,062.6
KWE bonds	506.4	—	—	506.4
Total Liabilities	3,681.0	—	2,580.4	6,261.4

Equity	1,958.9	2,387.5	(2,336.0)	2,010.4
Total liabilities and equity	$5,639.9	$2,387.5	$244.4	$8,271.8
Same property analysis
    The same property analysis reflects, and is weighted by, Kennedy Wilson's ownership in each underlying property.
    The table below is a reconciliation of Non-GAAP measures included within the Company's same property analysis, to their most comparable GAAP measures.

	Three Months Ended June 30, 2023		Three Months Ended June 30, 2022
	Same Property		Same Property
	Revenue	NOI	Revenue	NOI
Rental Revenues	$106.6	$106.6	$109.3	$109.3
Hotel Revenues	15.5	15.5	12.7	12.7
Rental (Expenses)	—	(38.7)	—	(36.4)
Hotel (Expenses)	—	(9.7)	—	(7.6)
Consolidated Total	122.1	73.7	122.0	78.0
Less: NCI adjustments (1)	(3.2)	(1.9)	(3.1)	(2.0)
Add: Unconsolidated investment adjustments (2)	44.7	31.9	42.5	30.9
Add: Straight-line and above/below market rents	(0.4)	(0.4)	(0.9)	(0.9)
Less: Reimbursement of recoverable operating expenses	(8.6)	—	(6.4)	—
Less: Properties bought and sold (3)	(7.3)	(3.7)	(11.0)	(8.2)
Less: Other properties excluded (4)	(27.4)	(12.9)	(26.4)	(13.9)
Other Reconciling Items (5)	(1.3)	(1.0)	(0.7)	0.9
Same Property	$118.6	$85.7	$116.0	$84.8

	Three Months Ended June 30, 2023		Three Months Ended June 30, 2022
	Same Property		Same Property
Same Property (Reported)	Revenue	NOI	Revenue	NOI
Commercial - Same Property	$32.0	$27.5	$32.4	$27.9
Multifamily Market Rate Portfolio - Same Property	72.6	48.8	70.7	48.0
Multifamily Affordable Portfolio - Same Property	14.0	9.4	12.9	8.9
Same Property	$118.6	$85.7	$116.0	$84.8

	Six Months Ended June 30, 2023		Six Months Ended June 30, 2022
	Same Property		Same Property
	Revenue	NOI	Revenue	NOI
Rental Revenues	$213.2	$213.2	$213.5	$213.5
Hotel Revenues	26.1	26.1	19.2	19.2
Rental (Expenses)	—	(75.3)	—	(72.1)
Hotel (Expenses)	—	(17.6)	—	(11.9)
Consolidated Total	239.3	146.4	232.7	148.7
Less: NCI adjustments (1)	(6.2)	(3.7)	(6.0)	(3.6)
Add: Unconsolidated investment adjustments (2)	82.2	58.7	77.5	56.4
Add: Straight-line and above/below market rents	(0.9)	(0.9)	(1.9)	(1.9)
Less: Reimbursement of recoverable operating expenses	(16.1)	—	(13.5)	—
Less: Properties bought and sold (3)	(18.5)	(12.2)	(20.0)	(15.2)
Less: Other properties excluded (4)	(49.7)	(23.2)	(47.6)	(24.5)
Other Reconciling Items (5)	(0.7)	0.9	(1.2)	1.0
Same Property	$229.4	$166.0	$220.0	$160.9

	Six Months Ended June 30, 2023		Six Months Ended June 30, 2022
	Same Property		Same Property
Same Property (Reported)	Revenue	NOI	Revenue	NOI
Office - Same Property	$62.1	$53.8	$61.1	$52.7
Multifamily Market Rate Portfolio - Same Property	140.9	94.6	134.7	91.5
Multifamily Affordable Portfolio - Same Property	26.4	17.6	24.2	16.7
Same Property	$229.4	$166.0	$220.0	$160.9
(1) Represents rental revenue and operating expenses and hotel revenue and operating expenses attributable to non-controlling interests.
(2) Represents the Company’s share of unconsolidated investment rental revenues and net operating income, as applicable, which are within the applicable same property population.
(3) Represents properties excluded from the same property population that were purchased or sold during the applicable period.
(4) Represents properties excluded from the same property population that were not stabilized during the applicable periods, as well as retail properties.
(5) Represents other properties excluded from the same property population that were not classified as either a commercial or multifamily property within the Company’s portfolio. Also includes immaterial adjustments for foreign exchange rates, changes in ownership percentages, and certain non-recurring income and expenses.

Item 3.Quantitative and Qualitative Disclosures About Market Risk
    Our primary market risk exposure relates to: changes in interest rates in connection with our short-term borrowings and fluctuations in foreign currency exchange rates in connection with our foreign operations.
Interest Rate Risk
We have established an interest rate management policy, which attempts to minimize our overall cost of debt while taking into consideration the earnings implications associated with the volatility of short-term interest rates. As part of this policy, we have elected to maintain a combination of variable and fixed rate debt. As of June 30, 2023, 76% of our consolidated level debt is fixed rate, 24% is floating rate with interest caps and 0% is floating rate without interest caps. As such, fluctuations in interest rates may impact our floating rate debt (and floating rate debt with interest caps to a lesser extent) and cause our consolidated interest expense and income from unconsolidated investments to fluctuate. Typically, these fluctuations do not give rise to a significant long-term interest rate risk because they have generally short maturities.

    We hold variable rate debt on some of our consolidated and unconsolidated properties that are subject to interest rate fluctuations. These variable rates generally are based on the lender’s base rate, prime rate, EURIBOR, GBP LIBOR, LIBOR, SONIA plus an applicable borrowing margin. Additionally, in order to mitigate some of the risk associated with increasing interest rates we have purchased interest rate caps and swaps. Our interest rate caps and swaps are typically undesignated as they are bought at the corporate level and changes in value are recorded to other income. However we view the fair value movements associated with these interest rate derivatives in conjunction with our interest expense in order to limit the amount of financial statement impact that interest expense can increase with rate increases.  However, even though we hold interest rate swaps and caps we are subject to increased interest expense until rates hit the level of caps that have been purchased. If there was a 100-basis point increase or decrease, we would have a $1.3 million increase in interest expense or $1.8 million of interest expense savings during 2023 on our current share of indebtedness.  The weighted average strike price on caps and maturity of Kennedy Wilson’s variable rate mortgages is 2.37% and approximately 1.7 years, respectively, as of June 30, 2023.
The table below represents contractual balances of our financial instruments at the expected maturity dates as well as the fair value as of June 30, 2023. The weighted average interest rate for the various assets and liabilities presented are actual as of June 30, 2023. We closely monitor the fluctuation in interest rates, and if rates were to increase significantly, we believe that we would be able to either hedge the change in the interest rate or refinance the loans with fixed interest rate debt. All instruments included in this analysis are non-trading.

	Principal Maturing in:							Fair Value
(Dollars in millions)	2023	2024	2025	2026	2027	Thereafter	Total	As of June 30, 2023
Interest rate sensitive assets
Cash and cash equivalents	$387.0	$—	$—	$—	$—	$—	$387.0	$387.0
Average interest rate	2.18%	—%	—%	—%	—%	—%	2.18%	—
Fixed rate receivables	3.2	4.0	8.8	—	2.0	6.1	24.1	22.2
Average interest rate (1)	10.33%	4.03%	6.89%	—%	10.00%	6.49%	6.00%	—
Variable rate receivables	67.4	63.1	78.7	10.1	0.7	—	220.0	220.0
Average interest rate	10.47%	11.00%	9.97%	10.53%	7.36%	—%	3.39%	—
Total	$457.6	$67.1	$87.5	$10.1	$2.7	$6.1	$631.1	$629.2
Weighted average interest rate	3.46%	10.59%	9.66%	10.53%	9.33%	6.49%	2.75%
Interest rate sensitive liabilities
Variable rate borrowings	$73.0	$143.8	$273.7	$369.3	$194.7	$233.2	$1,287.7	$1,268.3
Average interest rate	5.80%	6.00%	6.55%	6.85%	7.56%	6.58%	6.69%	—
Fixed rate borrowings	66.9	38.7	667.0	180.8	181.5	2,947.3	4,082.2	3,481.0
Average interest rate	2.95%	3.99%	3.33%	3.49%	3.89%	4.42%	4.15%	—
Total	$139.9	$182.5	$940.7	$550.1	$376.2	$3,180.5	$5,369.9	$4,749.3
Weighted average interest rate	4.44%	5.57%	4.27%	5.74%	5.79%	4.58%	4.76%
(1) Interest rate sensitive assets' weighted average interest rates are exclusive of non-performing receivables.
Currency Risk - Foreign Currencies

    A significant portion of our business is located outside the United States. As such, we have foreign currency fluctuation risk with respect to those investments and business units. In certain instances, we utilize foreign currency hedging derivatives to mitigate the impact of this risk on our equity.
    The financial statements of Kennedy Wilson's subsidiaries located outside the United States are measured using the local currency as this is their functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date, and income and expenses are translated at the average monthly rate. The foreign currencies primarily include the euro and GBP. Cumulative translation adjustments, to the extent not included in cumulative net income, are included in the consolidated statement of equity as a component of accumulated other comprehensive income. Currency translation gains and losses and currency derivative gains and losses will remain in other comprehensive income unless and until the Company substantially liquidates underlying investments.
    Approximately 38% of our investment account is invested through our foreign platforms in their local currencies. Investment level debt is generally incurred in local currencies and therefore we consider our equity investment as the appropriate exposure to evaluate for hedging purposes. In order to manage the effect of these fluctuations, we generally hedge our book equity exposure to foreign currencies through currency forward contracts and options. As of June 30, 2023, we have hedged 93% of the net asset carrying value of our euro denominated investments and 91% of the net asset carrying value of our GBP denominated investments.
    Our investment management businesses typically do not require much capital so foreign currency translation and derivative activity primarily relates to the investments segment as that has greater balance sheet exposure to foreign currency fluctuations.
    We typically have not hedged the impact foreign currency fluctuations may have on our future operations or cash flows. The costs to operate these businesses, such as compensation, overhead and interest expense are incurred in local currencies. As we are not currently hedging our current operations there will be foreign currency impact on our results of operations for both the Consolidated and Co-Investment segments.
    If there was a 5% increase or decrease in foreign exchange rates on the currencies we invest to the U.S. Dollar our net asset value would increase by $22.3 million or decrease by $23.5 million, respectively. If rates increase or decrease by 10% we would have an increase of $43.7 million and a decrease of $48.3 million, respectively.
Item 4.Controls and Procedures
Disclosure Controls and Procedures
As of the end of the period covered by this report, we conducted an evaluation, under the supervision and with the participation of the principal executive officer and principal financial officer, of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Based on this evaluation, our principal executive officer and principal financial officer concluded that, as of the end of the reporting period covered by this report, our disclosure controls and procedures are effective to provide reasonable assurance that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.
Changes in Internal Controls over Financial Reporting
There was no change in our internal control over financial reporting during our most recently completed fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II
OTHER INFORMATION

Item 1.Legal Proceedings
We may be involved in various legal proceedings arising in the ordinary course of business, none of which are currently material to our business and our financial statements taken as a whole. From time to time, our real estate management division is named in “slip and fall” type litigation relating to buildings we manage. Our standard management agreement contains an indemnity provision whereby the building owner indemnifies and agrees to defend our real estate management division against such claims. In such cases, we are defended by the building owner’s liability insurer.
Item 1A.    Risk Factors

In addition to the information set forth in this quarterly report on Form 10-Q, one should also carefully review and consider the information contained in our other reports and periodic filings that we make with the SEC, including, without limitation, the information contained under the caption “Item 1A. Risk factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, as supplemented by the risk factors disclosed in Item 1A. of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023. Those risk factors could materially affect our business, financial condition, and results of operations. The risks that we describe in our public filings are not the only risks that we face. Additional risks and uncertainties not currently known to us, or that we presently deem to be immaterial, also may materially adversely affect our business, financial condition, and results of operations.

There have been no material changes in our risk factors from those disclosed under the caption “Item 1A. Risk factors” to our Annual Report on Form 10-K for the year ended December 31, 2022, as supplemented by the risk factors disclosed in Item 1A. of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.
Item 2.Unregistered Sales of Equity Securities and Use of Proceeds

Months	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plan(1)	Maximum Amount that May Yet be Purchased Under the Plan(1)
April 1 - April 30, 2023	—	$—	24,167,472	$131,389,271
May 1 - May 31, 2023	—	—	24,167,472	131,389,271
June 1 - June 30, 2023	—	—	24,167,472	131,389,271
Total	—		24,167,472	$131,389,271
(1) On March 20, 2018, our board of directors authorized us to repurchase up to $250 million of our common shares, from time to time, subject to market conditions. Repurchases under the program may be made in the open market, in privately negotiated transactions, through the net settlement of the Company’s restricted stock grants or otherwise, with the amount and timing of repurchases dependent on market conditions and subject to the company’s discretion. On November 4, 2020, the Company's board of directors authorized an expansion of its existing $250 million share repurchase plan to $500 million.
Item 3.Defaults upon Senior Securities
None.
Item 4.Mine Safety Disclosures
Not applicable.
Item 5.Other Information
(a)    None.

(b)    None.

(c)    During the fiscal quarter ended June 30, 2023, no director or officer of the Company adopted or terminated a "Rule 10b5-1 trading arrangement" or a "non-Rule 10b5-1 trading arrangement" (in each case, as defined in Item 408 of Regulation S-K).
Item 6.Exhibits

Exhibit No.	Description	Location

3.1	Certificate of Designations Establishing the 6.00% Series C Cumulative Perpetual Preferred Stock	Incorporated by reference to Exhibit 3.1 of Kennedy-Wilson Holdings, Inc.’s current report on Form 8-K (File No. 001-33824) filed on June 16, 2023

4.1	Registration Rights Agreement by and between Kennedy-Wilson Holdings, Inc. and the other signatories thereto dated June 16, 2023.	Filed herewith

4.2	Warrant Agreement by and between Kennedy-Wilson Holdings, Inc., and the other signatories thereto dated June 16, 2023.	Filed herewith

10.1	Securities Purchase Agreement, dated as of June 4, 2023 between the registrant and the purchasers named therein.	Incorporated by reference to Exhibit 10.1 of Kennedy-Wilson Holdings, Inc.'s current report on Form 8-K (File No. 001-33824) filed on June 5, 2023

10.2	Amendment No. 1 to the Securities Purchase Agreement, dated as of June 16, 2023, by and among Kennedy-Wilson Holdings, Inc. and the purchasers named therein.	Filed herewith

10.3
Second Amendment to Second Amended and Restated Credit Agreement, dated as of June 12, 2023, by and among Company, Kennedy-Wilson, Inc., the subsidiaries of the Company party thereto, the lenders party thereto, the letter of credit issuers party thereto, and Bank of America, N.A., as administrative agent.
Filed herewith

31.1	Certification pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934 of the Chief Executive Officer.	Filed herewith

31.2	Certification pursuant to Rule 13a-14(a) or Rule 15d-14(a) of the Securities Exchange Act of 1934 of the Chief Financial Officer.	Filed herewith

32.1	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, of the Chief Executive Officer.	Filed herewith

32.2	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, of the Chief Financial Officer.	Filed herewith

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KENNEDY-WILSON HOLDINGS, INC.

Dated:	August 3, 2023	By:	/S/ JUSTIN ENBODY
Justin Enbody
Chief Financial Officer
(Principal Financial Officer
and Accounting Officer)

Exhibit 4.1
REGISTRATION RIGHTS AGREEMENT
This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of June 16. 2023, is entered into by and among Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), and the parties listed on Schedule I hereto (each, an “Investor,” and collectively, the “Investors”).
RECITALS
WHEREAS, the Investors have, pursuant to the terms of the Purchase Agreement (as defined herein), agreed to purchase: (i) an aggregate of 200,000 shares of the Company’s 6.00% Series C Cumulative Perpetual Preferred Stock, par value $0.0001 per share and liquidation preference $1,000 per share (the “Preferred Stock”); and (ii) an aggregate of 12,338,062 warrants (the “Warrants”) to purchase Common Stock of the Company, par value $0.0001 per share (the “Common Stock”);
WHEREAS, it is a condition to the closing of the transactions contemplated by the Purchase Agreement that the Company and the Investors enter into this Agreement in order to grant the Investors certain registration rights with respect to the Preferred Stock and the Common Stock issuable upon the exercise of the Warrants; and
WHEREAS, the Company and the Investors desire to define the registration rights of the Investors on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
Article 1.Definitions.
For purposes of this Agreement, the following terms have the following meanings:
“Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.
“Blackout Period” means any period during which, in accordance with Article IV, the Company is not required to effect the filing of a Registration Statement or is entitled to postpone the preparation, filing or effectiveness or suspend the effectiveness of a Registration Statement.
“Business Day” means any day, other than a Saturday or Sunday, on which national banking institutions in New York, New York, are open.
“Common Stock” has the meaning ascribed to such term in the Recitals to this Agreement.
“Company” has the meaning ascribed to such term in the Preamble to this Agreement.

“Control” has the meaning ascribed to such term in Rule 405 under the Securities Act (and “Controlled” and “Controlling” shall have correlative meanings); provided, however, that no Person will be deemed to Control another Person solely by his or her status as a director of such other Person.
“Default Payments” has the meaning ascribed to such term in Article VII hereof.
“Demand Offering Representative” has the meaning ascribed to such term in Section 2.2(a) hereof.
“Demand Underwritten Offering” has the meaning ascribed to such term in Section 2.2(a) hereof.
“Effectiveness Date” means the date that is sixty (60) days after the date on which the Company has received notice from the Investors requesting registration pursuant to Sections 2.1(a) or 2.1(b) hereof, as the case may be, of this Agreement.

“Effectiveness Period” has the meaning ascribed to such term in Section 2.1(c) hereof.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations of the SEC thereunder.
“FINRA” means the Financial Industry Regulatory Authority, Inc.
“Free Writing Prospectus” means a free writing prospectus as defined in Rule 405 under the Securities Act.
“Holders” means any of (i) the Investors, (ii) any Controlled Affiliate of any Investor, and (iii) any other Person that owns, beneficially or otherwise, Registrable Securities.
“Indemnified Party” has the meaning ascribed to such term in Section 6.3 hereof.
“Indemnifying Party” has the meaning ascribed to such term in Section 6.3 hereof.
“Initial Common Stock Registration Statement” has the meaning ascribed to such term in Section 2.1(a) hereof.
“Initial Filing Date” means the date that is thirty (30) days after the date on which the Company has received notice from the Investors requesting registration pursuant to Sections 2.1(a) or 2.1(b) hereof, as the case may be, of this Agreement or, if such date is not a Business Day, the next day that is a Business Day.
“Initial Preferred Stock Registration Statement” has the meaning ascribed to such term in Section 2.1(b) hereof.
“Initial Registration Statement” means an Initial Common Stock Registration Statement or an Initial Preferred Stock Registration Statement.
“Issue Date” means the date on which the shares of Preferred Stock and the Warrants are issued to the Investors pursuant to the Purchase Agreement.
“Issuer Free Writing Prospectus” means an issuer free writing prospectus as defined in Rule 433 under the Securities Act.
“Losses” has the meaning ascribed to such term in Section 6.1 hereof.
“Notice and Questionnaire” means a Notice and Questionnaire substantially in the form set forth in Exhibit A hereto.

“Notice Holder” means a Holder that has duly completed, executed and delivered to the Company a Notice and Questionnaire and who has not thereafter notified the Company that such Holder is no longer a record or beneficial owners of any Registrable Securities.
“Offering” means a Demand Underwritten Offering or a Piggyback Rights Company Offering.
“Offering Launch” for an Offering means the earliest of (i) the filing of a preliminary prospectus (or prospectus supplement) that is intended to be distributed to potential investors in the Offering, (ii) the public announcement of the commencement of the Offering or (iii) if applicable, the entry into a binding agreement to sell securities being sold in the Offering to the underwriters for the Offering.
“Offering Launch Date” for an Offering means the date on which the Offering Launch occurred.
“Offering Notice” has the meaning ascribed to such term in Section 3.1(a) hereof.
“Other Holders” means any Person other than the Holders having rights to require the Company to effect an Underwritten Offering of shares of Common Stock.
“Permitted Free Writing Prospectus” has the meaning ascribed to such term in Article VIII hereof.
“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust or other entity or association, including without limitation any governmental authority.
“Piggyback Rights” has the meaning ascribed to such term in Section 3.1(a) hereof.
“Piggyback Rights Company Offering” has the meaning ascribed to such term in Section 3.1(a) hereof.
“Preferred Stock” has the meaning ascribed to such term in the Recitals to this Agreement.
“Prospectus” means the prospectus included in the applicable Registration Statement, as supplemented by any and all prospectus supplements (including with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement) and as amended by any and all amendments (including post-effective amendments) and including all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.
“Purchase Agreement” means that certain 6.00% Series C Cumulative Perpetual Preferred Stock and Warrant Purchase Agreement, dated as of June 4, 2023, by and among the Company and the Investors.
“Registrable Common Securities” means (a) any shares of Common Stock issuable or issued upon valid exercise of the Warrants; and (b) any securities paid, issued or distributed in respect of any such securities defined in clause (a) by way of stock dividend, stock split or distribution, or in connection with a combination of shares, recapitalization, reorganization, merger or consolidation, or otherwise; provided, however, that as to any Registrable Common Securities, such securities will irrevocably cease to constitute Registrable Common Securities upon the earliest to occur of: (i) the date on which such securities are disposed of pursuant to (x) Rule 144 in a transaction following which such securities cease to be “restricted securities” (as defined in Rule 144) or (y) an effective registration statement under the Securities Act; (ii) subsequent to the consummation of a second Demand Underwritten Offering in accordance with the provisions of Section 2.2 hereof, the date on which such securities are eligible to be sold to the public pursuant to Rule 144 (or any successor provision) under the Securities Act without compliance with volume limitations or other restrictions; and (iii) the date on which such securities cease to be outstanding.
“Registrable Preferred Securities” means (a) any shares of Preferred Stock that have not been redeemed by the Company for cash or other form of consideration; and (b) any securities paid, issued or distributed in respect of any such securities defined in clause (a) by way of stock dividend, stock split or distribution, or in connection with a combination of shares, recapitalization, reorganization, merger or consolidation, or otherwise; provided, however, that as to any Registrable Preferred Securities, such securities will irrevocably cease to constitute Registrable Preferred Securities upon the earliest to occur of: (i) the date on which such securities are disposed of pursuant to (x) Rule 144 in a transaction following which such securities cease to be “restricted securities” (as defined in Rule 144) or (y) an effective registration statement under the Securities Act; (ii) subsequent to the consummation of a second Demand Underwritten Offering in accordance with the provisions of Section 2.2 hereof, the date on which such securities are eligible to be sold to the public pursuant to Rule 144 (or any successor provision) under the Securities Act without compliance with volume limitations or other restrictions; and (iii) the date on which such securities cease to be outstanding.
“Registrable Securities” means any Registrable Common Securities and any Registrable Preferred Securities.
“Registration Default” has the meaning ascribed to such term in Article VII hereof.
“Registration Expenses” has the meaning ascribed to such term in Section 5.5(a) hereof.
“Registration Statement” means any registration statement of the Company under the Securities Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement (including post-effective amendments), and all exhibits and all materials incorporated by reference or deemed to be incorporated by reference in such registration statement, and shall include an Initial Registration Statement, WKSI Registration Statement and Subsequent Registration Statement.
“Restricted Parties” has the meaning ascribed to such term in Section 11.2 hereof.
“Rule 144” means Rule 144 promulgated under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.
“SEC” means the United States Securities and Exchange Commission and any successor United States federal agency or governmental authority having similar powers.
“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations of the SEC thereunder.
“Subsequent Registration Statement” has the meaning ascribed to such term in Section 2.1(e) hereof.
“Underwritten Offering” means an offering registered under the Securities Act in which securities of the Company are sold to an underwriter or group of underwriters for reoffering to the public. For the avoidance of doubt, the issuance and sale of Common Stock through a broker-dealer acting as the Company’s agent pursuant to a customary “at-the-market” program will not constitute an Underwritten Offering.
“Underwritten Offering Demand Request” has the meaning ascribed to such term in Section 2.2(a) hereof.
“Warrants” has the meaning ascribed to such term in the Recitals to this Agreement.
“WKSI Registration Statement” has the meaning ascribed to such term in Section 2.1(a) hereof.
Article 2.Shelf Registration and Underwritten Offering Demand Rights.
1.aShelf Registration.
(i)On or prior to the Initial Filing Date, the Company shall prepare and file, or cause to be prepared and filed, with the SEC a Registration Statement (the “Initial Common Stock Registration Statement”) for

an offering to be made on a delayed or continuous basis pursuant to Rule 415 (or any successor provision) under the Securities Act (which Registration Statement may be an automatic “shelf” Registration Statement if the Company shall then be a “well-known seasoned issuer” in accordance with the Securities Act (any such Registration Statement, a “WKSI Registration Statement”)) registering the resale from time to time by Holders thereof of all of the Registrable Common Securities. The Company may satisfy the foregoing obligation by, no later than the Initial Filing Date, designating a previously filed WKSI Registration Statement as the Initial Common Stock Registration Statement for the purposes of this Agreement and filing a supplement to the Prospectus included in such WKSI Registration Statement covering the resale of all of the Registrable Common Securities. The Initial Common Stock Registration Statement shall be on Form S-3 or another appropriate form under the Securities Act and shall provide for the registration of such Registrable Common Securities for resale by such Holders in accordance with reasonable and customary methods of distribution elected by the Holders.
(ii)On or prior to the Initial Filing Date, the Company shall prepare and file, or cause to be prepared and filed, with the SEC a Registration Statement (the “Initial Preferred Stock Registration Statement”) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 (or any successor provision) under the Securities Act (which Registration Statement may be a WKSI Registration Statement if the Company shall then be a “well-known seasoned issuer” in accordance with the Securities Act) registering the resale from time to time by Holders thereof of all of the Registrable Preferred Securities. The Company may satisfy the foregoing obligation by, no later than the Initial Filing Date, designating a previously filed WKSI Registration Statement as the Initial Preferred Stock Registration Statement for the purposes of this Agreement and filing a supplement to the Prospectus included in such WKSI Registration Statement covering the resale of all of the Registrable Preferred Securities. The Initial Preferred Stock Registration Statement shall be on Form S-3 or another appropriate form under the Securities Act and shall provide for the registration of such Registrable Preferred Securities for resale by such Holders in accordance with reasonable and customary methods of distribution elected by the Holders.
(iii)The Company will use its reasonable efforts to (i) if an Initial Registration Statement is not a WKSI Registration Statement, cause such Initial Registration Statement to become effective under the Securities Act as promptly as practicable but in any event by the Effectiveness Date or otherwise make available a WKSI Registration Statement for use by Holders by the Effectiveness Date and (ii) keep such Initial Registration Statement (or any Subsequent Registration Statement) continuously effective under the Securities Act, and not subject to any stop order, injunction or other similar order or requirement of the SEC, until the date on which all Registrable Securities cease to be Registrable Securities (the “Effectiveness Period”).
(iv)If the obligations under Section 2.1(a) or 2.1(b) are satisfied by the filing of a Registration Statement relating to the applicable Registrable Securities, at the time the applicable Initial Registration Statement becomes effective under the Securities Act, each Holder that is a Notice Holder on or prior to the date that is ten (10) Business Days prior to such time of effectiveness shall be named as a selling securityholder in such Initial Registration Statement and the related Prospectus in such a manner as to permit such Holder to deliver such Prospectus to purchasers of the applicable Registrable Securities in accordance with applicable law. If the Company shall satisfy its obligations under Section 2.1(a) or 2.1(b) through the designation of a previously filed WKSI Registration Statement as the applicable Initial Registration Statement for purposes of this Agreement, each Holder that is a Notice Holder on or prior to the date that is ten (10) Business Days prior to the date the Prospectus thereunder is first made available for use by Notice Holders shall be named as a selling securityholder in such Prospectus in such a manner as to permit such Holder to deliver such Prospectus to purchasers of the applicable Registrable Securities in accordance with applicable law.
(v)Subject to Section 5.3 hereof, if any Registration Statement ceases to be effective under the Securities Act for any reason at any time during the Effectiveness Period, the Company shall use its reasonable efforts to promptly cause such Registration Statement to become effective under the Securities Act, and in any event shall, as promptly as practicable, and in any event not later than (20) days following such cessation of effectiveness, (i) amend such Registration Statement in a manner intended to obtain the withdrawal of any order suspending the effectiveness of such Registration Statement or (ii) file an additional Registration Statement (a “Subsequent Registration Statement”) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by Holders thereof of all securities that are Registrable Securities as of the time of such filing. If a Subsequent Registration Statement is filed at a time when the Company is a “well-known seasoned issuer,” such Subsequent Registration Statement shall be a WKSI Registration Statement that shall go effective immediately upon filing. If the Company is not then a “well-known seasoned issuer,” the Company shall use its reasonable efforts to (A) cause such Subsequent Registration Statement to become effective under the Securities Act as promptly as practicable after such filing, but in no event later than the date that is ninety (90) days after the date such Subsequent Registration Statement is required by this Section 2.1(e) to be filed with the SEC and (B) keep such Subsequent Registration Statement (or another Subsequent Registration Statement) continuously effective until the end of the Effectiveness Period. Any such Subsequent Registration Statement shall be on Form S-3 or another appropriate form and shall provide for the registration of such Registrable Securities for resale by such Holders in accordance with reasonable and customary methods of distribution elected by the Holders.
(vi)(i) In order to sell Registrable Securities pursuant to a Registration Statement and related Prospectus, each Holder shall deliver a completed and executed Notice and Questionnaire to the Company prior to any attempted or actual distribution of Registrable Securities under a Registration Statement. From and after the date an Initial Registration Statement becomes effective under the Securities Act, or if the Company designates a WKSI Registration Statement as a Registration Statement for purposes of this Agreement, from and after the date the Prospectus thereunder is first made available for use by Notice Holders, the Company shall, as promptly as reasonably practicable after the date such Holder becomes a Notice Holder, and in any event, subject to clause (B) below, within the later of (x) ten (10) Business Days (or, in the case the Company is required to file a post-effective amendment or a Subsequent Registration Statement pursuant to clause (A) below, twenty (20) days) after such date or (y) ten (10) Business Days after the expiration of any Blackout Period that either (I) is in effect when such Holder became a Notice Holder or (II) is put into effect within five (5) Business Days after the date such Holder became a Notice Holder,
(A)    if required by applicable law, file with the SEC a supplement to the related Prospectus or a post-effective amendment to the Registration Statement or file with the SEC a Subsequent Registration Statement and any necessary supplement or amendment to any document incorporated therein by reference and file any other required document with the SEC so that such Notice Holder is named as a selling securityholder in a shelf Registration Statement and the related Prospectus in such a manner as to permit such Notice Holder to deliver a Prospectus to purchasers of the Registrable Securities in accordance with applicable law; provided, the Company shall not be required to file more than one (1) supplement to the Prospectus during any month or one (1) amendment to the Registration Statement or one (1) new Registration Statement during any three months.
(B)    If pursuant to Section 2.1(f)(i)(A), the Company is required to file a post-effective amendment to the Registration Statement or a Subsequent Registration Statement, the Company shall use commercially reasonable efforts to cause such post-effective amendment or Subsequent Registration Statement, as the case may be, to become effective under the Securities Act as promptly as practicable after its filing, but in no event later than the date that is ninety (90) days after the date such post-effective amendment or Subsequent Registration Statement, as the case may be, is required by this Section 2.1(f) to be filed with the SEC.
(C)    The Company shall provide such Notice Holder a reasonable number of copies of any documents filed pursuant to clause (A) above, it being understood and agreed that delivery of an electronic copy of any such documents shall satisfy the Company’s obligation hereunder unless the Notice Holder notifies the Company that it wishes to receive paper copies.
(D)    The Company shall notify such Notice Holder as promptly as practicable after the effectiveness under the Securities Act of any post-effective amendment or Subsequent Registration Statement filed pursuant to clause (A) above.
(E)    If such Holder became a Notice Holder during a Blackout Period, or a Blackout Period is put into effect within five (5) Business Days after the date such Holder became a Notice Holder, the Company shall so inform such Notice Holder and shall take the actions set forth in clauses (A), (B), (C) and (D) above within ten (10) Business Days after expiration of such Blackout Period (subject to the other grace periods set forth in such clauses).
(2)Notwithstanding anything contained herein to the contrary, the Company shall be under no obligation to name any Holder that is not a Notice Holder as a selling securityholder in any Registration Statement or related Prospectus; provided, however, that any Holder that becomes a Notice Holder (regardless of when such Holder became a Notice Holder) shall be named as a selling securityholder in a Registration Statement or related Prospectus in accordance with the requirements of this Section 2.1(f) or Section 2.1(d), as applicable.
1.bDemand Underwritten Offerings.
(i)At any time while a Registration Statement is effective, any Notice Holder or group of Notice Holders holding a majority of the Registrable Common Securities or Registrable Preferred Securities then outstanding may make written requests (each, an “Underwritten Offering Demand Request”) to the Company for Underwritten Offerings (each, a “Demand Underwritten Offering”) of Registrable Securities included in such Registration Statement; provided, however, that an Underwritten Offering Demand Request may only be made if:
(1)prior to the date of the Underwritten Offering Demand Request, the Company has not effected two Demand Underwritten Offerings in accordance with the provisions of this Agreement; and
(2)the Registrable Securities requested to be registered (1) have an aggregate then-current market value of $25 million or more or aggregate liquidation preference of $25 million or more (before deducting underwriting discounts and commissions) or (2) constitute all of the then-outstanding Registrable Securities held by the Holders.
Any Underwritten Offering Demand Request will specify (i) the names of the requesting Notice Holders and number of Registrable Securities proposed to be registered on behalf of each such Notice Holder, (ii) the desired Offering Launch Date for the Demand Underwritten Offering, which shall not be less than ten (10) (nor more than fifteen (15)) Business Days following the date on which the Underwritten Offering Demand Request is provided to the Company and (iii) a single Person (the “Demand Offering Representative”) appointed by Notice Holders of a majority of the Registrable Securities proposed, in the Underwritten Offering Demand Request, to be registered who shall serve as the representative of the Notice Holders with respect to the Demand Underwritten Offering.
Subject to Section 2.3, the Company shall have the right to include shares of Common Stock to be sold for its own account or shares owned by Other Holders in a Demand Underwritten Offering.
(ii)If an Underwritten Offering Demand Request is received from Notice Holders representing less than all Notice Holders of Registrable Securities, the Company shall within five (5) Business Days of the receipt thereof provide a copy of such Underwritten Offering Demand Request to all other Notice Holders of Registrable Securities.
    The Company shall use its reasonable efforts to include in such Demand Underwritten Offering any Registrable Securities requested to be included by such other Notice Holders of Registrable Securities by notice to the Company provided within five (5) Business Days of the date on which such Underwritten Offering Demand Request was provided to such other Notice Holders of Registrable Securities.

(iii)Upon receipt of an Underwritten Offering Demand Request, the Company shall use its reasonable efforts to prepare the applicable offering documents and take such other actions as are set forth in Section 5.1 relating to such Demand Underwritten Offering in order to permit the Offering Launch Date for such Demand Underwritten Offering to occur on the date set forth in the Underwritten Offering Demand Request. The Demand Offering Representative shall have the right, in consultation with the managing underwriters, to determine the actual Offering Launch Date; provided, such date is not less than ten (10) (nor more than fifteen (15)) Business Days after the date on which the Company received the applicable Underwritten Offering Demand Request, unless otherwise agreed to in writing by the Company. The Demand Offering Representative, on behalf of the Notice Holders, will have the right to determine the structure of the offering and negotiate the terms of any underwriting agreement as they relate to the Notice Holders, including the number of Registrable Securities to be sold (if not all Registrable Securities offered can be sold at the highest price offered by the underwriters), the offering price and underwriting discount. After consultation with the Company and consideration of the Company’s views, the Demand Offering Representative will also have the right to determine the underwriters (and their roles) in the offering; provided, that the lead underwriter must be a nationally recognized investment banking firm. The Company will coordinate with the Demand Offering Representative in connection with the fulfillment of its responsibilities pursuant to Section 5.1 and will be entitled to rely on the authority of the Demand Offering Representative to act on behalf of all Notice Holders with respect to the Demand Underwritten Offering.
(iv)Notwithstanding the foregoing, the Company shall not be obligated to effect, or take any action to effect, a Demand Underwritten Offering for which the proposed Offering Launch Date is scheduled to occur during a period when the Notice Holders are prohibited from selling their Registrable Securities pursuant to lock-up agreements entered into (or that were required to be entered into) in connection with any prior Underwritten Offering conducted by the Company on its own behalf or on behalf of selling stockholders, unless the Notice Holders have obtained the consent of the counterparties to such lock-agreements. The Demand Offering Representative may revoke an Underwritten Offering Demand Request at any time by providing written notice of such revocation to the Company and, for purposes of determining the number of Demand Underwritten Offerings to which the Notice Holders are entitled, an Underwritten Offering Demand Request that was revoked will not count as a Demand Underwritten Offering unless such revocation occurs after the Offering Launch and the Company does not sell any shares of Common Stock for its own account pursuant to such offering.
1.cPriority on Demand Underwritten Offerings. If the managing underwriters of a Demand Underwritten Offering advise the Notice Holders and the Company that the inclusion in such Demand Underwritten Offering of all of the Registrable Securities requested to be included therein would adversely affect the success of such Demand Underwritten Offering, only the full number or amount of Registrable Securities that, in the view of such managing underwriters, can be sold without adversely affecting the success of such Demand Underwritten Offering will be included in such Demand Underwritten Offering and the number or amount Registrable Securities to be included in such Demand Underwritten Offering shall be allocated pro rata among the Notice Holders that have requested Registrable Securities to be included in such Demand Underwritten Offering, on the basis of the number or amount of Registrable Securities requested to be included therein by each such Notice Holder.
No securities to be sold by the Company or for the account of any Other Holder shall be included in a Demand Underwritten Offering pursuant to Section 2.2(a) hereof if the managing underwriters of the Demand Underwritten Offering advise the Holders and the Company that the total number or amount of Registrable Securities requested to be included in such Demand Underwritten Offering, together with such other securities that the Company and any Other Holders propose to include in such Demand Underwritten Offering is such as to adversely affect the success of such Demand Underwritten Offering. In such case, the Company will include in such Demand Underwritten Offering all Registrable Securities requested to be included therein, up to the full number or amount that, in the view of such managing underwriters can be sold without adversely affecting the success of such Demand Underwritten Offering, before including any securities of any other Person (including the Company); and, if, after all Registrable Securities requested to be included therein, the full number or amount of securities of any other Person (including the Company) cannot, in the view of such managing underwriters, be sold without adversely affecting the success of such Demand Underwritten Offering, then the number or amount of such securities of such other Persons (including the Company) to be included therein will be allocated pro rata among such other Persons (including the Company).

Article 3.Piggyback Underwritten Offering.
1.aRight to Piggyback.
(i)Subject to the terms and conditions of this Agreement, whenever the Company proposes to sell Common Stock in any Underwritten Offering (including any such Underwritten Offering which would also include Registrable Common Securities or Common Stock held by Other Holders, a “Piggyback Rights Company Offering”), at least seven (7) Business Days prior to (i) the Offering Launch Date for such Piggyback Rights Company Offering or (ii) if a Registration Statement is not effective, filing a Registration Statement with respect to a proposed Piggyback Rights Company Offering, the Company shall give written notice of such proposed Piggyback Rights Company Offering to all Notice Holders (the “Offering Notice”), which notice shall offer the Notice Holders the opportunity to include such number of Registrable Common Securities in the Piggyback Rights Company Offering as each such Notice Holder may request. Subject to Section 3.2(a), each Notice Holder will have the right (“Piggyback Rights”) to include in such Piggyback Rights Company Offering (and Registration Statement, if applicable) any Registrable Common Securities requested to be included by such Notice Holder by notice to the Company provided within four (4) Business Days after the Company provides the Offering Notice; provided, that the Company will not be required to include a Notice Holder’s Registrable Common Securities in any such Piggyback Rights Company Offering if such Notice Holder has not provided to the Company, in writing within such four (4) Business Day period, such information regarding such Notice Holder (including such Notice Holder’s ownership of Registrable Common Securities) as the Company may reasonably request in the Offering Notice in accordance with the provisions of Section 5.2, if not previously provided (including in a Notice and Questionnaire). Each Notice Holder that has provided notice to the Company within such four (4) Business Day-period requesting to include any of its Registrable Securities in such Piggyback Rights Company Offering agrees that, if any information contained in the Notice and Questionnaire that it most recently provided to the Company is incorrect, then it will provide a new Notice and Questionnaire within such four (4) Business Day-period, and, in the absence of receiving a new Notice and Questionnaire within such period, the Company will be entitled to assume that all information in the most recent Notice and Questionnaire provided by such Notice Holder is correct. Notwithstanding anything to the contrary, (x) this Section 3.1 will not apply to any offering of preferred securities (other than Preferred Stock), debt securities or debt securities convertible into or exchangeable for, or warrants exercisable for, or other rights to acquire, Common Stock notwithstanding that the related registration statement registers the issuance of Common Stock upon conversion, exchange or exercise of such debt securities, warrants or rights; and (y) no Holder that is not a Notice Holder will have any rights pursuant to this Article III.
(ii)Each Holder agrees that such Holder will treat as confidential the receipt of any Offering Notice and shall not disclose or use the information contained in such Offering Notice without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by such Holder in breach of the terms of this Agreement.
(iii)The Company shall have the right to determine the Offering Launch Date for any Piggyback Rights Company Offering. The Company shall also have the right to determine the structure of the Piggyback Rights Company Offering, the right to determine the underwriters (and their roles) in the Piggyback Rights Company Offering and the right to negotiate the terms of any underwriting agreement (other than those provisions relating to the Holders), including the number of shares to be sold (if not all shares offered can be sold at the highest price offered by the underwriters), the offering price and underwriting discount. The Company may determine not to proceed with any Piggyback Rights Company Offering, and the Notice Holders shall be permitted to withdraw any of their Registrable Common Securities included therein, in each case at any time prior to the pricing of such Piggyback Rights Company Offering. The Company shall coordinate with the Notice Holders in connection with the fulfillment of its responsibilities pursuant to Section 5.1.
(iv)The Company will not grant any Other Holders with rights to include any securities of such Other Holders in any Demand Underwritten Offering unless such rights are subject to limitations substantially similar to those set forth in Section 3.2.

1.bPriority in Piggyback Underwritten Offerings.
(i)If the managing underwriters of an Underwritten Offering of Common Stock advise the Company and the selling Notice Holders in writing that, in their view, the total number or amount of securities that the Company, such Notice Holders and any Other Holders, as the case may be, propose to include in such Underwritten Offering is such as to adversely affect the success of such Underwritten Offering, then:
(1)if such Underwritten Offering is a Piggyback Rights Company Offering, the Company will include in such Piggyback Registration: (A) first, all securities to be offered by the Company; and (B) second, up to the full number or amount of Registrable Common Securities (or in the case of any Other Holders, Common Stock) requested to be included in such Piggyback Rights Company Offering by the Notice Holders and any Other Holders, allocated pro rata among such holders, on the basis of the amount of securities requested to be included therein by each such holder, so that the total number or amount of securities to be included in such Underwritten Offering is the full number or amount that, in the view of such managing underwriters, can be sold without adversely affecting the success of such Underwritten Offering; and
(2)if such Underwritten Offering is either (x) an Underwritten Offering for the account of Other Holders in which the Company is not selling Common Stock; or (y) an Underwritten Offering for the account of Other Holders pursuant to a contractual demand request by such Other Holders, and in which Underwritten Offering the Company is also offering for sale any of its Common Stock, then the Company will include in such Piggyback Registration: (A) first, all securities to be offered by such Other Holders; and (B) second, up to the full number or amount of Registrable Common Securities requested to be included in such Piggyback Rights Company Offering by the Notice Holders and up to the full number or amount of shares of Common Stock, if any, proposed to be sold by the Company pursuant to such Underwritten Offering, allocated pro rata among such Notice Holders and the Company, on the basis of the amount of securities requested to be included therein by each such Notice Holders and the Company, as applicable, so that the total number or amount of securities to be included in such Underwritten Offering is the full number or amount that, in the view of such managing underwriters, can be sold without adversely affecting the success of such Underwritten Offering.
i.If so requested (pursuant to a written notice received prior to the applicable Offering Launch) by the managing underwriters in any Underwritten Offering, Holders participating in such Underwritten Offering will agree not to (i) effect any public sale or distribution (or any other type of sale as the managing underwriters reasonably determine is appropriate in order to not adversely affect the Underwritten Offering) of any Registrable Securities (but excluding any Registrable Securities included in such Underwritten Offering) or (ii) deliver any Underwritten Offering Demand Request, during the period commencing on the date of the Prospectus (or Prospectus supplement if the offering is made pursuant to a “shelf registration”) and continuing for not more than ninety (90) days (or such additional number of days as the managing underwriters reasonably determine is appropriate in order to not adversely affect the Underwritten Offering) following the date of the Prospectus (or Prospectus supplement if the offering is made pursuant to a “shelf registration”). In the event of such a request, the Company may impose, during such period, appropriate stop-transfer instructions with respect to the Registrable Securities subject to such restrictions.
(3)Blackout Period.
a.Blackout. Notwithstanding anything contained in Articles II or III hereof to the contrary, if the Company determines in good faith that the registration and distribution of Registrable Securities would require disclosure of material nonpublic information that the Company has a bona fide business purpose for not disclosing, the Company will promptly give the Holders notice of such determination (but not of the material nonpublic information or business purpose) and will be entitled to postpone the preparation, filing, effectiveness or use of or suspend the effectiveness of a Registration Statement for a reasonable period of time not to exceed ninety (90) days in any single instance.

b.Blackout Period Limits. Notwithstanding anything contained in this Article IV to the contrary, in no event shall the number of days included in all Blackout Periods during any consecutive twelve (12)-month period exceed an aggregate of one hundred twenty (120) days.
(4)Procedures and Expenses.
a.Registration Procedures. In connection with the Company’s registration obligations pursuant to Articles II and III hereof, the Company will use its reasonable efforts to effect such registrations to permit the sale of Registrable Securities by a Holder in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company will as promptly as reasonably practicable:
i.prepare and file with the SEC a Registration Statement on an appropriate form under the Securities Act available for the sale of the Registrable Securities by the selling Holders in accordance with the intended method or methods of distribution thereof; provided, however, that the Company will, before filing, furnish to each selling Holder and the managing underwriters, if any, copies of the Registration Statement or Prospectus or any amendments or supplements thereto (including documents that would be incorporated or deemed to be incorporated therein by reference) proposed to be filed and provide each selling Holder, the managing underwriters, if any, and their counsel with a reasonable opportunity to comment on such Registration Statement or Prospectus or amendments or supplements thereto;
ii.furnish, at its expense, to the selling Holders and the managing underwriters, if any, such number of conformed copies of the Registration Statement and each amendment thereto, of the Prospectus and each supplement thereto, and of such other documents as the selling Holders reasonably may request from time to time;
iii.prepare and file with the SEC any amendments and post-effective amendments to the Registration Statement as may be necessary and any supplements to the Prospectus as may be required or appropriate, in the view of the Company and its counsel, by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act to keep the Registration Statement effective until the earlier of (i) such time as all Registrable Securities covered by the Registration Statement are disposed of in accordance with the intended plan of distribution set forth in the Registration Statement or supplement to the Prospectus and (ii) the expiration of the Effectiveness Period;
iv.promptly following its actual knowledge thereof, notify the selling Holders and the managing underwriters, if any, and their counsel:
(1)when a Registration Statement, Prospectus, Issuer Free Writing Prospectus or any supplement or amendment thereto has been filed and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective;
(2)of any request by the SEC or any other governmental authority for amendments or supplements to a Registration Statement, Prospectus or Issuer Free Writing Prospectus or for additional information;
(3)of the issuance by the SEC or any other governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose;
(4)of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;
(5)of the occurrence of any event which makes any statement made in the Registration Statement or Prospectus or any Issuer Free Writing Prospectus untrue in any material respect or which requires the making of any changes in a Registration Statement, Prospectus, Issuer Free Writing Prospectus or other documents so that it will not include an untrue statement of a material fact or omit to state any material fact required (in the case of the Registration Statement only) or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and
(6)to the extent not covered by Section 5.1(d)(v), of the Company’s reasonable determination that a post-effective amendment to a Registration Statement is necessary;
i.use its reasonable efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable date;
ii.prior to any public offering of Registrable Securities, register or qualify and cooperate with the selling Holders, the managing underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions within the United States as the selling Holders or the managing underwriters reasonably request in writing and maintain each registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement and to take any other action that may be necessary or advisable to enable such selling Holders or the underwriters, if any, to consummate any disposition of such Registrable Securities in such jurisdiction; provided, however, that the Company will not be required to qualify generally to do business in any jurisdiction in which it is not then so qualified or take any action which would subject it to general service of process or material taxation in any jurisdiction in which it is not then so subject;
iii.as promptly as practicable upon the occurrence of any event contemplated by Section 5.1(d)(v) hereof or any determination by the Company contemplated by Section 5.1(d)(vi) hereof, prepare (and furnish, at its expense, to the selling Holders and the managing underwriters, if any, a reasonable number of copies of) a supplement or post-effective amendment to each Registration Statement or a supplement to the related Prospectus (including by means of an Issuer Free Writing Prospectus), or file any other required document so that, in the case of Section 5.1(d)(v), the Registration Statement and, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus or Issuer Free Writing Prospectus will not include an untrue statement of a material fact or omit to state any material fact required (in the case of the Registration Statement only) or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and, in the case of Section 5.1(d)(vi), the post-effective amendment to the Registration Statement is effected in the manner determined necessary by the Company;
iv.in the case of an Underwritten Offering, enter into customary agreements (including an underwriting agreement) and take other actions reasonably necessary to expedite the disposition of the Registrable Securities, and in connection therewith:
(1)use its reasonable efforts to obtain opinions of counsel to the Company (such counsel being reasonably satisfactory to the managing underwriters, if any) and updates thereof covering matters customarily covered in opinions of counsel requested in Underwritten Offerings, addressed to the underwriters;
(2)use its reasonable efforts to obtain “comfort” letters and updates thereof from the independent certified public accountants of the Company addressed to the underwriters, if any, covering matters customarily covered in “comfort” letters in connection with Underwritten Offerings;
(3)provide officers’ certificates and other customary closing documents reasonably requested by the managing underwriters; and
(4)if so requested (pursuant to a notice received prior to the applicable Offering Launch) by the managing underwriters for the Underwritten Offering relating thereto, subject to customary exceptions, agree not to effect any underwritten public sale or distribution of any securities that are the same as, or similar to, the Registrable Securities to be included in the

Underwritten Offering, or any securities convertible into, or exchangeable or exercisable for, any securities of the Company that are the same as, or similar to, the Registrable Securities to be included in the Underwritten Offering, during a period specified by the managing underwriters not to exceed ninety (90) days.
i.upon reasonable notice and at reasonable times during normal business hours, make available for inspection by a representative of each selling Holder and the managing underwriters, if any, participating in any disposition of Registrable Securities and attorneys or accountants retained by any selling Holder or any underwriter, customary due diligence information; provided, however, that for the avoidance of doubt any information supplied hereunder is subject to Section 11.2 hereof;
ii.use its reasonable efforts to comply with all applicable rules and regulations of the SEC relating to such registration and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act; provided, that the Company will be deemed to have complied with this Section 5.1(j) if it has satisfied the provisions of Rule 158 under the Securities Act (or any similar rule promulgated under the Securities Act);
iii.use its reasonable efforts to:
(1)cause all Registrable Common Securities (without regard to any proviso in such definition) to be listed on the New York Stock Exchange (or such other national securities exchange on which shares of Common Stock are listed and traded from time to time);
(2)upon the reasonable request of the Holders of Preferred Stock, cause all Registrable Preferred Securities (without regard to any proviso in such definition) to be listed on the New York Stock Exchange (or such other national securities exchange on which shares of Common Stock are listed and traded from time to time); and
(3)in respect of a listing referred to in the foregoing clause (i) and, if applicable, clause (ii), to maintain such listing;
i.use its reasonable efforts to procure the cooperation of the Company’s transfer agent or The Depository Trust Company, as applicable, in settling any offering or sale of Registrable Securities; and
ii.cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA, including the retention of a “Qualified Independent Underwriter” (as defined in FINRA Rule 5121(f)(12)) and the use of reasonable best efforts to obtain FINRA’s pre-clearance or pre-approval of the Registration Statement and applicable Prospectus upon filing with the SEC.
a.Information from Holders.
i.Each selling Holder shall furnish to the Company the information set forth in the Notice and Questionnaire and such other information regarding such Holder and its plan and method of distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing. The Company may refuse to proceed with the registration of such Holder’s Registrable Securities if such Holder unreasonably fails to furnish such information within a reasonable time after receiving such request.
ii.Each selling Holder will promptly: (i) following its actual knowledge thereof, notify the Company of the occurrence of any event that makes any statement made in a Registration Statement, Prospectus, Issuer Free Writing Prospectus or other Free Writing Prospectus, or in any Notice and Questionnaire previously provided by such Holder, regarding such selling Holder, untrue in any material respect or that requires the making of any changes in a Registration Statement, Prospectus or Free Writing Prospectus so that, in such regard, it will not include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (ii) provide the Company with such information as may be required to enable the Company to prepare a supplement or post-effective amendment to any such Registration Statement or a supplement to such Prospectus or Free Writing Prospectus.
b.Suspension of Disposition.
i.Each selling Holder will be deemed to have agreed that, upon receipt of any notice from the Company of the occurrence of any event of the type described in Sections 5.1(d)(ii), 5.1(d)(iii), 5.1(d)(iv), 5.1(d)(v) or 5.1(d)(vi) hereof, such Holder will discontinue disposition of Registrable Securities covered by a Registration Statement, Prospectus or Free Writing Prospectus and suspend use of such Prospectus or Free Writing Prospectus until such Holder’s receipt of the copies of the supplemented or amended Prospectus or Issuer Free Writing Prospectus contemplated by Section 5.1(g) hereof or until it is advised by the Company that the use of the applicable Prospectus or Free Writing Prospectus may be resumed and have received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Free Writing Prospectus. The Company shall be required to provide to the Holders copies of the supplemented or amended Prospectus or Issuer Free Writing Prospectus contemplated by Section 5.1(g) hereof or to take such actions as are necessary so as to enable the Company to advise Holders that the use of the applicable Prospectus or Free Writing Prospectus may be resumed and to provide to Holders copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Free Writing Prospectus within one hundred twenty (120) calendar days of the date on which it provides notice to Holders of any event of the type described in Sections 5.1(d)(ii), 5.1(d)(iii), 5.1(d)(iv), 5.1(d)(v) or 5.1(d)(vi) hereof.
ii.Each selling Holder will be deemed to have agreed that, upon receipt of any notice from the Company of the determination by the Company specified in Section 4.1 hereof, such selling Holder will discontinue disposition of Registrable Securities covered by a Registration Statement, Prospectus or Free Writing Prospectus and suspend use of such Prospectus or Free Writing Prospectus until the earlier to occur of the Holder’s receipt of (i) copies of a supplemented or amended Prospectus or Issuer Free Writing Prospectus describing the event giving rise to the aforementioned suspension and (ii) (A) notice from the Company that the use of the applicable Prospectus or Issuer Free Writing Prospectus may be resumed and (B) copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Issuer Free Writing Prospectus.
c.[Reserved.]
d.Registration Expenses.
i.All fees and expenses incurred by the Company in complying with Articles II and III hereof and Section 5.1 hereof (collectively, “Registration Expenses”) will be borne by the Company, whether or not any Registration Statement is filed or becomes effective. These fees and expenses will include, without limitation: (i) all registration, filing and qualification fees (including fees and expenses with respect to any FINRA registration or filing); (ii) printing, duplicating and delivery expenses; (iii) fees and disbursements of counsel for the Company; (iv) fees and expenses of complying with state securities or “blue sky” laws (including the fees and expenses of any local counsel in connection therewith); (v) fees and disbursements of all independent certified public accountants referred to in Section 5.1(h)(ii) hereof (including the expenses of any special audit and “comfort” letters required by or incident to such performance); and (vi) fees and expenses in connection with listing the Registrable Securities on the New York Stock Exchange or such other securities exchange on which the Common Stock may then be listed, if applicable.
ii.In connection with the filing of each Registration Statement in which the Holders are named as selling securityholders and each Underwritten Offering, the Company shall pay the reasonable fees and out-of-pocket expenses of one law firm retained by all Holders, considered collectively, within ten (10) Business Days of presentation of a detailed invoice to the Company, in an amount not to exceed $20,000 in the case of the filing of a Registration Statement and $100,000 in the case of an Underwritten Offering.
iii.Notwithstanding anything contained herein to the contrary, all underwriting fees, discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities will be borne by the Holder owning such Registrable Securities.

(4)Indemnification.
a.Indemnification by the Company. The Company will indemnify and hold harmless, to the fullest extent permitted by law, each Holder owning Registrable Securities registered pursuant to this Agreement, such Holder’s Affiliates, such Holder’s and its Affiliates’ officers, directors, managers, partners, members, stockholders, employees, advisors, agents and other representatives, and each Person who controls such Holder or such Affiliate (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against all losses, claims, damages, liabilities, costs (including without limitation reasonable attorneys’ fees and disbursements) and expenses (collectively, “Losses”) incurred by such party, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary prospectus or Issuer Free Writing Prospectus or any other document used in connection with the offering of the Registrable Securities contemplated hereunder, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as the same are based solely upon information furnished in writing to the Company by or on behalf of such Holder or any of its Affiliates expressly for use therein, or arising out of or based upon any other violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation thereunder applicable to the Company. The indemnity provided in this Section 6.1 shall survive any transfer or disposal of the Registrable Securities by the Holders.
b.Indemnification by Holders. In the event of the filing of any registration statement relating to the registration of any Registrable Securities, each Holder (severally and not jointly) will indemnify and hold harmless, to the fullest extent permitted by law, the Company, its Affiliates, officers, directors, managers, partners, members, stockholders, employees, advisors, agents and other representatives, and each Person who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary prospectus or Issuer Free Writing Prospectus or any other document used in connection with the offering of the Registrable Securities contemplated hereunder, or arising out of or based upon any omission or alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information so furnished in writing by or on behalf of such Holder or any of its Affiliates to the Company expressly for use in such Registration Statement, Prospectus or preliminary prospectus or Issuer Free Writing Prospectus. In no event will the liability of any Holder be greater in amount than the dollar amount of the net proceeds (after any discounts, commissions, transfer taxes, fees and expenses) received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.
c.Conduct of Indemnification Proceedings. If any Person becomes entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party will give prompt notice to the party from which indemnity is sought (the “Indemnifying Party”) of any claim or of the commencement of any action or proceeding with respect to which the Indemnified Party seeks indemnification or contribution pursuant hereto; provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been prejudiced materially by such failure. If such an action or proceeding is brought against the Indemnified Party, the Indemnifying Party will be entitled to participate therein and, to the extent it may elect by written notice delivered to the Indemnified Party promptly after receiving the notice referred to in the immediately preceding sentence, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party will have the right to employ its own counsel in any such case, but the fees and expenses of that counsel will be at the expense of the Indemnified Party unless (a) the employment of the counsel has been authorized in writing by the Indemnifying Party, (b) the Indemnifying Party has not employed counsel to take charge of such action or proceeding within a reasonable time after notice of commencement thereof or (c) the Indemnified Party reasonably concludes, based upon the opinion of counsel, that there are defenses or actions available to it which are different from or in addition to those available to the Indemnifying Party which, if the Indemnifying Party and the Indemnified Party were to be represented by the same counsel, could result in a conflict of interest for such counsel or materially prejudice the prosecution of defenses or actions available to the Indemnified Party. If any of the events specified in clause (a), (b) or (c) of the immediately preceding sentence are applicable, then the reasonable fees and expenses of separate counsel for the Indemnified Party will be borne by the Indemnifying Party; provided, however, that in no event will the Indemnifying Party be liable for the fees and expenses of more than one separate firm for all Indemnified Parties. If, in any case, the Indemnified Party employs separate counsel, the Indemnifying Party will not have the right to direct the defense of the action or proceeding on behalf of the Indemnified Party. All fees and expenses required to be paid to the Indemnified Party pursuant to this Article VI will be paid periodically during the course of the investigation or defense, as and when reasonably itemized bills therefor are delivered to the Indemnifying Party in respect of any particular Loss that is incurred. Notwithstanding anything contained in this Section 6.3 to the contrary, an Indemnifying Party will not be liable for the settlement of any action or proceeding effected without its prior written consent (which consent will not be unreasonably withheld). The Indemnifying Party will not, without the consent of the Indemnified Party (which consent will not be unreasonably withheld), consent to entry of any judgment or enter into any settlement or otherwise seek to terminate any action or proceeding in which any Indemnified Party is or could be a party and as to which indemnification or contribution could be sought by such Indemnified Party under this Article VI, unless such judgment, settlement or other termination (i) provides solely for the payment of money, (ii) includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation for which such Indemnified Party would be entitled to indemnification hereunder and (iii) does not include any statement as to as to an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.
d.Contribution, etc.
i.If the indemnification provided for in this Article VI is unavailable to an Indemnified Party under Sections 6.1 or 6.2 hereof in respect of any Losses or is insufficient to hold the Indemnified Party harmless, then each applicable Indemnifying Party (severally and not jointly), in lieu of indemnifying the Indemnified Party, will contribute to the amount paid or payable by the Indemnified Party as a result of the Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party or Indemnifying Parties, on the one hand, and the Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in the Losses as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party or Indemnifying Parties, on the one hand, and the Indemnified Party, on the other hand, will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or related to information supplied by, the Indemnifying Party or Indemnifying Parties or the Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission.
ii.The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.4 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding anything contained in this Section 6.4 to the contrary, an Indemnifying Party that is a selling Holder will not be required to contribute any amount in excess of the amount by which the total net proceeds (after any discounts, commissions, transfer taxes, fees and expenses) received by such Holder upon the sale of the Registrable Securities exceeds the amount of any damages which such selling Holder has, in the aggregate, otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
(5)Default Payment.
If (a) any Registration Statement or Prospectus (or supplement thereto) is not filed within the time periods specified herein, (b) any Registration Statement is not declared effective by the SEC or does not otherwise become effective on or prior to its required effectiveness date, or (c) after it has become effective, such Registration Statement or related Prospectus ceases for any reason to be effective and available to the Notice Holders as to all Registrable Securities to which it is required to cover ((in each case, except as specifically permitted herein) (each, a “Registration Default”)), then the Company shall make a special payment (the “Default Payments”) to Notice Holders of Preferred Stock then outstanding in an amount equal to 1.50% per annum of the liquidation preference of each share of Preferred Stock, payable in cash. Special payments shall accrue from the date of the applicable Registration Default until such Registration Default has been cured, and shall be payable quarterly in arrears on each January 15, April 15, July 15 and October 15 following such Registration Default to the record holder of the Preferred Stock on the date that is 15 days prior to such payment date, until paid in full. Special payments payable in respect of any Registration Default shall be computed on the basis of a 360-day year consisting of twelve (12) thirty (30)-day months. Special payments shall be payable only with respect to a single Registration Default at any given time, notwithstanding the fact that multiple Registration Defaults may have occurred and be continuing. Notwithstanding anything in this Article VII to the contrary, (i) in no event shall a Registration Default be deemed to have occurred and be continuing during any Blackout Period permitted hereunder and (ii) the Company shall not be liable for special payments under this Agreement as to any Registrable Securities which are not permitted by the SEC to be included in a Registration Statement. The Company shall have no liability to any Holder of Preferred Stock for monetary damages with respect to any Registration Default with respect to Registrable Preferred Securities other than the Default Payments provided for in this Article VII (it being understood that nothing in this sentence affects the remedies in respect of any Registration Default with respect to Registrable Common Securities).
(6)Free Writing Prospectuses.
Each Holder represents that it has not prepared or had prepared on its behalf or used or referred to, and agrees that it will not prepare or have prepared on its behalf or use or refer to, any Free Writing Prospectus, and has not distributed and will not distribute any written materials in connection with the offer or sale of Common Stock or Preferred Stock without the prior written consent of the Company and, in connection with any Underwritten Offering, the underwriters. Any such Free Writing Prospectus consented to by the Company and the underwriters, as the case may be, is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents and agrees that it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus, including in respect of timely filing with the SEC, legending and record keeping.
(7)Rule 144.
To the extent the following actions by the Company will make available to any Holder the benefits of certain rules and regulations of the SEC which may permit the sale of restricted securities to the public without registration or pursuant to a registration on Form S-3, the Company agrees to (a) use its reasonable efforts to file with the SEC in a timely manner (after giving effect to all applicable grace periods) all reports and other documents referred to in Rule 144(c) to the extent the Company is then subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act; (b) furnish to any Holder promptly upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 or a copy of the most recent annual or quarterly report of the Company (except to the extent the same is available on the SEC’s website); and (c) take such other actions as may be reasonably required by the Company’s transfer agent to consummate any resale of Registrable Securities in accordance with the terms and conditions of Rule 144 and this Agreement.
(8)Participation in Underwritten Offerings.
Notwithstanding anything contained herein to the contrary, no Person may participate in any Underwritten Offering pursuant to this Agreement unless that Person (a) agrees to sell its securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, custody agreements and other documents reasonably required under the terms of such underwriting arrangements.
(9)Miscellaneous.

a.Notices. All notices and other communications in connection with this Agreement shall be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):
i.If to the Company:
Kennedy-Wilson Holdings, Inc.
151 S. El Camino Drive
Beverly Hills, CA 90212
Email: mwindisch@kennedywilson.com and ilee@kennedywilson.com
Attention: Matthew Windisch and In Ku Lee
with a copy to:
Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071
Email: julian.kleindorfer@lw.com
Attention: Julian Kleindorfer
ii.If to the Investors:
c/o Hamblin Watsa Investment Counsel Ltd.
95 Wellington Street West, Suite 802
Toronto, ON, Canada M5J 2N7
Email: GeneralCounsel@fairfax.ca
Attention: General Counsel
with a copy to:
Shearman & Sterling LLP
Commerce Court West
199 Bay Street, Suite 4405
P.O. Box 247
Toronto, ON, Canada M5L 1E8
Email: JLehner@Shearman.com
Attention: Jason Lehner
iii.If to any Holder (other than an Investor), to such Holder’s address on file with the Company’s transfer agent.
b.Confidentiality. Each Holder will, and will cause its officers, directors, employees, legal counsel, accountants, financial advisors and other representatives (the “Restricted Parties”) to, hold in confidence any material nonpublic information received by them pursuant to this Agreement, including without limitation any material nonpublic information included in any Registration Statement, Prospectus or Issuer Free Writing Prospectus proposed to be filed with the SEC (until such Registration Statement, Prospectus or Issuer Free Writing Prospectus has been filed) or provided pursuant to Section 5.1(i) hereof. This Section 11.2 shall not apply to any information which: (a) is or becomes generally available to the public other than as a result of a non-permitted disclosure; (b) was already in the Holder’s possession from a non-confidential source prior to its disclosure by the Company; (c) is or becomes available to the Holder on a non-confidential basis from a source other than the Company; provided, that such source is not known by the Holder to be bound by confidentiality obligations; or (d) is required to be disclosed by law, an order of a court or by rules and regulations of an applicable regulatory authority. In the case of proposed disclosure pursuant to (d) above, such Person shall, to the extent permitted by applicable law, be required to give the Company written notice of the proposed disclosure prior to such disclosure and to cooperate with the Company, at the Company’s cost, in any effort the Company undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with this provision, the Restricted Parties will furnish only that portion of such information that the Restricted Parties are advised by legal counsel is legally required and will exercise their commercially reasonable efforts, at the Company’s expense, to obtain an order or other reliable assurance that confidential treatment will be accorded such information.
c.Third Party Beneficiaries. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of the Holders and their respective successors and assigns, including subsequent holders of Registrable Securities acquired, directly or indirectly, from the Holders in compliance with any restrictions on transfer or assignment. Notwithstanding the foregoing or anything to the contrary herein, unless any such successor or assign shall have executed and delivered to the Company a Notice and Questionnaire (including a checkmark in question no. 10 thereof) promptly following such acquisition of Registrable Securities which contains such successor’s or assign’s express acknowledgment that it will comply with the provisions of Section 11.2 hereof, such successor or assign shall not be entitled to the benefits of this Agreement set forth in the following sentence (and shall, for such purposes, be deemed not to be a Holder or a Notice Holder). Such benefits are set forth in the following provisions of this Agreement: (a) the first and third sentences of Section 2.1(b); (b) Article III; (c) the proviso to Section 5.1(a); and (d) Article VII. Except as provided in this Section 11.3, each such successor and assign will be deemed to be a “Holder” hereunder. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Holders from time to time any rights or remedies under this Agreement.
d.Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement, except that the parties hereto acknowledge that any confidentiality agreements heretofore executed among the parties shall continue in full force and effect. The Preamble and the Recitals are a part of this Agreement.
e.Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the Holders holding a majority of the Registrable Securities and the Company or, in the case of a waiver, by the party waiving compliance. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of holders of Registrable Securities whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect the rights of other holders of Registrable Securities may be given by holders of at least a majority of the Registrable Securities being sold by such holders pursuant to such Registration Statement. In addition, a waiver of Piggyback Rights (or any other rights under Article III) with respect to any single Piggyback Rights Company Offering will be effective if reflected in a written instrument executed by Notice Holders holding a majority of the total number of Registrable Common Securities then outstanding and held by Notice Holders (and, for these purposes, the Company will be entitled to assume as true all information contained in the Notice and Questionnaires theretofore delivered by Holders to the Company to the extent such Holders have not subsequently notified the Company to the contrary). No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.
f.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect under any applicable law or regulation in any jurisdiction, such prohibition, invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such prohibited, invalid, illegal or unenforceable provision had never been contained herein.

g.Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.
h.Governing Law. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
i.MUTUAL WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.
j.Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.
k.Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly, the parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.
[Signature Page Follows]
IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.
KENNEDY-WILSON HOLDINGS, INC.,
a Delaware corporation

By:    /s/ Matt Windisch
    Name: Matt Windisch
    Title: Executive Vice President

ODYSSEY REINSURANCE COMPANY,
by its investment manager,
Hamblin Watsa Investment Counsel Ltd.

By:     /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

TRUSTEES OF NEWLINE SYNDICATE 1218,
by its investment manager,
Hamblin Watsa Investment Counsel Ltd.

By:     /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

NEWLINE INSURANCE COMPANY LIMITED,
by its investment manager,
Hamblin Watsa Investment Counsel Ltd.

By:     /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

ZENITH INSURANCE COMPANY,
by its investment manager,
Hamblin Watsa Investment Counsel Ltd.

By:     /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

BRIT REINSURANCE (BERMUDA) LIMITED,
by its investment manager,
Hamblin Watsa Investment Counsel Ltd.

By:     /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

ALLIED WORLD INSURANCE COMPANY,
by its investment manager,
Hamblin Watsa Investment Counsel Ltd.

By:     /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

ALLIED WORLD SPECIALTY INSURANCE
COMPANY,
by its investment manager,
Hamblin Watsa Investment Counsel Ltd.

By:     /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

ALLIED WORLD ASSURANCE
COMPANY (EUROPE) DAC,
by its investment manager,
Hamblin Watsa Investment Counsel Ltd.

By:     /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

UNITED STATES FIRE INSURANCE COMPANY,
by its investment manager,
Hamblin Watsa Investment Counsel Ltd.

By:     /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

THE NORTH RIVER INSURANCE COMPANY,
by its investment manager,
Hamblin Watsa Investment Counsel Ltd.

By:     /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

NORTHBRIDGE GENERAL INSURANCE CORPORATION,
by its investment manager,
Hamblin Watsa Investment Counsel Ltd.

By:     /s/ Peter Clarke

Name: Peter Clarke
Title: Chief Risk Officer

WENTWORTH INSURANCE COMPANY,
by its investment manager,
Hamblin Watsa Investment Counsel Ltd.

By:     /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

CRC REINSURANCE LIMITED,
by its investment manager,
Hamblin Watsa Investment Counsel Ltd.

By:     /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer
SCHEDULE I

Investors
Odyssey Reinsurance Company
Trustees of Newline Syndicate 1218
Newline Insurance Company Limited
Zenith Insurance Company
Brit Reinsurance (Bermuda) Limited
Allied World Insurance Company
Allied World Specialty Insurance Company
Allied World Assurance Company (Europe) dac
United States Fire Insurance Company
The North River Insurance Company
Northbridge General Insurance Corporation
Wentworth Insurance Company Ltd.
CRC Reinsurance Limited
EXHIBIT A
Form of Notice and Questionnaire

The undersigned beneficial holder of Registrable Securities (as defined in the Registration Rights Agreement referred to below) of Kennedy-Wilson Holdings, Inc. (the “Company”) understands that the Company has filed, or intends to file, with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) as to which Registrable Securities may be required to be included pursuant to the terms of that certain registration rights agreement (the “Registration Rights Agreement”), dated as of [   ], among the Company and the Investors named therein. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Rights Agreement.

In order to be named as a selling stockholder in, and to sell or otherwise dispose of any Registrable Securities pursuant to, the Registration Statement, and in order to be entitled to receive notices with respect to Piggyback Rights, the undersigned beneficial owner of Registrable Securities (the “Selling Securityholder”) hereby gives notice to the Company of the information set forth below. The Selling Securityholder, by signing and returning this Notice and Questionnaire, understands that it will be bound by the terms and conditions of this Notice and Questionnaire and the Registration Rights Agreement.

1.    Selling Securityholder information:

(a)    Full legal name of Selling Securityholder:

(b)    Full legal name of registered holder (if not the same as (a) above) through which the Registrable Securities listed in Item 3 below are held:

(c)    Full legal name of Depository Trust Company participant (if applicable and if not the same as (b) above) through which the Registrable Securities listed in Item 3 below are held:

(d)    Taxpayer identification or social security number of Selling Securityholder:

2.    Address for notices to Selling Securityholder:

Telephone:

Fax:

E-mail address:

Contact person:

3.    Beneficial ownership of Registrable Securities:

State the type of Registrable Securities (Preferred Stock or Common Stock) and the number of shares of Preferred Stock or Common Stock, as applicable, beneficially owned by you. Check any of the following that applies to you.

☐    I own Preferred Stock:

Number of shares:

CUSIP No(s).:

☐    I own shares of Common Stock that were issued upon valid exercise of the Warrants:

Number of shares:

CUSIP No(s).:

4.    Beneficial ownership of other securities of the Company owned by the Selling Securityholder:

Except as set forth below in this Item 4, the undersigned is not the beneficial or registered owner of any securities of the Company other than the Registrable Securities listed in Item 3 above.

(a)    Type and amount of other securities beneficially owned by the Selling Securityholder:

(b)    CUSIP No(s). of the other securities listed in (a) beneficially owned:

5.    Relationships with the Company:

(a)    Have you or any of your affiliates, officers, directors or principal equity holders (owners of 5% or more of the equity securities of the undersigned) held any position or office or had any other material relationship with the Company (or its predecessors or affiliates) during the past three years?

☐    Yes.

☐    No.

(b)    If your response to (a) above is “Yes,” please state the nature and duration of your relationship with the Company:

7.    Broker-dealers and their affiliates:

The Company may have to identify the Selling Securityholder as an underwriter in the Registration Statement or related prospectus if:

•the Selling Securityholder is a broker-dealer and did not receive the Registrable Securities as compensation for underwriting activities or investment banking services or as investment securities; or
•the Selling Securityholder is an affiliate of a broker-dealer and either (1) did not acquire the Registrable Securities in the ordinary course of business; or (2) at the time of its purchase of the Registrable Securities, had an agreement or understanding, directly or indirectly, with any person to distribute the Registrable Securities.

Persons identified as underwriters in the Registration Statement or related prospectus may be subject to additional potential liabilities under the Securities Act and should consult their legal counsel before submitting this Notice and Questionnaire.

(a)    Are you a broker-dealer registered pursuant to Section 15 of the Exchange Act?

☐    Yes.

☐    No.

(b)    If your response to (a) above is “No,” are you an “affiliate” of a broker-dealer that is registered pursuant to Section 15 of the Exchange Act?

☐    Yes.

☐    No.

For the purposes of this Item 7(b), an “affiliate” of a registered broker-dealer includes any company that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such broker-dealer.

(c)    Did you acquire the securities listed in Item 3 above in the ordinary course of business?
☐    Yes.

☐    No.

(d)    At the time of your purchase of the securities listed in Item 3 above, did you have any agreements or understandings, directly or indirectly, with any person to distribute the securities?

☐    Yes.

☐    No.

(e)    If your response to (d) above is “Yes,” please describe such agreements or understandings:

(f)    Did you receive the securities listed in Item 3 above as compensation for underwriting activities or investment banking services or as investment securities?

☐    Yes.

☐    No.

(g)    If your response to (f) above is “Yes,” please describe the circumstances:

8.    Nature of beneficial ownership:

The purpose of this section is to identify the ultimate natural person(s) or publicly held entity(ies) that exercise(s) sole or shared voting or dispositive power over the Registrable Securities.

(a)    Is the Selling Securityholder a natural person?

☐    Yes.

☐    No.

(b)    Is the Selling Securityholder required to file, or is it a wholly owned subsidiary of an entity that is required to file, periodic and other reports (for example, Forms 10-K, 10-Q and 8-K) with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act?

☐    Yes.

☐    No.

(c)    Is the Selling Securityholder an investment company, or a subsidiary of an investment company, registered under the Investment Company Act of 1940, as amended?

☐    Yes.

☐    No.

(d)    If the Selling Securityholder is a subsidiary of such an investment company, please identify the investment company:

(e)    Identify below the name of each natural person or entity that has sole or shared investment or voting control over the securities listed in Item 3 above:

***PLEASE NOTE THAT THE COMMISSION REQUIRES THAT THESE NATURAL PERSONS AND ENTITIES BE NAMED IN THE PROSPECTUS***

9.    Securities received from named selling securityholder:

(a)    Did you receive your Registrable Securities listed above in Item 3 as a transferee from selling securityholder(s) previously identified in the Registration Statement?

☐    Yes.

☐    No.

(b)    If your response to (a) above is “Yes,” please answer the following two questions:

(i)    Did you receive such Registrable Securities listed above in Item 3 from the named selling securityholder(s) prior to the effectiveness of the Registration Statement?

☐    Yes.

☐    No.

(ii)    Identify below the names of the selling securityholder(s) from whom you received the Registrable Securities listed above in Item 3 and the date on which such securities were received.

10.    Benefit of Demand Underwritten Offerings, Piggyback Rights and Certain Other Rights:

In order for the Holder to be entitled to benefits of the Registration Rights Agreement which would necessitate the Company to divulge to the Holder information concerning the proposed filing of a Registration Statement with the SEC or a proposed offering of Registrable Securities in advance of such filing or a public announcement of such offering, including with respect to Demand Underwritten Offerings and Piggyback Rights, all as further set forth in Section 11.3 of the Registration Rights Agreement, please check the box below:

☐ The undersigned agrees that it will treat as confidential the receipt of any materials provided to it pursuant to (i) the first and third sentences of Section 2.2(b); (b) Article III; and (c) the proviso to Section 5.1(a) of the Registration Rights Agreement and shall not disclose or use the information contained in the same without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the undersigned in breach of the terms of this agreement.

If you need more space for your responses, please attach additional sheets of paper. Please be sure to indicate your name and the number of the item being responded to on each such additional sheet of paper, and to sign each such additional sheet of paper before attaching it to this Notice and Questionnaire. Please note that you may be asked to answer additional questions depending on your responses to the above questions.

In Witness Whereof the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent, and hereby agrees to be bound by the terms of the Registration Rights Agreement to the same extent as if the undersigned were named as a “Holder” thereunder.

Dated:            Beneficial owner:

    By:

    Name:

    Title:

PLEASE RETURN THE COMPLETED AND EXECUTED NOTICE

AND QUESTIONNAIRE TO KENNEDY-WILSON HOLDINGS, INC. AT:

Kennedy-Wilson Holdings, Inc.
151 S. El Camino Drive
Beverly Hills, CA 90212
Email: mwindisch@kennedywilson.com and ilee@kennedywilson.com
Attention: Matthew Windisch and In Ku Lee

Exhibit 4.2
Kennedy-Wilson Holdings, Inc.

WARRANT AGREEMENT

Dated as of June 16, 2023

Exhibits
Exhibit A: Form of Warrant Certificate    A-1
Exhibit B: Form of Restricted Security Legend    B-1
Exhibit C: Transfer Restriction Legend    C-1
WARRANT AGREEMENT

    WARRANT AGREEMENT, dated as of June 16, 2023, between Kennedy-Wilson Holdings, Inc., a Delaware corporation, as issuer (the “Company”), and the other signatories to this Warrant Agreement (as defined below), as the initial Holders (as defined in this Warrant Agreement).

    Each party to this Warrant Agreement (as defined below) agrees as follows.

Section 1.Definitions.

    “Affiliate” has the meaning set forth in Rule 144.

    “Agent” means any Registrar or Exercise Agent.

    “Aggregate Strike Price” means, with respect to the exercise of any Warrant that will be settled by Physical Settlement, an amount equal to the product of (a) the Warrant Entitlement on the Exercise Date for such exercise; and (b) the Strike Price on the Exercise Date for such exercise; provided, however, that the Aggregate Strike Price will be subject to Section 5(g).

    “Board of Directors” means the Company’s board of directors or a committee of such board duly authorized to act on behalf of such board.

    “Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

    “Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

    “Cashless Settlement” has the meaning set forth in Section 5(d)(i).

    “Certificate” means a Physical Certificate or an Electronic Certificate.

    “Close of Business” means 5:00 p.m., New York City time.

    “Common Stock” means the common stock, $0.0001 par value per share, of the Company, subject to Section 5(g).

    “Common Stock Change Event” has the meaning set forth in Section 5(g)(i).

    “Company” means Kennedy-Wilson Holdings, Inc., a Delaware corporation.

    “Dividend Threshold” has the meaning set forth in Section 5(e)(i)(4).

    “Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

    “Electronic Certificate” means any electronic book entry maintained by the Registrar that represents any Warrants.

    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

    “Exercise” means the exercise of any Warrant.

    “Exercise Agent” has the meaning set forth in Section 3(e)(i).

    “Exercise Consideration” means, with respect to the exercise of any Warrant, the type and amount of consideration payable to settle such exercise, determined in accordance with Section 5.

    “Exercise Date” means, with respect to the Exercise of any Warrant, the first Business Day on which the requirements set forth in Section 5(c)(i) for such exercise are satisfied.

    “Exercise Period” means the period from, and including, the Initial Issue Date to, and including, the Exercise Period Expiration Date.

    “Exercise Period Expiration Date” means the seventh anniversary of the Initial Issue Date.

    “Exercise Share” means any share of Common Stock issued or issuable upon exercise of any Warrant.

    “Expiration Date” has the meaning set forth in Section 5(e)(i)(5).

    “Exercise Notice” means a notice substantially in the form of the “Exercise Notice” set forth in Exhibit A.

    “Expiration Time” has the meaning set forth in Section 5(e)(i)(5).

    “Holder” means a person in whose name any Warrant is registered on the Registrar’s books.

    “Initial Issue Date” means June 16, 2023.

    “Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of the Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from a nationally recognized independent investment banking firm the Company selects.

    “Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

    “Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of the Company.

    “Open of Business” means 9:00 a.m., New York City time.

    “Permitted Transferee” means Fairfax Financial Holdings Limited and its Affiliates.

    “Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person” under this Warrant Agreement.

    “Physical Certificate” means any certificate (other than an Electronic Certificate) representing any Warrant(s), which certificate is substantially in the form set forth in Exhibit A, registered in the name of the Holder of such Warrant(s) and duly executed by the Company.

    “Physical Settlement” has the meaning set forth in Section 5(d)(i).

    “Purchase Agreement” means that certain 6.00% Series C Cumulative Perpetual Preferred Stock and Warrant Purchase Agreement, dated as of June 4, 2023, among the Corporation and the purchasers named therein.

    “Record Date” means, with respect to any dividend or distribution on, or issuance to holders of, Common Stock, the date fixed (whether by law, contract or the Board of Directors or otherwise) to determine the holders of Common Stock that are entitled to such dividend, distribution or issuance.

    “Reference Property” has the meaning set forth in Section 5(g)(i).

    “Reference Property Unit” has the meaning set forth in Section 5(g)(i).

    “Register” has the meaning set forth in Section 3(e)(ii).

    “Registrar” has the meaning set forth in Section 3(e)(i).

    “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of June 16, 2023, among the Company and the investors named therein.

“Requisite Stockholder Approval” means the stockholder approval contemplated by NYSE Listing Standard Rule 312.03(d) (or any successor rule) with respect to the issuance of shares of Common Stock upon Exercise of the Warrants in excess of the limitations imposed by such rule; provided, however, that the Requisite Stockholder Approval will be deemed to be obtained if, due to any amendment or binding change in the interpretation of the applicable listing standards of the New York Stock Exchange, such stockholder approval is no longer required for the Company to settle all Exercises of the Warrants without regard to Section 5(h).

    “Restricted Security Legend” means a legend substantially in the form set forth in Exhibit B.

    “Rule 144” means Rule 144 under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

    “Securities Act” means the U.S. Securities Act of 1933, as amended.

    “Security” means any Warrant or Exercise Share.

    “Series C Extinguishment” means the extinguishment of any shares of Series C Preferred Stock pursuant to, and subject to the conditions of, Section 8 of the Certificate of Designations governing the Series C Preferred Stock in full or partial satisfaction of the Aggregate Strike Price for any exercised Warrants.

    “Series C Preferred Stock” means the 6.00% Series C Cumulative Perpetual Preferred Stock, $0.0001 par value per share, of the Company.

    “Setoff Price” has the meaning set forth in the Certificate of Designations governing the Series C Preferred Stock.

    “Settlement Method” means Cashless Settlement or Physical Settlement.

    “Specified Courts” has the meaning set forth in Section 8(d).

    “Spin-Off” has the meaning set forth in Section 5(e)(i)(3)(B).

    “Spin-Off Valuation Period” has the meaning set forth in Section 5(e)(i)(3)(B).

    “Strike Price” initially means $16.21 per share of Common Stock; provided, however, that the Strike Price is subject to adjustment pursuant to Sections 5(e) and 5(f). Each reference in this Warrant Agreement or any Certificate to the Strike Price as of a particular date without setting forth a particular time on such date will be deemed to be a reference to the Strike Price immediately after the Close of Business on such date.

    “Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (b) any partnership or limited liability company where (x) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (y) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

    “Successor Person” has the meaning set forth in Section 5(g)(ii).

    “Tender/Exchange Offer Valuation Period” has the meaning set forth in Section 5(e)(i)(5).

    “Trading Day” means any day on which (a) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (b) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

    “Transfer-Restricted Security” means any Security that constitutes a “restricted security” (as defined in Rule 144); provided, however, that such Security will cease to be a Transfer-Restricted Security upon the earliest to occur of the following events:
    (a)    such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to a registration statement that was effective under the Securities Act at the time of such sale or transfer;

    (b)    such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to an available exemption (including Rule 144) from the registration and prospectus-delivery requirements of, or in a transaction not subject to, the Securities Act and, immediately after such sale or transfer, such Security ceases to constitute a “restricted security” (as defined in Rule 144); and

    (c)    such Security is eligible for resale, by a Person that is not an Affiliate of the Company and that has not been an Affiliate of the Company during the immediately preceding three (3) months, pursuant to Rule 144 without any limitations thereunder as to volume, manner of sale, availability of current public information or notice.

    “Transfer Restriction Legend” means a legend substantially in the form set forth in Exhibit C.

    “Warrant” means each warrant issued by the Company pursuant to, and having the terms, and conferring to the Holders thereof the rights, set forth in, this Warrant Agreement. Subject to the terms of this Warrant Agreement, each Warrant will be exercisable for shares of Common Stock based on the Warrant Entitlement and Strike Price.

    “Warrant Agreement” means this Warrant Agreement, as amended or supplemented from time to time.

    “Warrant Entitlement” initially means 1.0000 share of Common Stock per Warrant; provided, however, that the Warrant Entitlement is subject to adjustment pursuant to Sections 5(e) and 5(f). Each reference in this Warrant Agreement or any Certificate to the Warrant Entitlement as of a particular date without setting forth a particular time on such date will be deemed to be a reference to the Warrant Entitlement immediately after the Close of Business on such date.

Section 2.Rules of Construction. For purposes of this Warrant Agreement:
    (a)    “or” is not exclusive;

    (b)    “including” means “including without limitation”;

    (c)    “will” expresses a command;

    (d)    the “average” of a set of numerical values refers to the arithmetic average of such numerical values;

    (e)    a merger involving, or a transfer of assets by, a limited liability company, limited partnership or trust will be deemed to include any division of or by, or an allocation of assets to a series of, such limited liability company, limited partnership or trust, or any unwinding of any such division or allocation;

    (f)    words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;

    (g)    “herein,” “hereof” and other words of similar import refer to this Warrant Agreement as a whole and not to any particular Section or other subdivision of this Warrant Agreement, unless the context requires otherwise;

    (h)    references to currency mean the lawful currency of the United States of America, unless the context requires otherwise; and

    (i)    the exhibits, schedules and other attachments to this Warrant Agreement are deemed to form part of this Warrant Agreement.

Section 3.The Warrants.
(a)Original Issuance of Warrants. On the Initial Issue Date, there will be originally issued an aggregate of twelve million three hundred thirty-eight thousand and sixty-two (12,338,062) Warrants, which Warrants will be initially registered in the name of the purchasers listed on Schedule I to the Purchase Agreement.
(b)Form, Dating and Denominations.
(i)Form and Date of Certificates Representing Warrants. Each Certificate representing any Warrant will (1) be substantially in the form set forth in Exhibit A; (2) bear the legends required by Section 3(f) and may bear notations, legends or endorsements required by law, stock exchange rule or usage; and (3) be dated as of the date it is executed by the Company.
(ii)Electronic Certificates; Physical Certificates. The Warrants will be originally issued initially in the form of one or more Physical Certificates. Electronic Certificates may be exchanged for Physical Certificates, and Physical Certificates may be exchanged for Electronic Certificates, upon request by the Holder thereof pursuant to customary procedures, Section 3(g).
(iii)Electronic Certificates; Interpretation. For purposes of this Warrant Agreement, (1) each Electronic Certificate will be deemed to include the text of the form of Certificate set forth in Exhibit A; (2) any legend, registration number or other notation that is required to be included on a Certificate will be deemed to be affixed to any Electronic Certificate notwithstanding that such Electronic Certificate may be in a form that does not permit affixing legends thereto; (3) any reference in this Warrant Agreement to the “delivery” of any Electronic Certificate will be deemed to be satisfied upon the registration of the electronic book entry representing such Electronic Certificate in the name of the applicable Holder; (4) upon satisfaction of any applicable requirements of the Delaware General Corporation Law, the Certificate of Incorporation and the Bylaws of the Company, and any related requirements of the Registrar, in each case for the issuance of Warrants in the form of one or more Electronic Certificates, such Electronic Certificates will be deemed to be executed by the Company.
(iv)No Bearer Certificates; Denominations. The Warrants will be issued only in registered form and only in denominations equal to a whole numbers of Warrants.
(v)Registration Numbers. Each Certificate representing any Warrant(s) will bear a unique registration number that is not affixed to any other Certificate representing any other outstanding Warrant.
(c)Execution and Delivery.

(i)Due Execution by the Company. A duly authorized Officer will sign each Certificate representing any Warrant on behalf of the Company by manual or facsimile signature.

(d)Method of Payment. The Company will pay all cash amounts due on any Warrant of any Holder by check mailed to the address of such Holder set forth in the Register; provided, however, that the Company will instead pay such cash amounts by wire transfer of immediately available funds to the account of such Holder specified in a written request of such Holder delivered to the Company no later than the Close of Business on the date that is ten (10) Business Days immediately before the date such payment is due (or specified in the related Exercise Notice, if applicable).

(e)Registrar and Exercise Agent.

(i)Generally. The Company designates its principal U.S. executive offices as an office or agency where Warrants may be presented for (1) registration of transfer or for exchange (the “Registrar”); and (2) exercise (the “Exercise Agent”). At all times when any Warrant is outstanding, the Company will maintain an office in the continental United States constituting the Registrar and Exercise Agent.
(ii)Maintenance of the Register. The Company will keep, or cause there to be kept, a record (the “Register”) of the names and addresses of the Holders, the number of Warrants held by each Holder and the transfer, exchange and exercise of the Warrants. Absent manifest error, the entries in the Register will be conclusive and the Company and each Agent may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes. The Register will be in written form or in any form capable of being converted into written form reasonably promptly. The Company will provide a copy of the Register to any Holder upon its request as soon as reasonably practicable.
(iii)Subsequent Appointments. By notice to each Holder, the Company may, at any time, appoint any Person (including any Subsidiary of the Company) to act as Registrar or Exercise Agent.
(f)Legends.

(i)Restricted Security Legend. Each Certificate representing any Warrant that is a Transfer-Restricted Security will bear the Restricted Security Legend.
(ii)Transfer Restriction Legend. Each Certificate representing any Warrant will bear the Transfer Restriction Legend.
(iii)Other Legends on Certificates. The Certificate representing any Warrant may bear any other legend or text, not inconsistent with this Warrant Agreement, as may be required by applicable law or by any securities exchange or automated quotation system on which such Warrant is traded or quoted or as may be otherwise reasonably determined by the Company to be appropriate.
(iv)Acknowledgement and Agreement by the Holders. A Holder’s acceptance of any Warrant represented by a Certificate bearing any legend required by this Section 3(f) will constitute such Holder’s acknowledgement of, and agreement to comply with, the restrictions set forth in such legend.
(v)Legends on Exercise Shares.
(1)Each Exercise Share will bear a legend substantially to the same effect as the Restricted Security Legend if the Warrant upon the exercise of which such Exercise Share was issued was (or would have been had it not been exercised) a Transfer-Restricted Security at the time such Exercise Share was issued; provided, however, that such Exercise Share need not bear such a legend if (i) the Exercise Share would not be a Transfer-Restricted Security or (ii) the Company determines, in its reasonable discretion, that such Exercise Share need not bear such a legend.

(2)Notwithstanding anything to the contrary in Section 3(f)(v)(1), an Exercise Share need not bear a legend pursuant to Section 3(f)(v)(1) if such Exercise Share is issued in an uncertificated form that does not permit affixing legends thereto, provided the Company takes measures (including, if applicable, the assignment thereto of a “restricted” CUSIP number) that it reasonably deems appropriate to enforce the transfer restrictions referred to in such legend.
(g)Transfers and Exchanges; Transfer Taxes; Certain Transfer Restrictions.

(i)Provisions Applicable to All Transfers and Exchanges.
(1)Permitted Transferees. Notwithstanding anything to the contrary in this Warrant Agreement, without the prior written consent of the Company, no Warrant, or any beneficial or other interest therein, will be transferred, pledged or otherwise disposed of to any Person that is not a Permitted Transferee. Any purported transfer, pledge or other disposition in violation of this Section 3(g)(i)(1) will be void and without any force or effect.
(2)No Services Charge; Transfer Taxes. The Company and the Agents will not impose any service charge on any Holder for any transfer, exchange or exercise of any Warrant, but the Company, the Registrar and the Exercise Agent may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer, exchange or exercise of any Warrant, other than exchanges pursuant to Section 3(h) not involving any transfer.
(3)No Transfers or Exchanges of Fractional Shares. Notwithstanding anything to the contrary in this Warrant Agreement, all transfers or exchanges of Warrants must be in an amount representing a whole number of Warrants, and no fractional Warrant may be transferred or exchanged.
(4)Legends. Each Certificate representing any Warrant that is issued upon transfer of, or in exchange for, another Warrant will bear each legend, if any, required by Section 3(f).
(5)Settlement of Transfers and Exchanges. Upon satisfaction of the requirements of this Warrant Agreement to effect a transfer or exchange of any Warrant, the Company will cause such transfer or exchange to be effected as soon as reasonably practicable but in no event later than the fifth (5th) Business Day after the date of such satisfaction.
(ii)Transfers and Exchanges of Warrants.
(1)Subject to this Section 3(g), a Holder of any Warrant(s) represented by a Certificate may (x) transfer any whole number of such Warrant(s) to one or more other Person(s); and (y) exchange any whole number of such Warrant(s) for an equal number of Warrants represented by one or more other Certificates; provided, however, that, to effect any such transfer or exchange, such Holder must (A) if such Certificate is a Physical Certificate, surrender such Physical Certificate to the office of the Registrar, together with any endorsements or transfer instruments reasonably required by the Company or the Registrar; and (B) deliver to the Company and the Registrar such certificates or other documentation or evidence as the Company and the Registrar may reasonably require to determine that such transfer complies with the Securities Act and other applicable securities laws.
(2)Upon the satisfaction of the requirements of this Warrant Agreement to effect a transfer or exchange of any whole number of a Holder’s Warrant(s) represented by a Certificate (such Certificate being referred to as the “old Certificate” for purposes of this Section 3(g)(ii)(2)):

(a)such old Certificate will be promptly cancelled pursuant to Section 3(l);
(b)if only part of the Warrants represented by such old Certificate is to be so transferred or exchanged, then the Company will issue, execute and deliver, in accordance with Section 3(c), one or more Certificates that (x) each represent a whole number of Warrants and, in the aggregate, represent a total number of Warrants equal to the number of Warrants represented by such old Certificate not to be so transferred or exchanged; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 3(f);
(c)in the case of a transfer to a transferee, the Company will issue, execute and deliver, in accordance with Section 3(c), one or more Certificates that (x) each represent a whole number of Warrants and, in the aggregate, represent a total number of Warrants equal to the number of Warrants to be so transferred; (y) are registered in the name of such transferee; and (z) bear each legend, if any, required by Section 3(f); and
(d)in the case of an exchange, the Company will issue, execute and deliver, in accordance with Section 3(c), one or more Certificates that (x) each represent a whole number of Warrants and, in the aggregate, represent a total number of Warrants equal to the number of Warrants to be so exchanged; (y) are registered in the name of the Person to whom such old Certificate was registered; and (z) bear each legend, if any, required by Section 3(f).
(iii)Transfers of Warrants Subject to Exercise. Notwithstanding anything to the contrary in this Warrant Agreement, the Company and the Registrar will not be required to register the transfer of or exchange any Warrant that has been surrendered for exercise.
(h)Exchange and Cancellation of Exercised Warrants.

(i)Partial Exercises of Physical Certificates. If only a portion of a Holder’s Warrants represented by a Physical Certificate (such Physical Certificate being referred to as the “old Physical Certificate” for purposes of this Section 3(h)(i)) is exercised pursuant to Section 5, then, as soon as reasonably practicable after such old Physical Certificate is surrendered for such exercise, the Company will cause such old Physical Certificate to be exchanged, pursuant and subject to Section 3(g)(ii), for (1) one or more Physical Certificates that each represent a whole number of Warrants and, in the aggregate, represent a total number of Warrants equal to the number of Warrants represented by such old Physical Certificate that are not to be so exercised and deliver such Physical Certificate(s) to such Holder; and (2) a Physical Certificate representing a whole number of Warrants equal to the number of Warrants represented by such old Physical Certificate that are to be so exercised, which Physical Certificate will be exercised pursuant to the terms of this Warrant Agreement; provided, however, that the Physical Certificate referred to in this clause (2) need not be issued at any time after which such Warrants subject to such exercise are deemed to cease to be outstanding pursuant to Section 3(m).
(ii)Cancellation of Warrants that Are Exercised. If a Holder’s Warrant(s) represented by a Certificate (or any portion thereof that has not theretofore been exchanged pursuant to Section 3(h)(i)) (such Certificate being referred to as the “old Certificate” for purposes of this Section 3(h)(ii)) are exercised pursuant to Section 5, then, promptly after the later of the time such Warrant(s) are deemed to cease to be outstanding pursuant to Section 3(m) and the time such old Certificate is surrendered for such exercise, (1) such old Certificate will be cancelled pursuant to Section 3(l); and (2) in the case of a partial exercise, the Company will issue, execute and deliver to such Holder, in accordance with Section 3(c), one or more Certificates that (x) each represent a whole number of Warrants and, in the aggregate, represent a total number of Warrants equal to the number of Warrants represented by such old Certificate that are not to be so exercised; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 3(f).

(i)Replacement Certificates. If a Holder of any Warrant(s) claims that the Certificate(s) representing such Warrant(s) have been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver, in accordance with Section 3(c), a replacement Certificate representing such Warrant(s) upon surrender to the Company or the Registrar of such mutilated Certificate, or upon delivery to the Company or the Registrar of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Company and the Registrar. In the case of a lost, destroyed or wrongfully taken Certificate representing any Warrant(s), the Company and Registrar Agent may require the Holder thereof to provide such security or indemnity that is reasonably satisfactory to the Company and the Registrar to protect the Company and the Registrar from any loss that any of them may suffer if such Certificate is replaced.

    Every replacement Warrant issued pursuant to this Section 3(i) will, upon such replacement, be deemed to be an outstanding Warrant, entitled to all of the benefits of this Warrant Agreement equally and ratably with all other Warrants then outstanding.

(j)Registered Holders. Only the Holder of any Warrant(s) will have rights under this Warrant Agreement as the owner of such Warrant(s).

(k)No Rights as a Stockholder. Except as otherwise specifically provided in this Warrant Agreement or in Section 9(a) of the Certificate of Designations governing the Series C Preferred Stock, prior to the time at which a Holder that exercises any Warrant is deemed, pursuant to Section 5(c)(ii), to become the holder of record of the Exercise Share(s) issuable to settle such exercise, (i) the Holder shall not be entitled to vote or receive dividends on, or be deemed the holder of, such Exercise Share(s) for any purpose; and (ii) nothing contained in this Warrant Agreement will be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise.

(l)Cancellation. The Company may at any time deliver any Warrant to the Registrar for cancellation. The Exercise Agent will forward to the Registrar each Warrant duly surrendered to them for transfer, exchange, payment or exercise. The Company will cause the Registrar to promptly cancel all Warrants so surrendered to it in accordance with its customary procedures.

(m)Outstanding Warrants.
(i)Generally. The Warrants that are outstanding at any time will be deemed to be those Warrants that, at such time, have been duly executed by the Company, excluding those Warrants that have theretofore been (1) cancelled by the Registrar or delivered to the Registrar for cancellation in accordance with Section 3(l); (2) paid or settled in full upon their exercise in accordance with this Warrant Agreement; or (3) deemed to cease to be outstanding to the extent provided in, and subject to, clause (ii) (iii) or (iv) of this Section 3(m).
(ii)Replaced Warrants. If any Certificate representing any Warrant is replaced pursuant to Section 3(i), then such Warrant will cease to be outstanding at the time of such replacement, unless the Registrar and the Company receive proof reasonably satisfactory to them that such Warrant is held by a “bona fide purchaser” under applicable law.
(iii)Exercised Warrants. If any Warrant(s) are exercised, then, at the Close of Business on the Exercise Date for such exercise (unless there occurs a default in the delivery of the Exercise Consideration due pursuant to Section 5 upon such exercise): (1) such Warrant(s) will be deemed to cease to be outstanding; and (2) the rights of the Holder(s) of such Warrant(s), as such, will terminate with respect to such Warrant(s), other than the right to receive such Exercise Consideration as provided in Section 5.
(iv)Warrants Remaining Unexercised as of the Exercise Period Expiration Date. If any Warrant(s) are otherwise outstanding as of the Close of Business on the Exercise Period Expiration

Date, then such Warrant(s) will cease to be outstanding as of immediately after the Close of Business on the Exercise Period Expiration Date.
Section 4.No Right of Redemption by the Company
The Company does not have the right to redeem the Warrants at its election.
Section 5.Exercise of Warrants.
(a)Generally. The Warrants may be exercised only pursuant to the provisions of this Section 5.

(b)Exercise of Warrants.

(i)Exercise Right; When Warrants May Be Submitted for Exercise. Subject to Section 5(c)(i)(3), Holders will have the right to submit all, or any whole number of Warrants that is less than all, of their Warrants for Exercise at any time during the Exercise Period.
(ii)Exercises of Fractional Warrants Not Permitted. Notwithstanding anything to the contrary in this Warrant Agreement, in no event will any Holder be entitled to exercise a number of Warrants that is not a whole number.
(c)Exercise Procedures.

(i)Requirements for Holders to Exercise Their Exercise Right.
(1)Generally. To exercise any Warrant represented by a Certificate, the Holder of such Warrant must (v) complete, sign and deliver to the Exercise Agent an Exercise Notice (at which time, in the case such Certificate is an Electronic Certificate, such Exercise will become irrevocable); (w) if such Certificate is a Physical Certificate, deliver such Physical Certificate to the Exercise Agent (at which time such Exercise will become irrevocable); (x) furnish any endorsements and transfer documents that the Company or the Exercise Agent may reasonably require; (y) (subject to Section 5(g)) deliver the Aggregate Strike Price for such exercise in accordance with Section 5(c)(i)(2) (if Physical Settlement applies to such exercise); and (z) if applicable, pay any documentary or other taxes pursuant to Section 6(d).
(2)Delivery of Aggregate Strike Price. Subject to Section 5(g), the Holder of an exercised Warrant that will be settled by Physical Settlement will deliver the Aggregate Strike Price for such exercise to the Company in any combination of the following: (A) in cash (by (x) certified or official bank check payable to the order of the Company and delivered to the Company at its principal executive offices in the United States; or (y) such other method as may be acceptable to the Company); or (B) by Series C Extinguishment. If any portion of the Aggregate Exercise Price is to be paid by a Series C Extinguishment of any shares of Series C Preferred Stock, then, on the date on which such shares of Series C Preferred Stock have been delivered to the Company for cancellation in accordance Section 8 of the Certificate of Designations governing the Series C Preferred Stock and all other conditions with respect thereto set forth in Section 8(b) of such Certificate of Designations have been satisfied, an amount equal to the Setoff Price for such shares of Series C Preferred Stock will be deemed to have been paid in respect of such portion of the Aggregate Exercise Price. If any portion of the Aggregate Exercise Price is to be paid in cash, then such portion will be deemed to have been paid on the date on which such cash is actually received by the Company. For the avoidance of doubt, if the Setoff Price for any shares of Series C Preferred Stock that are extinguished pursuant to a Series C Extinguishment is less than the Aggregate Strike Price due in respect of the exercise of any Warrant, then the shortfall must be paid in cash or by a Series C Extinguishment of additional share(s) of Series C Preferred Stock.

(3)Exercise Permitted only During Business Hours. Warrants may be surrendered for Exercise only after the Open of Business and before the Close of Business on a day that is a Business Day that occurs during the Exercise Period.
(ii)When Holders Become Stockholders of Record of the Shares of Common Stock Issuable Upon Exercise. The Person in whose name any share of Common Stock is issuable upon exercise of any Warrant will be deemed to become the holder of record of such share as of the Close of Business on the Exercise Date for such exercise.
(d)Settlement upon Exercise.
(i)Settlement Method. Upon the exercise of any Warrant, the Company will settle such exercise by paying or delivering, as applicable and as provided in this Section 5(d), shares of Common Stock, together, if applicable, with cash in lieu of fractional shares, in the amounts set forth in either (x) Section 5(d)(ii)(1) (a “Physical Settlement”); or (y) Section 5(d)(ii)(2) (a “Cashless Settlement”), subject to Section 5(d)(v). The Settlement Method applicable to the exercise of any Warrant will be the Settlement Method set forth in the Optional Exercise Notice for such exercise, subject to Section 5(d)(v).
(ii)Exercise Consideration. Subject to Section 5(d)(iii), Section 5(g), Section 5(h) and Section 7(b), the consideration due upon settlement of the exercise of each Warrant will consist of the following:
(1)Physical Settlement. If Physical Settlement applies to such exercise, a number of shares of Common Stock equal to the Warrant Entitlement in effect immediately after the Close of Business on the Exercise Date for such exercise; or
(2)Cashless Settlement. If Cashless Settlement applies to such exercise, a number of shares of Common Stock equal to the greater of (x) zero; and (y) an amount equal to:

where:
WE    =    the Warrant Entitlement in effect immediately after the Close of Business on the Exercise Date for such exercise;

VP    =    the Last Reported Sale Price per share of Common Stock on the Exercise Date for such exercise; and

SP    =    the Strike Price in effect immediately after the Close of Business on such Exercise Date.

(iii)Payment of Cash in Lieu of any Fractional Share of Common Stock. Subject to Section 7(b), in lieu of delivering any fractional share of Common Stock otherwise due upon exercise of any Warrant, the Company will pay cash based on the Last Reported Sale Price per share of Common Stock on the Exercise Date for such exercise (or, if such Exercise Date is not a Trading Day, the immediately preceding Trading Day).
(iv)Delivery of Exercise Consideration. Except as provided in Sections 5(e)(i)(3)(B), 5(e)(i)(5) and 5(g)(i)(C), the Company will pay or deliver, as applicable, the Exercise Consideration due upon exercise of any Warrant on or before the second (2nd) Business Day immediately after the Exercise Date for such exercise.

(v)No Cashless Settlement if any Shares of Series C Preferred Stock Remain Outstanding. Notwithstanding anything to the contrary in this Warrant Agreement, Cashless Settlement of any Warrant will not be permitted unless and until no shares of Series C Preferred Stock issued pursuant to the Purchase Agreement remain outstanding.
(e)Strike Price and Warrant Entitlement Adjustments.

(i)Events Requiring an Adjustment to the Strike Price and the Warrant Entitlement. Each of the Strike Price and the Warrant Entitlement will be adjusted from time to time as follows:
(1)Stock Dividends, Splits and Combinations. If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 5(g) will apply), then each of the Strike Price and the Warrant Entitlement will be adjusted based on the following formulas:

and
where:
SP0    =    the Strike Price in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;

SP1    =    the Strike Price in effect immediately after the Open of Business on such Ex-Dividend Date or effective date, as applicable;

WE0    =    the Warrant Entitlement in effect immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable;

WE1    =    the Warrant Entitlement in effect immediately after the Open of Business on such Ex-Dividend Date or effective date, as applicable;

OS0    =    the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1    =    the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this Section 5(e)(i)(1) is declared or announced, but not so paid or made, then each of the Strike Price and the Warrant Entitlement will be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Strike Price and the Warrant Entitlement, respectively, that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(2)Rights, Options and Warrants. If the Company distributes, to all or substantially all holders of Common Stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which Section 5(e)(i)(3)(A) and Section 5(e)(vi) will apply) entitling such holders, for a period of not more than sixty (60) calendar days after the Record Date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then each of the Strike Price and the Warrant Entitlement will be adjusted based on the following formulas:

and
where:
SP0    =    the Strike Price in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

SP1    =    the Strike Price in effect immediately after the Open of Business on such Ex-Dividend Date;

WE0    =    the Warrant Entitlement in effect immediately before the Open of Business on such Ex-Dividend Date;

WE1    =    the Warrant Entitlement in effect immediately after the Open of Business on such Ex-Dividend Date;

OS    =    the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date;

Y    =    a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced; and

X    =    the total number of shares of Common Stock issuable pursuant to such rights, options or warrants.

To the extent such rights, options or warrants are not so distributed, each of the Strike Price and the Warrant Entitlement will be readjusted to the Strike Price and the Warrant Entitlement, respectively, that would then be in effect had the adjustment thereto for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Strike Price and the Warrant Entitlement will be readjusted to the Strike Price and the Warrant Entitlement, respectively, that would then be in effect had the adjustment thereto for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, option or warrants.

For purposes of this Section 5(e)(i)(2), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board of Directors.

(3)Spin-Offs and Other Distributed Property.
(a)Distributions Other than Spin-Offs. If the Company distributes shares of its Capital Stock, evidences of the Company’s indebtedness or other assets or property of the Company, or rights, options or warrants to acquire the Company’s Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding:
(i)dividends, distributions, rights, options or warrants for which an adjustment to the Strike Price and the Warrant Entitlement is required (or would be required without regard to Section 5(e)(iii)) pursuant to Section 5(e)(i)(1) or 5(e)(i)(2);
(ii)dividends or distributions paid exclusively in cash for which an adjustment to the Strike Price and the Warrant Entitlement is required (or would be required assuming the Dividend Threshold were zero and or would be required without regard to Section 5(e)(iii)) pursuant to Section 5(e)(i)(4);
(iii)rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 5(e)(vi);
(iv)Spin-Offs for which an adjustment to the Strike Price and the Warrant Entitlement is required (or would be required without regard to Section 5(e)(iii)) pursuant to Section 5(e)(i)(3)(B);
(v)a distribution solely pursuant to a tender offer or exchange offer for shares of Common Stock, as to which Section 5(e)(i)(5) will apply; and
(vi)a distribution solely pursuant to a Common Stock Change Event, as to which Section 5(g) will apply, then each of the Strike Price and the Warrant Entitlement will be adjusted based on the following formulas:

and
where:
SP0    =    the Strike Price in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

SP1    =    the Strike Price in effect immediately after the Open of Business on such Ex-Dividend Date;

WE0    =    the Warrant Entitlement in effect immediately before the Open of Business on such Ex-Dividend Date;

WE1    =    the Warrant Entitlement in effect immediately after the Open of Business on such Ex-Dividend Date;
P    =    the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before such Ex-Dividend Date; and

FMV    =    the fair market value (as determined by the Company in good faith and in a commercially reasonable manner), as of such Ex-Dividend Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution;

provided, however, that, if FMV is equal to or greater than P, then, in lieu of the foregoing adjustments to the Strike Price and the Warrant Entitlement, each Holder will receive, for each Warrant held by such Holder on the Record Date for such distribution, at the same time and on the same terms as holders of Common Stock, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such Holder would have received in such distribution if such Holder had owned, on such Record Date, a number of shares of Common Stock equal to the Warrant Entitlement in effect on such Record Date.

To the extent such distribution is not so paid or made, each of the Strike Price and the Warrant Entitlement will be readjusted to the Strike Price and the Warrant Entitlement, respectively, that would then be in effect had the adjustment thereto been made on the basis of only the distribution, if any, actually made or paid.

(b)Spin-Offs. If the Company distributes or dividends shares of Capital Stock of any class or series, or similar equity interests, of or relating to an Affiliate or Subsidiary or other business unit of the Company to all or substantially all holders of the Common Stock (other than solely pursuant to (x) a Common Stock Change Event, as to which Section 5(g) will apply; or (y) a tender offer or exchange offer for shares of Common Stock, as to which Section 5(e)(i)(5) will apply), and such Capital Stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), then each of the Strike Price and the Warrant Entitlement will be adjusted based on the following formulas

and
where:
SP0    =    the Strike Price in effect immediately before the Open of Business on the Ex-Dividend Date for such Spin-Off;

SP1    =    the Strike Price in effect immediately after the Open of Business on such Ex-Dividend Date;

WE0    =    the Warrant Entitlement in effect immediately before the Open of Business on such Ex-Dividend Date;

WE1    =    the Warrant Entitlement in effect immediately after the Open of Business on such Ex-Dividend Date;

P    =    the average of the Last Reported Sale Prices per share of Common Stock for each Trading Day in the Spin-Off Valuation Period; and

FMV    =    the product of (x) the average of the Last Reported Sale Prices per share or unit of the Capital Stock or equity interests distributed in such Spin-Off over the ten (10) consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, such Ex-Dividend Date (such average to be determined as if references to Common Stock in the definitions of “Last Reported Sale Price,” “Trading Day” and “Market Disruption Event” were instead references to such Capital Stock or equity interests); and (y) the number of shares or units of such Capital Stock or equity interests distributed per share of Common Stock in such Spin-Off.

The adjustment to the Strike Price and the Warrant Entitlement pursuant to this Section 5(e)(i)(3)(B) will be calculated as of the Close of Business on the last Trading Day of the Spin-Off Valuation Period but will be given effect immediately after the Open of Business on the Ex-Dividend Date for the Spin-Off, with retroactive effect. If any Warrant is exercised and the Exercise Date for such exercise occurs during the Spin-Off Valuation Period, then, notwithstanding anything to the contrary in this Warrant Agreement, the Company will, if necessary, delay the settlement of such exercise until the second (2nd) Business Day after the Last Trading Day of the Spin-Off Valuation Period.

To the extent any dividend or distribution of the type described in this Section 5(e)(i)(3)(B) is declared but not made or paid, each of the Strike Price and the Warrant Entitlement will be readjusted to the Strike Price and the Warrant Entitlement, respectively, that would then be in effect had the adjustment thereto been made on the basis of only the dividend or distribution, if any, actually made or paid.

(4)Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of Common Stock (other than a regular quarterly cash dividend that does not exceed the Dividend Threshold per share of Common Stock), then each of the Strike Price and the Warrant Entitlement will be adjusted based on the following formulas:

and
where:
SP0    =    the Strike Price in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution;

SP1    =    the Strike Price in effect immediately after the Open of Business on such Ex-Dividend Date;

WE0    =    the Warrant Entitlement in effect immediately before the Open of Business on such Ex-Dividend Date;

WE1    =    the Warrant Entitlement in effect immediately after the Open of Business on such Ex-Dividend Date;

P    =    the Last Reported Sale Price per share of Common Stock on the Trading Day immediately before such Ex-Dividend Date;

D    =    the cash amount distributed per share of Common Stock in such dividend or distribution; and

T    =    an amount (subject to the proviso below, the “Dividend Threshold”) initially equal to $0.24 per share of Common Stock; provided, however, that (x) if such dividend or distribution is not a regular quarterly cash dividend on the Common Stock, then the Dividend Threshold will be deemed to be zero ($0.00) per share of Common Stock with respect to such dividend or distribution; and (y) the Dividend Threshold will be adjusted in the same manner as, and at the same time and for the same events for which, the Strike Price is adjusted pursuant to Section 5(e)(i)(1);

provided, however, that, if D is equal to or greater than P, then, in lieu of the foregoing adjustments to the Strike Price and the Warrant Entitlement, each Holder will receive, for each Warrant held by such Holder on the Record Date for such dividend or distribution, at the same time and on the same terms as holders of Common Stock, the amount of cash that such Holder would have received in such dividend or distribution if such Holder had owned, on such Record Date, a number of shares of Common Stock equal to the Warrant Entitlement in effect on such Record Date. To the extent such dividend or distribution is declared but not made or paid, each of the Strike Price and the Warrant Entitlement will be readjusted to the Strike Price and the Warrant Entitlement, respectively, that would then be in effect had the adjustment thereto been made on the basis of only the dividend or distribution, if any, actually made or paid.

(5)Tender Offers or Exchange Offers. If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5)

under the Exchange Act), and the value (determined as of the Expiration Time by the Company in good faith and in a commercially reasonable manner) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then each of the Strike Price and the Warrant Entitlement will be adjusted based on the following formulas:

and
where:
SP0    =    the Strike Price in effect immediately before the time (the “Expiration Time”) such tender or exchange offer expires;

SP1    =    the Strike Price in effect immediately after the Expiration Time;

WE0    =    the Warrant Entitlement in effect immediately before the Expiration Time;

WE1    =    the Warrant Entitlement in effect immediately after the Expiration Time;

P    =    the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

OS0    =    the number of shares of Common Stock outstanding immediately before the Expiration Time (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

AC    =    the aggregate value (determined as of the Expiration Time by the Company in good faith and in a commercially reasonable manner) of all cash and other consideration paid for shares of Common Stock purchased or exchanged in such tender or exchange offer; and

OS1    =    the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

provided, however, that the Strike Price will in no event be adjusted up, and the Warrant Entitlement will in no event be adjusted down, pursuant to this Section 5(e)(i)(5), except to the extent provided in the last paragraph of this Section 5(e)(i)(5).

The adjustment to the Strike Price and the Warrant Entitlement pursuant to this Section 5(e)(i)(5) will be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Expiration Time, with retroactive effect. If any Warrant is exercised and the Exercise Date for such exercise occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Warrant

Agreement, the Company will, if necessary, delay the settlement of such exercise until the second (2nd) Business Day after the last Trading Day of the Tender/Exchange Offer Valuation Period.

To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, each of the Strike Price and the Warrant Entitlement will be readjusted to the Strike Price and the Warrant Entitlement, respectively, that would then be in effect had the adjustment thereto been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(ii)No Adjustments in Certain Cases.
(1)Where Holders Participate in the Transaction or Event Without Exercising. Notwithstanding anything to the contrary in Section 5(e)(i), the Company is not required to adjust the Strike Price or the Warrant Entitlement for a transaction or other event otherwise requiring an adjustment pursuant to Section 5(e)(i) (other than a stock split or combination of the type set forth in Section 5(e)(i)(1) or a tender or exchange offer of the type set forth in Section 5(e)(i)(5)) if each Holder participates, at the same time and on the same terms as holders of Common Stock, and solely by virtue of being a Holder of the Warrants, in such transaction or event without having to exercise such Holder’s Warrants and as if such Holder had owned, on the Record Date for such transaction or event, a number of shares of Common Stock equal to the product of (i) the Warrant Entitlement in effect on such Record Date; and (ii) the number of Warrants held by such Holder on such Record Date.
(2)Certain Events. The Company will not be required to adjust the Strike Price or the Warrant Entitlement except pursuant to Section 5(e)(i). Without limiting the foregoing, the Company will not be required to adjust the Strike Price or the Warrant Entitlement on account of:
(a)except as otherwise provided in Section 5(e)(i), the sale of shares of Common Stock for a purchase price that is less than the market price per share of Common Stock or less than the Strike Price;
(b)the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;
(c)the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries;
(d)the issuance of any shares of Common Stock pursuant to any option, warrant, right or convertible or exchangeable security of the Company outstanding as of the Initial Issue Date; or
(e)solely a change in the par value of the Common Stock.
(iii)Adjustment Deferral. If an adjustment to the Strike Price and the Warrant Entitlement otherwise required by this Warrant Agreement would result in a change of less than one percent (1%) to the Strike Price, then the Company may, at its election, defer such adjustment to the Strike Price and the Warrant Entitlement, except that all such deferred adjustments must be given effect immediately upon the earliest of the following: (1) when all such deferred adjustments would result in a change of at least one percent (1%) to the Strike Price; and (2) the Exercise Date of any Warrant.
(iv)Adjustments Not Yet Effective. Notwithstanding anything to the contrary in this Warrant Agreement, if:
(1)a Warrant is exercised;
(2)the Record Date, effective date or Expiration Time for any event that requires an adjustment to the Strike Price pursuant to Section 5(e)(i) has occurred on or before the Exercise Date for such exercise, but an adjustment to the Strike Price or the Warrant Entitlement for such event has not yet become effective as of such Exercise Date;
(3)the Exercise Consideration due upon such exercise includes any whole shares of Common Stock; and
(4)such shares are not entitled to participate in such event (because they were not held on the related Record Date or otherwise), then, solely for purposes of such exercise, the Company will, without duplication, give effect to such adjustment on such Exercise Date. In such case, if the date on which the Company is otherwise required to deliver the Exercise Consideration due upon such exercise is before the first date on which the amount of such adjustment can be determined, then the Company will delay the settlement of such exercise until the second (2nd) Business Day after such first date.

(v)Adjustments Where Exercising Holders Participate in the Relevant Transaction or Event. Notwithstanding anything to the contrary in this Warrant Agreement, if:
(1)an adjustment to the Strike Price or the Warrant Entitlement for any dividend or distribution becomes effective on any Ex-Dividend Date pursuant to Section 5(e)(i);
(2)a Warrant is exercised;
(3)the Exercise Date for such exercise occurs on or after such Ex-Dividend Date and on or before the related Record Date;
(4)the Exercise Consideration due upon such exercise includes any whole shares of Common Stock based on a Strike Price or Warrant Entitlement that is adjusted for such dividend or distribution; and
(5)such shares would be entitled to participate in such dividend or distribution (including pursuant to Section 5(c)(ii)), then such adjustment will not be given effect for such exercise and the shares of Common Stock issuable upon such exercise based on such unadjusted Strike Price and unadjusted Warrant Entitlement will not be entitled to participate in such dividend or distribution, but there will be added, to the Exercise Consideration otherwise due upon such exercise, the same kind and amount of consideration that would have been delivered in such dividend or distribution with respect to such shares of Common Stock had such shares been entitled to participate in such dividend or distribution.

(vi)Stockholder Rights Plans. If any shares of Common Stock are to be issued upon exercise of any Warrant and, at the time of such exercise, the Company has in effect any stockholder rights plan, then the Holder of such Warrant will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise due upon such exercise, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, the Strike Price and the Warrant Entitlement will be adjusted pursuant to Section 5(e)(i)(3)(A) on account of such separation as if, at the time of such separation, the Company had made a distribution of the type referred to in such Section 5(e)(i)(3)(A) to all holders of Common Stock, subject to potential readjustment in accordance with the last paragraph of Section 5(e)(i)(3)(A).
(vii)Determination of the Number of Outstanding Shares of Common Stock. For purposes of Section 5(e)(i), the number of shares of Common Stock outstanding at any time will (1) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (2) exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on shares of Common Stock held in its treasury).
(viii)Rounding of Calculations. All calculations with respect to the Strike Price and adjustments thereto will be made to the nearest cent (with half of one cent rounded upwards), and all calculations with respect to the Warrant Entitlement and adjustments thereto will be made to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward).
(f)Voluntary Adjustments.

(i)Generally. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) decrease the Strike Price by any amount, or increase the Warrant Entitlement by any amount, if (1) the Board of Directors determines that such decrease or increase, as applicable, is in the Company’s best interest or that such decrease or increase, as applicable, is advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (2) such decrease or increase, as applicable, is in effect for a period of at least twenty (20) Business Days; and (3) such decrease or increase, as applicable, is irrevocable during such period.
(ii)Notice of Voluntary Adjustment. If the Board of Directors determines to decrease the Strike Price or increase the Warrant Entitlement pursuant to Section 5(f)(i), then, no later than the first Business Day of the related twenty (20) Business Day period referred to in Section 5(f)(i), the Company will send notice to each Holder (with a copy to the Exercise Agent) of such decrease or increase, as applicable, quantifying the amount thereof and stating the period during which such decrease or increase, as applicable, will be in effect.
(g)Effect of Common Stock Change Event.

(i)Generally. If there occurs any:
(1)recapitalization, reclassification or change of the Common Stock, other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value or (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities;
(2)consolidation, merger, combination or binding or statutory share exchange involving the Company;
(3)sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or
(4)other similar event,
and, as a result of which, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Warrant Agreement,
(a)from and after the effective time of such Common Stock Change Event, (I) the consideration due upon exercise of any Warrant will be determined in the same manner as if each reference to any number of shares of Common Stock in this Section 5 or in Section 6, or in any related definitions, were instead a reference to the same number of Reference Property Units;
(b)if such Reference Property Unit includes, but does not consist entirely of, cash (it being understood, for the avoidance of doubt, that clause (C) below will apply instead of this clause (B) if such Reference Property Unit consists entirely of cash), then, from and after the effective time of such Common Stock Change Event, there will be deducted or removed, as applicable, from the Aggregate Strike Price otherwise payable to exercise any Warrant pursuant to Section 5(c)(i), and from the cash that would otherwise be included in the Exercise Consideration due, pursuant to Section 5(d), to settle such exercise, in each case pursuant to Physical Settlement, a cash amount, per Warrant, equal to the product of (I) the Warrant Entitlement on the Exercise Date for such exercise; and (II) the lesser of (x) the Strike Price on the Exercise Date for such exercise; and (y) the amount of cash included in such Reference Property Unit;
(c)if such Reference Property Unit consists entirely of cash, then (I) from and after the effective time of such Common Stock Change Event, no delivery of the Aggregate Strike Price will be required to exercise any Warrant; and (II) the Company will settle each exercise of any Warrant whose Exercise Date occurs on or after the date of the effective time of such Common Stock Change Event by paying, on or before the tenth (10th) Business Day immediately after such Exercise Date, cash in an amount, per Warrant, equal to the product of (I) the Warrant Entitlement; and (II) the excess, if any, of (x) the amount of cash included in such Reference Property Unit over (y) the Strike Price (it being understood, for the avoidance of doubt, that the amount set forth in this clause (II) will be zero if the amount set forth in clause (x) is not greater than the amount set forth in clause (y)); and
(d)for these purposes, the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).
If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify the Holders of such weighted average as soon as practicable after such determination is made. For the avoidance of doubt, the occurrence of a Common Stock Change Event will not, in itself, impact a Holder’s ability to deliver the Aggregate Strike Price by Series C Extinguishment pursuant to Section 5(c)(i)(2) of shares of Series C Preferred Stock that are then outstanding.

(ii)Execution of Supplemental Instruments. On or before the date the Common Stock Change Event becomes effective, the Company and, if applicable, the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver such supplemental instruments, if any, as the Company reasonably determines are necessary or desirable (which supplemental instruments will, for the avoidance of doubt, not require the consent of any Holder) to (y) provide for subsequent adjustments to the Strike Price and the Warrant Entitlement pursuant to Section 5(e)(i) in a manner consistent with this Section 5(g) (including giving effect, in the Company’s reasonable discretion, to the Dividend Threshold in a manner that reflects the nature and value of the Reference Property Unit); and (z) contain such other provisions, if any, as the Company reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to Section 5(g)(i). If the Successor Person is not the Company, or the Reference Property includes shares of stock or other securities or assets (other than cash) of a Person other than the Successor Person, then the Company will cause such Successor Person or Person, as applicable, to execute and deliver a joinder to this Warrant Agreement assuming the obligations of the Company under this Warrant Agreement, or the obligation to deliver such Reference Property upon exercise of the Warrants, as applicable.
(iii)Notice of Common Stock Change Event. The Company will provide notice of each Common Stock Change Event to Holders no later than the second (2nd) Business Day after the effective date of the Common Stock Change Event.

(h)Restriction on Exercise.

(i)Limitation on Exercise Right. Notwithstanding anything to the contrary in this Warrant Agreement, unless and until the Requisite Stockholder Approval is obtained, no shares of Common Stock will be issued or delivered upon Exercise of any Warrant of any Holder, and no Warrant of any Holder will be Exercisable, in each case to the extent, and only to the extent, that such issuance, delivery, Exercise or exercisability would result in such Holder, or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that includes such Holder, beneficially owning in excess of nineteen and nine tenths percent (19.9%) of the then-outstanding shares of Common Stock or the voting power thereof. (For the avoidance of doubt, the preceding sentence will not impair the right of any Holder to Exercise a number of Warrants, and be issued or take delivery of the shares of Common Stock, at any time or from time to time so long as its beneficial ownership is at the time of such Exercise, issuance and delivery less than or equal to nineteen and nine tenths percent (19.9%) of the then-outstanding shares of Common Stock regardless of the aggregate number of shares of Common Stock that are otherwise underlying the Warrants held by such Holder or “person” or “group” that includes such Holder.) For these purposes, beneficial ownership and calculations of percentage ownership will be determined in accordance with Rule 13d-3 under the Exchange Act.

Section 6.Certain Provisions Relating to the Issuance of Common Stock.
(a)Equitable Adjustments to Prices. Whenever this Warrant Agreement requires the Company to calculate the average of the Last Reported Sale Prices, or any function thereof, over a period of multiple days (including to calculate or an adjustment to the Strike Price), the Company will make appropriate adjustments, if any, to those calculations to account for any adjustment to the Strike Price pursuant to Section 5(e)(i) that becomes effective, or any event requiring such an adjustment to the Strike Price where the Ex-Dividend Date, effective date or Expiration Date, as applicable, of such event occurs, at any time during such period.

(b)Reservation of Shares of Common Stock. At all times when any Warrant is outstanding, the Company will reserve (out of its authorized and not outstanding shares of Common Stock that are not reserved for other purposes), for delivery upon exercise of the Warrants, a number of shares of Common Stock that would be sufficient to settle the exercise of all Warrant(s) then outstanding (assuming, for these purposes, that each such Warrant is settled by the delivery of a number of shares of Common Stock equal to the then-applicable Warrant Entitlement).

(c)Status of Shares of Common Stock; Covenant Regarding Par Value. Each share of Common Stock delivered upon exercise of any Warrant of any Holder will be a newly issued or treasury share and will be duly authorized, validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of such Holder or the Person to whom such share of Common Stock will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will use commercially reasonable efforts to cause each such share of Common Stock, when so delivered, to be admitted for listing on such exchange or quotation on such system. The Company will not engage in any transaction or take any action that would cause the Strike Price to be less than the par value per share of Common Stock.

(d)Taxes Upon Issuance of Common Stock. The Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock upon exercise of any Warrant of any Holder, except any tax or duty that is due because such Holder requests those shares to be registered in a name other than such Holder’s name.

Section 7.Calculations.
(a)Responsibility; Schedule of Calculations. Except as otherwise provided in this Warrant Agreement, the Company will be responsible for making all calculations called for under this Warrant Agreement or the Warrants, including determinations of the Strike Price and the Last Reported Sale Prices. The Company will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders. The Company will provide a schedule of such calculations to any Holder upon written request.

(b)Calculations Aggregated for Each Holder. The composition of the Exercise Consideration due upon exercise of any Warrant of any Holder will be computed based on the total number of Warrants of such Holder being exercised with the same Exercise Date. Any cash amounts due to such Holder in respect thereof will, after giving effect to the preceding sentence, be rounded to the nearest cent.

Section 8.Miscellaneous.
(a)Notices.
(i)Notices to Holders. All notices or communications required to be made to a Holder pursuant to this Warrant Agreement must be made in writing and will be deemed to be duly sent or given in writing if (1) mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to its address shown on the Register; or (2) transmitted by facsimile or by electronic transmission or other similar means of unsecured electronic communication to the facsimile or electronic address, as applicable, of such Holder shown on the Register, provided receipt of such facsimile or electronic transmission or communication is acknowledged. The failure to send a notice or communication to a Holder, or any defect in such notice or communication, will not affect its sufficiency with respect to any other Holder.
(ii)Notice Effectiveness. If a notice or communication is mailed or sent in the manner provided above in this Section 8(a) within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it (except to the extent, but only to the extent, acknowledgement of receipt is expressly required by this Section 8(a)).
(b)Stamp and Other Taxes The Company will be responsible for paying all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment or issuance made under, from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Warrant Agreement, except any such tax that is due because a Holder requests any shares of Common Stock due upon exercise of any Warrant of such Holder to be registered in a name other than such Holder’s name.

(c)Governing Law; Waiver of Jury Trial. THIS WARRANT AGREEMENT AND THE WARRANTS, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS WARRANT AGREEMENT OR THE WARRANTS, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE COMPANY AND EACH HOLDER (BY ITS ACCEPTANCE OF ANY WARRANT) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO

THIS WARRANT AGREEMENT, THE WARRANTS OR THE TRANSACTIONS CONTEMPLATED BY THIS WARRANT AGREEMENT OR THE WARRANTS.

(d)Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Warrant Agreement or the transactions contemplated by this Warrant Agreement may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York, in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in Section 8(a) will be effective service of process for any such suit, action or proceeding brought in any such court. Each of the Company and each Holder (by its execution and delivery of this Warrant Agreement or by its acceptance of any Warrant) irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

(e)No Adverse Interpretation of Other Agreements. Neither this Warrant Agreement nor the Warrants may be used to interpret any other agreement of the Company or its Subsidiaries or of any other Person, and no such other agreement may be used to interpret this Warrant Agreement or the Warrants.

(f)Successors; Benefits of Warrant Agreement. All agreements of the Company in this Warrant Agreement and the Warrants will bind its successors. Subject to the preceding sentence, this Warrant Agreement is for the sole benefit of the parties hereto and for the Holders, as such, from time to time, and nothing in this Warrant Agreement, or anything that may be implied from any provision of this Warrant Agreement, will confer on any other Person any right, claim or remedy.

(g)Severability. If any provision of this Warrant Agreement or the Warrants is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Warrant Agreement or the Warrants will not in any way be affected or impaired thereby.

(h)Counterparts. The parties may sign any number of copies of this Warrant Agreement. Each signed copy will be an original, and all of them together represent the same agreement. Delivery of an executed counterpart of this Warrant Agreement by facsimile, electronically in portable document format or in any other format will be effective as delivery of a manually executed counterpart.

(i)Table of Contents, Headings, Etc. The table of contents and the headings of the Sections and sub-Sections of this Warrant Agreement have been inserted for convenience of reference only, are not to be considered a part of this Warrant Agreement and will in no way modify or restrict any of the terms or provisions of this Warrant Agreement.

(j)Withholding Taxes. Each Holder of a Warrant agrees that if the Company or other applicable withholding agent pays withholding taxes or backup withholding on behalf of such Holder or beneficial owner as a result of an adjustment or the non-occurrence of an adjustment to the Strike Price or the Warrant Entitlement, then the Company or such withholding agent, as applicable, may, at its option, set off such payments against payments of cash or the delivery of other Exercise Consideration on such Warrant, any payments on the Common Stock or sales proceeds received by, or other funds or assets of, such Holder or the beneficial owner of such Warrant.

(k)Entire Agreement. This Warrant Agreement, including all Exhibits hereto, together with the Purchase Agreement, the Registration Rights Agreement and the Certificate of Designations governing the Series C Preferred Stock constitute the entire agreement of the Parties with respect to the specific subject matter covered hereby and thereby, and supersedes in their entirety all other agreements or understandings between or among the parties with respect to such specific subject matter.

(l)No Other Rights. The Warrants will confer no rights to the Holders thereof except as provided in this Warrant Agreement. For the avoidance of doubt, and without limiting the operation of

Sections 5(e)(v), 5(e)(ii)(1) and 5(c)(ii), and the provisos to Sections 5(e)(i)(3)(A) and 5(e)(i)(4), the Warrants will not confer to the Holders thereof any rights as stockholders of the Company.
[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]
IN WITNESS WHEREOF, the parties to this Warrant Agreement have caused this Warrant Agreement to be duly executed as of the date first written above.

Kennedy-Wilson Holdings, Inc.

By:    /s/ Matt Windisch
Name:    Matt Windisch
Title:    Executive Vice President

ODYSSEY REINSURANCE COMPANY,
by its investment manager,
Hamblin Watsa Investment Counsel Ltd.

By:     /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

TRUSTEES OF NEWLINE SYNDICATE 1218,
by its investment manager,
Hamblin Watsa Investment Counsel Ltd.

By:     /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

NEWLINE INSURANCE COMPANY LIMITED,
by its investment manager,
Hamblin Watsa Investment Counsel Ltd.

By:     /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

ZENITH INSURANCE COMPANY,
by its investment manager,
Hamblin Watsa Investment Counsel Ltd.

By:     /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

BRIT REINSURANCE (BERMUDA) LIMITED,
by its investment manager,
Hamblin Watsa Investment Counsel Ltd.

By:     /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

ALLIED WORLD INSURANCE COMPANY,
by its investment manager,
Hamblin Watsa Investment Counsel Ltd.

By:     /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

ALLIED WORLD SPECIALTY INSURANCE
COMPANY,
by its investment manager,
Hamblin Watsa Investment Counsel Ltd.

By:     /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

ALLIED WORLD ASSURANCE
COMPANY (EUROPE) DAC,
by its investment manager,
Hamblin Watsa Investment Counsel Ltd.

By:     /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

UNITED STATES FIRE INSURANCE COMPANY,
by its investment manager,
Hamblin Watsa Investment Counsel Ltd.

By:     /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

THE NORTH RIVER INSURANCE COMPANY,
by its investment manager,
Hamblin Watsa Investment Counsel Ltd.

By:     /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

NORTHBRIDGE GENERAL INSURANCE CORPORATION,
by its investment manager,
Hamblin Watsa Investment Counsel Ltd.

By:     /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

WENTWORTH INSURANCE COMPANY,
by its investment manager,
Hamblin Watsa Investment Counsel Ltd.

By:     /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

CRC REINSURANCE LIMITED,
by its investment manager,
Hamblin Watsa Investment Counsel Ltd.

By:     /s/ Peter Clarke
Name: Peter Clarke
Title: Chief Risk Officer

Contact Information:

Address:    c/o Hamblin Watsa Investment Counsel Ltd.

95 Wellington Street West, Suite 802

Toronto, Ontario, M5J 2N7

Attention:    General Counsel

Facsimile Number:    *

Email Address:    *

EXHIBIT A

FORM OF WARRANT

[Insert Restricted Security Legend, if applicable]

[Insert Transfer Restriction Legend, if applicable]

Kennedy-Wilson Holdings, Inc.

Warrants

Certificate No.    [___]

    Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), certifies that [___] is the registered owner of [___] Warrants represented by this certificate (this “Certificate”). The terms of the Warrants are set forth in the Warrant Agreement, dated as of June 16, 2023, between the Company and the initial Holders (the “Warrant Agreement”). Capitalized terms used in this Certificate without definition have the respective meanings ascribed to them in the Warrant Agreement.

    Additional terms of this Certificate are set forth on the other side of this Certificate.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Kennedy-Wilson Holdings, Inc. has caused this instrument to be duly executed as of the date set forth below.

Kennedy-Wilson Holdings, Inc.

Date:                By:
Name:
Title:
Kennedy-Wilson Holdings, Inc.

Warrants

    This Certificate represents one or more duly issued and outstanding Warrants. Certain terms of the Warrants are summarized below. Notwithstanding anything to the contrary in this Certificate, to the extent that any provision of this Certificate conflicts with the provisions of the Warrant Agreement, the provisions of the of the Warrant Agreement will control.

1.Warrant Entitlement. The number of shares of Common Stock for which each Warrant represented by this Certificate may be exercised is equal to the Warrant Entitlement, which may be adjusted from time to time in accordance with the terms of the Warrant Agreement. The Warrant Entitlement is initially 1.0000 share of Common Stock per Warrant.

2.Method of Payment. Cash amounts due on the Warrants represented by this Certificate will be paid in the manner set forth in Section 3(d) of the Warrant Agreement.

3.Persons Deemed Owners. The Person in whose name this Certificate is registered will be treated as the owner of the Warrant(s) represented by this Certificate for all purposes, subject to Section 3(j) of the Warrant Agreement.

4.Denominations; Transfers and Exchanges. All Warrants will be in registered form an in denominations equal to any whole number of Warrants. Subject to the terms of the Warrant Agreement, the Holder of the Warrants represented by this Certificate may transfer or exchange such Warrants by presenting this Certificate to the Registrar and delivering any required documentation or other materials.

5.No Right of Redemption by the Company. The Company will not have the right to redeem the Warrants at its election.

6.Exercise Rights. The Warrants will be exercisable for Exercise Consideration in the manner, and subject to the terms, set forth in Section 5 of the Warrant Agreement.

7.Abbreviations. Customary abbreviations may be used in the name of a Holder or its assignee, such as TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gift to Minors Act).

* * *

    To request a copy of the Warrant Agreement, which the Company will provide to any Holder at no charge, please send a written request to the following address:
Kennedy-Wilson Holdings, Inc.
151 S El Camino Drive
Beverly Hills, CA 90212
Attention: Chief Financial Officer
EXERCISE NOTICE

Kennedy-Wilson Holdings, Inc.

Subject to the terms of the Warrant Agreement, by executing and delivering this Exercise Notice, the undersigned Holder of the Warrant(s) identified below directs the Company to exercise (check one):
    all of the Warrants
                          Warrant(s)
identified by Certificate No.                      .
Settlement Method (check one):
    Physical Settlement.
    Cashless Settlement.
(If Physical Settlement) Aggregate Strike Price Delivery Method (check all that apply):
    Cash in an amount equal to $        .
    Series C Extinguishment of         * shares of Series C Preferred Stock.
(Optional) Identify account within the United States to which any cash Exercise Consideration will be wired:
Bank Routing Number:
SWIFT Code:
Bank Address:

Account Number:
Account Name:

Date:
    (Legal Name of Holder)

By:
Name:
Title:

ASSIGNMENT FORM

Kennedy-Wilson Holdings, Inc.

Subject to the terms of the Warrant Agreement, the undersigned Holder of the Warrant(s) identified below assigns (check one):
    all of the Warrants
                          Warrant(s)
identified by Certificate No.                      , and all rights thereunder, to:
Name:
Address:

Social security or
tax identification
number:
and irrevocably appoints:

as agent to transfer the within Warrant(s) on the books of the Company. The agent may substitute another to act for him/her.

Date:
    (Legal Name of Holder)

By:
Name:
Title:
EXHIBIT B

FORM OF RESTRICTED SECURITY LEGEND

THE OFFER AND SALE OF THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY AND SUCH SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT; OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

EXHIBIT C

FORM OF TRANSFER RESTRICTION LEGEND

TRANSFERS, PLEDGES OR OTHER DISPOSITIONS HEREOF, OR OF ANY BENEFICIAL OR OTHER INTEREST HEREIN, ARE SUBJECT TO RESTRICTIONS SET FORTH IN THE WARRANT AGREEMENT REFERRED TO HEREIN. ANY PURPORTED TRANSFER, PLEDGE OR OTHER DISPOSITION IN VIOLATION OF SUCH RESTRICTIONS WILL BE VOID AND OF NO FORCE OR EFFECT.

Exhibit 10.2

Execution Version

AMENDMENT NO. 1 dated as of June 16, 2023 to KENNEDY-WILSON HOLDINGS, INC. 6.00% SERIES C CUMULATIVE PERPETUAL PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT dated as of June 4, 2023

THIS AMENDMENT No. 1 (this “Amendment”), dated as of June 16, 2023, to the 6.00% Series C Cumulative Perpetual Preferred Stock and Warrant Purchase Agreement (the “SPA”), dated as of June 4, 2023, is entered into by and among Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), and the party or parties listed on Schedule I to the SPA (each a “Purchaser” and, collectively, the “Purchasers”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the SPA.
WHEREAS, the Company and the Purchasers agree to certain amendments to the SPA;
NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchasers hereby agree to enter into this Amendment.
(1) Amendments to the SPA. Effective as of the date hereof, the parties hereto agree that the SPA is hereby amended to:
(a)    Replace Section 2 of Exhibit A-1 to the SPA in its entirely with the following:
Section 2. Ranking. The Series C Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (a) junior to (x) the Corporation’s 5.75% Series A Cumulative Perpetual Convertible Preferred Stock (the “Series A Preferred Stock”), (y) the Corporation’s 4.75% Series B Cumulative Perpetual Preferred Stock (the “Series B Preferred Stock”), and (z) each other class or series of capital stock the Corporation may issue in the future the terms of which expressly provide that such class or series will rank senior to the Series C Preferred Stock as to dividend and distribution rights and rights on liquidation, winding up or dissolution of the Corporation (the Series A Preferred Stock, Series B Preferred Stock, and each such other class or series of capital stock referred to in this clause (a), collectively, “Senior Securities”), (b) on a parity with each other class or series of capital stock the Corporation may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Series C Preferred Stock as to dividend and distribution rights and rights on liquidation, winding up or dissolution of the Corporation (“Parity Securities,” which term excludes the Series C Preferred Stock) and (c) senior to the Common Stock and each other class or series of capital stock the Corporation may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Series C Preferred Stock as to dividend and distribution rights and rights on liquidation, winding-up or dissolution of the Corporation (the Common Stock and each such other class or series of capital stock referred to in this clause (c), collectively, “Junior Securities”).
(b)    Insert the following definition in Section 3 of Exhibit A-1 to the SPA: “Senior Securities” has the meaning set forth in Section 2.
(c)    Replace Section 5 of Exhibit A-1 to the SPA in its entirely with the following:
Section 5. Liquidation. (a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, then, subject to the rights of any of the Corporation’s creditors or holders of any outstanding Senior Securities, the Holders of each share of Series C Preferred Stock at the time shall be entitled to receive liquidating distributions in an amount equal to the Liquidation Preference of such share, plus an amount equal to all accrued and unpaid dividends on such share to, and including, the date of such liquidation, out of assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, the Holders will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Corporation.
(b) In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series C Preferred Stock and amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to their full respective liquidating distributions (including, if applicable, accrued and unpaid dividends) to which they would otherwise be respectively entitled, subject to the rights of any of the Corporation’s creditors or holders of any outstanding Senior Securities.
(c) The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.
(d)    Replace Exhibit C to the SPA in its entirety with Exhibit A hereto.
(2) Representations and Warranties. The Company and each Purchaser hereby represent and warrant, as to itself only, as follows:
(a)    This Amendment has been duly authorized, executed and delivered, and this Amendment and the SPA, as modified by this Amendment, is enforceable against it in accordance with the terms thereof except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles..
(3) Reference to and Effect on the SPA.
(a)    Upon the effectiveness hereof, each reference to the SPA in the SPA or any other related document shall mean and be a reference to the SPA as modified hereby.
(b)    The SPA and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.
(4) Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.

(5) Headings; Interpretation. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose. The term “Purchasers” in the plural shall mean “Purchaser” in the singular to the extent Schedule I to the SPA only includes a singular Purchaser.
(6) Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

[Signature Pages Follow]
IN WITNESS WHEREOF, the Purchasers and the Company have caused this Amendment to be duly executed and delivered.

KENNEDY-WILSON HOLDINGS, INC.
By:    /s/ Matt Windisch
    Name: Matt Windisch
    Title: Executive Vice President
PURCHASER:
FAIRFAX FINANCIAL HOLDINGS LIMITED

By:    /s/ Peter Clarke
    Name: Peter Clarke
    Title: President and Chief Operating Officer
EXHIBIT A
FORM OF OPINION OF LATHAM & WATKINS LLP

[See attached]

Exhibit 10.3

SECOND AMENDMENT
TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of June 12, 2023 (the “Second Amendment Effective Date”), is entered into among KENNEDY-WILSON HOLDINGS, INC., a Delaware corporation (the “Parent”), KENNEDY-WILSON, INC., a Delaware corporation (the “Parent Borrower”), the subsidiaries of the Parent party hereto (together with the Parent, the “Guarantors”), each of the Lenders, each of the L/C Issuers, and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”).
Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of March 25, 2020, among the Parent Borrower, the Parent, the Guarantors, the Lenders, the L/C Issuers and the Administrative Agent, as amended by that certain First Amendment (LIBOR Transition), dated as of October 12, 2021, and as further amended, amended and restated, supplemented or otherwise modified, and as in effect immediately prior to when the Second Amendment becomes effective on the Second Amendment Effective Date (the “Existing Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings provided to such terms in the Existing Credit Agreement, as amended hereby (as so amended, the “Amended Credit Agreement”).
WHEREAS, the Parent Borrower, the Lenders, the Guarantors, the L/C Issuers and the Administrative Agent, have agreed to modify the Existing Credit Agreement as herein set forth.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1. Amendments to Credit Agreement. The parties hereto agree that effective as of the Second Amendment Effective Date (defined below) the Existing Credit Agreement shall be amended:
(a)    to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text), in each case, as set forth on the pages of the Amended Credit Agreement attached as Annex I hereto;
(b)    by replacing Exhibit A to the Existing Credit Agreement with the Exhibit A attached as Annex II hereto; and
(c)    by replacing Exhibit H to the Existing Credit Agreement with the Exhibit H attached as Annex III hereto.
SECTION 2. Conditions of Effectiveness. This Amendment shall be effective as of the first date each of the following conditions precedent has been satisfied (the first date each of such conditions precedent has been satisfied being referred to herein as the “Second Amendment Effective Date”):
(a)    The Administrative Agent’s receipt of the following, each of which shall be in accordance with Section 7 hereof:
(i) counterparts of this Amendment, duly executed and delivered by each of the Loan Parties, each Lender, each L/C Issuer and the Administrative Agent; and
(ii)a certificate of the Parent Borrower dated as of the Second Amendment Effective Date signed by a Responsible Officer of the Parent Borrower certifying that before and after giving effect to this Amendment, the representations and warranties of the Borrowers and each other Loan

Party contained in Article V of the Amended Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects, except (x) to the extent that such representations and warranties expressly relate to an earlier date in which case such representations and warranties are true and correct in all material respects as of such earlier date, (ii) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of the Second Amendment Effective Date (including such earlier date set forth in the foregoing clause (i)) after giving effect to such qualification and (iii) that for purposes of this Amendment, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Amended Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Amended Credit Agreement.
(b)No Default or Event of Default has occurred and is continuing on the Second Amendment Effective Date.
SECTION 3. Representations and Warranties of Loan Parties. Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:
(i)    this Amendment has been duly executed and delivered by such Loan Party, and constitutes a valid and binding obligation, enforceable against it in accordance with the terms hereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity; and
(ii)    the execution and delivery by such Loan Party of this Amendment and performance by such Loan Party of this Amendment is within such Loan Party’s organizational powers and has been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of its Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (x) any Material Contract to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or (iii) violate any Law, in each case under clauses (ii)(y) and (iii) above in a way that has or could reasonably be expected to have a Material Adverse Effect.
SECTION 4. Affirmation of Guarantors. Each Guarantor hereby approves and consents to this Amendment and the transactions contemplated by this Amendment and agrees and affirms that its guarantee of the Obligations continues to be in full force and effect and is hereby ratified and confirmed in all respects and shall apply to the Amended Credit Agreement and all of the other Loan Documents, as such are amended, restated, supplemented or otherwise modified from time to time in accordance with their terms.
SECTION 5. Ratification. The Loan Documents, and the obligations of the Loan Parties under the Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms, as amended hereby.
SECTION 6. References. Each reference in the Existing Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in each other Loan Document (and the other documents and instruments delivered pursuant to or in connection therewith) to the “Credit Agreement”, “thereunder”, “thereof” or words of like import, shall mean and be a reference to the Amended Credit Agreement and as the Amended Credit Agreement may in the future be amended, restated, supplemented or modified from time to time.
SECTION 7. Counterparts; Execution. Section 10.17 of the Amended Credit Agreement is incorporated herein, mutatis mutandis, as if a part hereof.

SECTION 8. Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
SECTION 9. Severability. If any provision of this Amendment shall be held illegal, invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without in any manner affecting the legality, validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.
SECTION 10. Governing Law. The terms of the Amended Credit Agreement with respect to governing law, submission to jurisdiction, waiver of venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.
SECTION 11. Headings. Section headings in this Amendment are included for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.
SECTION 12. Loan Document. This Amendment is a Loan Document.
SECTION 13. Entire Agreement. This Amendment constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Without limitation of the foregoing:
THIS AMENDMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Signature pages immediately follow]
IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date hereof.
BORROWER:

KENNEDY-WILSON, INC.,
a Delaware corporation

By: /s/ Justin Enbody
Name:     Justin Enbody
Title: Chief Financial Officer
GUARANTORS:

KENNEDY-WILSON, INC.
KENNEDY-WILSON HOLDINGS, INC.
K-W PROPERTIES
KENNEDY WILSON OVERSEAS INVESTMENTS, INC.
K-W SANTIAGO INC.
KENNEDY-WILSON INTERNATIONAL
KENNEDY-WILSON TECH LTD.
KWP FINANCIAL I
KENNEDY WILSON AUCTION GROUP INC.
KENNEDY WILSON REAL ESTATE SALES & MARKETING

By: /s/ Justin Enbody

    Name: Justin Enbody
    Title: Chief Financial Officer

KW RESIDENTIAL CAPITAL, LLC

By: /s/ Justin Enbody
    Name: Justin Enbody
    Title: Vice President and Treasurer
KWF INVESTORS I, LLC
KW SUMMER HOUSE MANAGER, LLC
KW MONTCLAIR, LLC
KW SERENADE MANAGER, LLC
KW REDMOND MANAGER, LLC
KW DILLINGHAM AINA LLC
KENNEDY WILSON FUND MANAGEMENT GROUP, LLC
KWF MANAGER IV, LLC
KWF INVESTORS IV, LLC
SANTA MARIA LAND PARTNERS MANAGER, LLC
KWF INVESTORS VII, LLC
KW BOISE PLAZA, LLC
KW HARRINGTON LLC
KW 5200 LANKERSHIM MANAGER, LLC
KWF MANAGER X, LLC
KWF MANAGER XI, LLC
KWF MANAGER XII, LLC
KW EU INVESTORS I, LLC
KW RICHFIELD PLAZA, LLC
KW CREEKVIEW SHOPPING CENTER, LLC
KW SECURITIES, LLC
KW VICTORY LAND LOAN, LLC
KW VICTORY PLAZA LOAN, LLC
COUNTRY RIDGE IX, LLC
KW EU INVESTORS VIII, LLC
KW PARK SANTA FE, LLC
KW CYPRESS, LLC
KW TACOMA CONDOS, LLC
KW DESERT RAMROD SPONSOR, LLC

By: /s/ Justin Enbody
    Name: Justin Enbody
    Title: Treasurer

KW IRELAND LLC

By: /s/ Mary L. Ricks
    Name: Mary L. Ricks
    Title: President

KW ROCKVUE, LLC

KWF MANAGER, LLC
KW MOFFETT PLACE, LLC
KW THE PRESS, LLC
KW 50 WEST, LLC
KW EU CAPITAL 2, LLC
KW EU CAPITAL 3, LLC
KW 134TH STREET LOFTS, LLC
KW ASTON PARC VILLAGIO, LLC
KW EU CAPITAL LLC
KW ETHOS COMMUNITY, LLC
KW ONE TEN PLAZA, LLC
KW ZIA SUNNYSIDE, LLC
KW BEND QOF, LLC
KW THE CHARLI, LLC
KW THE OLIVE, LLC
KW-G MULTIFAMILY VENTURE 1 MANAGER, LLC
KW MW COTTONWOOD, LLC
KENNEDY WILSON PROPERTY SERVICES VII, LLC
KENNEDY WILSON PROPERTY EQUITY VII, LLC
KW MULTIFAMILY 2021, LLC
KW SAN VICENTE BUNGALOWS AND HOTEL 850, LLC
KW ARISTA UPTOWN, LLC
KW SILVER LAKE POOL & INN, LLC
KW ENCINITAS BEACH RESORT, LLC
KW MUTIFAMILY 2022, LLC
KW – G MULTIFAMILY VENTURE 2 MANAGER, LLC
KW – G MULTIFAMILY CO-INVEST, LLC
KW METWEST ON SUNSET, LLC
KW PARK ON 20TH, LLC
KW SAN MATEO ABQ, LLC
KW TIMBERS KAUAI OCEAN CLUB LLC
KW WESTMOOR 7, LLC
KW WESTMOOR 8-10, LLC
KW COPPINS WELL MEMBER, LLC

By: /s/ In Ku Lee
    Name: In Ku Lee
    Title: Vice President
DILLINGHAM RANCH AINA LLC

By:    68-540 Farrington, LLC,
    its sole member

By:    KW Dillingham Aina LLC,
    its sole member

By: /s/ Justin Enbody
    Name: Justin Enbody
    Title: Treasurer

68-540 FARRINGTON, LLC

By:    KW Dillingham Aina LLC,

    its sole member

By: /s/ Justin Enbody
    Name: Justin Enbody
    Title: Treasurer

KW INVESTMENT ADVISER, LLC

By:    Kennedy-Wilson, Inc., its sole member

By: /s/ Justin Enbody
    Name: Justin Enbody
    Title: Chief Financial Officer
KW SB MANAGER, LLC
KW THE CADENCE, LLC
KW 360 SPEAR, LLC
KW ADVANTA OFFICE COMMONS, LLC
KW SOUTH BAY GALLERIA, LLC
KW PINE 43, LLC
KW EISLEY SPONSOR, LLC
KW LPC INVESTOR, LLC
KW OXFORD NORTH, LLC
KW ALILA NAPA VALLEY, LLC

By: /s/ In Ku Lee
    Name: In Ku Lee
    Title: Vice President

KW 9350 CIVIC CENTER DRIVE, LLC
KW TAYLOR YARD 55, LLC
KW HILLTOP MANAGER II, LLC
KW BOZEMAN INVESTORS, LLC
KW ONE BAXTER WAY GP, LLC
KW RIVERDALE AND 36, LLC
KW 400 CALIFORNIA MEMBER, LLC
KW CIG MANAGEMENT SERVICES, LLC
KW TERRA WEST SPONSOR, LLC

By: /s/ Justin Enbody
    Name: Justin Enbody
    Title: Vice President

KENNEDY-WILSON CAPITAL

By: /s/ Justin Enbody
    Name: Justin Enbody

    Title: Vice President and Assistant Secretary
KW HANOVER QUAY, LLC
KENNEDY WILSON PROPERTY SERVICES VI, LLC
KENNEDY WILSON PROPERTY EQUITY VI, LLC
KW LV 3 SPONSOR, LLC
KW NB LLC
KW CAMARILLO LAND, LLC
KW 2013EE LLC
KW EU PRS INVESTOR, LLC
KW ROSEWOOD PREMIERE, LLC
KW RIVER POINTE PREMIERE, LLC
KW KAWANA SPRINGS, LLC
KW QUEBEC PARTICIPANT, LLC
KW QUEBEC ASSET MANAGER, LLC
KW REAL ESTATE II EQUITY, LLC
KW REAL ESTATE II CARRY, LLC
KW REAL ESTATE II GP, LLC
KW SUNSET CP PARTICIPANT, LLC
KW SUNSET CP ASSET MANAGER, LLC
KW CP WEST HILLS PARTICIPANT, LLC
KW CP WEST HILLS ASSET MANAGER, LLC
KW LINDER ROAD, LLC
KW CDO INVESTOR, LLC
KW HAMILTON LANDING—LAND, LLC
KW RANCHO MIRAGE LOAN, LLC
KW SUNSET NORTH, LLC
KW HEIGHTS INVESTOR, LLC
KW PACIFICA, LLC
KW RIVERWALK, LLC
KW ABQ, LLC
KW F5 TOWER, LLC
KW MANHATTAN BEACH STUDIOS LOAN, LLC
KW GOLDEN STATE TOWERS LOAN LLC

By: /s/ Kent Mouton
    Name: Kent Mouton
    Title: President

LENDERS:

BANK OF AMERICA, N.A., as a Lender and L/C Issuer

By: /s/ Dennis Kwan
Name: Dennis Kwan
Title: Senior Vice President

JPMORGAN CHASE BANK, N.A., as a Lender and L/C Issuer

By: /s/ Eric Guggenheimer
Name:    Eric Guggenheimer
Title: Executive Director

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Elmira Sultan
Name:    Elmira Sultan
Title: Vice President

FIFTH THIRD BANK, N.A., as a Lender

By: /s/ Dave Robinson
Name:    Dave Robinson
Title: Assistant Vice President

DEUTCHE BANK AG NEW YORK BRANCH, as a Lender

By: /s/ Ming K Chu
Name:    Ming K. Chu (ming.k.chu@db.com)
Title: Director (212-250-4541)

By: /s/ Marko Lukin
Name:    Marko Lukin (marko.lukin@db.com)
Title: Vice President (212-250-7283)

PNC BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ David C. Drouillard
Name:    David C. Drouillard
Title: Senior Vice President

EAST WEST BANK, A CALIFORNIA BANKING CORPORATION, as a Lender

By: /s/ Flora Ling
Name:    Flora Ling
Title: Sr. Vice President

PACIFIC WESTERN BANK, A CALIFORNIA STATE-CHARTERED BANK, as a Lender

By: /s/ Todd Savitz
Name:    Todd Savitz
Title: Senior Vice President

GOLDMAN SACHS BANK USA, as a Lender

By: /s/ Keshia Leday
Name:    Keshia Leday
Title: Authorized Signatory

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By: /s/ Felicia Brinson
Name:    Felicia Brinson
Title: Assistant Vice President

Published Deal CUSIP Number: 48939XAJ1 Published Facility CUSIP Number: 48939XAK8
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of March 25, 2020
among
KENNEDY-WILSON, INC.,
as the Parent Borrower,
KENNEDY-WILSON HOLDINGS, INC.
and
CERTAIN OF SUBSIDIARIES OF
KENNEDY-WILSON HOLDINGS, INC.
FROM TIME TO TIME PARTY HERETO,
as Guarantors,
BANK OF AMERICA, N.A.,
as Administrative Agent,
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent,
U.S. BANK NATIONAL ASSOCIATION,
and
FIFTH THIRD BANK, N.A.
as Co-Documentation Agents,
and
The Lenders and L/C Issuers Party Hereto

BofA SECURITIES, INC.
JPMORGAN CHASE BANK, N.A.,
and
U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers

BofA SECURITIES, INC.
and
JPMORGAN CHASE BANK, N.A.,
as Joint Bookrunners

ARTICLE I.    DEFINITIONS AND ACCOUNTING TERMS    1
1.01    Defined Terms    1
1.02    Other Interpretive Provisions    ~~41~~44
1.03    Accounting Terms    ~~42~~45
1.04    Rounding    ~~43~~46
1.05    Times of Day    ~~43~~46
1.06    Letter of Credit Amounts    ~~43~~46
1.07    Exchange Rates; Currency Equivalents    ~~43~~46
1.08    Additional Alternative Currencies    ~~44~~46
1.09    Change of Currency    ~~45~~47

1.10    Deliveries    ~~46~~48
1.11    Interest Rates    ~~46~~48
ARTICLE II.    THE COMMITMENTS AND CREDIT EXTENSIONS    ~~46~~48
2.01    Revolving Loans    ~~46~~49
2.02    Borrowings, Conversions and Continuations of Loans    ~~46~~49
2.03    Letters of Credit    ~~49~~51
2.04    Prepayments    ~~60~~63
2.05    Termination or Reduction of Revolving Commitments    ~~61~~64
2.06    Repayment of Loans    ~~62~~65
2.07    Interest    ~~62~~65
2.08    Fees    ~~63~~66
2.09    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate    ~~63~~66
2.10    Evidence of Debt    ~~64~~67
2.11    Payments Generally; Administrative Agent’s Clawback    ~~65~~68
2.12    Sharing of Payments by Lenders    ~~67~~70
2.13    Extension of Revolver Maturity Dates    ~~67~~71
2.14    Increase in Facilities    ~~69~~72
2.15    Cash Collateral    ~~71~~75
2.16    Defaulting Lenders    ~~73~~76
2.17    Designated Borrowers    ~~75~~78
ARTICLE III.    TAXES, YIELD PROTECTION AND ILLEGALITY    ~~77~~81
3.01    Taxes    ~~77~~81
3.02    Illegality    ~~82~~85
3.03    Inability to Determine Rates ~~83~~; Replacement of Relevant Rates or Successor Rates    86
3.04    Increased Costs~~; Reserves on Eurocurrency Rate Loans    86~~ 90
3.05    Compensation for Losses    ~~88~~91
3.06    Mitigation Obligations; Replacement of Lenders    ~~89~~92
3.07    Survival    ~~89~~93
ARTICLE IV.    CONDITIONS PRECEDENT TO CREDIT EXTENSIONS    ~~89~~93
4.01    Conditions of Effectiveness    ~~89~~93
4.02    Conditions to all Credit Extensions    ~~91~~95
ARTICLE V.    REPRESENTATIONS AND WARRANTIES    ~~92~~96
5.01    Existence, Qualification and Power    ~~92~~96
5.02    Authorization; No Contravention    ~~92~~96
5.03    Governmental Authorization; Other Consents    ~~93~~96
5.04    Binding Effect    ~~93~~96
5.05    Financial Statements; No Material Adverse Effect    ~~93~~97
5.06    Litigation    ~~94~~97
5.07    No Default    ~~94~~98
5.08    Ownership of Property; Liens    ~~94~~98
5.09    Environmental Compliance    ~~94~~98
5.10    Insurance    ~~95~~99
5.11    Taxes    ~~95~~99
5.12    ERISA Compliance    ~~95~~99
5.13    Subsidiaries; Equity Interests    ~~96~~100
5.14    Margin Regulations; Investment Company Act    ~~96~~100
5.15    Disclosure    ~~97~~100
5.16    Compliance with Laws    ~~97~~101
5.17    Intellectual Property; Licenses, Etc.    ~~97~~101
5.18    Solvency    ~~97~~101
5.19    OFAC; Designated Jurisdictions    ~~97~~101
5.20    Anti-Corruption Laws; Anti-Money Laundering Laws    ~~98~~101
5.21    Stock Exchange Listing    ~~98~~102
5.22    Senior Secured Indebtedness    ~~98~~102
5.23    Affected Financial Institutions    ~~98~~102
5.24    Representations as to Foreign Obligors    ~~98~~102

5.25    AIF Representations    ~~99~~103
ARTICLE VI.    AFFIRMATIVE COVENANTS    ~~100~~103
6.01    Financial Statements    ~~100~~103
6.02    Certificates; Other Information    ~~101~~104
6.03    Notices    ~~103~~106
6.04    Payment of Taxes and Other Obligations    ~~103~~107
6.05    Preservation of Existence, Etc    ~~103~~107
6.06    Maintenance of Properties    ~~104~~107
6.07    Maintenance of Insurance    ~~104~~107
6.08    Compliance with Laws    ~~104~~107
6.09    Books and Records    ~~104~~108
6.10    Inspection Rights    ~~104~~108
6.11    Use of Proceeds    ~~105~~108
6.12    Additional Guarantors    ~~105~~108
6.13    Compliance with Environmental Laws    ~~106~~109
6.14    Further Assurances    ~~106~~110
6.15    Maintenance of Stock Exchange Listing    ~~106~~110
6.16    Anti-Money Laundering; Anti-Corruption Laws; Sanctions    ~~106~~110
ARTICLE VII.    NEGATIVE COVENANTS    ~~106~~110
7.01    Liens    ~~107~~110
7.02    Investments    ~~107~~111
7.03    Indebtedness    ~~107~~111
7.04    Fundamental Changes; Dispositions    ~~108~~111
7.05    Restricted Payments    ~~108~~112
7.06    Change in Nature of Business    ~~109~~112
7.07    Transactions with Affiliates    ~~109~~112
7.08    Burdensome Agreements    ~~109~~113
7.09    Use of Proceeds    ~~111~~114
7.10    Financial Covenants    ~~111~~114
7.11    Sanctions    ~~112~~115
7.12    Anti-Corruption Laws; Anti-Money Laundering    ~~112~~115
7.13    Accounting Changes    ~~112~~116
7.14    Amendments of Organization Documents    ~~112~~116
ARTICLE VIII.    EVENTS OF DEFAULT AND REMEDIES    ~~112~~116
8.01    Events of Default    ~~112~~116
8.02    Remedies Upon Event of Default    ~~115~~119
8.03    Application of Funds    ~~116~~119
ARTICLE IX.    ADMINISTRATIVE AGENT    ~~117~~121
9.01    Appointment and Authority    ~~117~~121
9.02    Rights as a Lender    ~~117~~121
9.03    Exculpatory Provisions    ~~118~~121
9.04    Reliance by Administrative Agent    ~~119~~122
9.05    Delegation of Duties    ~~119~~123
9.06    Resignation of Administrative Agent    ~~119~~123
9.07    Non-Reliance on Administrative Agent and Other Lenders    ~~121~~124
9.08    No Other Duties, Etc    ~~122~~125
9.09    Administrative Agent May File Proofs of Claim    ~~122~~125
9.10    Guaranty Matters    ~~123~~126
9.11    Lender Hedge Agreements    ~~123~~126
9.12    Certain ERISA Matters    ~~123~~127
9.13    Recovery of Erroneous Payments    128
ARTICLE X.    MISCELLANEOUS    ~~124~~128
10.01    Amendments, Etc    ~~124~~128
10.02    Notices; Effectiveness; Electronic Communication    ~~127~~131
10.03    No Waiver; Cumulative Remedies; Enforcement    ~~129~~133
10.04    Expenses; Indemnity; Damage Waiver    ~~130~~134
10.05    Payments Set Aside    ~~133~~137
10.06    Successors and Assigns    ~~133~~137

10.07    Treatment of Certain Information; Confidentiality    ~~138~~142
10.08    Right of Setoff    ~~139~~143
10.09    Interest Rate Limitation    ~~139~~143
10.10    ~~Counterparts;~~ Integration; Effectiveness    ~~140~~143
10.11    Survival of Representations and Warranties    ~~140~~144
10.12    Severability    ~~140~~144
10.13    Replacement of Lenders    ~~140~~144
10.14    Governing Law; Jurisdiction; Etc    ~~142~~145
10.15    Waiver of Jury Trial    ~~143~~147
10.16    No Advisory or Fiduciary Responsibility    ~~143~~147
10.17    Electronic Execution of Assignments and Certain Other Documents    ~~144~~147
10.18    USA PATRIOT Act    ~~144~~149
10.19    MFN Provisions    ~~144~~149
10.20    ENTIRE AGREEMENT    ~~145~~150
10.21    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    ~~145~~150
10.22    Judgment Currency    ~~146~~150
10.23    No Novation    ~~146~~151
10.24    Exiting Lenders    ~~147~~152
10.25    Acknowledgment Regarding Any Supported QFCs    ~~147~~152
ARTICLE XI.    CONTINUING GUARANTY    ~~148~~153
11.01    Guaranty    ~~148~~153
11.02    Rights of Lenders    ~~149~~154
11.03    Certain Waivers    ~~149~~154
11.04    Obligations Independent    ~~150~~154
11.05    Subrogation    ~~150~~154
11.06    Termination; Reinstatement    ~~150~~155
11.07    Subordination    ~~151~~155
11.08    Stay of Acceleration    ~~151~~155
11.09    Condition of the Loan Parties    ~~151~~156
11.10    Contribution    ~~151~~156
11.11    Release of Subsidiary Guarantors    ~~152~~157
11.12    Keepwell    ~~153~~157

SCHEDULES
2.01    Commitments, Applicable Percentages and L/C Commitments
2.03    Existing Letters of Credit
5.13    Subsidiaries; Jurisdiction of Incorporation/Organization; Taxpayer ID
10.02    Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A    Form of Loan Notice
B    Form of Revolving Note
C    Form of Compliance Certificate
D-1    Form of Assignment and Assumption
D-2    Form of Administrative Questionnaire
E    Form of Joinder Agreement
F-1    Form of U.S. Tax Compliance Certificates – Foreign Lenders (Not Partnerships)
F-2    Form of U.S. Tax Compliance Certificates – Non-U.S. Participants (Not Partnerships)
F-3    Form of U.S. Tax Compliance Certificates – Non-U.S. Participants (Partnerships)
F-4    Form of U.S. Tax Compliance Certificates – Foreign Lenders (Partnerships)
G    Form of Solvency Certificate
H    Form of Notice of Loan Prepayment
I    Form of Designated Borrower Request and Assumption Agreement
J    Form of Designated Borrower Notice

K    Form of Termination Letter
L    Form of Designation Notice
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of March 25, 2020, among KENNEDY-WILSON, INC., a Delaware corporation (the “Parent Borrower”), certain Subsidiaries of the Parent Borrower that become parties hereto pursuant to Section 2.17 (each a “Designated Borrower” and, together with the Parent Borrower, the “Borrowers” and, each a “Borrower”), KENNEDY-WILSON HOLDINGS, INC., a Delaware corporation (the “Parent”), and certain subsidiaries of the Parent from time to time party hereto as guarantors, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, and BANK OF AMERICA, N.A., and JPMORGAN CHASE BANK, N.A., as L/C Issuers.
WHEREAS, the Parent Borrower, Parent, Bank of America, as administrative agent, and certain other parties are party to that certain Amended and Restated Credit Agreement, dated as of October 20, 2017 (as amended, supplemented or otherwise modified prior to the Closing Date, the “Existing KWI Credit Agreement”); and
WHEREAS, the Parent Borrower has requested that the Lenders provide a revolving credit facility pursuant to the terms of this Agreement, which amends and restates the Existing KWI Credit Agreement in its entirety, but not as a novation, and the Lenders are willing to do so on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE 1.DEFINITIONS AND ACCOUNTING TERMS
1.0aDefined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“AC Fronting Lender” has the meaning specified in Section 1.08(c).
“AC Declining Lender” has the meaning specified in Section 1.08(b).
“Adjusted Secured Leverage Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of (a) (i) the Parent’s Ownership Share of the aggregate amount of Indebtedness of the Consolidated Parties that is Group Secured Indebtedness plus (ii) the Parent’s Ownership Share of the aggregate amount of Indebtedness of Unconsolidated Affiliates that is Non-Group Secured Indebtedness minus (iii) the Adjusted Unrestricted Cash Amount, divided by (b) (i) Adjusted Total Asset Value minus (ii) the Adjusted Unrestricted Cash Amount.
“Adjusted Total Asset Value” means as of any date of determination, an amount equal to (a) the Parent’s Ownership Share of (i) the aggregate undepreciated GAAP book value of all assets owned or ground leased by the Consolidated Parties on such date plus (ii) the aggregate undepreciated GAAP book value of all assets owned or ground leased by Unconsolidated Affiliates on such date plus (b) the KWE Acquisition Adjustment.
Notwithstanding the foregoing,
1.the Parent Borrower shall select Investments to be excluded from the calculation of Adjusted Total Asset Value so that after giving effect to such exclusions, Investments of the types described below that are included in the calculation of Adjusted Total Asset Value shall not have an aggregate undepreciated GAAP book value in excess of the limitations set forth below:

a.Investments consisting of mortgage loans, mezzanine loans and notes receivable (other than intercompany loans and advances among Consolidated Parties) (x) shall not exceed 7.5% of Adjusted Total Asset Value and (y) taken together with Investments of the types described in clauses (B) and (D), shall not exceed 35% of Adjusted Total Asset Value;
b.Investments in Unconsolidated Affiliates (including through the purchase or other acquisition of Equity Interests of any Unconsolidated Affiliate) (x) shall not exceed 20% of Adjusted Total Asset Value and (y) taken together with Investments of the types described in clauses (A) and (D), shall not exceed 35% of Adjusted Total Asset Value;
c.Investments in properties (either through the purchase of such properties or the acquisition of Equity Interests in Persons owning such properties) located in the Specified Jurisdictions shall not exceed 20% of Adjusted Total Asset Value; and
d.Investments in real property under construction or development (including land acquisition), but not yet substantially complete, (x) shall not exceed 15% of Adjusted Total Asset Value and (y) taken together with Investments of the types described in clauses (A) and (B), shall not exceed 35% of Adjusted Total Asset Value.
2.Investments in (A) properties (either through the purchase of such properties or the other acquisition of Equity Interests in Persons owning such properties) that are not located in a state within the United States, the District of Columbia, Canada, Japan, Scotland, England, Republic of Ireland or a Specified Jurisdiction and (B) Persons that are not organized in a state within the United States, the District of Columbia, Canada, Japan, Scotland, England, Republic of Ireland, Luxembourg, Singapore, a Specified Jurisdiction or any other jurisdiction approved by Agent (such approval not to be unreasonably withheld, delayed or conditioned), including all property owned by such Persons, shall be excluded from calculations of Adjusted Total Asset Value.
For the avoidance of doubt, the limitations in clauses (i)(A), (i)(C) and (i)(D) above shall not apply to investments in Unconsolidated Affiliates, which shall be limited solely by clause (i)(B) and clause (ii) above.
“Adjusted Unrestricted Cash Amount” means, as of any date of determination, an amount equal to the greater of (a)(i) the sum of (A) the Parent’s Ownership Share of the aggregate amount of Cash and Cash Equivalents of the Consolidated Parties and (B) the Parent’s Ownership Share of Cash and Cash Equivalents of Unconsolidated Affiliates, in each case on such date that are not subject to any negative pledge, Lien or control agreement (excluding statutory Liens in favor of any depositary bank where any such cash is maintained) minus (ii) $40,000,000 and (b) $0.
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.06.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Parent Borrower and the Lenders in accordance with Section 10.02(d).
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Deficit Amount” has the meaning specified in Section 11.10.
“Aggregate Excess Amount” has the meaning specified in Section 11.10.
“Aggregate Revolving Commitments” means the Revolving Credit Commitments of all the Revolving Lenders.
“Agreed Currency” means Dollars or any Alternative Currency, as applicable.
“Agreement” has the meaning specified in the introductory paragraph hereto.
“Agreement Currency” has the meaning specified in Section 10.22.
“Alternative Currency” means each of the following currencies: Euro and Sterling, together with each other currency (other than Dollars) that is approved in accordance with Section 1.08; provided that for each Alternative Currency, such requested currency is an Eligible Currency.
“Alternative Currency Daily Rate” means, for any day, with respect to any Credit Extension:
(1)denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment; and
(2)denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.08(a) plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.08(a)
provided, that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.
“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable L/C Issuer(s), as the case may be, ~~at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date)~~by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent or the applicable L/C Issuer(s), as the case may be, using any reasonable method of determination its deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).
“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.
“Alternative Currency Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $300,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Credit Extension:

(1)denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period; and
(2)denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.08(a) plus the adjustment (if any) determined by the Administrative Agent and the Lenders pursuant to Section 1.08(a);
provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Alternative Currency Term Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.
“Applicable Authority” means (a) with respect to SOFR, the SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the SOFR Administrator with respect to its publication of SOFR, in each case acting in such capacity, (b) with respect to Term SOFR, CME or any successor administrator of the Term SOFR Screen Rate or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR and/or the Term SOFR Screen Rate, in each case acting in such capacity and (c) with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the applicable Relevant Rate, in each case acting in such capacity.
“Applicable Fee Rate” means, with respect to any day, the per annum fee rate set forth opposite the Revolver Usage for such day in the following pricing grid:

Revolver Usage	Applicable Fee Rate
< 50%	0.275%
≥ 50%	0.20%
For purposes hereof, “Revolver Usage” means, with respect to any day, the ratio (expressed as a percentage) of (a) the sum of (i) the Outstanding Amount of Revolving Loans on such day and (ii) the Outstanding Amount of L/C Obligations on such day to (b) the Aggregate Revolving Commitments in effect on such day.
“Applicable Foreign Obligor Documents” has the meaning specified in Section 5.24(a).
“Applicable Percentage” means (a) in respect of the Revolving Credit Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Revolving Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.16; provided that if the commitment of each Revolving Lender to make Revolving Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments; and (b) in respect of each Incremental Term Loan Facility, with respect to any Lender participating in such Incremental Term Loan Facility, at any time, the percentage (carried out to the ninth decimal place) of such Incremental Term Loan Facility represented by (i) on the applicable Increase

Effective Date, such Lender’s allocated portion of such Incremental Term Loan Facility and (ii) thereafter, the principal amount of the term loans made under such Incremental Term Loan Facility and held by such Term Lender at such time. The initial Applicable Percentage of each Lender with respect to each applicable Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means,
(i)for any day, with respect to any ~~Eurocurrency Rate~~ Revolving Loan~~, Base Rate Revolving Loan and~~ or the Letter of Credit Fee, as the case may be, the applicable rate per annum set forth below, based upon the range into which the Consolidated Leverage Ratio then falls in accordance with the following table:

Level	Consolidated Leverage Ratio	~~Eurocurrency Rate (and LettersAlternative Currency Daily Rate Loans, Alternative Currency Term Rate Loans, Daily SOFR Loans, Term SOFR Loans and  Letter of Credit) Fee~~	Base Rate Loans
I	≤ 50%	1.75%	0.75%
II	> 50% and ≤ 60%	2.10%	1.10%
III	> 60%	2.50%	1.50%
The Consolidated Leverage Ratio shall be determined as of the end of each fiscal quarter based on the Compliance Certificate delivered pursuant to Section 6.02(a) in respect of such fiscal quarter, and each change in rates resulting from a change in the Consolidated Leverage Ratio shall be effective as of the first Business Day immediately following the date on which the Administrative Agent receives a Compliance Certificate indicating such change. Notwithstanding the foregoing, if the Compliance Certificate is not delivered when due in accordance with Section 6.02(a), then the highest pricing shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date such Compliance Certificate is delivered whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 6.02(a) for the first full fiscal quarter ending after the Closing Date shall be set at Level II of the table above. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.09(b).
(ii)for any day, with respect to any loans under an Incremental Term Loan Facility, the applicable rate per annum in effect at such time with respect to such loans as agreed by the Parent Borrower and the Appropriate Lenders in the Incremental Term Loan Facility Documents with respect to the applicable Incremental Term Loan Facility.
“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer(s), as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.17.
“Appropriate Lender” means, at any time, (a) with respect to the Revolving Credit Facility, a Revolving Lender, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Lenders and (c) with respect to any Incremental Term Loan Facility, a Lender holding Loans of such Incremental Term Loan Facility.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means BofA Securities, Inc., JPMorgan Chase and U.S. Bank National Association, each in its capacity as a joint lead arranger.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2019, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.
“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Revolver Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Revolving Lender to make Revolving Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” ~~and~~ (c) ~~the Eurocurrency Rate,~~Term SOFR plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the

~~greater~~greatest of clauses (a), (b) and (~~b~~d) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.
“Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means (a) a Revolving Borrowing or (b) with respect to any Incremental Term Loan Facility, a borrowing consisting of simultaneous term loans of the same Type and, in the case of ~~Eurocurrency~~Term SOFR Loans and Alternative Currency Term Rate Loans, having the same Interest Period, made by each of the Lenders participating in such Incremental Term Loan Facility, as the context may require.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office ~~with respect to Obligations denominated in Dollars~~ is located ~~and~~; provided that:
(a) if such day relates to any interest rate settings as to ~~a Eurocurrency Rate~~an Alternative Currency Loan denominated in ~~Dollars~~Euro, any fundings, disbursements, settlements and payments in ~~Dollars~~Euro in respect of any such ~~Eurocurrency Rate~~Alternative Currency Loan, or any other dealings in ~~Dollars~~Euro to be carried out pursuant to this Agreement in respect of any such ~~Eurocurrency Rate~~Alternative Currency Loan, means ~~any such day~~a Business Day that is also a ~~London Banking~~TARGET Day;
(b) if such day relates to any interest rate settings as to ~~a Eurocurrency Rate~~an Alternative Currency Loan denominated in ~~Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day~~Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom;
(c) if such day relates to any interest rate settings as to ~~a Eurocurrency Rate~~an Alternative Currency Loan denominated in a currency other than ~~Dollars or~~ Euro or Sterling, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the ~~London or other~~ applicable ~~offshore~~ interbank market for such currency; and
(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than ~~Dollars or~~ Euro in respect of ~~a Eurocurrency Rate~~an Alternative Currency Loan denominated in a currency other than ~~Dollars or~~ Euro, or any other dealings in any currency other than ~~Dollars or~~ Euro to be carried out pursuant to this Agreement in respect of any such ~~Eurocurrency Rate~~Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Cash and Cash Equivalents” means, “cash and cash equivalents” as defined in accordance with GAAP.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Revolving Lenders, as collateral for L/C Obligations or obligations of the Revolving Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuers shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuers. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 35% (or, in the case of any Permitted Holder, fifty percent (50%)) of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent;
(b)    individuals who on the Closing Date constituted the board of directors (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors of the Parent then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Parent then in office;
(c)    the Parent shall cease to own, directly, 100% of the Equity Interests of the Parent Borrower;
(d)    the Parent Borrower shall cease to own, directly or indirectly, 100% of the Equity Interests (except directors’ qualifying shares) of any Designated Borrower; or
(e)    there occurs a “Change of Control” as defined in any KWI Note Indenture.
“Class” when used with respect to a Loan or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Loans or Loans under an Incremental Term Loan Facility.
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means a Revolving Credit Commitment or an Incremental Term Loan Facility Commitment, as applicable.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with any of SOFR, Daily Simple SOFR, Term SOFR, any Alternative Currency Daily Rate, including SONIA, any Alternative Currency Term Rate or any proposed Successor Rate for an Agreed Currency, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Daily Simple SOFR”, “Term SOFR”, “Term SOFR Screen Rate”, “SONIA”, and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Agreed Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) depreciation and amortization expense, (ii) Consolidated Interest Expense, (iii) federal, state, local and foreign income taxes of the Consolidated Group, (iv) non-cash losses and expenses related to restricted stock grants and (v) other non-recurring losses and expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, and minus (b) to the extent included in calculating such Consolidated Net Income, all non-cash items increasing such Consolidated Net Income.
“Consolidated Fixed Charges” means, for any period, the sum of (a) Consolidated Interest Expense for such period, (b) all regularly scheduled principal payments made or required to be made with respect to the aggregate Indebtedness of the Parent, the Borrowers and the other Consolidated Parties during such period, other than any balloon payments or final payments at maturity necessary to repay maturing Indebtedness in full, and (c) the aggregate amount of dividends and distributions on preferred stock, if any, paid or required to be paid during such period by the Parent, the Borrowers and the other Consolidated Parties to Persons that are not Consolidated Parties, excluding balloon payments upon final redemption.
“Consolidated Group” means the Loan Parties and their consolidated Subsidiaries as determined in accordance with GAAP.
“Consolidated Interest Expense” means, for any period, total interest expense of the Consolidated Parties for such period determined in accordance with GAAP.
“Consolidated KWH Recourse Indebtedness” means, at any time, Consolidated Recourse Indebtedness excluding Indebtedness of any member of the KWE Group with respect to which neither any Loan Party nor any Domestic Subsidiary thereof is a borrower, a guarantor or otherwise has any payment obligation.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio (expressed as a percentage) of (a) Consolidated Total Net Indebtedness as of such date to (b) Consolidated Total Adjusted Asset Value.

“Consolidated Net Income” means, at any date of determination for a specified period, the net income (or loss) of the Parent and its Subsidiaries on a consolidated basis for such period determined in accordance with GAAP; provided that Consolidated Net Income shall (a) exclude (i) extraordinary or nonrecurring gains, and extraordinary or nonrecurring losses and expenses, for such period and (ii) the net income (or loss) of Unconsolidated Affiliates for such period, and (b) include (i) the aggregate amount of cash and marketable securities actually paid by Unconsolidated Affiliates during such period to any Consolidated Party as a dividend, management fee, preferred return or other distribution and (ii) acquisition related gains or losses or gains or losses on sales of real estate, in each case to the extent realized in cash.
“Consolidated Party” means a member of the Consolidated Group.
“Consolidated Recourse Indebtedness” means, at any time, Consolidated Total Indebtedness that is Recourse Indebtedness.
“Consolidated Secured Indebtedness” means, at any time, Consolidated Total Indebtedness that is Group Secured Indebtedness.
“Consolidated Secured Recourse Indebtedness” means, at any time, Consolidated Secured Indebtedness that is Recourse Indebtedness.
“Consolidated Tangible Net Worth” means, as of any date of determination, the following determined in accordance with GAAP: (a) Shareholders’ Equity of the Parent on such date determined on a consolidated basis, less (b) the Intangible Assets of the Parent and its Subsidiaries on such date determined on a consolidated basis, plus (c) all accumulated depreciation and amortization of the Parent and its Subsidiaries on such date determined on a consolidated basis.
“Consolidated Total Adjusted Asset Value” means, as of any date of determination, an amount equal to (a) Consolidated Total Asset Value minus (b) the Unrestricted Cash Amount.
“Consolidated Total Asset Value” means, as of any date of determination, an amount equal to (a) the aggregate undepreciated GAAP book value of all assets owned or ground leased by Consolidated Parties on such date plus (b) the KWE Acquisition Adjustment.
Notwithstanding the foregoing, the Parent Borrower shall select Investments to be excluded from the calculation of Consolidated Total Asset Value so that after giving effect to such exclusions, Investments of the types described below that are included in the calculation of Consolidated Total Asset Value shall not have an aggregate undepreciated GAAP book value in excess of the limitations set forth below:
a.Investments consisting of mortgage loans, mezzanine loans and notes receivable (other than intercompany loans and advances among Consolidated Parties) (x) shall not exceed 7.5% of Consolidated Total Asset Value and (y) taken together with Investments of the types described in clauses (B) and (D), shall not exceed 35% of Consolidated Total Asset Value;
b.Investments in Unconsolidated Affiliates (including through the purchase or other acquisition of Equity Interests of any Unconsolidated Affiliate) (x) shall not exceed 20% of Consolidated Total Asset Value and (y) taken together with Investments of the types described in clauses (A) and (D), shall not exceed 35% of Consolidated Total Asset Value;
c.Investments in properties (either through the purchase of such properties or the acquisition of Equity Interests in Persons owning such properties) located in the Specified Jurisdictions shall not exceed 20% of Consolidated Total Asset Value; and
d.Investments in real property under construction or development (including land acquisition), but not yet substantially complete, (x) shall not exceed 15% of

Consolidated Total Asset Value and (y) taken together with Investments of the types described in clauses (A) and (B), shall not exceed 35% of Consolidated Total Asset Value.
1.Investments in (A) properties (either through the purchase of such properties or the other acquisition of Equity Interests in Persons owning such properties) that are not located in a state within the United States, the District of Columbia, Canada, Japan, Scotland, England, Republic of Ireland or a Specified Jurisdiction and (B) Persons that are not organized in a state within the United States, the District of Columbia, Canada, Japan, Scotland, England, Republic of Ireland, Luxembourg, Singapore, a Specified Jurisdiction or any other jurisdiction approved by Agent (such approval not to be unreasonably withheld, delayed or conditioned), including all property owned by such Persons, shall be excluded from calculations of Consolidated Total Asset Value.
For the avoidance of doubt, the limitations in clauses (i)(A), (i)(C) and (i)(D) above shall not apply to investments in Unconsolidated Affiliates, which shall be limited solely by clause (i)(B) and clause (ii) above.
“Consolidated Total Indebtedness” means, as of any date of determination, the then aggregate outstanding amount of all Indebtedness of the Parent and its Subsidiaries on a consolidated basis.
“Consolidated Total Net Indebtedness” means, as of any date of determination, (a) Consolidated Total Indebtedness minus (b) the Unrestricted Cash Amount.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Creditor Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, the Hedge Banks and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons to whom the Obligations are owing.
“Customary Non-Recourse Carve-Outs” means, with respect to any Non-Recourse Indebtedness, exclusions from the exculpation provisions with respect to such Non-Recourse Indebtedness for fraud, misrepresentation, misapplication of funds, waste, environmental claims, voluntary bankruptcy, collusive involuntary bankruptcy, prohibited transfers, violations of single purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements or guaranties in non-recourse financings of commercial real estate.
“Daily Simple SOFR” means the rate per annum equal to SOFR determined for any day pursuant to the definition thereof plus the SOFR Adjustment. Any change in Daily SOFR shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Daily SOFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means ~~(a)~~, at any time, when used with respect to (a) Obligations other than Loans and Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate~~, if any,~~ then applicable to Base Rate Loans plus (iii) 2% per annum; ~~provided, however, that with respect to a Eurocurrency~~(b) a Base Rate Loan, ~~the Default Rate shall be~~ an interest rate equal to (i) the Base Rate, plus (ii) the ~~interest rate (including any~~ Applicable Rate~~) otherwise applicable to~~ at such ~~Loan~~time for Base Rate Loans, plus (iii) 2% per annum~~,~~; (c) a Term SOFR Loan, a Daily SOFR Loan, an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, an interest rate equal to (i) Term SOFR, Daily Simple SOFR, the Alternative Currency Daily Rate or the Alternative Currency Term Rate, as applicable, plus (ii) the Applicable Rate then applicable to Term SOFR Loans, Daily SOFR Loans, Alternative Currency Daily Rate Loans or an Alternative Currency Term Rate Loans, as applicable, plus (iii) 2% per annum; and (~~b~~d) ~~when used with respect to~~ Letter of Credit Fees, a rate equal to the Applicable Rate then applicable to Letter of Credit Fees plus 2% per annum.
“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Parent Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Parent Borrower, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Parent Borrower, to confirm in writing to the Administrative Agent and the Parent Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Parent Borrower, the L/C Issuers, and each other Lender promptly following such determination.
“Designated Borrower” has the meaning specified in the introductory paragraph hereto.
“Designated Borrower Notice” has the meaning specified in Section 2.17(c).
“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.17(a).

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanction.
“Designation Notice” means a notice substantially in the form of Exhibit L from a Lender or an Affiliate of a Lender to the Administrative Agent asserting that such Lender or Affiliate is a Hedge Bank.
“Disposition” or “Dispose” means the sale, sale and leaseback, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dividing Person” has the meaning assigned to it in the definition of “Division.”
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, for any amount, at ~~any~~the time of determination thereof, (a) ~~with respect to any~~if such amount ~~denominated~~is expressed in Dollars, such amount, ~~and (b) with respect to any~~(b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the applicable L/C Issuer(s), as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the applicable L/C Issuer(s), as applicable using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any ~~Alternative Currency~~other currency, the equivalent of such amount ~~thereof~~ in Dollars as determined by the Administrative Agent or the applicable L/C Issuer(s), as ~~the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency~~applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or the applicable L/C Issuer(s) pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders or the applicable L/C Issuer(s), as the case may be, in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lenders or the applicable L/C Issuer(s), as the case may be, of any currency as an Alternative Currency (or if, with respect to any currency that constitutes an Alternative Currency on the Closing Date, after the Closing Date), any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent (in the case of any Loans to be denominated in an Alternative Currency) or the applicable L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders or the applicable L/C Issuer, as applicable, or (d) no longer a currency in which the Required Lenders are willing to make such Credit Extensions (each of clauses (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Parent Borrower, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist(s). Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrowers shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the Environment or the Release of any materials into the Environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code solely for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Parent Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) by the Parent Borrower or any ERISA Affiliate from a Multiemployer Plan or receipt by the Parent Borrower or an ERISA Affiliate of notice that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Multiemployer Plan or a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, respectively; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or that any Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent Borrower or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” and “€” mean the single currency of the Participating Member States.
~~“Eurocurrency Rate” means:~~
~~(a)    With respect to any Credit Extension:~~
~~(i) denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;~~
~~(ii) denominated in any Non-LIBOR Quoted Currency, the rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Revolving Lenders pursuant to Section 1.08(a); and~~
~~(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;~~
~~provided that (x) to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; (y) to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and (z) if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.~~
~~“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.~~
~~“Eurocurrency Rate Revolving Loan” means a Revolving Loan is a Eurocurrency Rate Loan. All Revolving Loans denominated in an Alternative Currency must be Eurocurrency Rate Revolving Loans.~~

“Event of Default” has the meaning specified in Section 8.01.
“Excluded Subsidiary” means (a) any Wholly-Owned Domestic Subsidiary (other than the Parent Borrower or a Foreign Subsidiary Holding Company), that (i) is an Immaterial Subsidiary or (ii) is prohibited from providing a guarantee of the Facilities by any agreement governing Non-Recourse Indebtedness (or the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the entity that is the borrower (or the direct parent of the borrower) under any Non-Recourse Indebtedness), any joint venture agreement or the terms of any co-investment vehicle or any separate account or investment program managed, operated or sponsored by an investment subsidiary to execute and deliver a guarantee, (b) any Foreign Subsidiary, in each case to the extent that (i) it is an Immaterial Subsidiary, (ii) such Foreign Subsidiary is prohibited from providing a guarantee of the Facilities by any agreement governing Non-Recourse Indebtedness (or the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the entity that is the borrower (or the direct parent of the borrower) under any Non-Recourse Indebtedness), any joint venture agreement or the terms of any co-investment vehicle or any separate account or investment program managed, operated or sponsored by an investment subsidiary to execute and deliver a guarantee, (iii) material adverse tax consequences to the Parent and its Subsidiaries could reasonably be expected to result from such Subsidiary being a Guarantor (as reasonably determined by the Parent Borrower), or (iv) local law applicable to such Foreign Subsidiary would prohibit it from becoming a Guarantor and (c) each member of the KWE Group (i) that is an Immaterial Subsidiary, (ii) that is prohibited from providing a guarantee of the Facilities by (x) any agreement governing Non-Recourse Indebtedness (or the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the entity that is the borrower (or the direct parent of the borrower) under any Non-Recourse Indebtedness), (y) any joint venture agreement or the terms of any co-investment vehicle or any separate account or investment program managed, operated or sponsored by an investment subsidiary or (z) the Existing KWE Notes or the Existing KWE Bonds (or, in each case, any refinancing or replacement thereof, subject to the conditions in clause (b) of the definition of “KWE Permitted Indebtedness”) or (iii) to the extent that (x) material adverse tax consequences to the Parent and its Subsidiaries could reasonably be expected to result from such member of the KWE Group being a Guarantor (as reasonably determined by the Parent Borrower) or (y) local law applicable to such member of the KWE Group would prohibit it from becoming a Guarantor. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, any Wholly-Owned Domestic Subsidiary (other than the Borrowers) that is a borrower, guarantor or otherwise has a payment obligation under Unsecured Indebtedness other than under the Facilities (including all Indebtedness incurred under notes issued pursuant to any KWI Note Indenture) shall not be an Excluded Subsidiary.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 11.12 and any other “keepwell, support or other agreement” for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such

Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Parent Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any withholding Taxes imposed pursuant to FATCA.
“Existing Credit Agreement” means this Agreement as in effect immediately prior to when the Second Amendment becomes effective on the Second Amendment Effective Date.
“Existing KWE Bonds” means Kennedy Wilson Europe Real Estate Limited’s £500 million 3.95% senior unsecured bonds due June 2022.
“Existing KWE Notes” means Kennedy Wilson Europe Real Estate Limited’s €550 million 3.25% senior unsecured notes due November 2025 issued pursuant to a £2 billion Euro medium term note programme (EMTN) established by Kennedy Wilson Europe Real Estate Limited in November 2015.
“Existing KWI Credit Agreement” has the meaning specified in the first Whereas clause.
“Existing Letters of Credit” means the letters of credit, if any, issued under the Existing KWI Credit Agreement and outstanding on the Closing Date and set forth on Schedule 2.03 and “Existing Letter of Credit” means any of them individually.
“Extended Revolver Maturity Date” means September 25, 2024.
“Extension Effective Date” has the meaning specified in Section 2.13(b)(iii).
“Extension Notice” has the meaning specified in Section 2.13(a).
“Facilities” means, collectively, the Revolving Credit Facility and each Incremental Term Loan Facility and “Facility” means any of them individually, as the context may require.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to an intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letter” means, collectively, the letter agreement, dated February 21, 2020, among the Parent Borrower, BofA Securities, Inc., and Bank of America, and the letter agreement, dated March 12, 2020, between the Parent Borrower and JPMorgan Chase.
“Final Revolver Maturity Date” means March 25, 2025.
“Foreign Lender” means, with respect to any Borrower, (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.
“Foreign Subsidiary” means (a) any Subsidiary that is not a Domestic Subsidiary, (b) any Foreign Subsidiary Holding Company and (c) any Subsidiary of a Person described in either clause (a) or (b) of this definition.
“Foreign Subsidiary Holding Company” means any Domestic Subsidiary, that owns no material assets other than Equity Interests (or Equity Interests and debt interests) of one or more Foreign Subsidiaries.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“GBSA” means the German Act on the Ring-fencing of Risks and for the Recovery and Resolution Planning for Credit Institutions and Financial Groups (Gesetz zur Abschirmung von Risiken und zur Planung der Sanierung und Abwicklung von Kreditinstituten und Finanzgruppen) of 7 August 2013 (commonly referred to as the German Bank Separation Act (Trennbankengesetz) and any corresponding European legislation (such as the proposed regulation on structural measures improving the resilience of European Union credit institutions) that may amend or replace the GBSA in the future or any regulation thereunder.
“GBSA Illegality Event” has the meaning specified in Section 3.02.
“GBSA Notice” has the meaning specified in Section 3.02.
“GBSA Repayment and Commitment Termination Date” has the meaning specified in Section 3.02.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).
“Group Secured Indebtedness” means Indebtedness of any Person that is secured by a Lien on any asset (including without limitation any Equity Interest) owned or ground leased by any Consolidated Party.
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means, collectively, the Parent and each Subsidiary Guarantor, and, with respect to Obligations owing by any Designated Borrower, shall also include the Parent Borrower.
“Guaranty” means the guaranty of the Obligations by the Loan Parties pursuant to Article XI.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Bank” means any Person that (a) at the time it enters into a Swap Contract with a Loan Party not prohibited under Article VI or VII, is a Lender or an Affiliate of a Lender or (b) is a Lender or an Affiliate of a Lender and on the Closing Date is party to a Swap Contract with a Loan Party not prohibited under Article VI or VII, in each case, in its capacity as a party to such Swap Contract; provided that for any such Person to be included as a “Hedge Bank” on any date of determination by the Administrative Agent, such Person must have delivered to the Administrative Agent prior to such date of determination a Designation Notice that has been acknowledged in writing by the Parent Borrower; provided, further, that in the case of a Lender Hedge Agreement with a Person that is no longer a Lender (or an Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Lender Hedge Agreement.
“Honor Date” has the meaning specified in Section 2.13(c).
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.
“Immaterial Subsidiary” means, on any date of determination, a Subsidiary whose total assets as of the last day of the then most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b) were less than 2.0% of Consolidated Total Asset Value.
“Increase Effective Date” has the meaning specified in Section 2.14(b).
“Incremental Facilities” has the meaning specified in Section 2.14(a).
“Incremental Revolving Increase” has the meaning specified in Section 2.14(a).
“Incremental Term Loan Facility” has the meaning specified in Section 2.14(a).
“Incremental Term Loan Facility Commitment” means, with respect to any Incremental Term Loan Facility, as to each Lender, its obligation, if any, to make Loans to the Borrowers under such Incremental Term Loan Facility in an aggregate principal amount at any one time outstanding not to exceed the amount set forth for such Lender in the Incremental Term Loan Facility Documents with respect to such Incremental Term Loan Facility.
“Incremental Term Loan Facility Documents” means, with respect to any Incremental Term Loan Facility, each agreement, instrument and other document evidencing, securing, guaranteeing, or otherwise relating to such Incremental Term Loan Facility, including any applicable New Lender Joinder Agreement and any revised Schedule 2.01 distributed by the Administrative Agent in connection with the effectiveness of such Incremental Term Loan Facility.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable that are incurred and paid in the ordinary course of business or obligations the deferred purchase price of property or services that are being contested in good faith);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    capital leases and Synthetic Lease Obligations;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
(h)    all Off-Balance Sheet Arrangements of such Person; and
(i)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Initial Revolver Maturity Date” means March 25, 2024.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, excluding lease intangibles but including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.
“Interest Payment Date” means, (a) as to any ~~Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and~~Daily SOFR Loan, the first Business Day of each January, April, July and October and the Maturity Date, (b) as to any Base Rate Loan, the first Business Day of each January, April, July and October and the Maturity Date ~~of the Facility under which such Loan was made~~, (c) as to any Alternative Currency Daily Rate Loan, the first Business Day of each January, April, July and October and the Maturity Date and (d) as to any Term SOFR Loan or Alternative Currency Term Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date.
“Interest Period” means as to each ~~Eurocurrency~~Term SOFR Loan and each Alternative Currency Term Rate Loan, the period commencing on the date such ~~Eurocurrency Rate~~ Loan is disbursed or converted to or continued as a ~~Eurocurrency~~Term SOFR Loan or Alternative Currency Term Rate Loan, as applicable, and ending on the date one~~, two,~~ or three ~~or six~~ months thereafter (in each case, subject to availability), as selected by the Parent Borrower in its Loan Notice~~, or such other period that is twelve months or less requested by the Parent Borrower and consented to by all of the Lenders~~; provided that:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless~~, in the case of a Eurocurrency Rate Loan,~~ such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)    any Interest Period pertaining to a ~~Eurocurrency~~Term SOFR Loan or Alternative Currency Term Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)    no Interest Period with respect to any Loan under any Facility shall extend beyond the Maturity Date for such Facility.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or other securities of another Person, (b) a loan, advance, other extension of credit or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person or (d) the purchase, acquisition or other investment in any real property or real property related assets (including, without limitation, mortgage loans and other real estate related debt investments, investments in land holdings, and costs to construct real property assets under development); provided, however, that Investments shall not include (i) accounts receivable or other indebtedness owed by customers and other Persons that make payments in respect of customers of such Person (other than any Loan Party) which arose in the ordinary course of such Person’s business or (ii) prepaid expenses of such Person incurred and prepaid in the ordinary course of business. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but determined net of all payments constituting returns of invested capital received in respect of such Investment and, in the case of a guaranty or similar obligation, such Investment will be reduced to the extent the exposure under such guaranty or similar obligation is reduced.
“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Parent Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.
“JPMorgan Chase” means JPMorgan Chase Bank, N.A. and its successors.
“Judgment Currency” has the meaning specified in Section 10.22.
“KWE” means Kennedy Wilson Europe Real Estate Limited.
“KWE Acquisition Adjustment” means $460,000,000.
“KWE Group” means, at any time, collectively, KWE and all Subsidiaries of KWE.
“KWE Permitted Indebtedness” means, with respect to any member of the KWE Group, (a) Unsecured Indebtedness of a member of the KWE Group owed to a Loan Party and (b) Unsecured Indebtedness arising under or in connection with the Existing KWE Notes and Existing KWE Bonds and any refinancings or replacements thereof, provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing or replacement except by an amount equal to a reasonable prepayment premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing or replacement and by an amount equal to any existing commitments unutilized thereunder, (ii) the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing or replacement and (iii) such refinancing or replacement contains the same or substantially the same restrictions on the incurrence of Indebtedness as the agreement or instrument governing the Indebtedness being refinanced or replaced.
“KWI Note Indentures” means, collectively, (a) the indenture dated as of March 25, 2014 pursuant to which the Parent Borrower issued its 5.875% unsecured senior notes due 2024 and (b) any other indenture existing on or after the Closing Date pursuant to which the Parent Borrower issues (or has issued) unsecured senior notes or bonds, in each case as amended, supplemented or otherwise in effect from time to time.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing. All L/C Borrowings shall be denominated in Dollars.
“L/C Commitment” means, with respect to each L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit hereunder. The initial amount of each L/C Issuer’s Letter of Credit Commitment is set forth on Schedule 2.01.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Draw Notice” has the meaning specified in Section 2.03(c)(i).
“L/C Issuers” means, collectively, Bank of America and JPMorgan Chase, in each case, in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder; provided that for so long as any Existing Letter of Credit remains outstanding hereunder, the issuer of such Existing Letter of Credit shall continue to be the L/C Issuer with respect to such Existing Letter of Credit.
“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings. The L/C Obligations of any Lender at any time shall be its Applicable Percentage of the total L/C Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the L/C Issuers and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
“L/C Reimbursement Date” has the meaning specified in Section 2.03(c)(i).
“Lender” has the meaning specified in the introductory paragraph. The term “Lender” may also be used to refer to a Revolving Lender or a Lender under an Incremental Term Loan Facility, as the context requires.
“Lender Hedge Agreement” means any interest rate Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank; provided, that for any such Swap Contract to be included as a “Lender Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank must have delivered to the Administrative Agent prior to such date of determination a Designation Notice that has been acknowledged in writing by the Parent Borrower.
“Lender Recipient Parties” mean, collectively, the Lenders and the L/C Issuers.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Parent Borrower and the Administrative Agent in accordance with Section 10.02(d), which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.
“Letter of Credit Expiration Date” means the day that is ten Business Days prior to the Revolver Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(h).
“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Commitments and (b) $50,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

~~“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.~~
~~“LIBOR Successor Rate” has the meaning specified in Section 3.03(c).~~
~~“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).~~
~~“LIBOR Quoted Currency” means each of the following currencies: Dollars; Euro and Sterling, in each case as long as there is a published LIBOR rate with respect thereto.~~
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Liquidity” means, at any time, an amount equal to the then fair market value of (a) Cash and Cash Equivalents plus (b) readily marketable debt or equity securities at such time owned by Consolidated Parties, but excluding any of the foregoing that is (x) issued by any Consolidated Party, (y) subject to any pledge, negative pledge, Lien or control agreement (excluding statutory Liens in favor of any depositary bank or securities intermediary where same are maintained) or (z) held by a Person other than a Consolidated Party as a deposit or security for Contractual Obligations.
“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Loan or a term loan under an Incremental Term Loan Facility.
“Loan Documents” means this Agreement, each Designated Borrower Request and Assumption Agreement, each joinder agreement delivered pursuant to Section 6.12, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 of this Agreement, each Fee Letter and the Guaranty.
“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to ~~the other~~another, or (c) a continuation of ~~Eurocurrency~~Term SOFR Loans or Alternative Currency Term Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Parent Borrower.
“Loan Parties” means, collectively, each Borrower and each Guarantor.
~~“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.~~
“Material Acquisition” means any acquisition by a Consolidated Party in which the assets acquired exceed 10% of Consolidated Total Asset Value as of the last day of the then most recently ended fiscal quarter of the Parent for which financial statements are publicly available.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities or financial condition of the Parent and its Subsidiaries, taken as a whole; (b) a material adverse effect on the rights and remedies, taken as a whole, of the Administrative Agent or any Lender under the Loan Documents, or of the ability of the Loan Parties taken as a whole to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the validity or enforceability of any Loan Document.
“Material Contract” means, with respect to any Person, (i) the KWI Note Indentures and (ii) any other agreement (other than a Loan Document), contract or instrument to which any Person is a party or by which any Person or any of its properties is bound, the termination of which, or the failure of any party thereto to perform its obligations thereunder, could reasonably be expected to have a Material Adverse Effect.
“Maturity Date” means, as applicable, the Revolver Maturity Date then in effect and/or with respect to any Incremental Term Loan Facility, subject to Section 2.14(a), the date set forth in the applicable Incremental Term Loan Facility Documents as the “Maturity Date” for such Incremental Term Loan Facility or, if the applicable Incremental Term Loan Facility Documents fail to specify a “Maturity Date”, the latest Maturity Date (giving effect to any available extension options) of any then existing Facility; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the L/C Issuers with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.15(a)(i), (a)(ii) or (a)(iii), an amount equal to 103% of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuers in their sole discretion (but in no event shall such amount be less than 100% of the Obligations for which such Cash Collateral is being provided without the consent of the Required Lenders).
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Consolidated Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Negative Pledge” means a provision of any agreement (other than this Agreement or any other Loan Document) that prohibits the creation of any Lien on any assets of a Person as security for the Obligations; provided, however, that an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a “Negative Pledge” for purposes of this Agreement.
“New Lender Joinder Agreement” has the meaning specified in Section 2.14(c).
“New Subsidiary” has the meaning specified in Section 6.12(a)(i).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders, all Lenders of a Facility or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders, the Required Incremental Term Loan Facility Lenders or the Required Revolving Lenders, as applicable.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Group Secured Indebtedness” means Indebtedness of any Person that is secured by a Lien on any asset (including without limitation any Equity Interest) owned or ground leased by an Unconsolidated Affiliate.
~~“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.~~
“Non-Recourse Indebtedness” means, with respect to a Person, (a) any Indebtedness of such Person in which the holder of such Indebtedness may not look to such Person personally for repayment, other than to the extent of any security therefor or pursuant to Customary Non-Recourse Carve-Outs, (b) if such

Person is a Single Asset Entity, any Indebtedness of such Person, or (c) if such Person is a Single Asset Holding Company, any Indebtedness of such Single Asset Holding Company resulting from a Guarantee of, or lien securing, Indebtedness of a Single Asset Entity that is a subsidiary of such Single Asset Holding Company, so long as, in each case, either (i) the holder of such Indebtedness may not look to such Single Asset Holding Company personally for repayment, other than to the Equity Interests held by such Single Asset Holding Company in such Single Asset Entity or pursuant to Customary Non-Recourse Carve-Outs or (ii) such Single Asset Holding Company has no assets other than Equity Interests in such Single Asset Entity and Cash and Cash Equivalents and other assets of nominal value incidental to the ownership of such Single Asset Entity.
“Non-SOFR Successor Rate” has the meaning specified in Section 3.03(c).
“Note” means a Revolving Note or a promissory note made by a Borrower in favor of a Lender under an Incremental Term Loan Facility evidencing the Loans made by such Lender to such Borrower under such Incremental Term Loan Facility in a form agreed among the Parent Borrower and the Administrative Agent, as the context requires.
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit H or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Parent Borrower.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit or Lender Hedge Agreement, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Obligations shall exclude any Excluded Swap Obligations. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of the Loan Parties to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Loan Parties.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Off-Balance Sheet Arrangement” means, with respect to any Person as of any date of determination thereof, liabilities and obligations of such Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which such Person would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the report on Form 10 Q or Form 10 K (or their equivalents) to be filed with the SEC.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Original Notes” means the “Notes” as defined in the Existing KWI Credit Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outstanding Amount” means (a) with respect to Revolving Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans occurring on such date; (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Parent Borrower of Unreimbursed Amounts; and (c) with respect to the Loans under any Incremental Term Loan Facility on any date, the aggregate outstanding principal amount thereof on such date after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the applicable L/C Issuer(s), as the case may be, in accordance with banking industry rules on interbank compensation~~,~~ and (b) with respect to any amount denominated in an Alternative Currency, ~~the rate of interest per annum at which~~an overnight ~~deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such~~ rate ~~is being~~ determined~~, would be offered for such day by a branch or Affiliate of Bank of America in~~ by the Administrative Agent or the applicable ~~offshore interbank market for such currency to major banks in such~~L/C Issuer(s), as the case may be, in accordance with banking industry rules on interbank ~~market~~compensation.
“Ownership Share” means, with respect to any Person, the ownership interest (calculated as a percentage) in such Person owned by another Person, either directly or through one or more Wholly-Owned Subsidiaries, determined in accordance with the applicable provisions of the Organization Documents of such Person (excluding any promote or similar interests).
“Parent” has the meaning specified in the introductory paragraph hereto.
“Parent Borrower” has the meaning specified in the introductory paragraph hereto.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06(d).
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“PATRIOT Act” has the meaning specified in Section 10.18.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (excluding a Multiemployer Plan) that is maintained or is contributed to by a Consolidated Party or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Holders” means (a) William J. McMorrow, (b) any Person both the Equity Interests and the Equity Interests of such Person entitled to vote for members of the board of directors or equivalent governing body of which (or in the case of a trust, the beneficial interests of which) are majority owned by William J. McMorrow or a family member of William J. McMorrow, and (c) any family member of William J. McMorrow, or the estate or heirs of William J. McMorrow or any of his family members.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained by any Consolidated Party for the benefit of its employees or any such Plan to which any Consolidated Party is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 6.02.
“Property” means, as to any Person, any parcel of real property (whether owned in fee or subject to a lease), together with any building, facility, structure, equipment or other improvement or asset located on such parcel of real property, in each case owned or leased by such Person. Unless otherwise specified, all references herein to a “Property” or to “Properties” shall refer to a Property or Properties owned or ground leased, as applicable, by a Consolidated Party.
~~“Proposed Currency” has the meaning specified in Section 1.08(a).~~
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 6.02.
“Qualified ECP Guarantor” shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Rate Determination Date” means, with respect to any Interest Period, two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).
“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Recourse Indebtedness” means Indebtedness that is not Non-Recourse Indebtedness; provided that personal recourse for Customary Non-Recourse Carve-Outs shall not, by itself, cause such Indebtedness to be characterized as Recourse Indebtedness.
“Register” has the meaning specified in Section 10.06(c).

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

“Relevant ~~Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.~~Rate” means with respect to any Credit Extension denominated in (a) Dollars, Term SOFR and Daily Simple SOFR, as applicable, (b) Sterling, SONIA and (c) Euros, EURIBOR.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
“Required Consolidated Parties” means at any time the Consolidated Parties other than any member of the KWE Group that is not a Loan Party at such time.
“Required Incremental Term Loan Facility Lenders” means, at any time, with respect to any Incremental Term Loan Facility, Lenders holding more than 50% of the Outstanding Amount of Loans under such Incremental Term Loan Facility on such date; provided that the portion of such Incremental Term Loan Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Incremental Term Loan Facility Lenders.
“Required Lenders” means, at any time, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and each Lender’s risk participation in any Revolving Loans pursuant to clause (i) of Section 1.08(c) being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided further that the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Revolving Lender shall be deemed to be held by the Revolving Lender that is the L/C Issuer with respect to such Unreimbursed Amounts in making such determination; provided further that this definition is subject to Section 3.03.
“Required Revolving Lenders” means, at any time, Revolving Lenders having Total Revolving Credit Exposures representing more than 50% of the Total Revolving Credit Exposures of all Revolving Lenders; provided that the Total Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time; provided further that the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Revolving Lender shall be deemed to be held by the Revolving Lender that is the L/C Issuer with respect to such Unreimbursed Amounts in making such determination.
“Required Subsidiary Guarantor” means, at any time, (a) each Wholly-Owned Domestic Subsidiary (other than the Parent Borrower) that is not at such time an Excluded Subsidiary, (b) to the extent it is not an Excluded Subsidiary pursuant to clause (c) of such definition, KWE, (c) each Wholly-

Owned Subsidiary of KWE that is a borrower or guarantor of, or otherwise has a payment obligation under, (i) Indebtedness evidenced by notes or bonds issued pursuant to any KWI Note Indenture and/or (ii) any Unsecured Indebtedness of the Parent or any Domestic Subsidiary (excluding Indebtedness evidenced by notes or bonds issued pursuant to any KWI Note Indenture and Indebtedness incurred under the Facilities), in the case of each of clause (i) and clause (ii), that is not at such time an Excluded Subsidiary.
“Rescindable Amount” has the meaning as specified in Section 2.12(b)(ii).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any subsidiary thereof, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).
“Revaluation Date” means (a) with respect to any Alternative Currency Loan, each of the following: (i) each date of a Borrowing of ~~a Eurocurrency Rate Loan denominated in~~ an Alternative Currency Loan, (ii) with respect to an Alternative Currency Daily Rate Loan, each Interest Payment Date, (iii) each date of a continuation of ~~a Eurocurrency Rate Loan denominated in~~ an Alternative Currency Term Rate Loan pursuant to Section 2.02, and (~~iii~~iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance and/or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by ~~an~~the applicable L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or ~~an~~the applicable L/C Issuer shall determine or the Required Lenders shall require.
“Revolver Maturity Date” means (a) initially, the Initial Revolver Maturity Date, (b) if the Initial Revolver Maturity Date is extended pursuant to Section 2.13, the Extended Revolver Maturity Date and (c) if the Extended Revolver Maturity Date is extended pursuant to Section 2.13, the Final Revolver Maturity Date; provided, however, that, in each case, if such date is not a Business Day, the Revolver Maturity Date shall be the next preceding Business Day.
“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type, in the same currency, and, in the case of ~~Eurocurrency Rate~~a borrowing of Revolving Loans that are Term SOFR Loans or Alternative Currency Term Rate Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01.
“Revolving Credit Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01 and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption or New Lender

Joinder Agreement pursuant to which such Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate Outstanding Amount at such time of its Revolving Loans (with the aggregate amount of each Revolving Lender’s risk participation in any Revolving Loans pursuant to clause (i) of Section 1.08(c) being deemed “held” by such Revolving Lender for purposes of this definition) and such Revolving Lender’s participation in L/C Obligations at such time.
“Revolving Credit Facility” means, at any time, the Aggregate Revolving Commitments at such time. On the Closing Date, the amount of the Revolving Credit Facility is $500,000,000.
“Revolving Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.
“Revolving Loan” has the meaning specified in Section 2.01.
“Revolving Note” means a promissory note made by a Borrower in favor of a Revolving Lender evidencing Revolving Loans made by such Revolving Lender to such Borrower, substantially in the form of Exhibit B.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, ~~Her~~His Majesty’s Treasury (“HMT”) or any other sanctions authority having jurisdiction over the Consolidated Parties.
“Scheduled Unavailability Date” has the meaning specified in Section 3.03(c).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Second Amendment” means that certain Second Amendment to Second Amended and Restated Credit Agreement, dated as of June 12, 2023, among the Borrowers, the Guarantors, the Lenders, the L/C Issuers and the Administrative Agent.
“Second Amendment Effective Date” means June 12, 2023.
“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Parent and its Subsidiaries as of that date determined in accordance with GAAP.
“Single Asset Entity” means a Person (other than an individual) that (a) only owns, or ground leases pursuant to a ground lease, a Property and/or Cash and Cash Equivalents and other assets of nominal value incidental to such Person’s ownership of such Property; (b) is engaged only in the business of owning, developing and/or leasing such Property; and (c) receives substantially all of its gross revenues from such Property. In addition, if the assets of a Person consist solely of (i) Equity Interests in one or more other Single Asset Entities and (ii) cash or cash equivalents and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entities, such Person shall also be deemed to be a Single Asset Entity for purposes hereof (such an entity, a “Single Asset Holding Company”).
“Single Asset Holding Company” has the meaning specified in the definition of Single Asset Entity.

“SOFR” means, with respect to any ~~day means the secured overnight financing rate published for~~applicable determination date, the Secured Overnight Financing Rate published on the fifth U.S. Government Securities Business Day preceding such ~~day~~date by the ~~Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator)~~SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source) ~~and, in each case, that has been selected or recommended by the Relevant Governmental Body~~; provided however that if such determination date is not a U.S. Government Securities Business Day, then SOFR means such rate that applied on the first U.S. Government Securities Business Day immediately prior thereto.

“SOFR Adjustment” means 0.10% (10 basis points) per annum.
“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time that is satisfactory to the Administrative Agent.
“SOFR~~-Based Rate~~ Loan” means ~~SOFR or~~a Term SOFR Loan or a Daily SOFR Loan, as applicable.
“SOFR Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).
“SOFR Successor Rate” has the meaning specified in Section 3.03(b).
“Solvency Certificate” means a solvency certificate substantially in the form of Exhibit G.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.
“SONIA Adjustment” means, with respect to SONIA, 0.0326% per annum.
“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
“Specified Jurisdictions” means Northern Ireland, Wales, Guernsey, Jersey, France, Germany, Portugal, Italy, Spain, or Netherlands (or any other nation that is a member state of the European Union in which the Consolidated Parties are permitted to invest based on the prior approval of the Administrative Agent and the Required Lenders).

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 11.12.
~~“Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or such L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that such L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.~~
“Sterling” and “£” mean the lawful currency of the United Kingdom.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.
“Subsidiary Guarantor” means, at any time, a Required Subsidiary Guarantor that at such time is a party to the Guaranty.
“Successor Rate” has the meaning specified in Section 3.03(c).
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Syndication Agent” means JPMorgan Chase, in its capacity as syndication agent under any of the Loan Documents.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property, in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“~~TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007~~T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.
“TARGET Day” means any day on which ~~TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement)~~T2 is open for the settlement of payments in Euro.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR~~” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition~~” means:
(1)for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of ~~“~~such Interest Period~~” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected~~ with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment; and
(2)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;
provided that if Term SOFR determined in accordance with either of the foregoing clause (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.
“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time ~~in its reasonable discretion~~).
“Termination Letter” has the meaning specified in Section 2.17(f).
“Total Revolving Credit Exposure” means, as to any Revolving Lender at any time, the unused Revolving Credit Commitments and Revolving Credit Exposure of such Revolving Lender at such time.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and all L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan ~~or a Eurocurrency~~, a Daily SOFR Loan, a Term SOFR Loan, an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan.
“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unconsolidated Affiliates” means at any date, any Person (a) in which a Consolidated Party, directly or indirectly, holds an Equity Interest, which investment is accounted for in the consolidated financial statements of the Consolidated Group on an equity basis of accounting and (b) whose financial results are not consolidated with the financial results of the Consolidated Group under GAAP.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“Unrestricted Cash Amount” means, as of any date of determination, an amount equal to the greater of (a) (i) the aggregate amount of Cash and Cash Equivalents of the Consolidated Group on such date that are not subject to any negative pledge, Lien or control agreement (excluding statutory Liens in favor of any depositary bank where any such cash is maintained), minus (ii) $40,000,000 and (b) $0.
“Unsecured Indebtedness” means, at any time, for any Person, Indebtedness of such Person that is not Consolidated Secured Indebtedness or Non-Recourse Indebtedness.
“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).
“Wholly-Owned Domestic Subsidiary” means a Wholly-Owned Subsidiary of the Parent organized under the laws of the United States or any state thereof.
“Wholly-Owned Subsidiary” means, with respect to any Person on any date, any corporation, partnership, limited liability company or other entity of which one hundred percent (100%) of the Equity Interests and one hundred percent (100%) of the ordinary voting power are, as of such date, owned and Controlled, directly or indirectly, by such Person.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.0bOther Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(i)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendment and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(ii)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(iii)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(iv)Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division as if it were a merger, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division Successor shall constitute a separate Person hereunder (and each Division of any Person that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.0cAccounting Terms.
(i)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial calculations (including financial ratios and financial covenant calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(ii)Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Parent Borrower and the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Parent Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
(iii)Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Parent and its Subsidiaries or to the determination of any amount for the Parent and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parent is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.
1.0dRounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.0eTimes of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.0fLetter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.0gExchange Rates; Currency Equivalents. (a)     The Administrative Agent or the applicable L/C Issuer, as ~~applicable~~the case may be, shall determine the ~~Spot Rates as of each Revaluation Date to be used for calculating~~ Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies as of each Revaluation Date. Such ~~Spot Rates~~Dollar Equivalent shall become effective as of ~~such~~the applicable Revaluation Date and shall be the ~~Spot Rates employed in converting any~~Dollar Equivalent of such amounts ~~between the applicable currencies~~ until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable L/C Issuer, as ~~applicable~~the case may be.
(iv)Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of ~~a Eurocurrency~~an Alternative Currency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, ~~Eurocurrency Rate~~ Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.
~~(c)    The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.~~
1.0hAdditional Alternative Currencies. (a) The Parent Borrower may from time to time request that ~~Eurocurrency Rate Revolving~~Alternative Currency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency~~;~~”;

provided that such requested currency is ~~a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars (each a “Proposed~~an Eligible Currency~~”)~~. In the case of any such request with respect to the making of ~~Eurocurrency Rate~~Alternative Currency Loans, such request shall be subject to the approval of the Administrative Agent and ~~the Revolving Lenders~~each Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer(s).
1.0iAny such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent ~~in its sole discretion~~ and, in the case of any such request pertaining to Letters of Credit, the L/C ~~Issuers~~Issuer(s), in its or their sole discretion). In the case of any such request pertaining to ~~Eurocurrency Rate~~Alternative Currency Loans, the Administrative Agent shall promptly notify each ~~Revolving~~ Lender ~~of any such request~~thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify ~~each~~the applicable L/C Issuer(s) thereof. Each ~~Revolving~~ Lender (in the case of any such request pertaining to ~~Eurocurrency Rate~~Alternative Currency Loans) or each L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of ~~Eurocurrency Rate Revolving~~Alternative Currency Loans or the issuance of Letters of Credit, as the case may be, in ~~the Proposed Currency~~such requested currency.
1.0jAny failure by a ~~Revolving~~ Lender or an L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a ~~notification~~refusal by such ~~Revolving~~ Lender or such L/C Issuer ~~that it refuses to make Eurocurrency Rate Revolving~~, as the case may be, to permit Alternative Currency Loans to be made or ~~issue~~ Letters of Credit~~, as applicable, in the Proposed Currency. Any Revolving Lender that notifies, or is deemed to have notified, the Administrative Agent that it refuses to make Eurocurrency Rate Revolving Loans in a Proposed Currency hereinafter an “AC Declining Lender” with respect~~ to be issued in such ~~Proposed Currency.~~
~~(c)    A Proposed Currency shall be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Rate Revolving Loans only if~~requested currency. If the Administrative Agent and all ~~of~~ the ~~Revolving~~ Lenders consent to making ~~Eurocurrency Rate Revolving~~Alternative Currency Loans in such ~~Proposed Currency; provided that if~~requested currency and the Administrative Agent and ~~some, but not all, of the Revolving Lenders consent to making Eurocurrency Rate Revolving Loans in such Proposed~~such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Parent Borrower and (i) the Administrative Agent and such Lenders may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate and ~~either (i) sufficient Revolving Lenders are willing to make Revolving Loans in the Proposed Currency in excess of their Applicable Percentages (each an “AC Fronting Lender”), then such Proposed Currency shall be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Rate Revolving Loans and each AC Declining Lender shall be deemed to have purchased a risk participation in each Revolving Loan denominated in such Alternative Currency in an amount determined in accordance with such AC Declining Lender’s Applicable Percentage of such Revolving Loan or (ii) such consenting Revolving Lenders agree to create a separate tranche for the making of Revolving Loans in~~the definition of Relevant Rate, in each case, to the extent necessary to add the applicable currency, the rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, and the definition of Relevant Rate have been amended to reflect the inclusion of such currency and the appropriate rate for such ~~Proposed Currency, then~~currency, such ~~Proposed Currency~~currency shall thereupon be deemed for all purposes to be an Alternative Currency ~~hereunder~~ for purposes of any Borrowings of ~~Eurocurrency Rate Revolving~~Alternative Currency Loans ~~in such tranche~~.~~(d)~~  If the Administrative Agent and one or more L/C Issuers consent to the issuance of Letters of Credit in ~~a Proposed Currency~~such requested currency, the Administrative Agent shall so notify the Parent Borrower and ~~such Proposed Currency~~(i) the Administrative Agent and such L/C Issuer(s) may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as

applicable, and the definition of Relevant Rate, in each case, to the extent necessary to add such currency, the applicable rate for such currency and/or any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, and the definition of Relevant Rate has been amended to reflect the inclusion of such currency, the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency ~~hereunder~~, for purposes of any Letter of Credit issuances by the ~~consenting~~applicable L/C Issuer(s). ~~(e)~~ If ~~any amendment to this Agreement is reasonably requested to give effect to or to evidence the fronting and risk participations or tranche established with respect to any Revolving Loans in an Alternative Currency approved pursuant to this Section 1.08, then such amendment shall be effective if executed by the Loan Parties, each Lender with a commitment to make Revolving Loans in such additional Alternative Currency and~~ the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Parent Borrower.
ARTICLE 2.Change of Currency. (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
1.0aEach provision of this Agreement shall be subject to such changes of construction as the Administrative Agent may from time to time reasonably specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
1.0bEach provision of this Agreement also shall be subject to such changes of construction as the Administrative Agent may from time to time reasonably specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
10.Deliveries. Unless otherwise specified herein, whenever any document, agreement or other item (but not, for the avoidance of doubt, any payment) is required by any Loan Document to be delivered on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.
11.Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to ~~the rates in the definition of “Eurocurrency Rate”~~any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any ~~of~~ such rate (including, without limitation, any ~~LIBOR~~ Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any ~~LIBOR Successor Rate~~ Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
12.THE COMMITMENTS AND CREDIT EXTENSIONS
1.Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make revolving credit loans (each such loan, a “Revolving Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment and (iii) the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Revolving Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans ~~or Eurocurrency Rate~~, Term SOFR Loans, Daily SOFR Loans or Alternative Currency Loans, as further provided herein.
2.Borrowings, Conversions and Continuations of Loans.
1.aEach Borrowing, each conversion of Loans from one Type to ~~the other~~another, and each continuation of ~~Eurocurrency Rate~~Term SOFR Loans and Alternative Currency Term Rate Loans, shall be made upon the Parent Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days (or, in the case of any Borrowing to be made on the Closing Date, two Business Days) prior to the requested date of any Borrowing of, conversion to or continuation of ~~Eurocurrency Rate~~Term SOFR Loans ~~denominated in Dollars~~ or of any conversion of ~~Eurocurrency Rate~~Term SOFR Loans ~~denominated in Dollars~~ to Daily SOFR Loans or Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of ~~Eurocurrency Rate Loans denominated in~~ Alternative ~~Currencies~~Currency Loans, and (iii) on the requested date of any Borrowing of Daily SOFR Loans or Base Rate Loans~~; provided, however, that if the Parent Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 noon (i) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) five Business Days (or six Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing,~~ or of any conversion ~~or continuation of Eurocurrency~~of Daily SOFR Loans to Base Rate Loans ~~denominated in Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 noon, (i) three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (ii) four Business Days (or five Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, the Administrative Agent shall notify the Parent Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Appropriate Lenders~~or Base Rate Loans to Daily SOFR Loans. Each Borrowing of, conversion to or continuation of ~~Eurocurrency Rate~~Term SOFR Loans, Daily SOFR Loans and Alternative Currency Loans shall be in a minimum principal amount of the Dollar Equivalent of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of

$500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (i) whether the Parent Borrower is requesting a Borrowing, a conversion of Loans from one Type to ~~the other~~another, or a continuation of ~~Eurocurrency~~Term SOFR Loans or Alternative Currency Term Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type and Class of Loans to be borrowed or continued or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) if applicable, the currency of the Loans to be borrowed, and (vii) if applicable, the Designated Borrower. If the Parent Borrower fails to specify a currency in a Loan Notice requesting a Revolving Borrowing, then the Revolving Loans so requested shall be made in Dollars. If the Parent Borrower fails to specify a Type of Loan in a Loan Notice or if the Parent Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of ~~Loans denominated in an~~ Alternative Currency Term Rate Loans, such Loans shall be continued as ~~Eurocurrency~~Alternative Currency Term Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable ~~Eurocurrency~~Term SOFR Loans or Alternative Currency Term Rate Loans, as the case may be. If the Parent Borrower requests a Borrowing of, conversion to, or continuation of ~~Eurocurrency~~Term SOFR Loans or Alternative Currency Term Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. ~~No~~Except as provided pursuant to Sections 2.02(c), 2.12(a) and 3.03, no Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.
1.bFollowing receipt of a Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Parent Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans or continuation of ~~Loans denominated in a currency other than Dollars~~Term SOFR Loans or Alternative Currency Term Rate Loans, in each case as described in the preceding subsection. In the case of a Borrowing, each Appropriate Lender shall make the amount of its applicable Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 2:00 p.m. in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any ~~Loan in an~~ Alternative Currency Loan, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction or waiver of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Parent Borrower or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Parent Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing denominated in Dollars is given by the Parent Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the applicable Borrower as provided above.
1.cExcept as otherwise provided herein, a ~~Eurocurrency~~Term SOFR Loan or Alternative Currency Term Rate Loan may be continued or converted only on the last day of an Interest Period for such ~~Eurocurrency Rate~~ Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as ~~Eurocurrency Rate~~SOFR Loans ~~(whether in Dollars~~ or ~~any~~ Alternative Currency~~)~~ Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding ~~Eurocurrency Rate Loans denominated in an~~ Alternative Currency Loans be prepaid~~,~~ or redenominated into Dollars in the amount of the Dollar Equivalent thereof, immediately (in the case of Alternative Currency Daily Rate Loan) or on the last day of the then current Interest Period ~~with respect thereto~~(in the case of Alternative Currency Term Rate Loans).

1.dThe Administrative Agent shall promptly notify the Parent Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Period for ~~Eurocurrency Rate~~Term SOFR Loans and Alternative Currency Loans upon determination of such interest rate.
1.eAfter giving effect to all Borrowings, all conversions of Loans from one Type to ~~the other~~another, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to all Loans.
1.fNotwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Parent Borrower, the Administrative Agent, and such Lender.
1.gWith respect to any of Daily Simple SOFR, SOFR, Term SOFR, any Alternative Currency Daily Rate, any Alternative Currency Term Rate or any Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Parent Borrower and the Lenders reasonably promptly after such amendment becomes effective.
1.hNotwithstanding anything to the contrary contained herein or elsewhere: (a) each Eurocurrency Rate Loan (as defined in the Existing Credit Agreement) that is outstanding on the Second Amendment Effective Date and denominated in Dollars shall continue to accrue interest at the per annum interest rate that would apply to such Eurocurrency Rate Loan under the Existing Credit Agreement, and such interest shall be payable on the dates that such interest would be payable under the Existing Credit Agreement and otherwise in accordance with the terms thereof and (b) on the last day of the Interest Period (solely for purposes of this paragraph, as defined in the Existing Credit Agreement) with respect to each Eurocurrency Rate Loan outstanding on the Second Amendment Effective Date, each such Eurocurrency Rate Loan denominated in Dollars shall, at the election of the Borrowers made in accordance with Section 2.02, be converted to a Term SOFR Loan, Daily SOFR Loan or Base Rate Loan. In the event that the Borrowers fail to provide a Loan Notice with respect to the conversion of any such Eurocurrency Rate Loan in accordance with Section 2.02(a), such Eurocurrency Rate Loan shall be converted to a Base Rate Loan at the end of the relevant Interest Period.
3.Letters of Credit.
1.aThe Letter of Credit Commitment.
i.Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Parent Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Parent Borrower or its Subsidiaries and any drawings thereunder; provided that (x) each L/C Issuer may issue any such Letter of Credit itself or through one of its designated Affiliates or branch offices and (y) after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (I) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (II) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment, (III) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (IV) the aggregate Outstanding Amount of all L/C Obligations and Revolving Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit; provided further that, subject to the foregoing, the Parent Borrower shall have the right to select the L/C Issuer for each Letter of Credit; provided, however, that all requests for Letters of Credit denominated in an Alternative Currency shall, in the first instance, be directed to Bank of America, and, if Bank of America declines to issue a Letter of Credit denominated in an Alternative Currency, the Parent Borrower may then deliver a request for such Letter of Credit denominated in an Alternative Currency to another L/C Issuer; provided further that there shall not be more than one Letter of Credit Issuer, in addition to Bank of America, with Letters of Credit outstanding in an Alternative Currency at any time. Each request by the Parent Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Parent Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Parent Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Parent Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
ii.No L/C Issuer shall issue, amend or renew any Letter of Credit, if:
1.subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension or renewal, unless the Required Lenders have approved such expiry date; or
2.the expiry date of the requested Letter of Credit would occur after the first anniversary of the Revolver Maturity Date.
iii.No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
1.any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;
2.the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;
3.except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $500,000;
4.the Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;
5.such L/C Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency;
6.any Revolving Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Parent Borrower or such Revolving Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C

Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion;
7.the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
8.after giving effect to any L/C Credit Extension with respect to such Letter of Credit, the L/C Obligations with respect to all Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s L/C Commitment; provided that, subject to the limitations set forth in clause (y) of the first proviso to the first sentence of Section 2.03(a)(i), any L/C Issuer in its sole discretion may issue Letters of Credit in excess of its L/C Commitment.
iv.No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.
v.No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
vi.Each L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuers with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.
1.bProcedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
i.Each Letter of Credit shall be issued or amended, as the case may be, by a single L/C Issuer selected by the Parent Borrower upon the request of the Parent Borrower delivered to such L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Parent Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by such L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 12:00 noon at least three Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may reasonably require. Additionally, the Parent Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

ii.Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Parent Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless an L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Parent Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit and the obligations related thereto in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Letter of Credit.
iii.If the Parent Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by an L/C Issuer, the Parent Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the first anniversary of the Revolver Maturity Date; provided, however, that no L/C Issuer shall permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Parent Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.
iv.If the Parent Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by an L/C Issuer, the Parent Borrower shall not be required to make a specific request to such L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Lenders shall be deemed to have authorized (but may not
1.require) the applicable L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the applicable L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), such L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Revolving Lender or the Parent Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit

Extension for purposes of this clause) and, in each case, directing such L/C Issuer not to permit such reinstatement.
2.Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Parent Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(v)Drawings and Reimbursements; Funding of Participations.
1.Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Parent Borrower and the Administrative Agent thereof (such notification provided by such L/C Issuer to the Parent Borrower and the Administrative Agent being referred to herein as an “L/C Draw Notice”). In the case of a Letter of Credit denominated in an Alternative Currency, the Parent Borrower shall reimburse the applicable L/C Issuer in such Alternative Currency, unless (A) such L/C Issuer (at its option) shall have specified in its L/C Draw Notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Parent Borrower shall have notified such L/C Issuer promptly following receipt of the L/C Draw Notice that the Parent Borrower will reimburse such L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the Parent Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the preceding two sentences and (B) the Dollar amount paid by the Parent Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Parent Borrower agrees, as a separate and independent obligation, to indemnify the applicable L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If an L/C Draw Notice with respect to a Letter of Credit is received by the Parent Borrower (x) on or prior to 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in Dollars or the Applicable Time on the date of any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date a payment is made by an L/C Issuer under a Letter of Credit being referred to herein as an “Honor Date”), then, not later than 3:00 p.m. on the Honor Date under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the Honor Date under a Letter of Credit to be reimbursed in an Alternative Currency, the Parent Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in the applicable currency or (y) after 11:00 a.m. on the Honor Date under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the Honor Date under a Letter of Credit to be reimbursed in an Alternative Currency, then, not later than 3:00 p.m. on the first Business Day following the Honor Date, the Parent Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing (such date on which the Parent Borrower, pursuant to clauses (x) and (y) of this sentence, are required to reimburse an L/C Issuer for a drawing under a Letter of Credit is referred to herein as the “L/C Reimbursement Date”); provided, however, that if the L/C Reimbursement Date for a drawing under a Letter of Credit is the Business Day following the Honor Date pursuant to clause (y) of this sentence, the Unreimbursed Amount shall accrue interest from and including the Honor Date until such time as the applicable L/C Issuer is reimbursed in full therefor (whether through payment by the Parent Borrower and/or through a Revolving Loan or L/C Borrowing made in accordance with paragraph (ii) or (iii) of this Section 2.03(c)) at a rate equal to (A) for the period from and including the Honor Date to but excluding the first Business Day to occur thereafter, the rate of interest then applicable to a Revolving Loan that is a Base Rate Revolving Loan and (B) thereafter, at the Default Rate applicable to a Revolving Loan that is a Base Rate Revolving Loan. Interest accruing on the Unreimbursed Amount pursuant to the proviso to the immediately preceding sentence shall be payable by the Parent Borrower promptly to the Administrative Agent, solely for the account of the applicable L/C Issuer. If the Parent Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving

Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof. In such event, the Parent Borrower shall be deemed to have requested a Borrowing of Base Rate Revolving Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
2.Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Parent Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars.
3.With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Revolving Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Parent Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.
4.Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.
5.Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Parent Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Parent Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Parent Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.
6.If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(vi)Repayment of Participations.
1.At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Parent Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.
2.If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by an L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(vii)Obligations Absolute. The obligation of the Parent Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
1.any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
2.the existence of any claim, counterclaim, setoff, defense or other right that the Parent Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
3.any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
4.waiver by the applicable L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Parent Borrower or any waiver by the applicable L/C Issuer which does not in fact materially prejudice the Parent Borrower;
5.honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

6.any payment made by the applicable L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
7.any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
8.any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Parent Borrower or any Subsidiary or in the relevant currency markets generally; or
9.any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Parent or any Subsidiary.
The Parent Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Parent Borrower’s instructions or other irregularity, the Parent Borrower will promptly notify the applicable L/C Issuer. The Parent Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.
(viii)Role of L/C Issuer. Each Revolving Lender and the Parent Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Parent Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Parent Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Parent Borrower may have a claim against an L/C Issuer, and an L/C Issuer may be liable to the Parent Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Parent Borrower that are determined by a court of competent jurisdiction by final and non-appealable judgment to have been caused by such L/C Issuer’s willful misconduct or gross negligence. In furtherance and not in limitation of the foregoing, any L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. An L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(ix)Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Parent Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Parent Borrower for, and such L/C Issuer’s rights and remedies against the Parent Borrower shall not be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(x)Letter of Credit Fees. The Parent Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance, subject to Section 2.16, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiry date of such Letter of Credit and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, (i) while any Event of Default arising under Section 8.01(a)(i), (f) or (g) exists, and (ii) upon the request of the Required Revolving Lenders, while any Event of Default exists (other than as set forth in clause (i)), all Letter of Credit Fees shall accrue at the Default Rate.
(xi)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Parent Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it, in an amount equal to a rate per annum of 0.125% computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit, payable on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day of each January, April, July and October in respect of the most recently ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiration date for such Letter of Credit and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Parent Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(xii)Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(xiii)Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Parent Borrower, the Parent Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Parent Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of the Parent Borrower, and that the Parent Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
(xiv)L/C Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section, provide the Administrative Agent with written reports from time to time, as follows:

1.Within one Business Day after such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, a written report that includes the date of such issuance, amendment, renewal, increase or extension and the stated amount and currency of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);
2.on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, a written report that includes the date and amount of such payment;
3.on any Business Day on which any Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, a written report that includes the date of such failure and the amount of such payment;
4.on any other Business Day, a written report that includes such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer;
5.on the second Business Day of each calendar month in which a Letter of Credit issued by such L/C Issuer and denominated in an Alternative Currency is outstanding, a written report that includes the Dollar Equivalent of each such Letter of Credit;
6. not later than 9:00 a.m. two Business Days prior to the end of each fiscal quarter, a written report that includes all outstanding Letters of Credit issued by such L/C Issuer and all activities with respect thereto during such fiscal quarter.
1.cPrepayments.
(i)The Borrowers may, upon notice from the Parent Borrower to the Administrative Agent pursuant to delivery of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 noon (A) three Business Days prior to any date of prepayment of ~~Eurocurrency Rate~~Term SOFR Loans ~~denominated in Dollars~~, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of ~~Eurocurrency Rate Loans denominated in~~ Alternative ~~Currencies~~Currency Loans and (C) on the date of prepayment of Base Rate Loans or Daily SOFR Loans; (ii) any prepayment of ~~Eurocurrency Rate~~Term SOFR Loans ~~denominated in Dollars~~ shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of ~~Eurocurrency Rate Loans denominated in~~ Alternative ~~Currencies~~Currency Loans shall be in a minimum principal amount of the Dollar Equivalent of $1,000,000 or a whole multiple of the Dollar Equivalent of $250,000 in excess thereof; and (iv) any prepayment of Base Rate Loans or Daily SOFR Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each Notice of Loan Prepayment shall specify the date ~~and~~, amount and currency of such prepayment and the Type(s) and Class of Loans to be prepaid and, if ~~Eurocurrency~~Term SOFR Loans or Alternative Currency Term Rate Loans are to be prepaid, the Interest Period(s) ~~and currency~~ of such Loans. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each Notice of Loan Prepayment, and of the amount of such Appropriate Lender’s Applicable Percentage of such prepayment. If such notice is given by the Parent Borrower, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that a Notice of Loan Prepayment delivered by the Parent Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of another transaction, the proceeds of which will be used to prepay any outstanding Obligations, in which case such prepayment may be conditional upon the effectiveness of such other credit facilities or the closing of such other transaction. Any prepayment of a ~~Eurocurrency~~Term SOFR Loan or Alternative Currency Term Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.16, each such prepayment shall be applied to the Loans of the Appropriate Lenders in accordance with their respective Applicable Percentages.

(ii)If for any reason the Total Revolving Outstandings at any time exceed an amount equal to 105% of the Aggregate Revolving Commitments then in effect, the Borrowers shall immediately prepay Revolving Loans and/or the Parent Borrower shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce the Total Revolving Outstandings as of such date of payment to an amount not to exceed 100% of the Aggregate Revolving Commitments then in effect; provided, however, that, subject to Section 2.15(a), the Parent Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Revolving Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral in an amount not to exceed 105% of the outstanding L/C Obligations be provided in order to protect against the results of exchange rate fluctuations.
(iii)If for any reason the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations denominated in Alternative Currencies at any time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days the Borrowers shall prepay Revolving Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.
1.dTermination or Reduction of Revolving Commitments. The Parent Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments, in each case, in whole or in part, without penalty; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon three Business Days prior to the date of termination or reduction (it being understood that such notice may state that the termination or reduction of the Aggregate Revolving Commitments is conditioned upon the effectiveness of other credit facilities or the closing of another transaction, the proceeds of which will be used to prepay any outstanding Obligations, in which case such termination or reduction may be conditional upon the effectiveness of such other credit facilities or the closing of such other transaction), (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Parent Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, (x) the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, (y) the Outstanding Amount of L/C Obligations would exceed the Letter of Credit Sublimit or (z) the aggregate Outstanding Amount of all L/C Obligations and Revolving Loans denominated in Alternative Currencies would exceed the Alternative Currency Sublimit. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. The amount of any such Aggregate Revolving Commitments reduction shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit (except as otherwise provided in such definitions) unless otherwise specified by the Parent Borrower. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Credit Commitment of each Revolving Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.
1.eRepayment of Loans.
(i)Revolving Loans. Each Borrower shall repay to the Revolving Lenders on the Revolver Maturity Date the aggregate principal amount of all Revolving Loans made to such Borrower outstanding on such date.
(ii)Incremental Term Loan Facility Loans. Each Borrower shall repay to the Lenders holding Loans of any Incremental Term Loan Facility on the Maturity Date for such Incremental Term Loan Facility the aggregate principal amount of all Loans of such Incremental Term Loan Facility made to such Borrower outstanding on such date.

1.fInterest.
(i)Subject to the provisions of subsection (b) below, (i) each ~~Eurocurrency Rate~~Daily SOFR Loan shall bear interest on the outstanding principal amount thereof ~~for each Interest Period~~from the applicable borrowing date at a rate per annum equal to ~~the Eurocurrency Rate for such Interest Period~~Daily Simple SOFR plus the Applicable Rate; ~~and~~ (ii) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; (iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iv) each Alternative Currency Daily Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternative Currency Daily Rate plus the Applicable Rate; and (v) each Alternative Currency Term Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Alternative Currency Term Rate for such Interest Period plus the Applicable Rate.
(ii)(i)    While any Event of Default arising under Section 8.01(a)(i)¸ (f) or (g) exists the principal amount of all outstanding Obligations hereunder shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
1.Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clause (b)(i) above), the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
2.Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(iii)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
1.gFees. In addition to certain fees described in Section 2.03(h) and (i) and in Sections 2.13 and 2.14:
(i)Revolving Credit Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Fee Rate times the actual daily amount by which the Aggregate Revolving Commitments exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day of each January, April, July and October, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.
(ii)Other Fees. The Parent Borrower shall pay to the Arrangers and the Administrative Agent, for their own respective accounts fees and for the Lenders, as applicable, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
1.hComputation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
(a)    All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to ~~the Eurocurrency Rate~~Term SOFR) and for Loans denominated in Alternative

Currencies (other than Alternative Currency Loans with respect to EURIBOR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed, or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. All other computations of fees and interest, including those with respect to Daily SOFR Loans, Term SOFR Loans and Alternative Currency Loans determined by reference to EURIBOR, shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) ~~or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice~~. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. ~~For the avoidance of doubt, the calculation of the applicable interest rate with respect to all Loans made in any Non-LIBOR Quoted Currency shall be determined in accordance with market practice.~~
(b)    If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, the Parent Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Parent Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.07(b) or under Article VIII. The Borrowers’ obligations under this paragraph shall survive the termination of all Commitments hereunder and the repayment of all other Obligations hereunder for one calendar year.
j.Evidence of Debt.
(i)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 10.06(c). The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender to the Parent Borrower made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) one or more Notes, which shall evidence such Lender’s Loans to the Borrowers in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.
(ii)In addition to the accounts and records referred to in Section 2.10(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

k.Payments Generally; Administrative Agent’s Clawback.
(i)General. All payments to be made by any Loan Party shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by any Loan Party hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Loan Party is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Loan Party shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Loan Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(ii)(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of ~~Eurocurrency Rate~~Term SOFR Loans or Alternative Currency Loans (or, in the case of any Borrowing of Base Rate Loans or Daily SOFR Loans, prior to 1:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans or Daily SOFR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the ~~applicable Borrower~~Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and ~~the applicable~~each Borrower severally ~~agree~~agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to ~~such Borrower~~the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the applicable Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by ~~such~~any Borrower, the interest rate applicable to such Loans, or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable. If ~~such~~any Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by ~~such~~any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
1.Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or ~~an~~any L/C Issuer(s) hereunder that ~~such Borrower~~the Borrowers will not make such payment, the Administrative Agent may assume that ~~such Borrower has~~the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer(s), as the case may be, the amount due. ~~In such event, if such~~
With respect to any payment that the Administrative Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) a Borrower has not in fact made such payment~~,~~; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrowers (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the ~~Appropriate~~ Lenders or ~~such~~the applicable L/C Issuer(s), as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the ~~amount~~Rescindable Amount so distributed to such ~~Appropriate~~ Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
A notice of the Administrative Agent to any Lender or the Parent Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(iii)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(iv)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
(v)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
l.Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of any such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
1.if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
2.the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Parent Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
m.Extension of Revolver Maturity Dates.
(i)Requests for Extension. The Parent Borrower may, by written notice to the Administrative Agent (each such notice, a “Revolver Extension Notice”) (i) at least 30 days prior to the Initial Revolver Maturity Date, but no more than 120 days prior to the Initial Revolver Maturity Date, request that the Revolving Lenders extend the Revolver Maturity Date from the Initial Revolver Maturity Date to the Extended Revolver Maturity Date and (ii) at least 30 days prior to the Extended Revolver Maturity Date, but no more than 120 days prior to the Extended Revolver Maturity Date, request that the Revolving Lenders extend the Revolver Maturity Date from the Extended Revolver Maturity Date to the Final Revolver Maturity Date.
(ii)Conditions to Effectiveness of Extensions. As conditions precedent to the effectiveness of each such extension of the Revolver Maturity Date, each of the following requirements shall be satisfied or waived on or prior to the Initial Revolver Maturity Date or the Extended Revolver Maturity Date, as applicable, as determined in good faith by the Administrative Agent (in each case, the first date on which such conditions precedent are satisfied or waived, an “Extension Effective Date”):
1.On the date of the applicable Revolver Extension Notice, and both immediately before and immediately after giving effect to such extension of the Revolver Maturity Date, no Default shall have occurred and be continuing;
2.The Borrowers shall have paid or caused to be paid to the Administrative Agent, for the pro rata benefit of the Appropriate Lenders based on their respective Applicable Percentages as of the applicable Extension Effective Date, an extension fee in an amount equal to 0.0625% multiplied by the amount of the Aggregate Revolving Commitments as in effect on such Extension Effective Date, it being agreed that such extension fee shall be fully earned when paid and shall not be refundable for any reason;
3.The Administrative Agent shall have received a certificate of the Parent dated as of the applicable Extension Effective Date signed by a Responsible Officer of the Parent (i) (x) certifying and attaching the resolutions adopted by each Loan Party approving or consenting to such extension or (y) certifying that, as of such Extension Effective Date, the resolutions delivered to the Administrative Agent and the Lenders on the Closing Date (which resolutions include approval for an extension of the Revolver Maturity Date for a period that is not less than an additional twelve (12) months from the Initial Revolver Maturity Date) are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the applicable Extension Effective Date, except (x) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (y) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (x)) after giving effect to such qualification and (z) for purposes of this Section 2.13, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists; and

4.The Borrowers and the other Loan Parties shall have delivered to the Administrative Agent such reaffirmations of their respective obligations under the Loan Documents (after giving effect to the extension), and acknowledgments and certifications that they have no claims, offsets or defenses with respect to the payment or performance of any of the Obligations, including, without limitation, reaffirmations of the Guaranty, executed by the Loan Parties party thereto.
(iii)Extension Effectiveness. The Revolver Maturity Date shall be extended, effective as of the applicable Extension Effective Date.
(iv)Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 or 10.01 to the contrary.
n.Increase in Facilities.
(i)Request for Increase. Upon written notice to the Administrative Agent, the Parent Borrower may from time to time, request an increase in the aggregate amount of the Facilities to an amount not exceeding $1,000,000,000 in the aggregate after giving effect to such increase by requesting an increase in the Revolving Credit Facility (each such increase, an “Incremental Revolving Increase”) or establishing a new (or increasing an existing) tranche of pari passu term loans (each such tranche, an “Incremental Term Loan Facility”, it being understood that an increase of an existing tranche does not create a separate Incremental Term Loan Facility; each Incremental Term Loan Facility and Incremental Revolving Increase are collectively referred to as “Incremental Facilities”); provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000 or any lesser amount if such amount represents all remaining availability under the aggregate limit in respect of the increases set forth above (or such lesser amount as the Parent Borrower and the Administrative Agent may agree), (ii) all Incremental Revolving Increases shall be on the same terms as the Revolving Credit Facility, (iii) each Incremental Term Loan Facility shall, subject to clause (ii)(y) of the second proviso to Section 10.01, be on terms agreed to by the Parent Borrower and the Lenders providing such Incremental Term Loan Facility, provided, that if the terms of such Incremental Term Loan Facility (other than final maturity) are not the same as the terms of a then existing Incremental Term Loan Facility, the administrative, technical and operational provisions of such new Incremental Term Loan Facility shall be on terms reasonably acceptable to the Administrative Agent, and (iv) the conditions to the making of a Credit Extension set forth in Section 4.02 (other than Section 4.02(c)) shall be satisfied or waived. At the time of sending such notice, the Parent Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).
(ii)Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment or make term loans under the Incremental Term Loan Facility, as applicable, and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase or requested Incremental Facility. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment or make term loans under the Incremental Term Loan Facility, as applicable.
(iii)Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Parent Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent (not to be unreasonably withheld or delayed) and, in the case of an Incremental Revolving Increase, each L/C Issuer, the Parent Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent (a “New Lender Joinder Agreement”).
(iv)Effective Date and Allocations. If the Aggregate Revolving Commitments are increased or term loans shall be made under any Incremental Term Loan Facility, as applicable, in accordance with this Section, the Administrative Agent and the Parent Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Parent Borrower and the applicable Lenders of the final allocation of such increase and the Increase Effective Date. The Administrative Agent is authorized and directed to amend and distribute to the Lenders, including any party becoming a Lender on the Increase Effective Date, a revised Schedule 2.01 that gives effect to the increase and the allocation among the Lenders.
(v)Conditions to Effectiveness of Incremental Facility. As a condition precedent to such Incremental Facility, (i) the Parent Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (x) (1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase or (2) certifying that, as of such Increase Effective Date, the resolutions delivered to the Administrative Agent and the Lenders on the Closing Date (which resolutions include approval to increase the aggregate amount of the Facilities to an amount at least equal to $1,000,000,000) are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption, and (y) in the case of the Parent Borrower, certifying that on the Increase Effective Date, immediately before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except (I) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (II) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (I)) after giving effect to such qualification except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (III) for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists, (ii) the Administrative Agent shall have received (x) a New Lender Joinder Agreement duly executed by the Parent Borrower and each Eligible Assignee that is becoming a Lender in connection with such increase, which New Lender Joinder Agreement shall be acknowledged and consented to in writing by the Administrative Agent and, in the case of an Incremental Revolving Increase, each L/C Issuer, and (y) written confirmation from each existing Lender, if any, participating in such Incremental Facility of the amount by which its Revolving Credit Commitment will be increased or the amount of term loans to be made by such Lender, as the case may be, which confirmation shall be acknowledged and consented to in writing by each L/C Issuer in the case of an Incremental Revolving Increase, (iii) the Parent Borrower shall pay such fees to the Administrative Agent, for its own account and for the benefit of the Lenders participating in the increase, as are agreed mutually at the time and shall have paid the fee required to be paid pursuant to any Fee Letter in connection therewith and (iv) upon the reasonable request of any lender who will be a Lender under such Incremental Facility made at least ten Business Days prior to the Increase Effective Date, the Parent Borrower shall have provided to such lender, and such lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation (including a Beneficial Ownership Certification, if requested), in each case at least five Business Days prior to such Increase Effective Date. The Borrowers shall provide a Note to any new Lender joining on the Increase Effective Date, if requested.
(vi)Settlement Procedures. On each Increase Effective Date, promptly following fulfillment of the conditions set forth in clause (e) of this Section 2.14, the Administrative Agent shall notify the Lenders of the occurrence of the Incremental Facility effected on such Increase Effective Date and:
1.in connection with any Incremental Revolving Increase, the Parent Borrower prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any non-ratable increase in the Revolving Commitments under this Section 2.14; and
2.in connection with any Incremental Term Loan Facility, each participating Lender shall, upon satisfaction or waiver of the applicable conditions set forth in Section 4.02, make a term loan to the applicable Borrower or Borrowers equal to its allocated portion of such Incremental Term Loan Facility.

(vii)Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 or 10.01 to the contrary.
(viii)Amendments. If any amendment to this Agreement is reasonably requested to give effect to or to evidence any addition of Incremental Facilities pursuant to and in accordance with this Section 2.14, then such amendment shall be effective if executed by the Loan Parties, each Lender providing such Incremental Facility and the Administrative Agent.
o.Cash Collateral.
(i)Certain Credit Support Events. If (i) any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Parent Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Parent Borrower shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or any L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender). Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the applicable L/C Issuer.
(ii)Grant of Security Interest. The Parent Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Revolving Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuers as herein provided (other than Liens of Bank of America, solely in its capacity as the bank at which a deposit account containing any such Cash Collateral is maintained and not in its capacity as the Administrative Agent, arising in the ordinary course of business by virtue of any contractual, statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with Bank of America), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Parent Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to clause (a)(iv) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Parent Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(iii)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.04, 2.16 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund any Defaulting Lender’s participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(iv)Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations required to be secured pursuant to this Agreement shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuers that there exists excess Cash Collateral; provided, however, (x) that Cash

Collateral furnished by or on behalf of the Borrowers (including any interest thereon) shall not be released during the continuance of a Default or an Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.03 during the continuance of an Event of Default) and (y) the Person providing Cash Collateral and the L/C Issuers may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
p.Defaulting Lenders.
(i)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
1.Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”, “Required Incremental Term Loan Facility Lenders”, “Required Revolving Lenders” and Section 10.01.
2.Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Parent Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or unfunded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Parent Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans or unfunded participations under this Agreement and (y) Cash Collateralize future Fronting Exposure of the L/C Issuers’ with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

3.Certain Fees.
a.No Revolving Lender that is a Defaulting Lender shall be entitled to receive any fee payable under Section 2.08(a) for any period during which that Revolving Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
b.Each Defaulting Lender that is a Revolving Lender shall be entitled to receive Letter of Credit Fees for any period during which that Revolving Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.
c.With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuers the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender to the extent that the Borrowers have not deposited Cash Collateral for such Fronting Exposure, and (z) not be required to pay the remaining amount of any such fee.
4.Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Revolving Lenders that are Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 10.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
5.Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.15.
(ii)Defaulting Lender Cure. If the Parent Borrower, the Administrative Agent and, in the case of a Defaulting Lender that is a Revolving Lender, each L/C Issuer, agree in writing in their sole discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages of each Class of Loans (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

q.Designated Borrowers.
(i)The Parent Borrower may at any time, upon not less than 15 Business Days’ notice from the Parent Borrower to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any Wholly-Owned Subsidiary of the Parent Borrower (each an “Applicant Borrower”) as a Designated Borrower to receive Revolving Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice in substantially the form of Exhibit I (a “Designated Borrower Request and Assumption Agreement”); provided that the designation of an Applicant Borrower organized under the laws of a jurisdiction (including political subdivisions thereof) other than the United States, Scotland, England, Northern Ireland, Wales, Republic of Ireland, Guernsey, Jersey or Luxembourg as a Designated Borrower shall require the consent of each Revolving Lender; provided, further that the designation of an Applicant Borrower organized under the laws of the United States, Scotland, England, Northern Ireland, Wales, Republic of Ireland, Guernsey, Jersey or Luxembourg (including political subdivisions thereof) shall require the consent of each Revolving Lender if any Change in Law adversely affects the legality or ability of a Revolving Lender to make loans or provide commitments to such Applicant Borrower or to conduct business in the jurisdiction of organization of such Applicant Borrower. Upon the effectiveness of any such designation of a Subsidiary as provided in Section 2.17(c), such Subsidiary shall be a Designated Borrower and a Borrower entitled to borrow Revolving Loans, subject to the terms and conditions of this Agreement. The Administrative Agent shall promptly notify each Lender of each such designation by the Parent Borrower and the identity of the respective Subsidiary.
(ii)Following the delivery of a Designated Borrower Request and Assumption Agreement pursuant to Section 2.17(a), if the policies and procedures of the Administrative Agent or any Lender require it to comply with “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation, or similar identification procedures in connection with the designation of such Applicant Borrower, the Parent Borrower shall, promptly upon the request of the Administrative Agent or such Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or such Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable Laws.
(iii)Prior to any Applicant Borrower becoming a Designated Borrower, the Parent Borrower shall deliver or cause to be delivered all resolutions, incumbency certificates, opinions of counsel and other documents or information as the Administrative Agent shall reasonably request. Following receipt by the Administrative Agent of the items referred to in the prior sentence in forms reasonably satisfactory to it, the Administrative Agent shall send a notice in substantially the form of Exhibit J (a “Designated Borrower Notice”) to the Parent Borrower and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Revolving Loans, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Request for Credit Extension (or similar request) may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date.
(iv)The Obligations of the Parent Borrower and each Designated Borrower that is a Domestic Subsidiary (other than a Foreign Subsidiary Holding Company) shall be joint and several in nature. The Obligations of all Designated Borrowers that are Foreign Subsidiaries (such Foreign Subsidiaries, the “Foreign Borrowers”) shall be several in nature. Notwithstanding any other provision of this Agreement or any other Loan Document, no Foreign Borrower shall be liable for or required to repay any Obligations of the Loan Parties under the Loan Documents other than those Obligations for Loans made to, Letters of Credit issued to, for the benefit of, or at the request of, and other extensions of credit made to, at the request of, or for the benefit of, such Foreign Borrower.
(v)Each Subsidiary of the Parent Borrower that becomes a “Designated Borrower” pursuant to this Section 2.17 hereby irrevocably appoints the Parent Borrower as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Parent Borrower, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Parent Borrower in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.
(vi)The Parent Borrower may from time to time, upon not less than 15 Business Days’ notice from the Parent Borrower to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, by furnishing to the Administrative Agent a letter (a “Termination Letter”) in substantially the form of Exhibit K hereto, duly completed and executed by the Parent Borrower. Any Termination Letter furnished hereunder shall be effective upon receipt by the Administrative Agent provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status. Notwithstanding the foregoing, the delivery of a Termination Letter with respect to any Designated Borrower shall not terminate (i) any obligation of such Borrower that remains unpaid at the time of such delivery (including without limitation any obligation arising thereafter in respect of such Borrower under Section 2.12 or 3.05) or (ii) the obligations of the Loan Parties under Article X with respect to any such unpaid obligations.
(vii)If the Applicant Borrower is organized or incorporated under the laws of, or for applicable Tax purposes is resident of or treated as engaged in a trade or business in, or having a paying agent in, any jurisdiction other than a jurisdiction under the laws of which at least one of the then-existing Borrowers is organized or incorporated on the date such Designated Borrower Request and Assumption Agreement is delivered to the Administrative Agent, as a condition to adding such Applicant Borrower as a Designated Borrower, there shall be an amendment to the Loan Documents (including, without limitation, Section 3.01 of this Agreement and the addition of customary tax carve outs to the definition of “Excluded Taxes”), if such amendment is reasonably necessary or appropriate as mutually determined by the Administrative Agent and the Parent Borrower, which amendment shall be effective if mutually agreed by the Administrative Agent, the Parent Borrower and the applicable Designated Borrower notwithstanding anything in Section 10.01 to the contrary; provided that no such amendment shall adversely affect the rights of any Lender.
4.TAXES, YIELD PROTECTION AND ILLEGALITY
1.aTaxes.
(i)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
1.Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or any Loan Party) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
2.If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
3.If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(ii)Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(iii)Tax Indemnifications. (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.
1.Each Lender and L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or such L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (ii).
(iv)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 3.01, the Parent Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(v)Status of Lenders; Tax Documentation.

1.Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent Borrower and the Administrative Agent, at the time or times reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Parent Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below or (B) required by applicable Law other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable Law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.
2.Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,
a.any Recipient that is a U.S. Person shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
b.any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), whichever of the following is applicable:
i.in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
ii.executed copies of IRS Form W-8ECI;
iii.in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or
iv.to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or

W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
3.Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent Borrower and the Administrative Agent in writing of its legal inability to do so.
(vi)Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(vii)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
1.bIllegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to ~~perform any of its obligations hereunder or~~ make, maintain or fund ~~or charge~~Loans whose interest ~~with respect to any Credit Extension~~is determined by reference to a Relevant Rate, or to determine or charge interest rates based upon ~~the Eurocurrency~~a Relevant Rate~~,~~ or ~~any Governmental Authority has imposed material restrictions on the authority of such Lender~~ to purchase or sell, or to take deposits of, ~~Dollars or~~ any ~~Alternative~~Alternate Currency in the applicable interbank market, then, ~~on~~upon notice thereof by such Lender to the Parent Borrower (through the Administrative Agent), (~~i~~a) any obligation of such Lender to ~~issue,~~ make~~,~~ or maintain~~, fund or charge interest with respect to any such Credit Extension or to make or continue Eurocurrency Rate~~ Alternative Currency Loans in the affected currency or currencies or, in the case of ~~Eurocurrency Rate~~Loans denominated in Dollars, to make or maintain Daily SOFR Loans ~~in Dollars~~, to make or continue Term SOFR Loans or to convert Base Rate Loans ~~to Eurocurrency~~or Daily SOFR Loans to Term SOFR Loans or Base Rate Loans~~,~~ or Term SOFR Loans to Daily SOFR Loans shall be, in each case, suspended ~~and, solely in the case of Eurocurrency Rate Loans denominated in Dollars, replaced with an obligation of such Lender to fund Base Rate Loans instead of Eurocurrency Rate Loans~~, and (~~ii~~b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the ~~Eurocurrency Rate~~Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the ~~Eurocurrency Rate~~Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Parent Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (~~x~~i) the ~~Parent Borrower~~Borrowers shall, upon written demand from such Lender (with a copy to the Administrative Agent), ~~prepay or, if~~take the following applicable ~~and such~~steps: (x) prepay all Alternative Currency Loans ~~are denominated~~ in ~~Dollars,~~the affected currency or currencies, (y) immediately convert all Daily SOFR Loans of such Lender to Base Rate Loans and (z) convert all ~~Eurocurrency Rate~~Term SOFR Loans of such Lender to Base Rate Loans ~~(the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either~~ on the last day of the Interest Period therefor~~,~~ if such Lender may lawfully continue to maintain such ~~Eurocurrency Rate~~ Loans to such day~~,~~ (or immediately~~,~~ if such Lender ~~may~~is not lawfully permitted to continue to maintain such ~~Eurocurrency Rate~~ Loans to such day) and (~~y~~ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon ~~the Eurocurrency Rate~~Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the ~~Eurocurrency Rate~~Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon ~~the Eurocurrency Rate~~Term SOFR. Upon any such prepayment or conversion, the ~~Parent Borrower~~Borrowers shall also pay accrued interest on the amount so prepaid or converted. Notwithstanding anything else provided here and for the avoidance of doubt, in the event that any Lender gives written notice (each, a “GBSA Notice”) to the Parent Borrower and the Administrative Agent that, in such Lender’s good faith determination (which determination shall be final and conclusive and binding upon all parties hereto), due to the implementation of the GBSA, or due to the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of the GBSA or any corresponding future European legislation or any regulation thereunder, the arrangements contemplated by this Agreement, the other Loan Documents, the Loans or any Letter of Credit have, or will, become illegal, prohibited or otherwise unlawful (regardless of whether such illegality, prohibition or unlawfulness could be prevented by transferring such arrangements or Loans to an affiliate or other third party) (such illegality, prohibition or other unlawfulness being a “GBSA Illegality Event”), then the Parent

Borrower shall have 30 days immediately following the date of such GBSA Notice (such 30th day thereafter being the “GBSA Repayment and Commitment Termination Date”) to cure such GBSA Illegality Event; provided, however, that if, on the GBSA Repayment and Commitment Termination Date, in such Lender’s good faith determination (which determination shall be conclusive and binding upon all parties hereto) such GBSA Event is continuing or any other GBSA Event has occurred and is continuing, then (1) all of the obligations of such Lender shall become due and payable on the GBSA Repayment and Commitment Termination Date, and the Borrowers shall repay the outstanding principal of such obligations together with accrued interest and fees thereon as promptly as possible (and in no event no later than the fifth Business Day immediately after the GBSA Repayment and Commitment Termination Date) and such repayment shall not be subject to the terms and conditions of Section 2.12 and (2) any Commitment of such Lender shall terminate on the date of such written notice.
1.cInability to Determine Rates; Replacement of Relevant Rates or Successor Rates.
(i)Inability to Determine Rates. If in connection with any request for a ~~Eurocurrency~~SOFR Loan or an Alternative Currency Loan, or a conversion of a Base Rate Loan or Term SOFR Loan to a Daily SOFR Loan, or a conversion ~~to~~of a Base Rate Loan or a Daily SOFR Loan to a Term SOFR Loan, or a continuation ~~thereof,~~ of any such Loans, as applicable, (i) the Administrative Agent determines ~~that (A) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of~~(which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 3.03(b) or Section 3.03(c) and the circumstances under clause (i) of Section 3.03(b) or of Section 3.03(c) or the Scheduled Unavailability Date, or the SOFR Scheduled Unavailability Date, has occurred with respect to such ~~Eurocurrency~~Relevant Rate ~~Loan~~(as applicable), or (B) ~~(x)~~ adequate and reasonable means do not otherwise exist for determining the ~~Eurocurrency~~Relevant Rate for ~~any~~the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed ~~Eurocurrency Rate~~ SOFR Loan ~~(whether denominated in Dollars~~ or an Alternative Currency~~)~~ Loan or in connection with an existing or proposed Base Rate Loan ~~and (y) the circumstances described in Section 3.03(c)(i) do not apply (in each case with respect to this clause (i), “Impacted Loans”)~~, or (ii) ~~the Required Lenders, by written notice to~~ the Administrative Agent~~,~~ or the Required Lenders determine that for any reason that the ~~Eurocurrency~~Relevant Rate with respect to a proposed Loan denominated in an Agreed Currency for any requested Interest Period ~~with respect to a proposed Eurocurrency Rate Loan~~or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such ~~Eurocurrency Rate~~ Loan~~, then in the case of each of clause (i) and (ii)~~, the Administrative Agent will promptly so notify the Parent Borrower and each Lender.
    Thereafter, (x) the obligation of the Lenders to make or maintain ~~Eurocurrency Rate~~ Loans in the affected ~~currency or~~ currencies, as applicable, or to convert Base Rate Loans or Term SOFR Loans to Daily SOFR Loans, or to convert Base Rate Loans or Daily SOFR Loans to Term SOFR Loans, shall be suspended ~~(~~in each case to the extent of the affected ~~Eurocurrency Rate~~ Loans or Interest ~~Periods)~~Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the ~~Eurocurrency Rate~~Term SOFR component of the Base Rate, the utilization of the ~~Eurocurrency Rate~~Term SOFR component in determining the Base Rate shall be suspended, in ~~the~~each case ~~of (1) clause (i) above,~~ until the Administrative Agent ~~notifies the Parent Borrower that such circumstances no longer exist and (2)~~(or, in the case of a determination by the Required Lenders described in clause (ii) ~~above,~~ of this Section 3.03(a), until the Administrative Agent~~,~~ upon ~~the~~ instruction of the Required Lenders~~,~~) revokes such notice.
    Upon receipt of such notice, (i) the ~~Parent Borrower shall either (A)~~Borrowers may revoke any pending request for a Borrowing of, conversion to, or continuation of ~~Eurocurrency Rate~~SOFR Loans ~~(~~, or Borrowing of, or continuation of Alternative Currency Loans to the extent of the affected ~~Eurocurrency Rate~~ Loans~~, currencies or Interest Periods), (B) repay (without regard to any prior notice requirement set forth in Section 2.04) in full (or cause to be repaid in full) the then outstanding principal amount of each such Eurocurrency Rate Loan together with accrued interest thereon on the last day of the then current~~ or Interest Period or determination date(s), as applicable ~~to such Eurocurrency Rate Loan, or (C) convert~~or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans ~~in~~denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately, in the case of a Daily SOFR Loan or at the end of the applicable Interest Period, in the case of a Term SOFR Loan and (B) any outstanding affected Alternative Currency Loans, at the Parent Borrower’s election, shall either (1) be converted into a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by the Parent Borrower (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three Business Days after receipt by the Parent Borrower of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the Parent Borrower shall be deemed to have elected clause (1) above.
(ii)~~Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of Section 3.03(a), the Administrative Agent, in consultation with the Parent Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 3.03(a), (2) the Administrative Agent determines, or the affected Lenders notify the Administrative Agent and the Parent Borrower, that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Parent Borrower written notice thereof.~~Replacement of SOFR or SOFR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Parent Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Parent Borrower) that the Parent Borrower or Required Lenders (as applicable) have determined, that:
~~(c)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Parent Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Parent Borrower) that the Parent Borrower or Required Lenders (as applicable) have determined, that:~~
~~(i)~~
1.adequate and reasonable means do not exist for ascertaining ~~LIBOR in Dollars or another LIBOR Quoted Currency for any requested~~SOFR and one month and three month Interest ~~Period~~Periods of Term SOFR, including~~, without limitation,~~ because SOFR or the ~~Eurocurrency~~Term SOFR Screen Rate, ~~(~~as ~~defined in clause (a) of the definition of Eurocurrency Rate)~~applicable, is not available or published on a current basis and such circumstances are unlikely to be temporary; or
2.~~(ii)    the administrator of the Eurocurrency Rate (as defined in clause (a) of the definition of Eurocurrency Rate) or a Governmental~~

3.the Applicable Authority ~~having jurisdiction over the Administrative Agent~~ has made a public statement identifying a specific date after which ~~LIBOR~~SOFR and one month and three month Interest Periods for Term SOFR or the ~~Eurocurrency~~Term SOFR Screen Rate, ~~(~~as ~~defined in clause (a) of the definition of Eurocurrency Rate)~~applicable, shall or will no longer be made available ~~with respect to Dollars or any other LIBOR Quoted Currency~~, or permitted to be used for determining the interest rate of syndicated loans denominated in Dollars ~~or another LIBOR Quoted Currency~~, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent~~,~~ that will continue to provide ~~LIBOR~~SOFR or such Interest Periods for ~~the~~Term SOFR, as applicable ~~currency(ies)~~, after such specific date (~~such specific~~the latest date on which SOFR or one month and three month Interest Periods for Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “SOFR Scheduled Unavailability Date”); ~~or~~
4.~~(iii)    syndicated loans denominated in Dollars or other applicable LIBOR Quoted Currencies that are currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR for the applicable currency(ies),~~

or if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the SOFR Successor Rate then in effect, then, the Administrative Agent and the Borrowers may amend this Agreement solely for the purpose of replacing SOFR and/or Term SOFR for Dollars or any then current SOFR Successor Rate for Dollars in accordance with this Section 3.03, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Dollars for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Dollars for such benchmarks (any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “SOFR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
(iii)Replacement of Relevant Rate or Non-SOFR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Parent Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Parent Borrower) that the Parent Borrower or Required Lenders (as applicable) have determined, that:
1.adequate and reasonable means do not exist for ascertaining the Relevant Rate (other than SOFR or Term SOFR) for an Agreed Currency (other than Dollars) because none of the tenors of such Relevant Rate (other than SOFR or Term SOFR) under this Agreement is available or published on a current basis, and such circumstances are unlikely to be temporary; or
2.the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate (other than SOFR or Term SOFR) for an Agreed Currency (other than Dollars) under this Agreement shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in such Agreed Currency (other than Dollars), or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate (other than SOFR or Term SOFR) for such Agreed Currency (other than Dollars) (the latest date on which all tenors of the Relevant Rate for such Agreed Currency (other than Dollars) under this Agreement are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);
or if the events or circumstances of the type described in Section 3.03(c) (i) or (ii) have occurred with respect to the Non-SOFR Successor Rate then in effect, then~~, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable~~, the Administrative Agent and the ~~Parent Borrower~~Borrowers may amend this Agreement solely for the purpose of replacing ~~LIBOR (for Dollars or the LIBOR Quoted~~the Relevant Rate for an Agreed Currency or any then current Successor Rate for an Agreed Currency ~~that is the subject of such notice)~~ in accordance with this Section 3.03 with ~~(1) in the case of Dollar denominated loans (x) one or more SOFR-Based Rates or (y) another alternate~~an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar ~~Dollar denominated syndicated~~ credit facilities ~~for such alternative benchmarks~~syndicated and ~~(2)~~agented in the ~~case of loans~~U.S. and denominated in ~~a LIBOR Quoted~~such Agreed Currency~~, another alternate benchmark rate giving due consideration to any evolving or then existing convention for syndicated credit facilities denominated in such currency~~ for such alternative benchmarks~~;~~, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for ~~similarly denominated syndicated~~similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such benchmarks~~, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and~~  (any such proposed rate, ~~a “LIBOR~~ including for the avoidance of doubt, any adjustment thereto, a “Non-SOFR Successor Rate”, and collectively with the SOFR Successor Rate, each a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the ~~Parent Borrower~~Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders ~~(A) in the case of an amendment to replace LIBOR with a rate described in clause (1)(x) above, object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (1)(y) or (2) above, object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to~~object to such amendment.
(iv)Successor Rates. The Administrative Agent will promptly (in one or more notices) notify the Borrowers and each Lender of the implementation of any ~~SOFR-Based~~Successor Rate ~~contained in any such amendment. Such LIBOR~~.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such ~~LIBOR~~ Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
~~If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Parent Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended, (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) the Eurocurrency Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Parent Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a loan into a request for a Borrowing of or conversion to (as applicable) a Base Rate Loan (and, in the case of a request for a loan denominated in a LIBOR Quoted Currency other than Dollars, such Base Rate Loan shall be the Dollar Equivalent of the requested loan amount determined based on the applicable Spot Rate in effect two business days immediately prior to the date of the requested funding).~~

Notwithstanding anything else herein, ~~any definition of LIBOR~~if at any time any Successor Rate ~~shall provide that in no event shall such LIBOR Successor Rate~~as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a ~~LIBOR~~ Successor Rate~~,~~ the Administrative Agent will have the right to make ~~LIBOR Successor Rate~~ Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such ~~LIBOR Successor Rate~~ Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such ~~LIBOR Successor~~ Conforming Changes to the Parent Borrower and the Lenders reasonably promptly after such amendment becomes effective.
(v)Exclusion of Certain Lenders. For purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in the relevant Alternative Currency shall be excluded from any determination of Required Lenders.
1.dIncreased Costs~~; Reserves on Eurocurrency Rate Loans~~.
(i)Increased Costs Generally. If any Change in Law shall:
1.impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender ~~(except any reserve requirement contemplated by Section 3.04(e))~~ or any L/C Issuer;
2.subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
3.impose on any Lender or L/C Issuer or ~~the London~~any applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement ~~or Eurocurrency Rate~~, any SOFR Loans made by such Lender or any Alternative Currency Loans made by such Lender or any Letter of Credit issued by such L/C Issuer or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or L/C Issuer, the Parent Borrower will pay (or will cause the applicable Designated Borrower to pay) to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(ii)Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Parent Borrower will pay (or will cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.
(iii)Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Parent Borrower shall be conclusive absent manifest error. The Parent Borrower shall pay (or cause the applicable Designated Borrower to pay) such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(iv)Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that no Borrowers shall be required to compensate a Lender or an L/C Issuer pursuant to the provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
~~(e)    Additional Reserve Requirements. The Parent Borrower shall pay (or cause the applicable Designated borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive) and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case, shall be due and payable on each date on which interest is payable on such Loan, provided the Parent Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.~~
1.eCompensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Parent Borrower shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(i)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan, Daily SOFR Loan or Alternative Currency Daily Rate Loan on a day other than the last day of the Interest Period, relevant interest payment date or payment date, as applicable, for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(ii)any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan or the receipt of a notice pursuant to Section 3.02 or Section 3.03) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Parent Borrower or the applicable Designated Borrower;
(iii)any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency); or

(iv)any assignment of a ~~Eurocurrency~~Term SOFR Loan or an Alternative Currency Term Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Parent Borrower pursuant to Section 10.13;
including any loss or expense arising from the liquidation or reemployment of funds obtained (but excluding any loss of anticipated profits) by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract entered into in connection with the Loans. The Parent Borrower shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Parent Borrower (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each ~~Eurocurrency~~Term SOFR Loan and Alternative Currency Term Rate Loan made by it at Term SOFR or the ~~Eurocurrency~~Alternative Currency Term Rate for such Loan by a matching deposit or other borrowing in the ~~offshore~~applicable interbank market for such currency for a comparable amount and for a comparable period, whether or not such ~~Eurocurrency~~Term SOFR Loan or Alternative Currency Term Rate Loan was in fact so funded. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 3.05 and delivered to the Parent Borrower shall be conclusive absent manifest error. The Parent Borrower shall pay (or cause the applicable Designated Borrower to pay) such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
1.fMitigation Obligations; Replacement of Lenders.
(i)Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrowers through any Lending Office, provided that the exercise of this option shall not affect the obligation of any Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Parent Borrower such Lender or L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Parent Borrower hereby agrees to pay (or to cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.
(ii)Replacement of Lenders. If any Lender requests compensation under Section 3.04, if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or any Lender gives a notice pursuant to Section 3.02 (including a notice pursuant to the last sentence thereof), unless such notice has been given by Lenders holding at least fifty percent (50%) of the outstanding Loans and Commitments, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), the Parent Borrower may replace such Lender in accordance with Section 10.13.
1.gSurvival. All obligations of the Loan Parties under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
5.CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

1.aConditions of Effectiveness. The effectiveness of this Agreement is subject to satisfaction or waiver of the following conditions precedent:
(i)The Administrative Agent’s receipt of the following, each of which shall be originals or e-mails (in a .pdf format) or telecopies (in each case, followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
1.executed counterparts of this Agreement (it being understood that the Loan Parties agree to deliver after the Closing Date originals sufficient in number for distribution to each Lender requesting an originally executed copy of this Agreement);
2.a Revolving Note executed by the Borrower(s) in favor of each Lender requesting a Note;
3.such certificates of resolutions or other action and incumbency certificates of Responsible Officers of each Loan Party, in each case, as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
4.such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing and in good standing in its jurisdiction of organization;
5.a favorable opinion of Latham & Watkins LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;
6.a certificate of a Responsible Officer of the Parent Borrower either (A) attaching copies of all consents, licenses and approvals (other than the resolutions referenced in clause (iii) above) required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
7.a certificate signed by a Responsible Officer of the Parent Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (C) that no action, suit, investigation or proceeding is pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or Governmental Authority that (1) relates to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby, or (2) could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
8.a Solvency Certificate signed by the chief financial officer or the chief accounting officer of the Parent Borrower certifying that, after giving effect to the transactions to occur on the Closing Date (including, without limitation, all Credit Extensions to occur on the Closing Date), the Loan Parties and their Subsidiaries, taken as a whole and on a consolidated basis, are Solvent;
9.the financial statements referenced in Section 5.05(a) and (b); and
10.such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuers or the Required Lenders reasonably may require.

(ii)Any fees required to be paid to the Lenders, the Administrative Agent and the Arrangers on or before the Closing Date shall have been paid.
(iii)The receipt by the Administrative Agent of all necessary information in connection with the PATRIOT Act, “know your customer” requirements, the Beneficial Ownership Regulation (including a Beneficial Ownership Certification, if requested), and other customary requirements, in each case to be delivered by the Loan Parties not later than five Business Days prior to the Closing Date to the extent such information is requested not later than ten Business Days prior to the Closing Date.
(iv)Unless waived by the Administrative Agent, the Parent Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel) to the extent invoiced at least two Business Days prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
1.bConditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to ~~the other~~another Type, or a continuation of ~~Eurocurrency~~Term SOFR Loans or Alternative Currency Term Rate Loans) is subject to the following conditions precedent:
(i)The representations and warranties of each Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such applicable date (including such earlier date set forth in the foregoing clause (i)) after giving effect to such qualification and (iii) that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.
(ii)No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(iii)The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof that includes a certification by a Responsible Officer of the Parent Borrower that such proposed Credit Extension does not violate the provisions of the KWI Note Indentures, the Existing KWE Notes or the Existing KWE Bonds (or any documents governing any of the foregoing).
(iv)If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.17 to the designation of such Borrower as a Designated Borrower shall have been met to the reasonable satisfaction of the Administrative Agent.
(v)In the case of a Credit Extension to be denominated in an Alternative Currency, ~~there shall not have occurred any adverse change in national or international financial, political or economic conditions or currency exchange rates or exchange controls that in the reasonable opinion of the Administrative Agent or the Required Revolving Lenders (in the case of any Loans to be denominated in an Alternative~~

~~Currency) or the applicable L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative~~such currency remains an Eligible Currency.
Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to ~~the other~~another Type or a continuation of ~~Eurocurrency~~Term SOFR Loans or Alternative Currency Term Rate Loans) submitted by the Parent Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
6.REPRESENTATIONS AND WARRANTIES
Each Borrower represents and warrants to the Administrative Agent and the Lenders that:
1.aExistence, Qualification and Power. Each Consolidated Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
1.bAuthorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Material Contract to which such Person is a party or affecting such Person or the properties of such Person or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, in each case under clauses (b)(ii) and (c) in a way that has or could reasonably be expected to have a Material Adverse Effect.
1.cGovernmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.
1.dBinding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, whether enforcement is sought by a proceeding in equity or at law.
1.eFinancial Statements; No Material Adverse Effect.
(i)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(ii)The unaudited consolidated balance sheet of the Parent and its Subsidiaries dated September 30, 2019, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects, in the case of the consolidated financials, the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to year-end and audit adjustments. Neither the Parent nor any of its Subsidiaries has on the Closing Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or notes thereto, except as referred to or reflected or provided for in said financial statements.
(iii)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(iv)[Reserved.]
(v)The consolidated projected balance sheets and statements of income or operations and cash flows of the Parent and its Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that such projected information is subject to future events and are not to be viewed as facts, such projected information is subject to uncertainties and contingencies, many of which are beyond the Borrowers’ control and that no assurance can be given that any particular projected information will be realized and actual results during the period or periods covered by any such projected information may differ significantly from the projected results and such differences may be material.
1.fLitigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Consolidated Party or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
1.gNo Default. No Consolidated Party is in default under or with respect to any Material Contract that could reasonably be expected to result in a termination of such Material Contract. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
1.hOwnership of Property; Liens. Each Consolidated Party has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No property of any Consolidated Party is subject to any Liens, other than Liens permitted by Section 7.01.
1.iEnvironmental Compliance.
(i)Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (A) each Consolidated Party and its operations and facilities are in compliance with, and not subject to any known liabilities under applicable Environmental Laws, which compliance includes, without limitation, having obtained and being in compliance with any permits, licenses or other governmental authorizations or approvals, and having made all filings and provided all financial assurances and notices, required for the ownership and operation of the business, properties and facilities of the Parent or its Subsidiaries under applicable Environmental Laws, and compliance with the terms and conditions thereof; (B) no Consolidated Party has received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Parent or any of its Subsidiaries is in violation of any Environmental Law; (C) there is no claim, action or cause of action filed with a Governmental Authority, no investigation with respect to which the Parent has
(i)received written notice, and no written notice by any person or entity alleging actual or potential liability on the part of any Consolidated Party based on or pursuant to any Environmental Law pending or, to the Parent’s knowledge, threatened against any Consolidated Party or any person or entity whose liability under or pursuant to any Environmental Law any Consolidated Party has retained or assumed either contractually or by operation of law; (D) no Consolidated Party is conducting or paying for, in whole or in part, any investigation, response or other corrective action pursuant to any Environmental Law at any site or facility, nor is any of them subject or a party to any order, judgment, decree, contract or agreement which imposes any obligation or liability under any Environmental Law; (E) no Lien or restriction has been recorded pursuant to any Environmental Law with respect to any assets, facility or property owned, operated or leased by any Consolidated Party; and (F) there are no past or present actions, activities, circumstances, conditions or occurrences, including, without limitation, the Release or threatened Release of any Hazardous Material, that could reasonably be expected to result in a violation of or liability under any Environmental Law on the part of any Consolidated Party, including without limitation, any such liability which any Consolidated Party has retained or assumed either contractually or by operation of law.
j.Insurance. The properties of each Consolidated Party are insured with financially sound and reputable insurance companies not Affiliates of the Parent, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Consolidated Party operates.
k.Taxes. The Consolidated Parties have filed all federal and other material tax returns and reports required to be filed, and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. No Consolidated Party has knowledge (or could reasonably have knowledge upon due inquiry) of any proposed tax assessment against any Consolidated Party that would, if made, have a Material Adverse Effect.
l.ERISA Compliance.
(i)Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code or an application for such a letter is currently being processed by the Internal Revenue Service, and, to the knowledge of the Consolidated Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(ii)Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) no ERISA Event has occurred, and no Consolidated Party is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Consolidated Party and, to the knowledge of the Consolidated Parties, each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and, to the knowledge of the Consolidated Parties, no facts or circumstances exist that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) no Consolidated Party or ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or Section 4212(c) of ERISA; (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and, to the knowledge of the Consolidated Parties, no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan; (vi) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws relating thereto; (vii) no Borrower has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code) with respect to any Plan; and (viii) there are no pending or, to the knowledge of the Consolidated Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan.
(iii)As of the Closing Date, no Consolidated Party or ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan.
(iv)As of the Closing Date, no Consolidated Party is or will be a Benefit Plan.
m.Subsidiaries; Equity Interests. As of the Closing Date (after giving effect to the transactions to occur on the Closing Date), the Parent has no Subsidiaries other than the Parent Borrower and Subsidiaries that are Required Subsidiary Guarantors other than those specifically disclosed on Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by another Loan Party in the amounts specified on Schedule 5.13 free and clear of all Liens. Schedule 5.13 sets forth as to the Parent and each other Loan Party the jurisdiction of its incorporation or organization, the type of organization it is and its true and correct U.S. taxpayer ID number.
n.Margin Regulations; Investment Company Act.
(i)No Consolidated Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of any Consolidated Party only or of the Parent and its Subsidiaries on a consolidated basis) will be margin stock.
(ii)None of the Parent, any Person Controlling the Parent, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
o.Disclosure. As of the Closing Date, the Parent Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No written report, financial statement, certificate or other written information furnished by or on behalf of any Consolidated Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) when furnished and taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and estimates, the Parent Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that such projected information as to future events and are not to be viewed as facts, such projected information is subject to uncertainties and contingencies, many of which are beyond the Borrowers’ control, no assurance can be given that any particular projected information will be realized and actual results during the period or periods covered by any such projected information may differ significantly from the projected results and such differences may be material.
p.Compliance with Laws. Each Consolidated Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
q.Intellectual Property; Licenses, Etc. The Consolidated Parties own or possess sufficient trademarks, trade names, patent rights, copyrights, licenses, approvals, trade secrets and other similar rights (collectively, “IP Rights”) reasonably necessary to conduct their businesses as now conducted; and the expected expiration of any of such IP Rights would not result in a Material Adverse Effect. No Consolidated Party has received any notice of infringement of or conflict with asserted IP Rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Effect.
r.Solvency. The Parent and its Subsidiaries on a consolidated basis are Solvent.
s.OFAC; Designated Jurisdictions. None of the Consolidated Parties, nor, to the knowledge of the Consolidated Parties, any director, officer, employee, agent, Affiliate or representative of any thereof, is an individual or entity that is, or is owned or Controlled by any individual or entity that is (or any group of individuals or entities that are) (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other sanctions authority having jurisdiction over the Consolidated Parties, (iii) located, organized or resident in a Designated Jurisdiction or (iv) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Credit Extension, nor the proceeds from any Credit Extension, has been used, directly or indirectly, or has otherwise been made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business with any Person located, organized or residing in any Designated Jurisdiction or who is the subject or target of any Sanctions, or in any other manner that will result in a violation by any Consolidated Party of Sanctions. The Consolidated Parties have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.
t.Anti-Corruption Laws; Anti-Money Laundering Laws.
(i)The Consolidated Parties have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions applicable to any Consolidated Party, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
(ii)No Consolidated Party, nor, to the knowledge of the Consolidated Parties, any director, officer, employee, agent, Affiliate or representative of any thereof (i) has violated in the last five years or is currently in violation of any applicable anti-money laundering Law or (ii) has engaged in the last five years or currently engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable Law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Cooperation and Development's Financial Action Task Force on Money Laundering.
u.Stock Exchange Listing. The common Equity Interests of the Parent are listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market.
v.Senior Secured Indebtedness. The Obligations constitute Indebtedness that is permitted to be secured by a “Permitted Lien” under and as defined in, the KWI Note Indentures as in effect on the Closing Date.
w.Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

x.Representations as to Foreign Obligors.
(i)Each Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by each Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither any Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.
(ii)The Applicable Foreign Obligor Documents with respect to each Foreign Obligor are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.
(iii)There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed in writing to the Administrative Agent.
(iv)The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by each Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).
y.AIF Representations.
(i)Except for any equity investment in any Affiliate of any Borrower in respect of fund seeding activities, no portion of any Credit Extension has been or will be used to finance or refinance, directly or indirectly, any “substantially leveraged AIFs” (as defined in Article 111 of Commission Delegated Regulation (EU) No 231/2013 of 19 December 2012, as amended).
(ii)Neither any Borrower nor any Subsidiary is, and does not intend to qualify as, a “substantially leveraged AIF” or “AIFM” (as defined in Article 111 of Commission Delegated Regulation (EU) No 231/2013 of 19 December 2012, as amended).
7.AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations for which no claim has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuers have been made), the Parent and the Parent Borrower shall, and shall cause each Consolidated Party to (or, solely in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, and 6.12, the Parent Borrower shall and solely in the case of the covenants set forth in Section 6.15, the Parent shall):
1.aFinancial Statements. Deliver to the Administrative Agent for further distribution to each Lender:
(i)as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than any such qualification or exception solely as a result of the Loans becoming current obligations as a result of any Maturity Date occurring during the fiscal year immediately following the fiscal year for which such statements are furnished) or any qualification or exception as to the scope of such audit;
(ii)as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal quarter ending March 31, 2020), a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Parent’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Parent as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and
(iii)as soon as available, but in any event not more than 75 days after the beginning of each fiscal year of the Parent, forecasts prepared by management of the Parent, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of the Parent and its Subsidiaries, on a quarterly basis for such fiscal year (including the fiscal year in which the latest of the Maturity Dates occur).
As to any information contained in materials furnished pursuant to Section 6.02(c), the Parent Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b), but the foregoing shall not be in derogation of the obligation of the Parent Borrower to furnish the information and materials described in Sections 6.01(a) and (b) at the times specified therein.
1.bCertificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:
(i)concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ending March 31, 2020), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Parent, in form and detail reasonably satisfactory to the Administrative Agent, (which delivery may, unless the Administrative Agent, or a Lender through the Administrative Agent, requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);
(ii)promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Parent by independent accountants in connection with the accounts or books of the Parent or any Subsidiary, or any audit of any of them;
(iii)promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(iv)promptly after the furnishing thereof, copies of any material financial statement or report furnished to the trustee or any holder under any KWI Note Indenture or to any holder of debt securities of any Consolidated Party pursuant to the terms of any material indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;
(v)promptly, and in any event within five (5) Business Days after receipt thereof by any Consolidated Party, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Consolidated Party;
(vi)promptly, such additional information regarding the business, financial or corporate affairs of any Consolidated Party, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and
(vii)promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent, any L/C Issuer or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Parent Borrower’s or the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its written request to the Parent Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Parent Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and, if requested by the Administrative Agent, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Each Loan Party hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of any Consolidated Party hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Consolidated Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Consolidated Parties or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC”.
1.cNotices. Promptly notify the Administrative Agent and each Lender:
(i)of the occurrence of any Default;
(ii)of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Material Contract of any Consolidated Party; (ii) any dispute, litigation, investigation, proceeding or suspension between any Consolidated Party and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Consolidated Group or any Consolidated Party, including pursuant to any applicable Environmental Laws;
(iii)of the occurrence of any ERISA Event; and
(iv)of any material change in accounting policies or financial reporting practices by the Parent or any Subsidiary, including any determination by the Parent Borrower referred to in Section 2.09(b).
Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Parent Borrower setting forth details of the occurrence referred to therein and stating what action the Loan Parties have taken and propose to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
1.dPayment of Taxes and Other Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all federal and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets; and (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Lien permitted under Section 7.01) upon its property, in each case, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Consolidated Party.
1.ePreservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 or, solely in the case of Immaterial Subsidiaries, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
1.fMaintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted (provided that the foregoing shall not be deemed to apply to any casualty or condemnation that could not reasonably be expected to have a Material Adverse Effect); (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
1.gMaintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Parent, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
1.hCompliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
1.iBooks and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP in all material respects consistently applied shall be made of all financial transactions and matters involving the assets and business of any Consolidated Party; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Consolidated Parties.
j.Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender (in the case of a Lender, coordinated through the Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Parent Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Parent Borrower; provided, however, that (a) a representative of the Loan Parties shall be given the opportunity to be present for any discussion with their independent public accountants and (b) so long as no Event of Default has occurred and is continuing, the Loan Parties shall not be required to pay for more than one such visit per fiscal year; provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Parent Borrower at any time during normal business hours and without advance notice.
k.Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes, including acquisitions and development and redevelopment of real properties, in each case not in contravention of applicable Law or any Loan Document.
l.Additional Guarantors.
(i)Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (or, if earlier, within three (3) Business Days after the date such New Subsidiary (as hereinafter defined) becomes a guarantor of, or otherwise incurs a payment obligation under, the Indebtedness evidenced by the notes issued pursuant to any KWI Note Indenture (or such longer period as the Administrative Agent shall agree)) (such date, the “Notification Date”);
1.notify the Administrative Agent in writing of the existence of each Required Subsidiary Guarantor that is not at such time a Guarantor (each such Person being referred to as a “New Subsidiary”); and
2.provide the Administrative Agent with the U.S. taxpayer identification for each such New Subsidiary (or the equivalent thereof, with respect to any such Foreign Subsidiary).

In addition, the Parent Borrower shall promptly provide the Administrative Agent with any and all documentation and other information that the Administrative Agent, or any Lender through the Administrative Agent, reasonably requests in order to comply with the Administrative Agent’s or such Lender’s obligations under applicable “know your customer” and applicable anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation; and
(ii)Within 5 Business Days after the Notification Date (or such longer period as the Administrative Agent shall agree), cause each such New Subsidiary (to the extent such New Subsidiary is not an Excluded Subsidiary) to:
1.become a Guarantor by executing and delivering to the Administrative Agent a New York law joinder agreement in substantially the form attached hereto as Exhibit E; provided that any Guarantee provided by a Foreign Subsidiary shall be subject to any local law limitations on such Guarantee which are applicable to such Foreign Subsidiary as may be agreed between the Parent Borrower, such Foreign Subsidiary and the Administrative Agent, each acting reasonably, and as specified in the applicable joinder agreement; and
2.deliver to the Administrative Agent (x) the items referenced in Section 4.01(a)(iii) and (iv) with respect to such New Subsidiary and (y) if reasonably requested by the Administrative Agent, favorable opinions of counsel (which counsel may be in-house counsel in the case of a New Subsidiary that is a Domestic Subsidiary, and shall otherwise be reasonably acceptable to the Administrative Agent), addressed to the Administrative Agent and each Lender, as to such matters concerning such New Subsidiary and the Loan Documents to which such New Subsidiary is a party as the Administrative Agent may reasonably request all in form, content and scope reasonably satisfactory to the Administrative Agent.
Notwithstanding anything to the contrary contained in this Agreement, in the event that the results of any such “know your customer” or similar investigation conducted by the Administrative Agent with respect to any Subsidiary is not reasonably satisfactory to the Administrative Agent, such Subsidiary shall not be permitted to become a Guarantor.
m.Compliance with Environmental Laws. Except for any failure to do so which would not reasonably be expected to result in a Material Adverse Effect, comply, and use its commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits relating to such properties; obtain and renew all material Environmental Permits necessary for its operations and
n.properties; and conduct any required investigation, study, sampling and testing, and undertake any required cleanup, response, removal, remedial or other corrective action necessary to remove, remediate and clean up all Hazardous Materials at, on, under or emanating from any of the properties owned, leased or operated by it in accordance with the requirements of all applicable Environmental Laws; provided, however, that the Consolidated Parties shall not be required to undertake any such cleanup, removal, remedial or other corrective action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
o.Further Assurances. Promptly upon request by the Administrative Agent, (a) correct any material defect or manifest error that may be discovered in any Loan Document and (b) do, execute and take any and all such further acts, deeds, certificates and assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to carry out more effectively the provisions of the Loan Documents.
p.Maintenance of Stock Exchange Listing. At all times cause at its common Equity Interests to be listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market.

q.Anti-Money Laundering; Anti-Corruption Laws; Sanctions. Conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions applicable to any Consolidated Party, with all applicable anti-money laundering law, and maintain policies and procedures designed to promote and achieve compliance with all such Laws, and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with all such Sanctions.
(3)NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations for which no claim has been asserted) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than any Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer have been made), the Parent and the Parent Borrower shall not, nor shall it permit any Consolidated Party to, directly or indirectly:
a.Liens. Create, incur, assume or suffer to exist any Lien or Negative Pledge upon:
i.after the Closing Date, any Equity Interest of KWE or any income from the foregoing, other than any Liens (i) for Taxes, fees, assessments or other governmental charges not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, and for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (ii) securing judgments for the payment of money or attachment Liens that do not constitute an Event of Default under Article VIII;
ii.any Equity Interest of any Borrower or any income from the foregoing, other than any Liens (i) for Taxes, fees, assessments or other governmental charges not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, and for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (ii) securing judgments for the payment of money or attachment Liens that do not constitute an Event of Default under Article VIII; or
iii.any of its property, assets or revenues, whether now owned or hereafter acquired to secured any Indebtedness (other than Indebtedness hereunder) if after giving effect thereto, the Consolidated Parties would be prohibited under (i) the KWI Note Indentures from granting “Permitted Liens” (as defined in the KWI Note Indentures as in effect on the Closing Date) or (ii) any other Contractual Obligation from granting Liens on assets, in each case, having an undepreciated GAAP book value at least equal to the aggregate amount of outstanding Loans and Commitments under the Facilities at such time, to secure, on an exclusive basis, the Obligations.
b.Investments. Make or allow any Investment unless (i) no Event of Default exists at the time of, or after giving effect to, the making of such Investment and (b) immediately after giving effect to the making of such Investment, the Consolidated Parties shall be in compliance, on a pro forma basis, with the provisions of Section 7.10, such pro forma calculation to be made as of the last day of the fiscal quarter most recently ended prior to the date such Investment is made and for which financial statements have been delivered, or are required to be delivered pursuant to Section 6.01(a) or (b).
c.Indebtedness. Create, incur or assume or suffer to exist any Indebtedness unless (a) no Event of Default has occurred and is continuing immediately before and after the incurrence of such Indebtedness and (b) immediately after giving effect to the incurrence of such Indebtedness, the Consolidated Parties shall be in compliance, on a pro forma basis, with the provisions of Section 7.10; provided that notwithstanding the foregoing, in no event shall (i) any Consolidated Party incur (whether as a borrower, guarantor, or otherwise) on or after the Closing Date, any Unsecured Indebtedness that has a final maturity date that is earlier than 180 days after the Final Revolver Maturity Date, provided that the Consolidated Parties may provide unsecured guarantees or otherwise provide unsecured credit support in respect of Group

Secured Indebtedness of (A) Domestic Subsidiaries with an earlier final maturity date in an aggregate amount at any time outstanding not to exceed $100,000,000 and (B) Foreign Subsidiaries with an earlier maturity date in an aggregate amount at any time outstanding not to exceed $50,000,000 minus the amount of Indebtedness outstanding pursuant to clause (iii) below; (ii) any member of the KWE Group incur (whether as a borrower, guarantor, or otherwise) on or after the Closing Date, any Recourse Indebtedness that constitutes Unsecured Indebtedness, other than KWE Permitted Indebtedness; or (iii) the Parent, the Parent Borrower or any other Domestic Subsidiary guarantee or otherwise provide credit support in respect of any Indebtedness of any Foreign Subsidiary, including any member of the KWE Group (unless such member is a Loan Party), in an aggregate amount at any time outstanding in excess of $50,000,000 minus the amount of Indebtedness outstanding pursuant to clause (i)(B) above at any time.
d.Fundamental Changes; Dispositions. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) all or substantially all of the property or assets (whether now owned or hereafter acquired) of the Consolidated Group or the Parent Borrower and its Subsidiaries taken as a whole to or in favor of any Person, except that, so long as no Event of Default exists or would result therefrom:
i.any Borrower or any other Subsidiary may merge or consolidate with any other Person (other than the Parent); provided that (i) (x) if the Parent Borrower is a party to such merger or consolidation, then the Parent Borrower shall be the continuing or surviving Person and (y) no Change of Control shall result therefrom, (ii) if any other Borrower is a party to such merger or consolidation, then, unless clause (i) is applicable, the continuing or surviving Person shall be, or contemporaneously therewith become, a Borrower and (iii) if any Subsidiary Guarantor is a party to such merger or consolidation, then, unless clause (i) or clause (ii) is applicable, the continuing or surviving Person shall be, or contemporaneously therewith become, a Subsidiary Guarantor;
ii.any Subsidiary (other than any Borrower) may dissolve or liquidate if the Parent determines in good faith that such dissolution or liquidation is in the best interests of the Consolidated Parties and is not materially disadvantageous to the Lenders;
iii.the Parent may merge or consolidate with any other Person (other than any Borrower or any Subsidiary); provided that the Parent shall be the continuing or surviving Person and no Change of Control shall result therefrom; and
iv.the Parent or the Parent Borrower may engage in a merger or consolidation transaction for the purpose of reorganizing or reincorporating in any jurisdiction that is a State of the United States of America or the District of Columbia, but not any other jurisdiction.
e.Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, if, at the time such Person makes such Restricted Payment, or incurs any obligation to do so, or issues or sells Equity Interests, (a) there exists any Event of Default arising under Section 8.01(a), (f) or (g), (b) the Obligations have been accelerated or (c) such Restricted Payment or issuance or sale of Equity Interests would not be permitted under the terms of the KWI Note Indentures as in effect on the Closing Date; provided that notwithstanding the foregoing, (i) any Consolidated Party may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person and (ii) any Consolidated Party other than Parent may make Restricted Payments to the holders of its Equity Interests.
f.Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Consolidated Parties on the Closing Date or any business substantially related or incidental thereto or reasonable extensions thereof.

g.Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Parent, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Consolidated Party as would be obtainable by such Consolidated Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions between or among the Parent, any Borrower and any Subsidiary Guarantor, (b) Investments or Restricted Payments not prohibited hereunder, (c) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors or other governing body of the Parent or the Parent Borrower, (d) loans or advances to employees or consultants in the ordinary course of business of the Parent or any Consolidated Party, (e) the payment of reasonable fees and compensation to, or the provision of employee benefit arrangements and indemnity for the benefit of, directors, officers, employees and consultants of any Consolidated Party in the ordinary course of business, (f) any transaction between or among any Consolidated Party, any co-investment vehicle or joint venture or similar entity (including any separate account or investment program managed, operated or sponsored by an investment subsidiary) which would constitute an affiliate transaction solely because such Consolidated Party owns an equity interest in or otherwise controls such other Consolidated Party, co-investment vehicle, joint venture or similar entity (including any separate account or investment program managed, operated or sponsored by an investment subsidiary), (g) the issuance or sale of any Equity Interests of the Parent Borrower or Parent, (h) the existence of, or the performance by any Consolidated Party of its obligations under the terms of any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) or warrant agreement to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, that the existence of, or the performance by any Consolidated Party of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (h) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders in any material respect, and (i) transactions with Unconsolidated Affiliates relating to the provision of management services and overhead and similar arrangements in the ordinary course of business.
h.Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Consolidated Party to make Restricted Payments to any Borrower or any Guarantor, (b) any Consolidated Party to otherwise transfer property to any Borrower or any Guarantor or (c) any Subsidiary (other than an Excluded Subsidiary) to Guarantee the Obligations; provided, however, that (i) clause (a) above shall not prohibit limitations on Restricted Payments contained in the KWI Note Indentures as in effect on the Closing Date or any other indenture containing similar limitations on Restricted Payments, so long as such limitations are no more onerous, taken as a whole, than the limitations on Restricted Payments contained in the KWI Note Indentures as in effect on the Closing Date; (ii) clauses (a) and (b) above shall not apply to customary limitations on Restricted Payments contained in the constituent documents of, or joint venture agreements or other similar agreements entered into in the ordinary course of business that are applicable solely to a non-Wholly-Owned Subsidiary; (iii) clause (b) above shall not prohibit any Negative Pledge (x) incurred or provided in favor of any holder of Group Secured Indebtedness that is owed to a non-Affiliate of the Parent and that is permitted under Section 7.03 (provided that such Negative Pledge shall only be effective against the assets or property securing such Indebtedness) or (y) contained in any agreement in connection with a Disposition not prohibited by this Agreement (provided that such limitation shall only be effective against the assets or property that are the subject of such Disposition), (iv) clauses (a) and (b) above shall not apply to restrictions in the terms of any agreement relating to Indebtedness permitted pursuant to this Agreement so long as such restrictions are no more onerous than the restrictions in this Agreement; (v) clauses (a) and (b) above shall not apply to any encumbrance or restriction contained in the terms of any agreement relating to Indebtedness permitted to be incurred by a Consolidated Party under this Agreement, if (x) either (1) the encumbrance or restriction applies only in the event of and during the continuance of a payment default or a covenant default contained in such Indebtedness or agreement or (2) the applicable

Consolidated Party determines at the time any such Indebtedness is incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially affect any Consolidated Party’s ability to perform its obligations under this Agreement and (y) the encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings or agreements (as determined by the Board of Directors of the applicable Consolidated Party in good faith), and any refinancing thereof, so long as such encumbrances or restrictions are not materially less favorable, taken as a whole, to the Lenders than encumbrances and restrictions with respect to such Consolidated Party contained in such predecessor Indebtedness or agreements; (vi) clauses (a) and (b) above shall not apply to any encumbrance or restriction with respect to a Consolidated Party pursuant to an agreement relating to any Indebtedness incurred by such Consolidated Party on or prior to the date on which such Consolidated Party was acquired by another Consolidated Party (other than Indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Consolidated Party became a Consolidated Party or was acquired by another Consolidated Party) and outstanding on such date, and any refinancing thereof, so long as such encumbrances or restrictions are not materially less favorable, taken as a whole, to the Lenders than encumbrances and restrictions with respect to such Consolidated Party contained in such predecessor agreements; (vii) clause (a) above shall not apply to any encumbrance or restriction pursuant to customary restrictions contained in any agreements governing any Non-Recourse Indebtedness of a Consolidated Party that are applicable solely to the Consolidated Party or Consolidated Parties that are the borrowers or guarantors of such Non-Recourse Indebtedness; (viii) clauses (a) and (b) above shall not apply to any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests or licenses of intellectual property to the extent such provisions restrict the transfer of the lease or the property leased or licensed thereunder; and (ix) clauses (a) and (b) above shall not apply to any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of the property or assets of any Consolidated Party in a manner material to the Consolidated Parties, taken as a whole, or materially affect any Consolidated Party’s ability to perform its obligations under this Agreement.
i.Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
j.Financial Covenants.
i.Maximum Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the last day of each fiscal quarter of the Parent to exceed sixty-five percent (65%); provided that on one occasion during the term of the Facilities, such ratio shall be permitted to increase to seventy percent (70%) for the fiscal quarter in which a Material Acquisition occurs and for the two consecutive full fiscal quarters immediately thereafter.
ii.Minimum Fixed Charge Coverage Ratio. Permit the ratio of (i) Consolidated EBITDA as of the last day of each fiscal quarter for the period of four full fiscal quarters then ended minus federal, state, local and foreign income taxes of the Parent Borrower and its Wholly-Owned Subsidiaries paid in cash during such period of four full fiscal quarters to (ii) Consolidated Fixed Charges for such period of four full fiscal quarters to be less than 1.70 to 1.00.
iii.Minimum Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth as of the last day of each fiscal quarter be less than the sum of (i) $1,700,000,000 plus (ii) an amount equal to fifty percent (50%) of net equity proceeds received by the Parent after the date of the most recent financial statements that are available as of the Closing Date (other than proceeds received within ninety (90) days before or after the redemption, retirement or repurchase of Equity Interests in the Parent up to the amount paid by the Parent in connection with such redemption, retirement or repurchase, in each case where, for the avoidance of doubt, the net effect is that the Parent shall not have increased its net worth as a result of any such proceeds).
iv.Maximum Recourse Leverage Ratio. Permit Consolidated KWH Recourse Indebtedness (as defined in the KWI Note Indenture described in clause (a) of such definition as in effect on the Closing Date) and Indebtedness evidenced by notes issued pursuant to either of the Existing Note Indentures but otherwise excluding Indebtedness permitted to be incurred pursuant to Section 4.02(B) of the KWI Note Indenture described in clause (a) of such definition as in effect on the Closing Date) as of the last day of each fiscal quarter to exceed an amount equal to Consolidated Tangible Net Worth as of such date multiplied by 1.5.
v.Maximum Secured Recourse Leverage Ratio. Permit Consolidated Secured Recourse Indebtedness as of the last day of each fiscal quarter to exceed the greater of (i) three and one-half percent (3.5%) of Consolidated Total Asset Value as of such date and (ii) $299,000,000.
vi.Maximum Adjusted Secured Leverage Ratio. Permit the Adjusted Secured Leverage Ratio to exceed fifty-five percent (55%) as of the last day of each fiscal quarter.
vii.Minimum Liquidity. Permit Liquidity at any time to be less than $75,000,000.
k.Sanctions. Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer or otherwise) of Sanctions.
l.Anti-Corruption Laws; Anti-Money Laundering.
i.Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions applicable to any Consolidated Party.
ii.Directly or indirectly engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable Law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Cooperation and Development's Financial Action Task Force on Money Laundering or violate these Laws or any other applicable anti-money laundering Law or engage in these actions.
m.Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP, or (b) fiscal year (other than a change in the fiscal year of a Subsidiary to match the fiscal year of the Parent).
n.Amendments of Organization Documents. At any time, cause or permit any Consolidated Party’s Organization Documents to be modified, amended, amended and restated or supplemented in any respect whatsoever, without, in each case, the express prior written consent or approval of the Administrative Agent and the Required Lenders, if such changes would adversely affect such Consolidated Party’s ability to repay the Obligations.
(4)EVENTS OF DEFAULT AND REMEDIES
a.Events of Default. Any of the following shall constitute an Event of Default:
i.Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business

Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
ii.Specific Covenants. Any Consolidated Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, 6.12 or 6.15 (with respect to the Parent) or Article VII or Article XI; or
iii.Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the date upon which an officer of any Loan Party obtains knowledge of such default or (ii) the receipt by the Parent Borrower of written notice of such default from the Administrative Agent or the Required Lenders (any such notice to be identified as a “notice of default” and to refer specifically to this clause (c)); or
iv.Representations and Warranties. Any representation, warranty, certification or written statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made (or, to the extent qualified by materiality, shall be incorrect in any respect when made or deemed made); or
v.Cross-Default.
1.Any Consolidated Party (A) fails to make any payment when due, after the expiration of any applicable grace or cure periods set forth therein (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Recourse Indebtedness or Guarantee of Recourse Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount outstanding, individually or in the aggregate with all other Indebtedness as to which such failure exists, of more than $50,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded;
2.any Consolidated Party (A) fails to make any payment when due, after the expiration of any applicable grace or cure periods set forth therein (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Non-Recourse Indebtedness or Guarantee of Non-Recourse Indebtedness or (B) fails to observe or perform any other agreement or condition relating to any Non-Recourse Indebtedness or Guarantee of Non-Recourse Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that no Event of Default shall occur under this clause (ii) unless an event described in clause (A) or (B) occurs and is continuing (1) in respect of three or more unrelated issuances of Non-Recourse Indebtedness or Guarantees of Non-Recourse Indebtedness having an aggregate principal amount outstanding of more than $75,000,000 or (2) in respect of any Non-Recourse Indebtedness or Guarantee of Non-Recourse Indebtedness having an aggregate principal amount outstanding, individually or in the aggregate with all other Non-Recourse Indebtedness or Guarantees of Non-

Recourse Indebtedness as to which an event described in clause (A) or (B) exists, of more than $300,000,000;
3.there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Consolidated Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Consolidated Party is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Consolidated Party as a result thereof is greater than $50,000,000; or
vi.Insolvency Proceedings, Etc. Any Consolidated Party (other than an Immaterial Subsidiary, the total assets of which, in the aggregate together with the total assets of all other Immaterial Subsidiaries for which any event under this clause (f) exists, as of the last day of the then most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b) do not exceed 10.0% of Consolidated Total Asset Value) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
vii.Inability to Pay Debts; Attachment. (i) Any Consolidated Party (other than an Immaterial Subsidiary, the total assets of which, in the aggregate together with the total assets of all other Immaterial Subsidiaries for which any event under this clause (g) exists, as of the last day of the then most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b) do not exceed 10.0% of Consolidated Total Asset Value) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 consecutive days after its issue or levy; or
viii.Judgments. There is entered against any Consolidated Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $30,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
ix.ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Consolidated Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $50,000,000, or (ii) any Consolidated Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $50,000,000; or
x.Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Consolidated Party or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
xi.Change of Control. There occurs any Change of Control.

b.Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
i.declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
ii.declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;
iii.require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
iv.exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents and applicable Law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
c.Application of Funds. After an exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, commitment fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Lender Hedge Agreements, ratably among the Lenders, the L/C Issuers and the Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Parent Borrower pursuant to Sections 2.03 and 2.15; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Parent Borrower or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn, expired or cancelled, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or such Loan Party’s assets, but appropriate adjustments shall be made with respect to payments from the other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.03.
Notwithstanding the foregoing, Obligations arising under Lender Hedge Agreements shall be cluded from the application described above if the Administrative Agent has not received a Designation Notice that has been acknowledged in writing by the Parent Borrower, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Hedge Bank. Each Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.
8.ADMINISTRATIVE AGENT
1.aAppointment and Authority. Each of the Lenders and each of the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Other than with respect to the Parent Borrower’s consent rights under Section 9.06, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
1.bRights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
1.cExculpatory Provisions. The Administrative Agent or the Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Arrangers, as applicable:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)    shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose to any Lender or any L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, any Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Parent Borrower, a Lender or an L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
1.dReliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
1.eDelegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative

Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
1.fResignation of Administrative Agent.
(i)The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Parent Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Parent Borrower so long as no Event of Default shall have occurred and be continuing (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(ii)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Parent Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Parent Borrower so long as no Event of Default shall have occurred and be continuing (such consent not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(iii)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuers directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Parent Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them

(i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders or L/C Issuers and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(iv)Any resignation by, or removal of, Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). Upon the appointment by the Parent Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
1.gNon-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer expressly acknowledges that none of the Administrative Agent nor the Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arranger to any Lender or each L/C Issuer as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and each L/C Issuer represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

1.hNo Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, the Syndication Agent, the Joint Bookrunners or the Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.
1.iAdministrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.08 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.
j.Guaranty Matters. Without limiting the provisions of Section 9.09, the Lenders (including in its capacity as a potential Hedge Bank) and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person becomes an Excluded Subsidiary, ceases to be a Required Subsidiary Guarantor or ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
k.Lender Hedge Agreements. No Hedge Bank that obtains the benefits of Section 8.03 or the Guaranty by virtue of the provisions hereof or of the Guaranty shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Hedge Agreements unless the Administrative Agent has received a Designation Notice that has been acknowledged in writing by the

Parent Borrower with respect to such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Hedge Bank. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Hedge Agreements in the case of a termination of this Agreement and the Facilities.
l.Certain ERISA Matters.
(i)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
1.such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
2.the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
3. (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
4.such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(ii)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
m.Recovery of Erroneous Payments .
    Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender

Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.
9.    MISCELLANEOUS
1.aAmendments, Etc. Subject to ~~Section~~Sections 1.08(c), 2.02(g), 3.03~~(c)~~ and the last paragraph of this Section 10.01, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Parent Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(i)waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
(ii)without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Lenders or the Required Incremental Term Loan Facility Lenders, as the case may be;
(iii)extend (except as provided in Section 2.13) or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(iv)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment;
(v)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
(vi)change Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; provided, that (i) with the consent of the Required Lenders, such terms and provisions may be amended on customary terms in connection with an “amend and extend” transaction, but only if all Lenders that consent to such “amend and extend” transaction are treated on a pro rata basis, (ii) such terms and provisions may be amended in connection with the establishment of any Incremental Term Loan Facility, with the consent of the Administrative Agent and the Lenders providing commitments for such Incremental Term Loan Facility, so long as such payments continue to be based on each Lender’s Applicable Percentage with respect to the Facilities in which it participates and (iii) such terms and provisions may be amended in connection with the establishment of any additional Alternative Currency pursuant to Section 1.08, with the consent of the Administrative Agent and the Lenders providing commitments for such Alternative Currency, so long as such payments continue to be based on each Lender’s Applicable Percentage with respect to the Revolving Credit Facility after giving effect to any risk participations in, or tranches established with respect to, such Alternative Currency;
(vii)(i) change any provision of this Section or the definition of “Required Lenders”, without the written consent of each Lender, (ii) change the definition of “Required Revolving Lenders” or “Appropriate Lenders” (as it applies to the Revolving Credit Facility) without the written consent of each Revolving Lender, (iii) change the definition of “Required Incremental Term Loan Facility Lenders” or “Appropriate Lenders” (as it applies to an Incremental Term Loan Facility) without the written consent of each Lender participating in such Incremental Term Loan Facility or (iv) change any other provision hereof specifying the number or percentage of Lenders, or otherwise identifying a specific group of Lenders, required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;
(viii)release the Parent or K-W Properties, a California corporation from its obligations under the Guaranty or otherwise release all or substantially all of the value of the Guaranty, in each case, without the written consent of each Lender (it being understood that only the consent of the Required Lenders shall be required for a waiver of any requirement that any Foreign Subsidiary become a Guarantor);
(ix)impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is an Incremental Term Loan Facility, each Lender participating in such Incremental Term Loan Facility, and (ii) if such Facility is the Revolving Credit Facility, each Revolving Lender; or
(x)amend Section 1.08 or the definition of “Alternative Currency” without the written consent of each Revolving Lender;
and, provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, (x) affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or (y) amend or waive, or consent to any departure from, ~~the definitions of LIBOR, LIBOR Successor Rate, LIBOR Successor Rate Conforming Changes,~~or have the effect of amending or waiving or consenting to any departure from, Section 3.03, any term defined in such section, any term defined in any other section or provision in this Agreement relating to SOFR, Daily Simple SOFR, Term SOFR ~~or Scheduled Unavailability Date, clause (a) of the definition of Eurocurrency Rate or the provisions of Section 3.03(c)~~, any Alternative Currency Daily Rate, any Alternative Currency Term Rate, any Relevant Rate or any Successor Rate, or any term or provision relating to the replacement of any such rate or Successor Rate; and (iii) any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
    Notwithstanding anything to the contrary herein,
1.no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended (except as provided in Section 2.13) without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
2.the Administrative Agent and the Parent Borrower may, with the consent of the other (but without the consent of any Lender or other Loan Party), amend, modify or supplement this Agreement and any other Loan Document

a.to cure any ambiguity, omission, typographical error, mistake, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of the Administrative Agent or any Lender,
b.to add a “Guarantor” in accordance with the applicable provisions of this Agreement and the other Loan Documents, or
c. (1) to add one or more additional revolving credit or term loan facilities to this Agreement, in each case as contemplated by, and subject to the limitations of Section 2.14, and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, (2) to permit the Lenders providing such additional facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder, and (3) if an additional facility shall take the form of a revolving credit or term loan facility on terms that are not identical to the terms of the then existing facilities hereunder, to include such terms as are then customary for the type of facility being added; provided that the final maturity date of any such facility shall not be earlier than the Revolver Maturity Date, in the case of a revolving credit facility or the latest Maturity Date, in the case of a term loan facility.
1.bNotices; Effectiveness; Electronic Communication.
(i)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
1.if to the Parent Borrower or any other Loan Party, the Administrative Agent or any L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
2.if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Consolidated Parties).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(ii)Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, each L/C Issuer or the Loan Parties may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(iii)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Consolidated Party, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party. In addition, in no event shall any Agent Party have any liability to any Consolidated Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(iv)Change of Address, Etc. Each of the Loan Parties, the Administrative Agent and each L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Parent Borrower, the Administrative Agent and the L/C Issuers. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to one or more of the Consolidated Parties or their respective securities for purposes of United States federal or state securities laws.
(v)Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Loan Notices and Letter of Credit Applications) purportedly given by or on behalf of a Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall jointly and severally indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
1.cNo Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
1.dExpenses; Indemnity; Damage Waiver.
(i)Costs and Expenses. The Parent Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of a single primary counsel for the Administrative Agent and if reasonably deemed necessary by the Administrative Agent, of one special and local counsel in each relevant jurisdiction to the Administrative Agent, the Arrangers and their respective Affiliates, retained by the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, amendment and restatements, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, reinstatement, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the reasonable and documented fees, charges and disbursements of a single primary counsel for the Administrative Agent, the Lenders and the L/C Issuers and if reasonably deemed necessary by the Administrative Agent, of one special and local counsel in each relevant jurisdiction to the Lenders, the L/C Issuers and the Administrative Agent, retained by the Administrative Agent and, in the case of actual or asserted conflicts of interest, one additional special or local counsel, in each relevant jurisdiction) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(ii)Indemnification by the Parent Borrower. The Parent Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender, each L/C Issuer, and each of BofA Securities, Inc. and JPMorgan Chase, each in its capacity as a joint bookrunner, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) from and against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable, documented out-of-pocket expenses (limited, in the case of legal fees and expenses to the reasonable and documented fees and out-of-pocket disbursements and other charges of a single primary counsel for the Indemnitees, taken as a whole (and in the case of actual or asserted conflicts of interest, one additional counsel to all conflicted and similarly situated Indemnitees, taken as a whole), and if reasonably deemed necessary, of one special and local counsel in each relevant jurisdiction to the Indemnitees, taken as a whole (and in the case of actual or asserted conflicts of interest, one additional special or local counsel, in each relevant jurisdiction), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Parent Borrower or any other Loan Party) other than such Indemnitee and its Related Parties and reasonable settlement costs (in each case, excluding special damages or other consequential damages (including lost profits) to the extent such special damages or consequential damages do not represent an out-of-pocket loss or expense of an Indemnitee) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record that such Indemnitee reasonably believes is made by any Responsible Officer), the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials at, on, under or emanating from any property owned, leased or operated by any Consolidated Party, or any Environmental Liability related in any way to any Consolidated Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent Borrower or any other Consolidated Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any Related Party of such Indemnitee, (y) result from a claim brought by a Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) a dispute solely among Indemnitees and not involving any act or omission of the Parent Borrower or any of its Affiliates (other than, with respect to the Administrative Agent, any of the Arrangers or any other agent or arranger under this Agreement, any dispute involving such Person in its capacity or in fulfilling its role as such). Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(iii)Reimbursement by Lenders. To the extent that the Parent Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Arrangers, any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Arrangers, the L/C Issuers or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any Arranger or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).
(iv)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, each Loan Party agrees that it shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, in each case, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(v)Payments. All amounts due under this Section shall be payable not later than ten Business Days after receipt of a reasonably detailed invoice therefor.
(vi)Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of any Lender, the termination of the Facilities and the repayment, satisfaction or discharge of all the other Obligations.
1.ePayments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
1.fSuccessors and Assigns.
(i)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that other than pursuant to a transaction permitted under Section 7.04 (it being understood that any waiver with respect to Section 7.04 only requires the consent of Required Lenders) neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person

(other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(ii)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations) at the time owing to it); provided that in each case with respect to any Facility any such assignment shall be subject to the following conditions:
1.Minimum Amounts.
2.in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in Section 10.06(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
3.in any case not described in Section 10.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(iii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations under the different Facilities on a non-pro rata basis.
(iv)Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.06(b)(i)(B) and, in addition:
1.the consent of the Parent Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Parent Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;
2.the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
3.the consent of each L/C Issuer shall be required for any assignment of Revolving Credit Commitments.
(v)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and such fee shall not be required in the case of an assignment by a Lender to its Affiliate. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(vi)No Assignment to Certain Persons. No such assignment shall be made (A) to any Consolidated Party or any of their respective Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to (i) the assignee Lender and/or (ii) in the case of a partial assignment by a Lender, the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
(a)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Loan Party and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(b)Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower, any other Loan Party or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or any Consolidated Party or any Consolidated Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, other Loan Parties, the Administrative Agent, the Lenders and the L/C Issuers

shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Parent Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under Section 10.06(b) and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Parent Borrower's request and expense, to use reasonable efforts to cooperate with the Parent Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(c)Certain Pledges. Any Lender may at any time pledge or assign or grant a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment or grant of a security interest to secure obligations to a Federal Reserve Bank ~~or any other central bank~~; provided that no such pledge or assignment or grant shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.
(d)Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time a Lender that is an L/C Issuer assigns all of its Revolving Credit Commitment and Revolving Loans pursuant to Section 10.06(b) above, such Lender may, upon 30 days’ notice to the Parent Borrower and the Lenders, resign as an L/C Issuer. In the event of any such resignation as an L/C Issuer, the Parent Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Parent Borrower to appoint any such successor shall affect the resignation of such Lender as an L/C Issuer. If any Lender resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the resigning L/C Issuer and outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit.
SECTION 14. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case the disclosing Person shall inform the Parent Borrower promptly thereof prior to such disclosure to the extent practicable and not prohibited by law, rule or regulation), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or Section 10.01 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any of the Borrowers and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Parent or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the prior written consent of the Parent Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Consolidated Party or (z) is independently discovered or developed by a party hereto without utilizing any Information received from any Consolidated Party or violating the terms of this Section. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Syndication Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For purposes of this Section, “Information” means all information received from the Parent or any Subsidiary relating to the Parent or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Parent or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Parent Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.
SECTION 15. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Parent Borrower or any other Loan Party against any and all of the obligations of the Parent Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Parent Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Parent Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 16. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Parent Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.~~Counterparts;~~ Integration; Effectiveness. This ~~Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Without limitation of Section 10.20, this~~ Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or any L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. ~~Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.~~
11.Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
12.Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuers, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
13.Replacement of Lenders. If the Parent Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Parent Borrower the right to replace a Lender as a party hereto, then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
1.athe Parent Borrower shall have paid, or caused to be paid, to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);
1.bsuch Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Parent Borrower or applicable Designated Borrower (in the case of all other amounts);
1.cin the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
1.dsuch assignment does not conflict with applicable Laws; and
1.ein the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent Borrower to require such assignment and delegation cease to apply.
Each party hereto agrees that (a) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
Notwithstanding anything in this Section 10.13 to the contrary, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.
14.Governing Law; Jurisdiction; Etc.
1.aGOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY

SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
1.bSUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
1.cWAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
1.dSERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
15.Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
16.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, amendment and restatement, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the

Arrangers, the L/C Issuers and the Lenders are arm’s-length commercial transactions between the Borrowers, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger, each L/C Issuer and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Parent Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger, any L/C Issuer nor any Lender has any obligation to the Parent Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, any Arranger, any L/C Issuer nor any Lender has any obligation to disclose any of such interests to any Loan Party or any of their respective Affiliates. Each Loan Party agrees it will not claim that any of the Administrative Agent, any Arranger, any L/C Issuer or any Lender has rendered advisory services of any nature or respect or owes a fiduciary or similar duty to such Loan Party, in connection with any transactions contemplated hereby.
17.Electronic Execution of Assignments and Certain Other Documents. ~~The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document~~This Agreement, any other Loan Document and any other Communication, including Communications required to be ~~signed~~ in ~~connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments, amendment and restatements or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records~~writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each party hereto agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Each party hereto may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in ~~electronic~~the form~~, each~~ of ~~which shall be of~~an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity ~~or~~and enforceability as a ~~manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act~~paper record. Notwithstanding anything contained herein to the contrary, ~~the Administrative Agent~~no party hereto is under ~~no~~any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by ~~the Administrative Agent~~such Person pursuant to procedures approved by it; provided, ~~that~~further, without limiting the foregoing, (a) to the extent the Administrative Agent and/or an L/C Issuer has agreed to accept such Electronic Signature, each party hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any other party hereto without further verification and regardless of the appearance or form of such Electronic Signature and (b) upon the ~~reasonable~~ request of ~~the Administrative Agent~~any party hereto, any Electronic Signature ~~of any party to this Agreement~~ shall~~, as~~ be promptly ~~as practicable, be~~ followed by such manually executed counterpart. ~~For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.~~
No party hereto shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with any party’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). Each party hereto shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
    Each party hereto waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against any other party hereto or any Related Party of any thereof for any liabilities arising solely from such party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
18.USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation (including a Beneficial Ownership Certification, if requested).
19.MFN Provisions. At any time that the Required Consolidated Parties have payment obligations (as borrowers, guarantors or otherwise) in respect of Unsecured Indebtedness (including without limitation Indebtedness under notes issued pursuant to any KWI Note Indenture, but excluding Indebtedness incurred hereunder) in the aggregate principal amount of $100,000,000 or more, if any covenant or payment or prepayment provision contained in the terms of the documentation evidencing the Unsecured Indebtedness that caused the aggregate principal amount to equal or exceed $100,000,000 is more restrictive or more favorable to a Lender or, as a result of any additions to or modifications of the provisions of any Unsecured Indebtedness of any Required Consolidated Party the terms thereof becomes more restrictive or more favorable to a Lender than the covenants or payment or prepayment provisions hereunder, (such more favorable provisions, each an “MFN Provision”) each such MFN Provision will automatically be incorporated herein, mutatis mutandis, and shall remain in effect hereunder so long the Required Consolidated Parties have payment obligations (as borrowers, guarantors or otherwise) in respect of such Unsecured Indebtedness (other than Indebtedness hereunder); provided that (i) if a default or event of default occurs with respect to any MFN Provision, then any waiver of such default or event of default by the holders of the relevant Unsecured Indebtedness shall operate as a waiver under the Loan Documents solely to the extent that a Default has not occurred under this Agreement without giving effect to such MFN Provision, (ii) at all times that Unsecured Indebtedness (other than Indebtedness hereunder) in respect of which the Required Consolidated Parties have payment obligations (as borrowers, guarantors or otherwise) is less than

$100,000,000 in the aggregate, no MFN Provisions will be deemed incorporated into this Agreement, (iii) if an MFN Provision is amended, modified or terminated in the Unsecured Indebtedness pursuant to which such MFN Provision was applied hereunder, then such MFN Provision will automatically be amended, modified or terminated, as applicable, in a corresponding manner with respect to this Agreement, and (iv) if an MFN Provision is applied hereunder, the aggregate principal amount of the Unsecured Indebtedness pursuant to which such MFN Provision was applied will be subtracted from any future calculations of the $100,000,000 threshold. For the avoidance of doubt, the intent is that the MFN Provisions shall only be in effect hereunder when the Required Consolidated Parties have payment obligations (as borrowers, guarantors or otherwise) in respect of Unsecured Indebtedness (other than Indebtedness hereunder) that in the aggregate equals or exceeds $100,000,000, and no waiver, other than a waiver provided in accordance with Section 10.01, shall be effective to waive any provision of this Agreement or any other Loan Document as in effect without giving effect to any MFN Provision, or consent to the departure by any Borrower or any other Loan Party therefrom. Promptly upon request by the Administrative Agent, the Parent and the Parent Borrower shall, and shall cause each other Loan Party to do, execute and take any and all such further acts, amendments, supplements, modifications and assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to document incorporation of the MFN Provision and otherwise carry out the intent and purposes of this Section 10.19.
20.ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
21.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
1.athe application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and
1.bthe effects of any Bail-In Action on any such liability, including, if applicable:
i.a reduction in full or in part or cancellation of any such liability;
ii.a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
iii.the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
22.Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be the applicable Spot Rate as of the Business Day on which final judgment is given (which for the avoidance of doubt, will be determined two Business Days prior to such final judgment as specified in the definition of Spot Rate). The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender or any L/C Issuer hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender or such L/C Issuer, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender or such L/C Issuer, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender or any L/C Issuer from any Borrower in the Agreement Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or such L/C Issuer, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender or any L/C Issuer in such currency, the Administrative Agent or such Lender or such L/C Issuer, as the case may be, agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under applicable Law). All obligations of the Borrowers under this Section ~~10.23~~10.22 shall survive termination of the Facilities and repayment of all other Obligations hereunder.
23.No Novation.
1.aThis Agreement amends, restates and supersedes the Existing KWI Credit Agreement in its entirety and is not intended to be or operate as a novation or an accord and satisfaction of the Existing KWI Credit Agreement or the obligations evidenced thereby or provided for thereunder. Without limiting the generality of the foregoing (i) all “Loans” under (and as defined in) the Existing KWI Credit Agreement shall on the Closing Date become Loans hereunder, (ii) all Existing Letters of Credit shall on the Closing Date become Letters of Credit hereunder and (iii) all other Obligations outstanding under the Existing KWI Credit Agreement shall on the Closing Date be Obligations under this Agreement.
1.bOn the Closing Date, the Original Note, if any, held by each Revolving Lender shall be deemed to be cancelled and, if such Revolving Lender has requested a Revolving Note hereunder, amended and restated by the Revolving Note delivered hereunder on or about the Closing Date (regardless of whether any Revolving Lender shall have delivered to the Parent Borrower for cancellation the Original Note held by it). Each Revolving Lender, whether or not requesting a Revolving Note hereunder, shall use its commercially reasonable efforts to deliver any Original Note held by it to the Parent Borrower for cancellation and/or amendment and restatement. All amounts owing under, and evidenced by, the Original Notes held by a Revolving Lender as of the Closing Date shall continue to be outstanding hereunder, and shall from and after the Closing Date, if requested by the Revolving Lender holding such Original Note, be evidenced by the Revolving Notes, and shall in any event be evidenced by, and governed by the terms of, this Agreement. Each Revolving Lender hereby agrees to indemnify and hold harmless the Parent Borrower from and against any and all liabilities, losses, damages, actions or claims that may be imposed on, incurred by or asserted against the Parent Borrower arising out of such Revolving Lender’s failure to deliver the Original Note held by it to the Parent Borrower for cancellation, subject to the condition that the Parent Borrower shall not make any payment to any Person claiming to be the holder of such Original Note unless such Revolving Lender is first notified of such claim and is given the opportunity, at such Revolving Lender’s sole cost and expense, to assert any defenses to such payment.
24.Exiting Lenders. On the Closing Date, the commitment of each lender that is a party to the Existing KWI Credit Agreement but is not a party to this Agreement (an “Exiting Lender”) will be terminated, all outstanding obligations owing to the Exiting Lenders will be repaid in full, the Original Note, if any, held by each Exiting Lender shall be deemed to be cancelled (regardless of whether any Exiting Lender shall have delivered to the Parent Borrower for cancellation the Original Note held by it) and each Exiting Lender will cease to be a Lender under the Existing KWI Credit Agreement and will not be a Lender under this Agreement. To the extent the Existing KWI Credit Agreement provides that certain terms survive the termination of the Existing KWI Credit Agreement or survive the payment in full of principal, interest and all other amounts payable thereunder, then such terms shall survive the amendment and restatement of the Existing KWI Credit Agreement for the benefit of the Exiting Lenders.
25.Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution

Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
1.aIn the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
1.bAs used in this Section 10.25, the following terms have the following meanings:
1.c“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
1.d“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
1.e“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
1.f“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
26.CONTINUING GUARANTY
1.Guaranty. Each Guarantor, the Parent Borrower and each other Borrower, other than a Borrower that is an Excluded Subsidiary (and for purposes of this Article XI, the Parent Borrower and each such other Borrower shall be deemed to be a Guarantor), jointly and severally with the other Guarantors, hereby absolutely, irrevocably and unconditionally guarantees, as a guaranty of payment and performance and not a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise of the Loan Parties to the Creditor Parties, and whether arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, amendment and restatements, refinancings and other modifications thereof and all costs, reasonable and documented attorneys’ fees and expenses incurred by the Creditor Parties in connection with the collection or enforcement thereof) (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that (i) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor and (ii) the liability of each Subsidiary Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount (taking into account any amounts payable to such Guarantor under Section 11.10) that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantors, and conclusive absent manifest error for the purpose of establishing the amount of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby, to the extent permitted by applicable Law, waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing other than the payment and performance of the Guaranteed Obligations in full in cash in accordance with the Loan Documents.
2.Rights of Lenders. Each Guarantor consents and agrees that the Creditor Parties may, at any time and from time to time, without notice or demand, without the consent of such Guarantor, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, sell, or otherwise dispose of, or impair or fail to perfect any Lien on, any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuers and the Lenders in their sole discretion may determine; and (d) release or substitute any other Guarantor or one or more of any endorsers or other guarantors of any of the Guaranteed Obligations.
3.Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantors under this Guaranty or which, but for this provision, might operate as a discharge of one or more of the Guarantors.
4.Certain Waivers. Each Guarantor hereby, to the extent permitted by applicable Law, waives (a) any defense arising by reason of any disability or other defense of any Borrower, any other Loan Party or any other guarantor of the Guaranteed Obligations or any part thereof, or the cessation from any cause whatsoever (including any act or omission of any Creditor Party) of the liability of any Borrower (other than the defense of prior payment in full of the Guaranteed Obligations); (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of any Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any requirement to proceed against any Borrower or any other Loan Party, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the power of any Creditor Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Creditor Party; and (f) to the fullest extent permitted by law, any and all other defenses (other than the defense of prior payment in full of the Guaranteed Obligations) or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.
5.Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor of the Guaranteed Obligations or any part thereof, and a separate action may be brought against any Guarantor to enforce this Guaranty whether or not any Borrower or any other Person is joined as a party.
6.Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty (other than contingent obligations for which no claim has been made) have been paid and performed in full and all are terminated, and all Letters of Credit have been cancelled, have expired or terminated or have been collateralized to the satisfaction of the Administrative Agent and the L/C Issuers. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust by such Guarantor for the benefit of the Creditor Parties and shall forthwith be paid to the Administrative Agent for the benefit of the Creditor Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.
7.Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Commitments are terminated, all Obligations (other than contingent obligations for which no claim has been made) and any other amounts payable under this Guaranty are paid in full in cash and all Letters or Credit have been cancelled, have expired or terminated or have been collateralized to the satisfaction of the Administrative Agent and the L/C Issuers. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or any other Guarantor is made, or any of the Creditor Parties exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Creditor Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Creditor Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantors under this paragraph shall survive termination of this Guaranty.
8.Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of any Loan Party owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of any Loan Party to such Guarantor as subrogee of the Creditor Parties or resulting from such Guarantor’s performance under this Guaranty, to the payment in full in cash of all Guaranteed Obligations. If the Creditor Parties so request, any such obligation or indebtedness of any Loan Party to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Creditor Parties and the proceeds thereof shall be paid over to the Administrative Agent on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of any Guarantor under this Guaranty.
9.Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Borrower or any other Loan Party under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Creditor Parties.
10.Condition of the Loan Parties. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Loan Parties and any other guarantor of the Guaranteed Obligations such information concerning the financial condition, business and operations of the Loan Parties and any such other guarantor as such Guarantor requires, and that none of the Creditor Parties has any duty, and such Guarantor is not relying on the Creditor Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Loan Parties or any other guarantor of the Guaranteed Obligations (such Guarantor waiving any duty on the part of the Creditor Parties to disclose such information and any defense relating to the failure to provide the same).
10.Contribution. At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty. At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who either has not made any payments or has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor. A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment at the time of each computation; provided that no Guarantor may take any action to enforce such right until after all Guaranteed Obligations and any other amounts payable under this Guaranty (other than contingent obligations for which no claim has been made) are paid in full in cash and all Commitments are terminated and all Letters of Credit have been cancelled, have expired or terminated or have been collateralized to the satisfaction of the Administrative Agent and the L/C Issuers, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 11.10 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty. As used in this Section 11.10, (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty) on such date. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 11.10, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until after all Guaranteed Obligations and any other amounts payable under this Guaranty (other than contingent obligations for which no claim has been made) are paid in full in cash and all Commitments are terminated and all Letters of Credit have been cancelled, have expired or terminated or have been collateralized to the satisfaction of the Administrative Agent and the L/C Issuers. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain Solvent, in the determination of the Administrative Agent or the Required Lenders.
11.Release of Subsidiary Guarantors. In the event that any Subsidiary Guarantor becomes an Excluded Subsidiary, ceases to be a Required Subsidiary Guarantor, or ceases to be a Subsidiary as a result of a Disposition of all of its capital stock or other Equity Interests as a result of a transaction permitted hereunder, then such Subsidiary Guarantor shall, upon becoming an Excluded Subsidiary, ceasing to be a Required Subsidiary Guarantor, or upon the consummation of such Disposition, as applicable, be released from its obligations under this Guaranty, and the Administrative Agent shall, upon the request and at the sole expense of the Borrowers, provide the Parent Borrower with written confirmation of such release and shall take such further actions as reasonably requested by the Parent Borrower to evidence such release; provided that in connection with any such request for written confirmation of such release, the Parent Borrower shall deliver to the Administrative Agent, at least five (5) Business Days’ prior to the date that the Parent Borrower requests delivery of such written confirmation of release (or such shorter period as agreed to by the Administrative Agent in its sole discretion), a written request therefor, together with a certificate signed by a Responsible Officer of the Parent Borrower certifying that such Subsidiary Guarantor is an Excluded Subsidiary, such Subsidiary Guarantor is no longer a Required Subsidiary Guarantor, or such Disposition is the result of a transaction permitted under this Agreement.
12.Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty and the other

Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article XI voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 11.12 shall remain in full force and effect until the Obligations (other than contingent obligations for which no claim has been made) have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section 11.12 to constitute, and this Section 11.12 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
[Signature pages immediately follow]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

EXHIBIT 31.1
Certification of Chief Executive Officer
RULE 13a-14(a)/15d-14(a) CERTIFICATION PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002
I, William J. McMorrow, certify that:
1.I have reviewed this Quarterly Report on Form 10-Q for the period ended June 30, 2023 of Kennedy-Wilson Holdings, Inc.;
2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a)Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b)Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c)Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d)Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and
5.The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):
(a)All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and
(b)Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.
Date: August 3, 2023

/s/ William J. McMorrow
William J. McMorrow Chief Executive Officer and Chairman

EXHIBIT 31.2
Certification of Chief Financial Officer
RULE 13a-14(a)/15d-14(a) CERTIFICATION PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002
I, Justin Enbody, certify that:
1.I have reviewed this Quarterly Report on Form 10-Q for the period ended June 30, 2023 of Kennedy-Wilson Holdings, Inc.;
2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a)Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b)Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c)Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d)Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and
5.The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):
(a)All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and
(b)Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.
Date: August 3, 2023

/s/JUSTIN ENBODY
Justin Enbody Chief Financial Officer

EXHIBIT 32.1
Certification of Chief Executive Officer
Certification Pursuant to Section 906
of the Sarbanes-Oxley Act of 2002
(18 U.S.C. Section 1350)
In connection with the Quarterly Report of Kennedy-Wilson Holdings, Inc. (the “Company”) on Form 10-Q for the period ended June 30, 2023, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, William J. McMorrow, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:
1.The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
2.The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
In witness whereof, the undersigned has executed and delivered this certificate as of the date set forth opposite his signature below.

Date:	August 3, 2023	/s/ WILLIAM J. MCMORROW
William J. McMorrow Chief Executive Officer
The foregoing certification is being furnished solely to accompany the Report pursuant to 18. U.S.C. Section 1350, and is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing. A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities Exchange Commission or its staff upon request.

EXHIBIT 32.2
Certification of Chief Financial Officer
Certification Pursuant to Section 906
of the Sarbanes-Oxley Act of 2002
(18 U.S.C. Section 1350)
In connection with the Quarterly Report of Kennedy-Wilson Holdings, Inc. (the “Company”) on Form 10-Q for the period ended June 30, 2023, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Justin Enbody, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:
1.The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
2.The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
In witness whereof, the undersigned has executed and delivered this certificate as of the date set forth opposite his signature below.

Date:	August 3, 2023	/s/ JUSTIN ENBODY
Justin Enbody Chief Financial Officer
The foregoing certification is being furnished solely to accompany the Report pursuant to 18. U.S.C. Section 1350, and is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing. A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities Exchange Commission or its staff upon request.